Exhibit 99.4

NOTICE OF MEETING AND

INFORMATION CIRCULAR

PERTAINING TO A

PLAN OF REORGANIZATION AND

COMPROMISE

UNDER

THE COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA),

THE CANADA BUSINESS CORPORATIONS ACT

AND SUCH OTHER LEGISLATION TO BE SET FORTH IN

THE RESTRUCTURING TRANSACTIONS NOTICE

INVOLVING ABITIBIBOWATER INC.

AND CERTAIN OF ITS SUBSIDIARIES LISTED IN APPENDIX A HERETO

– AND –

A RIGHTS OFFERING

OF

REORGANIZED ABH IN CONNECTION THEREWITH

August 2, 2010

This information circular is being distributed to creditors of certain subsidiaries of AbitibiBowater Inc. listed in Appendix A hereto by and on behalf of such entities and AbitibiBowater Inc. in connection with the meetings called to consider the reorganization and compromise proposed by them which are scheduled to be held at 10:00 a.m. (Montreal time) on September 14, 2010 at the Hilton Montreal Bonaventure, 900 de La Gauchetière West, Montréal, Québec, H5A 1E4, Canada and a rights offering of Reorganized ABH in connection therewith.

These materials require your immediate attention. You should consult your professional advisors in connection with the contents of these documents. Should you have any questions regarding voting, the rights offering or other procedures or should you wish to obtain additional copies of these materials, you may contact Ernst & Young Inc., which acts as the Monitor, at 800 René-Lévesque Blvd. West, Suite 2000, Montreal, Québec, H3B 1X9, Canada (Attention: the Monitor of AbitibiBowater Inc. et al.), facsimile number: 514-879-3992 and telephone number: 1-866-246-7889.

TABLE OF CONTENTS

LETTER TO AFFECTED UNSECURED CREDITORS	1

NOTICE TO UNITED STATES CREDITORS	4

NOTICE TO NEW HAMPSHIRE RESIDENTS	4

NOTICE OF CREDITORS’ MEETINGS	5

IMPORTANT INFORMATION	8

WHERE YOU CAN FIND MORE INFORMATION	8

FORWARD-LOOKING STATEMENTS	9

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES	9

EXCHANGE RATES	10

SUMMARY	11
Creditors’ Meetings	11
AbitibiBowater Inc.	12
Abitibi-Consolidated Inc.	13
Abitibi-Consolidated Company of Canada	13
Bowater Canadian Forest Products Inc.	13
Background to the CCAA Plan	13
Status of Claims Process	14
The CCAA Plan	14
Treatment of Affected Unsecured Creditors	14
Treatment of Unaffected Creditors	15
Claims not Subject to the CCAA Plan	15
No Double Recovery on Allowed Cross-border Claims	16
Conditions to Implementation of the CCAA Plan	16
Court Approval and Sanction Hearing	16
Liquidation Analysis	16
Exit Loan Facilities	17
Rights Offering	17
Reorganized ABH	17
Risk Factors	17
Income Tax Considerations	17
Exchange Listings	17
Recommendations of the Monitor and the CCAA Plan Applicants	17
Additional Information and Inquiries	17

GLOSSARY OF TERMS	18

I. INTRODUCTION	46

II. CREDITORS’ MEETINGS AND VOTING INSTRUCTIONS	46

A. NOTICE OF CREDITORS’ MEETINGS AND MEETING MATERIALS	46
B. PROCEDURE FOR CREDITORS’ MEETINGS	47
C. ENTITLEMENT TO VOTE	47
Claims Bar Dates	48
Examination of Proofs of Claim	49
D. VOTING AT CREDITORS’ MEETING	50
Classification of Affected Claims	50
Voting Procedure	50
Transfer of Voting Claims	51
Transfer or Assignment of Affected Claims	52
Solicitation of Proxies	52
Voting by Proxy	52
Revocation of Proxies	53
Election Notice	53
Non-registered Noteholders	54
Cross-border Voting Creditors	55
Monitor’s Report	55
E. RIGHTS OFFERING	55

III. INFORMATION ABOUT ABH, THE APPLICANTS AND THE BUSINESS	55
A. CORPORATE STRUCTURE	55
B. OVERVIEW OF BUSINESS OPERATIONS	57
C. INDUSTRY OVERVIEW	60
D. EMPLOYEES	62
E. MANAGEMENT	62
Board	62
Executive Officers	62
F. LEASES	62
G. ENVIRONMENTAL MATTERS	63

IV. CAPITALIZATION OF ABH AND THE APPLICANTS	63
A. SHARE CAPITAL	63
B. CANCELLATION OF ABH EXISTING SHARES	63
C. EXCHANGEABLE SHARES	63
D. INDEBTEDNESS	63
Canadian Unsecured Notes	63
Canadian Secured Notes	64
ACCC Term Loan Facility	64
Abitibi Securitization Program	64
ACH Limited Partnership Credit Agreement	65
Investissement Québec Financing	65
Bowater Notes and Debentures	65
ABH Convertible Notes	65
BCFPI Secured Credit Agreement	66
Inter-company Debt	66

V. THE CCAA PLAN	66
A. EVENTS LEADING TO THE CCAA PROCEEDINGS	66
B. Events Subsequent to the CCAA Proceedings	67
CCAA Filing	67
DIP Credit Facilities	67
Appointment of the Official Committee of Unsecured Creditors	70
Ad Hoc Unsecured Noteholders Committee	70
Sale of Manicouagan Power Company	70
AbitibiBowater U.S. Holding LLC Note Repayment Transactions	70
Other Sale of Assets and Cost Savings Initiatives	71
Other Cost Savings Initiatives	72
Adversary Proceedings	72
Other Significant Actions	74
C. CLAIMS AND VOTING PROCESS	74
Claims Procedure Orders	74
Cross-border Insolvency Protocol	75
Cross-border Claims Protocol	75
Cross-border Voting Protocol	75
Status of Claims Process	76
D. IMPACT OF THE CCAA PLAN	77
Debt and Capital Structure	77
E. ILLUSTRATIVE RECOVERIES	78
F. DESCRIPTION OF THE CCAA PLAN	78
Purpose of the CCAA Plan	78
Timing for the CCAA Plan to Become Effective	79
Restructuring	79
Implementation of the CCAA Plan	90
Distributions under the CCAA Plan	94
Required Approvals	97
Conditions Precedent to Implementation of CCAA Plan	98
CCAA Plan Releases	101
Waiver of Defaults	103
Cancellation, Assignment, Transfer or Other Alienation of Canadian Unsecured Notes, Canadian Secured Notes, ACCC Term Loan Documents, BCFPI Secured Bank Documents and Agreements	103
Cancellation of Liens	104
Treatment of Executory Contracts, Unexpired Leases and other Agreements	104

Confirmation of CCAA Plan	104
Paramountcy	104
Modifications to the CCAA Plan	105
Failure to Implement the CCAA Plan	105
G. ARRANGEMENT WITH UNIONS	105
H. PENSION PLAN ARRANGEMENTS	106

VI. EXIT LOAN FACILITIES	107

VII. RIGHTS OFFERING	107
Withdrawal or Reduction of Rights Offering	108
Subscription Period	108
Entitlement to Subscription Rights	108
Subscription Procedures	109
Increase or Reduction of Eligible Claim	110
Adjustment to Number of Rights Offering Notes to be Purchased by Rights Offering Participant	110
Unresolved Claimholders under the U.S. Plan and Escrowed Notes	111
No Transfer; Detachment Restrictions; No Revocation	112
Undersubscription; Backstop Commitment Agreement	112
Distribution of Rights Offering Notes	113
Rights Offering Notes	113

VIII. REORGANIZED ABH	113
Reorganized ABH	113
Corporate Governance	113
Management and Director Compensation and Incentive Plans and Programs	114
Employee Compensation and Benefit Programs	115

IX. RISK FACTORS	116
Risks Relating to the CCAA Plan and its Implementation	116
Risks Relating to the Company’s Financial Results and Condition	119
Risks Relating to the Company’s Business	122
Risks Relating to the New ABH Common Stock	130
Risk Factors Relating to the Rights Offering – Generally	132
Risk Factors Relating to the Rights Offering Notes	134

X. INCOME TAX CONSIDERATIONS	142
A. CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	142
Residents of Canada	143
Non-Residents of Canada	148
Consequences to the Company	148
B. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	149
U.S. Federal Income Tax Consequences to the Company	150
U.S. Federal Income Tax Considerations for U.S. Holders	151
U.S. Federal Income Tax Considerations for Non-U.S. Holders	158

XI. OTHER CONSIDERATIONS	162
A. NEW ABH COMMON STOCK	162
B. RIGHTS OFFERING NOTES	162
C. CANADIAN SECURITIES LAW CONSIDERATIONS	162
D. UNITED STATES SECURITIES LAW CONSIDERATIONS	164
Federal	164
State	165
E. STOCK EXCHANGE LISTING	165

LETTER TO AFFECTED UNSECURED CREDITORS

August 2, 2010

TO:    Affected unsecured creditors of certain subsidiaries of AbitibiBowater Inc. (the “Affected Unsecured Creditors”) listed in Appendix A to the Notice of Creditors’ Meetings and Information Circular accompanying this letter (the “Circular”).

AbitibiBowater Inc. (“ABH”) and certain of its subsidiaries listed in Appendix A – “Applicants” to the Circular (collectively, the “Applicants”) are inviting you to the meetings of Affected Unsecured Creditors (the “Creditors’ Meetings”) which are scheduled to be held at the Hilton Montreal Bonaventure, 900 de La Gauchetière West, Montréal Québec, H5A 1E4, Canada, at 10:00 a.m. (Montreal time), on September 14, 2010, to present, for your approval, a resolution in respect of each class of Affected Unsecured Creditors to which you belong, substantially in the Form attached as Appendix B – “Resolution” to the Circular, (the “Resolution”) relating to a proposed plan of reorganization and compromise (as it may be amended, varied or supplemented by the Applicants from time to time in accordance with its terms and the terms of the creditors’ meeting order rendered by the Québec Superior Court of Justice, Commercial Division in connection with the Creditors’ Meetings, the “CCAA Plan”) pursuant to the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”), the Canada Business Corporations Act (“CBCA”) and such other legislation to be set forth in the restructuring transaction notice to be posted on the website of Ernst & Young Inc., which is acting as monitor (the “Monitor”). Certain subsidiaries of ABH are also pursuing a parallel reorganization in the United States and have submitted a separate joint plan of reorganization under applicable United States bankruptcy laws (the “U.S. Plan” and, together with the CCAA Plan, the “Plans”). Effectiveness of the CCAA Plan is conditional upon the effectiveness of the U.S. Plan, and effectiveness of the U.S. Plan is conditional upon the effectiveness of the CCAA Plan.

Purpose of the CCAA Plan

The CCAA Plan is designed to:

(i)	provide for a coordinated restructuring and compromise of the Applicants’ debt obligations; and

(ii)	reorganize and simplify the Applicants’ corporate and capital structure.

The Plans are the result of an extensive review of the available alternatives by the Applicants and their financial and legal advisors, with the assistance of the Monitor and lengthy negotiations with the various creditor groups, regulators and other stakeholders.

We are now asking you to approve the CCAA Plan so that the Applicants or their successors can emerge as a viable going concern and focus their resources on serving their customers and building value for their stakeholders. We believe that the implementation of the Plans will contribute to ABH’s positioning as a stable and long-term competitor in the forest products industry.

Recommendation of the Monitor and the CCAA Plan Applicants

Pursuant to the CCAA Plan, the Affected Unsecured Creditors are, for purposes of voting and distribution, grouped in classes based on their claims against certain of the Applicants (the “CCAA Plan Applicants”). The remaining Applicants have nominal assets or claims or do not have claims under the CCAA Plan.

The Monitor believes the CCAA Plan will produce a more favourable result for the Affected Unsecured Creditors as a whole than would a liquidation of the CCAA Plan Applicants’ assets and operations in accordance with the assumptions set out in the Liquidation Analysis attached as Appendix F – “Liquidation Analysis” to the Circular (the “Liquidation Analysis”). Accordingly, the Monitor recommends that Affected Unsecured Creditors vote FOR the Resolution in respect of each class of Affected Unsecured Creditors to which they belong to approve the CCAA Plan. See the section of the Circular entitled “Recommendation of the Monitor”.

The CCAA Plan Applicants also believe the CCAA Plan will produce a more favourable result for the Affected Unsecured Creditors as a whole than would a liquidation of the CCAA Plan Applicants’ assets and operations in accordance with the assumptions set out in the Liquidation Analysis. Accordingly, the CCAA Plan Applicants recommend that Affected Unsecured Creditors vote FOR the Resolution in respect of each class of Affected Unsecured Creditors to which they belong to approve the CCAA Plan as more fully described in the section of the Circular entitled “Recommendation of the CCAA Plan Applicants”.

Rights Offering

In connection with the CCAA Plan, Affected Unsecured Creditors may also have the right to participate in a rights offering (the “Rights Offering”) and be eligible to subscribe for their proportionate share of up to US$500 million of convertible unsecured subordinated notes to be issued on the implementation date of the CCAA Plan, currently expected to be on October 14, 2010.

The attached Circular also contains information to allow you to make a decision whether to participate in the Rights Offering as more fully described in the Notice of Rights Offering and in the section of the Circular entitled “Rights Offering”.

Creditors’ Meetings

The attached Circular contains information to allow you to make a decision in respect of your vote at the Creditors’ Meeting in respect of each class of Affected Unsecured Creditors to which you belong. To have your vote counted in respect of the Resolution for each of the classes of Affected Unsecured Creditors to which you belong, please complete each of the enclosed forms of proxy, and, if applicable, the election notice included in the forms of proxy (each, a “Form of Proxy”). A Form of Proxy must be sent to the Monitor by (a) first class mail in the pre-paid, pre-addressed return envelope provided with the Form of Proxy, (b) personal delivery, overnight courier, or first class mail, or (c) by facsimile or e-mail at the coordinates set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on September 13, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of the Creditors’ Meeting in respect of each class of Affected Unsecured Creditors to which you belong, or deposited with the chair of the Creditors’ Meeting in respect of each class of Affected Unsecured Creditors to which you belong prior to the commencement of such Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Should you have any questions regarding the vote or other procedures or matters with respect to the Creditors’ Meetings, the CCAA Plan or the Rights Offering, please contact the Monitor as follows:

By telephone (toll-free):	1-866-246-7889
By mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meetings

By facsimile:	514-879-3992

By email:	abitibibowater@ca.ey.com

Your vote at the Creditors’ Meeting in respect of each class of Affected Unsecured Creditors to which you belong is important. Whether or not you expect to attend, please complete and return each of the enclosed Form of Proxy and, if applicable, the election notice included in the Form of Proxy, which will ensure that you are represented at the Creditors’ Meeting in respect of the class to which you belong. We thank you for your continued support, cooperation and confidence in ABH throughout our restructuring process.

Yours truly,

(signed)
David J. Paterson
President and Chief Executive Officer

NOTICE TO UNITED STATES CREDITORS

This Notice of Creditors’ Meetings and Information Circular dated August 2, 2010 (the “Circular”) has been prepared in accordance with disclosure requirements and standards applicable in proceedings under the CCAA. Affected Unsecured Creditors should be aware that such requirements are different from those of the United States.

The financial information contained in Appendix G  –  “Financial Projections” is based, in part, on estimates of values and assumptions and does not purport to represent what the Company’s actual financial position will be upon emergence from the CCAA Proceedings or represent what the fair value of the Company’s assets and liabilities will be at the Implementation Date.

Unless otherwise indicated, terms defined in the section of the Circular entitled “Glossary of Terms” shall have the same meaning in this notice to United States Creditors.

Affected Unsecured Creditors should be aware that the receipt of the securities described herein pursuant to the CCAA Plan may have tax consequences both in the United States and in Canada. Such consequences for Affected Unsecured Creditors who are residents in, or citizens of, the United States may not be fully described in this Circular. See “Income Tax Considerations  –  Certain U.S. Federal Income Tax Considerations” for information concerning tax consequences of the CCAA Plan for Affected Unsecured Creditors who are U.S. taxpayers.

NEITHER THIS CIRCULAR NOR THE SECURITIES TO BE ISSUED PURSUANT TO THE CCAA PLAN OR THE RIGHTS OFFERING HAS BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES REGULATORY AUTHORITY NOR HAS THE SEC OR ANY SUCH CANADIAN SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

NOTICE OF CREDITORS’ MEETINGS

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC	Commercial Division
DISTRICT OF MONTREAL	Designated tribunal under the
COURT NO: 500-11-036133-094	Companies’ Creditors Arrangement Act

IN THE MATTER OF THE PLAN OF REORGANIZATION AND COMPROMISE OF ABITIBIBOWATER INC. AND CERTAIN OF ITS SUBSIDIARIES.

NOTICE OF CREDITORS’ MEETINGS

NOTICE IS HEREBY GIVEN that AbitibiBowater Inc. and certain of its subsidiaries listed in Appendix A – “Applicants” to the Notice of Creditors’ Meetings and Information Circular dated August 2, 2010 (the “Circular”) (collectively, the “Applicants”) have filed with the Québec Superior Court of Justice, Commercial Division (the “Court”) a plan of reorganization and compromise (as it may be amended, varied or supplemented by the Applicants from time to time in accordance with its terms and the terms of the Creditors’ Meeting Order (as defined below), the “CCAA Plan”) pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”), the Canada Business Corporations Act (the “CBCA”) and such other legislation to be set forth in the Restructuring Transactions Notice.

A copy of the CCAA Plan is attached as Appendix C – “Plan of Reorganization and Compromise” to the Circular. Unless otherwise indicated, terms defined in the section of the Circular entitled “Glossary of Terms” shall have the same meanings in this Notice of Creditors’ Meetings.

The CCAA Plan contemplates the reorganization of the Applicants and the compromise of the Affected Claims of the Affected Unsecured Creditors.

NOTICE IS ALSO HEREBY GIVEN to Affected Unsecured Creditors that the Creditors’ Meeting in respect of each Affected Unsecured Creditor Class will be held at the Hilton Montreal Bonaventure, 900 de La Gauchetière West, Montréal, Québec, H5A 1E4, Canada, at 10:00 a.m. (Montreal time), on September 14, 2010 for the purposes of:

(i)	considering and, if thought advisable, adopting a resolution in respect of such Affected Unsecured Creditor Class to approve the CCAA Plan (the full text of which resolution is set out as Appendix B – “Resolution” to the Circular), with or without variation; and

(ii)	transacting such other business as may properly come before such Creditors’ Meeting.

Each Creditors’ Meeting is being held pursuant to the Creditors’ Meeting Order made on July 9, 2010 by the Honourable Danièle Mayrand of the Court and amended by an order made on July 21, 2010 by the Honourable Clément Gascon of the Court (the “Creditors’ Meeting Order”). A copy of the Creditors’ Meeting Order is set out as Appendix D – “Creditors’ Meeting Order and Cross-border Voting Protocol” to the Circular.

Affected Unsecured Creditors who wish to vote on the Resolution, in respect of each of the Affected Unsecured Creditor Classes to which they belong, to approve the CCAA Plan must have submitted Proofs of Claim and proven their Claims in the manner and within the time specified in the Creditors’ Meeting Order, the Cross- border Voting Protocol, the Claims Procedure Orders and the Cross-border Claims Protocol, copies of which are set out as Appendix D – “Creditors’ Meeting Order and Cross-border Voting Protocol” and Appendix E – “Claims Procedure Orders and Cross-border Claims Protocol” to the Circular. Affected Unsecured Creditors

who do not have Voting Claims or Disputed Claims that have been accepted for voting purposes in compliance with the Creditors’ Meeting Order, the Cross-border Voting Protocol, the Claims Procedure Orders and the Cross-border Claims Protocol are not entitled to attend or vote at any Creditors’ Meeting.

For the purpose of voting on and receiving distributions pursuant to the CCAA Plan, the Affected Claims are divided into classes, as set out in the CCAA Plan. In order for the CCAA Plan to become effective: (i) the CCAA Plan must be approved by the affirmative vote of a majority in number, representing not less than two-thirds in value of the Voting Claims, of Affected Unsecured Creditors voting in each Affected Unsecured Creditors Class (in person or by proxy), (ii) the U.S. Plan described in the Circular must become effective and be implemented in accordance with its terms; and (iii) the conditions to the implementation and effectiveness of the CCAA Plan (as described in the Circular) must be satisfied or waived.

Any Affected Unsecured Creditor who is entitled to vote at any Creditors’ Meeting but is unable or does not intend to attend such Creditors’ Meeting may vote by dating, signing and returning the enclosed forms of proxy (each, a “Form of Proxy”) in the return envelope provided in accordance with the accompanying instructions. In order to be used at any Creditors’ Meeting, a Form of Proxy must be received by the Monitor, Ernst & Young Inc., by mail (using the pre-paid, pre-addressed return envelope provided with the Form of Proxy), first class mail, courier or personal delivery at the address set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on September 13, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of such Creditors’ Meeting, or by the Chair of the Creditors’ Meeting prior to the commencement of such Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Each Affected Unsecured Creditors who intends to attend the Creditors’ Meeting in respect of any Affected Unsecured Creditors Class to which it belongs and elects (i) to reduce for distribution purposes, its Proven Claims to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) in order to receive a Cash distribution in accordance with the CCAA Plan, or (ii) should its Proven Claims be equal to or less than Cdn$6,073, to receive shares of New ABH Common Stock in full and final satisfaction of its Proven Claims, must also complete and sign the election notice included in the Form of Proxy and retain or deposit it, as described above, with the Monitor or the Chair of the Creditors’ Meeting prior to the commencement of such Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Affected Unsecured Creditors are responsible for obtaining proof of delivery, if required, of such Forms of Proxy. The Monitor will only accept Forms of Proxy that relate (with the exception of Joint Proxy/Ballots which are remitted to the Monitor by Cross-border Voting Creditors) to the CCAA Plan, and any voting ballot or other document relating to the U.S. Plan will be disregarded and discarded.

The Monitor’s coordinates for the purpose of returning Forms of Proxy and for obtaining any additional information or materials related to any Creditors’ Meeting are:

By telephone (toll-free):	1-866-246-7889

By registered mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meetings

By facsimile:	514-879-3992

By email:	abitibibowater@ca.ey.com

Copies of documents related to the Creditors’ Meetings will also be posted on the Monitor’s website at www.ey.com/ca/abitibibowater.

NOTICE IS ALSO HEREBY GIVEN that in accordance with the CCAA, the Monitor shall file a report on the CCAA Plan and on the affairs of the Applicants with the Court on or before September 3, 2010. A copy of the Monitor’s report will be made available at the Creditors’ Meetings, and will be posted on the Monitor’s website at www.ey.com/ca/abitibibowater as soon as practicable after it is filed with the Court.

NOTICE IS ALSO HEREBY GIVEN that if the CCAA Plan is approved by the Affected Unsecured Creditors of each Affected Unsecured Creditor Class, and all other necessary conditions of the CCAA Plan are satisfied or waived, the Applicants intend to file a motion presentable before the Court on September 20, 2010 at 10:00 a.m. (Montreal time) seeking an order sanctioning the CCAA Plan pursuant to the CCAA, the CBCA and such other legislation to be set forth in the Restructuring Transaction Notice (the “Sanction Order”), and to file a motion for recognition of the said Sanction Order in accordance with the provisions of Chapter 15 of the U.S. Bankruptcy Code, without further notice. A copy of the motion for the Sanction Order will be posted on the Monitor’s website, at www.ey.com/ca/abitibibowater, as soon as practicable after it is filed with the Court. Any Person intending to object to the motion seeking the Sanction Order must file with the Court, before noon (Montreal time) on September 17, 2010, a written notice containing a description of its proposed grounds of contestation and shall effect service of same, within the same delay, to counsel to the Applicants and the Monitor, and to those persons listed on the Applicants’ service list posted on the Monitor’s website at www.ey.com/ca/abitibibowater.

DATED at Montreal, Québec, this 2nd day of August, 2010.

ERNST & YOUNG INC., in its capacity as the

Monitor appointed by the Court in the matter of the

proposed plan of reorganization and compromise of

AbitibiBowater Inc. et al.

IMPORTANT INFORMATION

This Circular contains important information that should be read before any decision is made with respect to the matters referred to herein. Unless otherwise indicated, the information presented in this Circular is given as at June 30, 2010. All summaries of and references to the CCAA Plan in this Circular are qualified in their entirety by references to the text of the CCAA Plan, which is set out in Appendix C – “Plan of Reorganization and Compromise” to this Circular. Capitalized terms, except as otherwise defined in this Circular, are defined in the section of this Circular entitled “Glossary of Terms”.

No Person is authorized to give any information or to make any representation in respect of the CCAA Plan not contained in this Circular and, if given or made, such information or representation should not be relied upon. This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this Circular, or the solicitation of a proxy, in any jurisdiction in which such an offer or solicitation is not authorized, to or from any Person to or from whom it is unlawful to make such offer or solicitation. Neither the delivery of this Circular nor any distribution of the securities delivered pursuant to the CCAA Plan will, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular.

The initial issuance of shares of New ABH Common Stock to Affected Unsecured Creditors and the exercise of Subscription Rights by Eligible Holders pursuant to the CCAA Plan will not be qualified by prospectus under applicable Canadian securities Laws or registered under the United States Securities Act of 1933 (the “U.S. Securities Act”) or the securities Laws of any state of the United States. Such securities will instead be issued in reliance upon prospectus exemptions available under applicable Canadian securities Laws and Section 3(a)(10) of the U.S. Securities Act and/or other available exemptions under U.S. federal and state securities Laws. These securities will be generally freely tradable in Canada subject to the restrictions more fully described in “Other Considerations – Canadian Securities Law Considerations”. These securities will be generally freely transferable under United States federal securities Laws, except for securities held by persons who are deemed to be “underwriters” as defined in Section 2(a)(11) of the U.S. Securities Act of the Applicants or Reorganized ABH prior to or after the implementation of the CCAA Plan. Such securities held by “underwriters” may be resold by them only pursuant to an effective registration statement filed under the U.S. Securities Act or pursuant to an exemption from the registration requirements of the U.S. Securities Act permitted by the resale provisions of Rule 144 or Regulation S under the U.S. Securities Act or as otherwise permitted under the U.S. Securities Act. See “Other Considerations – United States Securities Law Considerations”.

Affected Unsecured Creditors should carefully consider the income tax consequences of the CCAA Plan described herein. See “Income Tax Considerations” below. Affected Unsecured Creditors should not construe the contents of this Circular as investment, legal or tax advice. Affected Unsecured Creditors should consult their own counsel, accountants and other advisors as to the legal, tax, business, financial and other aspects of the CCAA Plan.

WHERE YOU CAN FIND MORE INFORMATION

ABH files reports and other information with the SEC. ABH also files reports and other information with various securities commissions or similar regulatory authorities in all the provinces and territories of Canada. You may read and copy reports or other information ABH has filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C., 20549, United States. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These filings are also available to the public through the website maintained by the SEC at http://www.sec.gov and on SEDAR at www.sedar.com.

FORWARD-LOOKING STATEMENTS

This Circular includes forward-looking statements that involve risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Company’s future prospects, developments and business strategies. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should”, “would”, “could”, “expect”, “believe”, “anticipate”, “attempt”, “intend”, “may”, “plan”, “predict”, “project”, “will” and other terms with similar meaning indicating possible future events or potential impact on our business or AbitibiBowater’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those described below under “Risk Factors”.

All forward-looking statements in this Circular are expressly qualified by the cautionary statements contained or referred to in this Circular. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Statements in this Circular that are not reported financial results or other historical information of AbitibiBowater are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of the safe harbor provisions of Canadian securities legislation. These statements contain potential risks and uncertainties, and actual results may therefore differ materially from those expressed or implied by the forward-looking statements. Important factors that may affect these expectations include, but are not limited to, the factors listed in the “Risk Factors” section of this Circular. Readers should evaluate any statements in light of these important factors. See “Risk Factors”.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The financial information regarding ABH and the Applicants contained in this Circular has been prepared in accordance with U.S. GAAP.

In this Circular, unless otherwise stated, all references to “$” or “U.S. dollars” refer to United States dollars and all references to “Cdn$” or “Canadian $” refer to Canadian dollars.

EXCHANGE RATES

Exchanging Canadian Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar during that period, the average of the exchange rates during that period and the exchange rate at the end of that period, in each case expressed in U.S. dollars, based upon the inverse noon spot rate of the Bank of Canada:

	Year Ended December 31,
	2009	2008	2007	2006
High	0.9716	1.0289	1.0905	0.9099
Low	0.7692	0.7711	0.8437	0.8528
Average	0.8757	0.9381	0.9304	0.8818
Period End	0.9555	0.8166	1.0120	0.8581

	For the 6 months Ended June 30,
	2010	2009	2008
High	1.0039	0.9236	1.0289
Low	0.9278	0.7692	0.9686
Average	0.9673	0.8290	0.9929
Period End	0.9429	0.8602	0.9817

On July 30, 2010, the last trading day prior to the date of this Circular, the exchange rate for one Canadian dollar expressed in U.S dollars, based upon the inverse noon buying rate of the Bank of Canada, was $0.9718.

Exchanging U.S. Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar during that period, the average of the exchange rates during that period and the exchange rate at the end of that period, in each case expressed in Canadian dollars, based upon the noon buying rate of the Bank of Canada:

	Year Ended December 31,
	2009	2008	2007	2006
High	1.3000	1.2969	1.1853	1.1726
Low	1.0292	0.9719	0.9170	1.0990
Average	1.1420	1.0660	1.0748	1.1341
Period End	1.0466	1.2246	0.9881	1.1653

	For the 6 Months Ended June 30,
	2010	2009	2008
High	1.0778	1.3000	1.0324
Low	0.9961	1.0827	0.9719
Average	1.0338	1.2062	1.0072
Period End	1.0606	1.1625	1.0186

On July 30, 2010, the last trading day prior to the date of this Circular, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rate of the Bank of Canada, was Cdn$1.0290.

SUMMARY

This summary highlights selected information from this Circular to help Affected Unsecured Creditors understand the CCAA Plan in order to vote on the Resolution in respect of each Affected Unsecured Creditor Class to which they belong and to decide whether to participate in the Rights Offering. Affected Unsecured Creditors should read this Circular carefully in its entirety to understand the terms of the CCAA Plan as well as tax and other considerations that may be important to them in deciding whether to approve the CCAA Plan and whether to participate in the Rights Offering. Affected Unsecured Creditors should note, however, that the governing document is the CCAA Plan. Affected Unsecured Creditors should also pay special attention to the “Risk Factors” section of this Circular. The following summary is qualified in its entirety by reference to the detailed information contained elsewhere in this Circular including its Appendices, and in the CCAA Plan which is attached as Appendix C – “Plan of Reorganization and Compromise” to this Circular. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the “Glossary of Terms”.

Creditors’ Meetings

A meeting of the Affected Unsecured Creditors in respect of each Affected Unsecured Creditor Class with Voting Claims or Disputed Claims that have been accepted for voting purposes in compliance with the Creditors’ Meeting Order will be held at 10:00 a.m. (Montreal time) on September 14, 2010 at the Hilton Montreal Bonaventure, 900 de La Gauchetière West, Montréal, Québec, H5A 1E4, Canada. The purpose of the meeting is to consider and, if thought advisable, adopt, with or without variation, the Resolution in respect of each Affected Unsecured Creditor Class to approve the CCAA Plan proposed by the Applicants. A copy of the CCAA Plan is attached as Appendix C – “Plan of Reorganization and Compromise” to this Circular.

Affected Unsecured Creditors who wish to vote on the Resolution in respect of each Affected Unsecured Creditor Class to which they belong to approve the CCAA Plan must have submitted Proofs of Claim, or must have had such Proofs of Claim submitted on their behalf, on or before the Claims Bar Dates, and must have proved their Claims in the manner and within the time specified in the Creditors’ Meeting Order, the Cross-border Voting Protocol, the Claims Procedure Orders and the Cross-border Claims Protocol, copies of which are set out in Appendix D – “Creditors’ Meeting Order and Cross-border Voting Protocol” and Appendix E – “Claims Procedure Orders and Cross-border Claims Protocol” to this Circular, respectively. Affected Unsecured Creditors who do not have Voting Claims or Disputed Claims that have been accepted for voting purposes in compliance with the Creditors’ Meeting Order, the Cross-border Voting Protocol, the Claims Procedure Orders and the Cross-border Claims Protocol are not entitled to attend or vote at any Creditors’ Meeting or to receive distributions under the CCAA Plan. The procedure for valuing Affected Claims for voting and distribution purposes and resolving disputes in respect of any such valuation is set forth in the Creditors’ Meeting Order, the Cross-border Voting Protocol, the Claims Procedure Orders, the Cross-border Claims Protocol and the CCAA Plan.

Subject to certain deeming provisions on voting, for the purpose of voting on and receiving distributions pursuant to the CCAA Plan, the Affected Claims are divided into 20 classes, as set out in the CCAA Plan. In order for the CCAA Plan to become effective: (i) the CCAA Plan must be approved by the affirmative vote of a majority in number, representing not less than two-thirds in value of the Voting Claims, of Affected Unsecured Creditors voting in each Affected Unsecured Creditor Class (in person or by proxy), the whole subject to the No Vote Occurrence described in “The CCAA Plan – Description of the CCAA Plan – Restructuring”; (ii) the U.S. Plan described in this Circular must become effective and be implemented in accordance with its terms; and (iii) the other conditions to the implementation and effectiveness of the CCAA Plan as described in this Circular must be satisfied or waived.

Any Affected Unsecured Creditor who is entitled to vote at any Creditors’ Meeting but is unable or does not intend to attend such Creditors’ Meeting may vote by dating, signing and returning the enclosed Form of Proxy in the return envelope provided in accordance with the accompanying instructions. In order to be used at any Creditors’ Meeting, a Form of Proxy must be sent to the Monitor, Ernst & Young Inc., by (a) first class mail in the pre-paid, pre-addressed return envelope provided with the Form of Proxy, or (b) personal delivery, overnight courier, or first class mail, or (c) by facsimile or e-mail at the coordinates set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on September 13, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of any Creditors’ Meeting:

By mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meeting

By facsimile:	514-879-3992

By e-mail:	abibitibowater@ca.ey.com

Forms of Proxy may also be deposited with the Chair prior to the commencement of any Creditors’ Meeting or any adjournment, postponement or rescheduling thereof. Forms of Proxy submitted by facsimile or other electronic submission will not be counted.

Each Affected Unsecured Creditor returning or depositing a Form of Proxy as described above and eligible to make the election in the Election Notice may indicate in the Election Notice if it wishes to elect, as provided for in the CCAA Plan, (i) to reduce, for distribution purposes only, the aggregate Face Amount of its Proven Claims to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) in order to receive a Cash distribution of Cdn$3,036.50 (being 50% of Cdn$6,073) in full and final satisfaction of its Proven Claims, or (ii) should the aggregate Face Amount of its Proven Claims be equal to or less than Cdn$6,073, to receive its Pro Rata share of New ABH Common Stock, subject to Dilution and, to the extent eligible and subject to the Section 1145 Cutback, its Pro Rata share of Subscription Rights in full and final satisfaction of its Proven Claims. The provisions of the CCAA Plan pertaining to such election are further described in “The CCAA Plan – Description of the CCAA Plan – Restructuring” herein. Each Affected Unsecured Creditor who intends to attend any Creditors’ Meeting and wishes to elect (i) to reduce its Proven Claims to Cdn$6,073 to obtain a Cash distribution, or (ii) to receive its Pro Rata share of New ABH Common Stock, subject to Dilution and, to the extent eligible and subject to the Section 1145 Cutback, its Pro Rata share of Subscription Rights in the case where its Proven Claims are equal to or less than Cdn$6,073, must complete and sign the Election Notice and deposit it with the Monitor or the Chair of the Creditors’ Meeting before the commencement of such Creditors’ Meeting.

See “Creditors’ Meetings and Voting Instructions” for further details and instructions on the voting procedure at the Creditors’ Meetings.

AbitibiBowater Inc.

ABH was created by the October 29, 2007 combination of Bowater and ACI in a merger of equals under the Laws of Delaware. As a result, Bowater and ACI became Subsidiaries of ABH. Excluding facilities ABH has permanently closed, ABH owns or operates 22 pulp and paper manufacturing facilities located in Canada, the United States and South Korea and has 24 wood products facilities in Canada. ABH produces a wide variety of newsprint, coated specialty papers, market pulp and wood products, which are marketed in over 90 countries.

The registered office of ABH is located at 1209 Orange Street, Wilmington, Delaware, 19801, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Abitibi-Consolidated Inc.

ACI, a subsidiary of ABH, produces a wide range of newsprint, specialty papers and wood products globally. The registered and principal offices of ACI are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Abitibi-Consolidated Company of Canada

ACCC was created by way of an amalgamation in March 1997 under the Laws of Québec. ACCC is a wholly-owned Subsidiary of ACI. ACCC has no operations that are independent of ACI and substantially all of its sales are made to ACI and its affiliated companies. ACCC produces a wide range of newsprint, speciality papers and wood products globally. Excluding facilities ABH has permanently closed, ACCC currently owns or operates 11 paper facilities and 19 wood products facilities in North America and seven hydroelectric facilities in the province of Québec. The registered and principal offices of ACCC are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Bowater Canadian Forest Products Inc.

BCFPI, an indirect subsidiary of ABH, operates paper-manufacturing sites in Canada and, through a subsidiary, a paper-manufacturing site in Korea. BCFPI also supplies wood to paper mills and sawmills in Canada and is responsible for the marketing and sales of Canadian lumber products. The registered office of BCFPI is located at 1959 Upper Water Street, Suite 900, Halifax, Nova Scotia, B3J 2X2, Canada, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Background to the CCAA Plan

This Circular contains, among other things, descriptions and summaries of the CCAA Plan being proposed by the Applicants. Certain provisions of the CCAA Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Applicants and various other stakeholders and have not been fully agreed upon and may be modified. Furthermore, the Applicants anticipate that the terms of the CCAA Plan and, among others, the treatment of recoveries thereunder, may be modified, including but not limited to, to conform with the terms of the U.S. Plan.

On April 16, 2009 and December 21, 2009, the U.S. Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As discussed in more detail below, on the Date of Filing, the Applicants commenced proceedings before the Court for a plan of compromise and reorganization under the CCAA and two of the Applicants, ACI and ACCC, also filed petitions for recognition under Chapter 15 of the Bankruptcy Code. Finally, the 18.6 Petitioners filed for ancillary relief in support of the Chapter 11 Cases under section 18.6 of the CCAA.

Since the Date of Filing, the Applicants, together with the U.S. Debtors, have undertaken a careful review of their business operations and implemented various restructuring efforts, including the sale of ACCC’s interest in MPCo and numerous other sales of assets and cost saving initiatives in an effort to improve the business results and financial condition. The Applicants and the U.S. Debtors engaged in detailed discussions with their Unions and each of the ACCC Term Lenders, the BCFPI Lenders, the BI DIP Lenders, the Securitization Facility agent, the Ad Hoc Unsecured Noteholders Committee, the holders of Canadian Secured Notes and the Unsecured Creditors’ Committee appointed in the Chapter 11 Cases, regarding the terms of a potential restructuring of the Company’s capital structure.

The Applicants have now reached an agreement with certain of their principal creditors regarding a restructuring of their obligations that the Applicants believe will enable them to emerge from the Insolvency Proceedings with the ability to carry out their business and maximize the recovery to holders of Affected Unsecured Claims.

Status of Claims Process

As of July 25, 2010, since the issuance of the Claims Procedure Orders, the Monitor has received 7,527 Claims aggregating approximately Cdn$76.7 billion of which approximately Cdn$67.3 billion are unsecured Claims.

For a description of the status of Claims received for distribution purposes, see “The CCAA Plan  –  Claims and Voting Process  –  Status of Claims Process”.

The CCAA Plan

The CCAA Plan is designed to:

(i)	provide for a coordinated restructuring and compromise of the Applicants’ debt obligations; and

(ii)	reorganize and simplify the Applicants’ corporate and capital structure.

Subject to certain deeming provisions on voting, for the purpose of voting on, and distributions pursuant to, the CCAA Plan, the Affected Claims are divided into 20 classes as set out below:

–	the ACI Affected Unsecured Creditor Class;

–	the ACCC Affected Unsecured Creditor Class;

–

the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, being 10 classes of Affected Unsecured Creditors grouped in accordance with their Affected Claims against each of the 15.5% Guarantor Applicants, which Affected Claims only include 15.5% Senior Unsecured Notes Claims;

–	the Saguenay Forest Products Affected Unsecured Creditor Class;

–	the BCFPI Affected Unsecured Creditor Class;

–	the BCFC Affected Unsecured Creditor Class;

–	the AbitibiBowater Canada Affected Unsecured Creditor Class;

–	the Bowater Maritimes Affected Unsecured Creditor Class;

–	the ACNSI Affected Unsecured Creditor Class;

–	the Office Products Affected Unsecured Creditor Class; and

–	the Recycling Affected Unsecured Creditor Class.

Treatment of Affected Unsecured Creditors

In accordance with the CCAA Plan, each Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000), or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim, a distribution, as set forth in the paragraph below.

In accordance with the CCAA Plan and except for those Affected Unsecured Creditors whose Proven Claims are equal to or less than Cdn$6,073 or who elect to reduce the Face Amount of their Proven Claim to Cdn$6,073, and who have not elected to receive shares of New ABH Common Stock and Subscription Rights, each Affected Unsecured Creditor comprised in an Affected Unsecured Creditor Class will receive in full and final satisfaction of its Proven Claim in respect of such Affected Unsecured Creditor Class, (A) its Pro Rata share of the number of shares of New ABH Common Stock, subject to Dilution, set forth against the name of the corresponding Applicant in the applicable Schedule of the CCAA Plan attached to this Circular as Appendix C – “Plan of Reorganization and Compromise”, and (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to the corresponding Applicant. The treatment of a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against the concerned Applicants is described in “The CCAA Plan – Description of the CCAA Plan – Restructuring”.

See “The CCAA Plan – Description of the CCAA Plan – Restructuring”.

Treatment of Unaffected Creditors

Generally, Unaffected Creditors will be repaid in full by the Applicants on, or as soon as practicable after, the Implementation Date.

The Applicants will also, as soon as practicable on or after the Implementation Date, make a Supplemental Distribution in Cash in a maximum individual amount to be determined by the Applicants, in consultation with the Monitor, to such present and former employees: (i) who were employed by the Applicants, other than the Cross-border Debtors, on or after the Date of Filing, and (ii) who are holding an Affected Unsecured Claim that is a Proven Claim; provided, however, that the aggregate amount payable hereunder shall not exceed Cdn$ five million.

See “The CCAA Plan – Description of the CCAA Plan – Restructuring”.

Claims not Subject to the CCAA Plan

The CCAA Plan does not affect the Excluded Claims, which include CCAA Charge Claims, Administrative Claims, Secured Claims, Securitization Claims, Inter-company Claims (subject to Subsection 2.5(c) of the CCAA Plan), Excluded Employee Claims, Post-filing Claims, any Insured Claim that is not a Proven Claim but only to the extent of the coverage available to the Applicants under any applicable Insurance Contract (excluding any applicable deductible), Government Priority Claims and Claims, Subsequent Claims or Restructuring Claims ordered by the Court to be treated as Excluded Claims for the purpose of the CCAA Plan.

Creditors with Excluded Claims will not be entitled to attend or vote at any Creditors’ Meeting or receive any distribution under the CCAA Plan in respect of the portion of their Claims which is an Excluded Claim.

See “The CCAA Plan – Description of the CCAA Plan – Restructuring”.

No Double Recovery on Allowed Cross-border Claims

Without limitation to the provisions of any Law prohibiting double recovery, for each Allowed Cross-border Claim, (i) there shall only be a single recovery on account of such Allowed Cross-border Claim under the CCAA Plan and the U.S. Plan, and (ii) the aggregate distribution which such Allowed Cross-border Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan.

Conditions to Implementation of the CCAA Plan

The implementation of the CCAA Plan by the Applicants is subject to the satisfaction of certain conditions precedent, including, among others, the following:

–	the approval of the CCAA Plan by the Required Majorities shall have been obtained;

–

the Sanction Order sanctioning the CCAA Plan, in form and substance satisfactory to the Applicants and the Monitor, shall have been made and entered and the operation and effect of the Sanction Order will not have been stayed, reversed or amended;

–	the Exit Loan Facilities and all related agreements and other documents shall have become effective subject only to the implementation of the CCAA Plan;

–	the Backstop Commitment Agreement entered into in connection with the Rights Offering shall not have been terminated;

–

all applicable approvals, certificates, rulings, permits, consents, notices and orders of, and all applicable submissions and filings with any or all Governmental Entities and stock exchanges having jurisdiction for the completion of the transactions contemplated by the CCAA Plan shall have been obtained or made, as the case may be, by the Applicants, in each case to the extent deemed necessary or advisable by the Applicants in form and substance satisfactory to the Applicants;

–

certain agreements with Unions shall have been executed and ratified and regulations for funding relief in respect of certain of the Company’s pension plans in Ontario and Québec will have been adopted to the satisfaction of the Applicants; and

–

all conditions precedent to the implementation of the U.S. Plan but for the implementation of the CCAA Plan will have been satisfied or waived, such conditions being similar to the conditions precedent to the implementation of the CCAA Plan.

Court Approval and Sanction Hearing

If the CCAA Plan is approved by the Affected Unsecured Creditors of each Affected Unsecured Creditor Class and all other necessary conditions have been satisfied or waived, the Applicants intend to bring a motion presentable before the Court on September 20, 2010 seeking an order sanctioning the CCAA Plan pursuant to the CCAA, the CBCA and such other legislation to be set forth in the Restructuring Transactions Notice. Any Person intending to object to the motion seeking the Sanction Order must file with the Court, before noon (Montreal time) on September 17, 2010, a written notice containing a description of its proposed grounds of contestation and shall effect service of same, within the same delay, to counsel to the Applicants and the Monitor, and to those persons listed on the Applicants’ service list published on the Monitor’s Website.

Liquidation Analysis

The Monitor, with the assistance of the Applicants, has prepared an illustrative estimate of the net realizable value of the Assets of the CCAA Plan Applicants.

See Appendix F – “Liquidation Analysis”.

Exit Loan Facilities

It is a condition precedent to the CCAA Plan becoming effective that the Exit Loan Facilities, being the ABL Exit Financing Facility and the Term Loan Exit Financing Facility, be established.

See “Exit Loan Facilities”.

Rights Offering

Eligible Affected Unsecured Creditors are entitled to participate in the Rights Offering for their proportionate share of up to $500 million of Rights Offering Notes to be issued by Reorganized ABH on the Implementation Date.

See “Rights Offering”.

Reorganized ABH

The CCAA Plan contemplates that Reorganized ABH will emerge as the parent holding company under which the Reorganized Debtors will be held directly or indirectly. Reorganized ABH will also be the parent holding company under which the reorganized U.S. Debtors will be held directly or indirectly.

See “Reorganized ABH”.

Risk Factors

Affected Unsecured Creditors should carefully consider certain risk factors relating, among other things, to the likelihood of the CCAA Plan being implemented or failing to be implemented, the business of ABH and the Applicants, the New ABH Common Stock, the Rights Offering and the Rights Offering Notes.

See “Risk Factors”.

Income Tax Considerations

Certain tax considerations for Affected Unsecured Creditors are described in “Income Tax Considerations“. Affected Unsecured Creditors should consult their own tax advisors with respect to their individual circumstances.

See “Income Tax Considerations”.

Exchange Listings

Reorganized ABH and the Applicants will use their reasonable best efforts to cause the shares of New ABH Common Stock to be listed on the NYSE, the NASDAQ and/or the TSX.

Recommendations of the Monitor and the CCAA Plan Applicants

For the reasons set out in “Recommendation of the Monitor”, “Recommendation of the CCAA Plan Applicants” and the Monitor’s Report (to be filed with the Court on or before September 3, 2010), each of the Monitor and the CCAA Plan Applicants recommends that Affected Unsecured Creditors vote FOR the Resolution in respect of each Affected Unsecured Creditor Class to which they belong to approve the CCAA Plan.

Additional Information and Inquiries

ABH files periodic reports and other information with the CSA and the SEC. These reports include certain financial and statistical information about ABH and may be accompanied by exhibits. This information may be found on ABH’s website at www.abitibibowater.com, on the CSA website at www.sedar.com and on the EDGAR section of the SEC’s website at www.sec.gov.

GLOSSARY OF TERMS

Unless otherwise defined or the context otherwise requires, capitalized terms used in this Circular shall have the following meanings and words importing the singular number only, include the plural and vice versa and words importing any gender include all genders.

“0% Unsecured Notes” means the 0% Unsecured Notes due 2012 issued by ACCC pursuant to the 0% Unsecured Notes Note Agreement;

“0% Unsecured Notes Note Agreement” means the note agreement dated as of May 28, 2004 between ACCC, as issuer, and Investissement Québec, as lender;

“6.00% Senior Notes” means the 6.00% Senior Notes due June 20, 2013 issued by ACCC pursuant to the 6.00% Senior Notes Indenture;

“6.00% Senior Notes Indenture” means the indenture dated as of December 11, 2001, as supplemented, between ACCC, as issuer, and the 6.00% Senior Notes Indenture Trustee;

“6.00% Senior Notes Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 6.00% Senior Notes Indenture;

“7.40% Debentures” means the 7.40% Debentures due April 1, 2018 issued by ACI pursuant to the 7.40% Debentures Indenture;

“7.40% Debentures Indenture” means the indenture dated as of April 6, 1998, as supplemented, between ACI, as issuer, and the 7.40% Debentures Indenture Trustee;

“7.40% Debentures Indenture Trustee” means Computershare Trust Company of Canada, as successor trustee to Montreal Trust Company and its successors and assigns, as indenture trustee under the 7.40% Debentures Indenture;

“7.50% Debentures” means the 7.50% Debentures due April 1, 2028 issued by ACI pursuant to the 7.50% Debentures Indenture;

“7.50% Debentures Indenture” means the indenture dated as of April 6, 1998, as supplemented, between ACI, as issuer, and the 7.50% Debentures Indenture Trustee;

“7.50% Debentures Indenture Trustee” means Computershare Trust Company of Canada, as successor trustee to Montreal Trust Company and its successors and assigns, as indenture trustee under the 7.50% Debentures Indenture;

“7.75% Notes” means the 7.75% Notes due June 15, 2011 issued by ACCC pursuant to the 7.75% Notes Indenture;

“7.75% Notes Indenture” means the indenture dated as of June 15, 2004, as supplemented, among ACCC, as issuer, and the 7.75% Notes Indenture Trustee;

“7.75% Notes Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 7.75% Senior Notes Indenture;

“7.875% Notes” means the 7.875% Notes due August 1, 2009 issued by ACF LP pursuant to the 7.875% Notes Indenture;

“7.875% Notes Indenture” means the indenture dated as of July 26, 1999, as supplemented, between ACF LP and ACI, as issuers, and the 7.875% Notes Indenture Trustee;

“7.875% Notes Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 7.875% Senior Notes Indenture;

“7.95% Notes” means the 7.95% Notes due November 15, 2011 issued by BCFC pursuant to the 7.95% Notes Indenture;

“7.95% Notes Guaranty” has the ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”;

“7.95% Notes Indenture” means the indenture dated as of October 31, 2001, as supplemented, between BCFC, as issuer, and the 7.95% Notes Indenture Trustee;

“7.95% Notes Indenture Trustee” means The Bank of New York and its successors and assigns, as indenture trustee under the 7.95% Notes Indenture;

“8.375% Senior Notes” means the 8.375% Senior Notes due April 1, 2015 issued by ACCC pursuant to the 8.375% Senior Notes Indenture;

“8.375% Senior Notes Indenture” means the indenture dated as of December 11, 2001, as supplemented, between ACCC, as issuer, and the 8.375% Senior Notes Indenture Trustee;

“8.375% Senior Notes Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.375% Senior Notes Indenture;

“8.50% Debentures” means the 8.50% Debentures due August 1, 2029 issued by ACI pursuant to the 8.50% Debentures Indenture;

“8.50% Debentures Indenture” means the indenture dated as of July 26, 1999, as supplemented, between ACI and ACF LP, as issuers, and the 8.50% Debentures Indenture Trustee;

“8.50% Debentures Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.50% Debentures Indenture;

“8.55% Senior Notes” means the 8.55% Senior Notes due August 1, 2010 issued by ACI pursuant to the 8.55% Senior Notes Indenture;

“8.55% Senior Notes Indenture” means the indenture dated as of July 26, 1999, as supplemented, between ACI and ACF LP, as issuers and the 8.55% Senior Notes Indenture Trustee;

“8.55% Senior Notes Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.55% Senior Notes Indenture;

“8.85% Debentures” means the 8.85% Debentures due April 1, 2030 issued by ACI pursuant to the 8.85% Debentures Indenture;

“8.85% Debentures Indenture” means the indenture dated as of July 26, 1999, as supplemented, among ACI and ACF LP, as issuers, and the 8.85% Debentures Indenture Trustee;

“8.85% Debentures Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the 8.85% Debentures;

“10.26% Senior Notes (Series D)” means the 10.26% Senior Notes (Series D) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.26% Senior Notes (Series D) Note Agreement;

“10.26% Senior Notes (Series D) Note Agreement” means the note agreement dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.50% Senior Notes (Series B)” means the 10.50% Senior Notes (Series B) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.50% Senior Notes (Series B) Note Agreement;

“10.50% Senior Notes (Series B) Note Agreement” means the note agreement dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.60% Senior Notes (Series C)” means the 10.60% Senior Notes (Series C) due January 15, 2011 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.60% Senior Notes (Series C) Note Agreement;

“10.60% Senior Notes (Series C) Note Agreement” means the note agreement dated as of November 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.625% Senior Notes (Series A)” means the 10.625% Senior Notes (Series A) due June 15, 2010 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.625% Senior Notes (Series A) Note Agreement;

“10.625% Senior Notes (Series A) Note Agreement” means the note agreement dated as of June 1, 1990, as supplemented, between BCFPI, as issuer, and the parties thereto;

“10.85% Debentures” means the 10.85% Debentures due November 30, 2014 issued by BCFPI (f/k/a Canadian Pacific Forest Products Limited) pursuant to the 10.85% Debentures Indenture;

“10.85% Debentures Indenture” means the trust indenture dated as of December 12, 1989, as supplemented, between BCFPI (f/k/a Canadian Pacific Forest Products Limited), as issuer, and the 10.85% Debentures Indenture Trustee;

“10.85% Debentures Indenture Trustee” means Computershare Trust Company of Canada, as successor trustee to Montreal Trust Company and its successors and assigns, as indenture trustee under the 10.85% Debentures Indenture;

“15.5% Guarantor Applicant” means any of 3224112 Nova Scotia Limited, Marketing Donohue Inc., 3834328 Canada Inc., 6169678 Canada Inc., 1508756 Ontario Inc., The Jonquière Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., Terra Nova Explorations Ltd. and Abitibi-Consolidated (U.K.) Inc.;

“15.5% Guarantor Applicant Affected Unsecured Claim” means any Affected Claim against a 15.5% Guarantor Applicant;

“15.5% Guarantor Applicant Affected Unsecured Creditor” means any creditor that is the Holder of a 15.5% Guarantor Applicant Affected Unsecured Claim;

“15.5% Guarantor Applicant Affected Unsecured Creditor Class” means, in respect of each 15.5% Guarantor Applicant, the class of creditors grouped in accordance with their Affected Claims against such 15.5% Guarantor Applicant for the purpose of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, each class being comprised solely of the 15.5% Guarantor Applicant Affected Unsecured Creditors that are Holders of an Affected Claim against such 15.5% Guarantor Applicant;

“15.5% Pro Rata” means, at any time, the proportion that the Face Amount of a 15.5% Senior Unsecured Notes Claim in a particular class bears to the aggregate Face Amount of all 15.5% Senior Unsecured Notes Claims in such class (including Disputed Claims but excluding any Disallowed Claims);

“15.5% Senior Unsecured Notes” means the 15.5% Senior Unsecured Notes due July 15, 2010 issued by ACCC pursuant to the 15.5% Senior Unsecured Notes Indenture;

“15.5% Senior Unsecured Notes Claim” means any Affected Claim against any 15.5% Guarantor Applicant, ACI, ACCC, Saguenay Forest Products, ACNSI, Office Products or Recycling pursuant to the 15.5% Senior Unsecured Notes;

“15.5% Senior Unsecured Notes Creditor” means any creditor that is the Holder of a 15.5% Senior Unsecured Note Claim;

“15.5% Senior Unsecured Notes Indenture” means the indenture dated as of April 1, 2008, as supplemented, between ACCC, as issuer, and the 15.5% Senior Unsecured Notes Indenture Trustee;

“15.5% Senior Unsecured Notes Indenture Trustee” means Wilmington Trust Company, as successor indenture trustee to Wells Fargo Bank, National Association and its successors and assigns, as indenture trustee, under the 15.5% Senior Unsecured Notes Indenture;

“18.6 Petitioners” has the meaning ascribed to such term in the Initial Order;

“2010 Federal Budget” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“2010 STIP” has the meaning ascribed to such term in “Reorganized ABH – Management and Director Compensation and Incentive Plans and Programs”;

“ABH” means AbitibiBowater Inc.;

“ABH Existing Shares” means the common shares in the capital of ABH issued and outstanding prior to Implementation Date;

“ABH LLC Note” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – AbitibiBowater U.S. Holding LLC Note Repayment Transactions”;

“ABH PIK Payments” means the interest paid by ABH on the Convertible Notes by increasing the principal amount of Convertible Notes outstanding;

“Abitibi Administration Charge” has the meaning ascribed to such term in the Initial Order;

“AbitibiBowater Canada” means AbitibiBowater Canada Inc.;

“AbitibiBowater Canada Affected Unsecured Claim” means any Affected Claim against AbitibiBowater Canada;

“AbitibiBowater Canada Affected Unsecured Creditor” means any creditor that is the Holder of an AbitibiBowater Canada Affected Unsecured Claim;

“AbitibiBowater Canada Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against AbitibiBowater Canada for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the AbitibiBowater Canada Affected Unsecured Creditors;

“AbitibiBowater Holding” means AbitibiBowater U.S. Holding LLC;

“Abitibi D&O Charge” has the meaning ascribed to such term in the Initial Order;

“Abitibi DIP Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Abitibi DIP Facility” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Abitibi DIP Facility Borrowers” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“ABL Exit Financing Facility” means the senior secured asset-based revolving facility to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in Section 6.11 of the U.S. Plan, pursuant to such documentation, or a summary thereof, that shall be set forth in (i) a CCAA Plan Supplement, or (ii) such other notice and in such form as determined by the U.S. Debtors and the Applicants, each of which will be posted on the Monitor’s Website on or before the CCAA Plan Supplement Filing Date with notice of such posting forthwith provided to the Service List (as such notice may be thereafter modified, amended, varied or supplemented in accordance with the CCAA Plan);

“ACCC” means Abitibi-Consolidated Company of Canada;

“ACCC Administrative Agent” means Wells Fargo Bank, N.A. (as successor-in-interest to Goldman Sachs Credit Partners L.P.) in its capacity as administrative agent and collateral agent under the ACCC Term Loan Facility, and its successors and assigns;

“ACCC Affected Unsecured Claim” means any Affected Claim against ACCC, including any 15.5% Senior Unsecured Notes Claim against ACCC;

“ACCC Affected Unsecured Creditor” means any creditor that is the Holder of an ACCC Affected Unsecured Claim;

“ACCC Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against ACCC for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the ACCC Affected Unsecured Creditors;

“ACCC Term Lenders” means the lenders party from time to time to the ACCC Term Loan Documents;

“ACCC Term Loan Claim” means, subject to paragraphs 13 and 14 of the Third Claims Procedure Order, any Claim of any ACCC Term Lender or the ACCC Administrative Agent pursuant to the ACCC Term Loan Documents, and interest accrued thereon and any unpaid costs, fees and other amounts relating thereto as of the Implementation Date, including accrued interest at the default rate plus reasonable professional fees;

“ACCC Term Loan Documents” means that certain Credit and Guaranty Agreement, dated as of April 1, 2008 (as may have been amended, supplemented, restated, or otherwise modified from time to time), among ACCC in its capacity as a borrower, certain subsidiaries of ABH as guarantors, the lenders from time-to-time party thereto and the ACCC Administrative Agent, together with all other loan documents, guaranty, and security documents executed in connection therewith or which relate thereto;

“ACCC Term Loan Facility” means the 364-day senior term loan entered into on April 1, 2008 by, inter alia, ACCC, Goldman Sachs Credit Partners L.P., as administrative agent, and a syndicate of lenders, in an original principal amount of $400 million;

“ACF LP” means Abitibi-Consolidated Finance L.P.;

“ACH Credit Agreement” means the credit agreement between ACH LP and Caisse de dépôt et placement du Québec dated March 31, 2007 in an amount of up to Cdn$250 million;

“ACH LP” means ACH Limited Partnership, a joint venture with Caisse de dépôt et placement du Québec for its Ontario hydroelectric generation facilities;

“ACI” means Abitibi-Consolidated Inc. and, where applicable, its Subsidiaries on a consolidated basis;

“ACI Affected Unsecured Claim” means any Affected Claim against ACI, including any 15.5% Senior Unsecured Notes Claims against ACI;

“ACI Affected Unsecured Creditor” means any creditor that is the Holder of an ACI Affected Unsecured Claim;

“ACI Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against ACI for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the ACI Affected Unsecured Creditors;

“ACI DIP Charge” has the meaning ascribed to such term in the Initial Order;

“ACI Group” means ACI and its direct and indirect Subsidiaries and Donohue Corp. and its direct and indirect Subsidiaries;

“ACI Inter-company Advances Charge” has the meaning ascribed to such term in the Initial Order;

“ACNSI” means Abitibi-Consolidated Nova Scotia Incorporated;

“ACNSI Affected Unsecured Claim” means any Affected Claim against ACNSI, including any 15.5% Senior Unsecured Notes Claim against ACNSI;

“ACNSI Affected Unsecured Creditor” means any creditor that is the Holder of an ACNSI Affected Unsecured Claim;

“ACNSI Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against ACNSI for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions hereunder, such class being comprised solely of the ACNSI Affected Unsecured Creditors;

“ACSC” means Abitibi Consolidated Sales Corporation;

“ACUSFC” means Abitibi-Consolidated U.S. Funding Corp.;

“Ad Hoc Unsecured Noteholders Committee” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Ad Hoc Unsecured Noteholders Committee”;

“Administrative Claim” means, in respect of any Cross-border Debtor, a Claim to the extent that it is of the kind described in Section 503(b) of the Bankruptcy Code and is entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including (i) any actual and necessary expenses of preserving the estate of such Cross-border Debtor, (ii) any actual and necessary expenses of operating the business of such Cross-border Debtor, (iii) all allowances of compensation or reimbursement of expenses to such Cross-border Debtor to the extent allowed by the Bankruptcy Court under Sections 330(a), 331 or 503(b)(2), (3), (4) or (5) of the Bankruptcy Code, (iv) Claims of such Cross-border Debtor arising under Section 503(b)(9) of the Bankruptcy Code, and (v) all fees and charges payable by such Cross-border Debtor pursuant to Section 1930 of title 28 of the United States Code;

“Affected Claims” means all Claims, Subsequent Claims and Restructuring Claims other than Excluded Claims;

“Affected Unsecured Claims” means the ACI Affected Unsecured Claims, the ACCC Affected Unsecured Claims, the 15.5% Guarantor Applicant Affected Unsecured Claims, the Saguenay Forest Products Affected Unsecured Claims, the BCFPI Affected Unsecured Claims, the BCFC Affected Unsecured Claims, the AbitibiBowater Canada Affected Unsecured Claims, the Bowater Maritimes Affected Unsecured Claims, the ACNSI Affected Unsecured Claims, the Office Products Affected Unsecured Claims and the Recycling Affected Unsecured Claims;

“Affected Unsecured Creditor” means any creditor that is the Holder of an Affected Unsecured Claim and may, if the context requires, mean an assignee of an Affected Unsecured Claim or a trustee, interim receiver, receiver manager, or other Person acting on behalf of such Person, if such assignee or other Person has been recognized by the affected Applicant, the Disbursing Agent or the Servicer, as the case may be;

“Affected Unsecured Creditor Classes” means the ACI Affected Unsecured Creditor Class, the ACCC Affected Unsecured Creditor Class, the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, the Saguenay Forest Products Affected Unsecured Creditor Class, the BCFPI Affected Unsecured Creditor Class, the BCFC Affected Unsecured Creditor Class, the AbitibiBowater Canada Affected Unsecured Creditor Class, the Bowater Maritimes Affected Unsecured Creditor Class, the ACNSI Affected Unsecured Creditor Class, the Office Products Affected Unsecured Creditor Class and the Recycling Affected Unsecured Creditor Class;

“Affected Unsecured Creditor Proxy” means the Form of Proxy, instructions and Election Notice for Affected Unsecured Creditors (other than for Non-registered Noteholders and Cross-border Voting Creditors);

“AHYDOs” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Alcoa” means, collectively, Alcoa Canada Ltd. and Alcoa Ltd.;

“Allowable Capital Loss” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Allowed Cross-border Claim” has the meaning ascribed to such term in “Creditors’ Meetings and Voting Instructions – Voting at Creditors’ Meeting – Classification of Affected Claims”;

“Amended Non-core Properties Motion” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Other Sale of Assets and Cost Savings Initiatives”;

“ANC” means Augusta Newsprint Company;

“ANI” means Augusta Newsprint Inc.;

“Applicants” means the direct and indirect subsidiaries of ABH participating in the CCAA Proceedings listed in Appendix A – “Applicants” to this Circular or the CCAA Plan;

“Applicants Reserve” means the reserve to be established and maintained under the CCAA Plan by the Monitor, in its capacity as Disbursing Agent, by holding on account of Disputed Claims a number of shares of New ABH Common Stock equal to the amount of shares of New ABH Common Stock that the Holders of Disputed Claims would be entitled to receive if all such Disputed Claims had been Proven Claims in their entire amount on the Initial Distribution Record Date;

“Assets” has the meaning ascribed to such term in “Recommendation of the Monitor”;

“Backstop Commitment Agreement” means the backstop commitment agreement entered into by ABH and the Backstop Parties on May 24, 2010 in connection with the Rights Offering, as amended and restated as of July 20, 2010, and as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, which is attached as an exhibit to the Disclosure Statement and which is available on the Monitor’s Website;

“Backstop Commitment Payment” has the meaning ascribed to such term in “Rights Offering – Undersubscription; Backstop Commitment Agreement”;

“Backstop Parties” means certain of the legal or beneficial holders of Affected Unsecured Claims as of May 23, 2010 and any of their affiliates, successors, assigns or replacements, in accordance with the terms and conditions set forth in the Backstop Commitment Agreement;

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq., as amended from time to time;

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware in which the Chapter 11 Cases were filed or any other United States court with jurisdiction over the Chapter 11 Cases;

“Bankruptcy Exception” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“BCFC” means Bowater Canada Finance Corporation;

“BCFC Affected Unsecured Claim” means any Affected Claim against BCFC;

“BCFC Affected Unsecured Creditor” means any creditor that is the Holder of a BCFC Affected Unsecured Claim;

“BCFC Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against BCFC for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the BCFC Affected Unsecured Creditors;

“BCFC Claims” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”;

“BCFC Noteholders” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”;

“BCFPI” means Bowater Canadian Forest Products Inc.;

“BCFPI Administrative Agent” means Bank of Nova Scotia in its capacity as administrative agent under the BCFPI Secured Bank Documents, and its successors and assigns;

“BCFPI Affected Unsecured Claim” means any Affected Claim against BCFPI;

“BCFPI Affected Unsecured Creditor” means any creditor that is the Holder of a BCFPI Affected Unsecured Claim;

“BCFPI Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against BCFPI for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the BCFPI Affected Unsecured Creditors;

“BCFPI Lenders” means the lenders party from time to time to the BCFPI Secured Bank Documents;

“BCFPI Pre-petition Secured Lenders” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – BCFPI Secured Credit Agreement”;

“BCFPI Secured Bank Agent” means Bank of Nova Scotia, in its capacity as administrative agent under the BCFPI Secured Credit Agreement;

“BCFPI Secured Bank Claim” means any Claim of any BCFPI Lender or the BCFPI Administrative Agent pursuant to the BCFPI Secured Bank Documents, and interest accrued thereon and any unpaid costs, fees and other amounts relating thereto (including reimbursement obligations for BCFPI Secured Bank Letters of Credit and accrued interest at the default rate plus reasonable professional fees, costs and charges) under the BCFPI Secured Bank Documents as of the Implementation Date;

“BCFPI Secured Bank Documents” means that certain Credit Agreement, dated as of May 31, 2006, as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of May 28, 2008, that certain Seventh Amendment dated as of June 6, 2008, that certain Eighth Amendment dated as of June 30, 2008, that certain Ninth Amendment and Waiver dated as of August 7, 2008, that certain Tenth Amendment and Waiver dated as of November 12, 2008 and that certain Eleventh Amendment and Consent dated as of February 27, 2009; and as further modified by the letter agreements dated March 17, 2009, March 23, 2009, March 31, 2009 and April 6, 2009, among BCFPI, as the borrower, and Bowater, Bowater Alabama LLC, Bowater Newsprint South Operations LLC, Newsprint South and certain of the U.S. Debtors and Applicants, as guarantors, the BCFPI Administrative Agent, together with all collateral, security and ancillary documents executed in connection therewith or which relate thereto;

“BCFPI Secured Bank Letters of Credit” means the letters of credit to be listed on a CCAA Plan Supplement that are issued and outstanding immediately prior to the Implementation Date under the BCFPI Secured Bank Documents;

“BCFPI Secured Credit Agreement” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – BCFPI Secured Credit Agreement”;

“BCHI” means Bowater Canadian Holdings Incorporated;

“BI DIP Agent” means the administrative agent and collateral agent from time to time under the BI DIP Facility Documents;

“BI DIP Claim” means any and all Obligations of the borrowers and guarantors to any BI DIP Lender or the BI DIP Agent pursuant to the BI DIP Facility Documents or the Initial Order as of the Implementation Date;

“BI DIP Facility Documents” means that certain Senior Secured Superpriority Debtor in Possession Credit Agreement dated as of April 21, 2009 (as amended, modified, or supplemented from time to time), by and among ABH, Bowater and BCFPI, as borrowers, the BI DIP Lenders from time to time party thereto (including Fairfax, as initial lender and initial BI DIP Agent) and the BI DIP Agent from time to time party thereto together with any related collateral, loan, or security documents executed in connection therewith or which relate thereto;

“BI DIP Lenders” means the lenders and financial institutions party from time to time to the BI DIP Facility Documents;

“BI DIP Lenders Charge” has the meaning ascribed to such term in the Initial Order;

“BI Inter-company Advances Charge” has the meaning ascribed to such term in the Initial Order;

“BIA” means the Bankruptcy and Insolvency Act (Canada);

“Blackstone” has the meaning ascribed to such term in “Recommendation of the Monitor – The CCAA Plan Illustrative Recoveries for Affected Unsecured Creditors”;

“Board” means either the board of directors of ABH or Reorganized ABH, as the case may be;

“Bowater” means Bowater Incorporated;

“Bowater Adequate Protection Charge” has the meaning ascribed to such term in the Initial Order;

“Bowater Administration Charge” has the meaning ascribed to such term in the Initial Order;

“Bowater DIP Amendment” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Bowater DIP Credit Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Bowater D&O Charge” has the meaning ascribed to such term in the Initial Order;

“Bowater Group” means Bowater and its direct and indirect Subsidiaries;

“Bowater Group Pre-petition Secured Lenders” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – BCFPI Secured Credit Agreement”;

“Bowater Maritimes” means Bowater Maritimes Inc.;

“Bowater Maritimes Affected Unsecured Claim” means any Affected Claim against Bowater Maritimes;

“Bowater Maritimes Affected Unsecured Creditor” means any creditor that is the Holder of a Bowater Maritimes Affected Unsecured Claim;

“Bowater Maritimes Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Bowater Maritimes for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the Bowater Maritimes Affected Unsecured Creditors;

“Bowater Mersey” means Bowater Mersey Paper Company Limited, a joint venture with the Washington Post Company, which owns and operates a sawmill in Oakhill, Nova Scotia, as well as a papermill and woodland in Mersey, Nova Scotia;

“Bowater Secured Bank Agent” means Wells Fargo Bank National Association (as successor by merger with Wachovia Bank, National Association), in its capacity as agent under the Bowater DIP Credit Agreement;

“Bridgewater” means Bridgewater Paper Company Limited;

“Bridgewater Administration” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Corporate Structure – Bridgewater Administration”;

“Bridgewater Entities” means Cheshire Recycling Ltd. and Bridgewater Paper Company Limited;

“Budget” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Business Day” means (i) any day, other than a Saturday or a Sunday, or a non-judicial day (as defined in Article 6 of the Code of Civil Procedure (Québec), as amended), on which commercial banks are generally open for business in Montreal, Québec, Canada and (ii) in respect of any Cross-border Debtor, any day other than a Saturday, a Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a));

“Call Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”;

“Canadian Bowater DIP” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Canadian Bowater DIP Collateral” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Canadian Bowater DIP Parties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Canadian Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Canadian Secured Notes” means the 13.75% Senior Secured Notes due April 1, 2011 issued by ACCC pursuant to the Canadian Secured Notes Indenture;

“Canadian Secured Notes Claims” means, subject to paragraphs 11 and 12 of the First Claims Procedure Order and paragraph 15 of the Third Claims Procedure Order, any Claim of any holder of Canadian Secured Notes and the Canadian Secured Notes Indenture Trustee pursuant to the Canadian Secured Notes and the Canadian Secured Notes Indenture, and interest accrued thereon and any unpaid costs, fees, and other amounts relating thereto as of the Implementation Date;

“Canadian Secured Notes Guarantors” means ACI, Abitibi-Consolidated Canadian Office Products Holdings Inc., 6169678 Canada Incorporated, 3834328 Canada Inc., The International Bridge and Terminal Company, Marketing Donohue Inc., Les Explorations Terra Nova Ltée, La Compagnie de Pulpe de Jonquière, Saguenay Forest Products and 1508756 Ontario Inc.;

“Canadian Secured Notes Indenture” means the indenture dated as of April 1, 2008, as supplemented, between ACCC, as issuer, and the Canadian Secured Notes Indenture Trustee;

“Canadian Secured Notes Indenture Trustee” means U.S. Bank, National Association and its successors and assigns, as indenture trustee under the Canadian Secured Notes Indenture;

“Canadian Subsidiaries” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Consequences to the Company”;

“Canadian Unsecured Notes” means the 0% Unsecured Notes, 6.00% Senior Notes, 7.40% Debentures, 7.50% Debentures, 7.75% Notes, 7.875% Notes, 7.95% Notes, 8.375% Senior Notes, 8.50% Debentures, 8.55% Senior Notes, 8.85% Debentures, 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), 10.625% Senior Notes (Series A), 10.85% Debentures, 15.5% Senior Unsecured Notes and the Floating Rate Notes;

“Canadian Unsecured Notes Claims” means any Claim of any holder of a Canadian Unsecured Note;

“Canadian Unsecured Notes Indentures” means the 0% Unsecured Notes Note Agreement, 6.00% Senior Notes Indenture, 7.40% Debentures Indenture, 7.50% Debentures Indenture, 7.75% Notes Indenture, 7.875% Notes Indenture, 7.95% Notes Indenture, 8.375% Senior Notes Indenture, 8.50% Debentures Indenture, 8.55% Senior Notes Indenture, 8.85% Debentures Indenture, 10.26% Senior Notes (Series D) Note Agreement, 10.50% Senior Notes (Series B) Note Agreement, 10.60% Senior Notes (Series C) Note Agreement, 10.625% Senior Notes (Series A) Note Agreement, 10.85% Debentures Indenture, 15.5% Senior Unsecured Notes Indenture and the Floating Rate Notes Indenture;

“Cash” means cash and cash equivalents such as bank deposits, term deposits, guaranteed investment certificates, checks and other similar items or instruments denominated in legal tender of either Canada or the United States, as the context requires;

“CBCA” means the Canada Business Corporations Act;

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as applicable to the CCAA Proceedings which, for greater certainty, does not include the amendments proclaimed into force on September 18, 2009;

“CCAA Charges” has the meaning ascribed to such term in the Initial Order;

“CCAA Charge Claim” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“CCAA Plan” means the plan of reorganization and compromise, attached hereto as Appendix C – “Plan of Reorganization and Compromise”, jointly filed by the Applicants pursuant to the provisions of the CCAA, Section 191 of the CBCA and such other Sections and legislation to be set forth in the Restructuring Transactions Notice, as it may be amended, modified, varied or supplemented by the Applicants from time to time in accordance with its terms, including by the Restructuring Transaction Notice and any CCAA Plan Supplement;

“CCAA Plan Applicants” has the meaning ascribed to such term in “Recommendation of the Monitor”;

“CCAA Plan Modification” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Modifications to the CCAA Plan”;

“CCAA Plan Supplement” means any supplement to the CCAA Plan that is to be posted on the Monitor’s Website on or before the CCAA Plan Supplement Filing Date with notice of such posting being forthwith provided to the Service List, (as such CCAA Plan Supplement may be thereafter modified, amended, varied or supplemented in accordance with the CCAA Plan);

“CCAA Plan Supplement Filing Date” means the date which shall be at least 10 days prior to the date set forth in an Order of the Bankruptcy Court as the deadline for the return of ballots accepting or rejecting the U.S. Plan provided, that, if such date falls after the Creditors’ Meeting Date, then the CCAA Plan Supplement Filing Date shall be on the day immediately prior to the Creditors’ Meeting Date, which date shall be confirmed by a notice posted on the Monitor’s Website and forthwith provided to the Service List;

“CCAA Proceedings” means the proceedings in respect of the Applicants and the 18.6 Petitioners before the Court commenced pursuant to the CCAA;

“CCAA Vesting Order” means an Order of the Court approving and sanctioning the transfer and assignment of assets to and among the Applicants or Reorganized Debtors in the manner and the sequence as set forth in the Restructuring Transactions Notice, free and clear of all Claims and Liens (except as otherwise set forth in such Order or in the CCAA Plan);

“CDS” means CDS Clearing and Depositary Services Inc. or any of its affiliates;

“Centralized Sales Team” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Overview of Business Operations – Sales, Distribution and Procurement”;

“CEP” means the Communications, Energy and Paper Workers Union of Canada;

“CEP Union Agreement” has the meaning ascribed to such term in “The CCAA Plan – Arrangement with Unions”;

“Chair” means, in respect of any Creditors’ Meeting, the chair of such Creditors’ Meeting;

“Chapter 11 Cases” means the U.S. Debtors’ Chapter 11 cases pending in front of the Bankruptcy Court, which are being jointly administered under Case No. 09-11296;

“Chapter 15 Proceedings” means the voluntary cases under Chapter 15 of the Bankruptcy Code commenced by ACI and ACCC in the Bankruptcy Court on April 17, 2009;

“Chief Restructuring Officer” means Bruce Robertson and 7088418 Canada Inc., a corporation the shares of which are held by Bruce Robertson;

“Circular” means this information circular, proxy statement, including the Appendices hereto and any written amendment or supplement hereto made after the date hereof;

“Claim” means any right or claim of any Person against one or more of the Applicants or Partnerships in connection with any indebtedness, liability or obligation of any kind whatsoever of one or more of the Applicants or Partnerships owed to such Person and any interest accrued thereon or costs, fees or other amounts in respect thereof, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including any Claim arising from or caused by the repudiation by an Applicant of any contract, lease or other agreement, whether written or oral, the commission of a tort (intentional or unintentional), any breach of duty (legal, statutory, equitable, fiduciary or otherwise), any right of ownership or title to property, employment, contract, a trust or deemed trust, howsoever created, any Claim made or asserted against any one or more of the Applicants or Partnerships through any affiliate, or any right or ability of any Person to advance a Claim for contribution or indemnity or otherwise with respect to any grievance, matter, action, cause or chose in action, whether existing at present or commenced in the future, in each case based in whole or in part on facts which existed on the Date of Filing or which would have been together with any other Claims of any kind that, if unsecured, would constitute a debt provable in bankruptcy within the meaning of the BIA had the affected Applicant become bankrupt on the Date of Filing;

“Claims Bar Dates” means, as applicable, November 13, 2009 and April 7, 2010, the bar dates for filing Claims for voting purposes or distribution purposes as set out in the Claims Procedure Orders, with the exception of Restructuring Claims which have a rolling bar date subsequent to April 7, 2010;

“Claims Officer” means the individual(s) appointed pursuant to and in accordance with the Claims Procedure Orders as set out in the Claims Procedure Orders;

“Claims Packages” means collectively the First Claims Package and the Second Claims Package;

“Claims Procedure Orders” means the First Claims Procedure Order, the Second Claims Procedure Order, the Third Claims Procedure Order and the Fourth Claims Procedure Order;

“Class 6 Claim” has the meaning ascribed to such term in the U.S. Plan;

“COD” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Collective Bargaining Agreements” means the collective bargaining agreements, as amended by the letters of understanding, letters of intent and other written communications with bargaining agents for employees;

“Combination” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Corporate Structure – AbitibiBowater Inc.”;

“Company” means either ABH or Reorganized ABH, as the case may be, collectively with its Subsidiaries, either prior to the Implementation Date or on or after the Implementation Date, as reorganized under or pursuant to the CCAA Plan or the U.S. Plan, as the case may be;

“Conversion Price” has the meaning ascribed to such term in the Appendix I – “Terms of the Rights Offering Notes”;

“Convertible Notes” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – ABH Convertible Notes”;

“Costs” means the costs of complying with any orders issued in respect of the Non-core Properties under applicable environmental legislation, (i) any costs which would have priority pursuant to section 11.8 of the CCAA (as if such statute were applicable) and Section 14.06 of the BIA, and (ii) the costs of any receiver appointed in respect of Non-core Purchaser or Non-core Purchaser’s interest in the Non-core Properties;

“Court” means the Québec Superior Court of Justice, Commercial Division, for the Judicial District of Montreal, Canada, or any Canadian court with appellate jurisdiction over the CCAA Proceedings;

“CRA” means the Canada Revenue Agency;

“Creditor” means any Person having a Claim and may, if the context requires, mean an assignee of a Claim or a trustee, receiver, receiver manager or other Person acting on behalf of such Person if such assignee or other Person has been recognized by the Monitor;

“Creditors’ Meeting” means, in respect of any Affected Unsecured Creditor Class, the meeting of the Affected Unsecured Creditors holding Voting Claims called pursuant to the Creditors’ Meeting Order for the purposes of, among other things, considering and, if deemed appropriate, passing their respective Resolution and includes any adjournment, postponement or other rescheduling of such meeting;

“Creditors’ Meeting Date” means September 14, 2010, being the date fixed for the Creditors’ Meetings under the Creditors’ Meeting Order subject to any adjournment or postponement or further Order of the Court;

“Creditors’ Meeting Materials” means the Notice to Creditors, this Circular, and, if applicable, the Notice of Rights Offering and the Subscription Form;

“Creditors’ Meeting Order” means, the Order of the Court dated July 9, 2010 as amended on July 21, 2010 and as further amended or supplemented from time to time by further Orders of the Court which, among other things, sets the Creditors’ Meeting Date and establishes meeting procedures for the Creditors’ Meetings of each Affected Unsecured Creditor Class;

“Creditor Protection Proceedings” means the Chapter 11 Cases, the Chapter 15 Proceedings and the CCAA Proceedings;

“Cross-border 503(b)(9) Claim” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Cross-border 503(b)(9) Claimant” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Cross-border Claims Protocol” means the cross-border claims protocol that was approved by the Court on January 18, 2010 and the Bankruptcy Court on January 19, 2010, as may be modified, amended, varied or supplemented from time to time;

“Cross-border Convenience Claim” means any Proven Claim the aggregate Face Amount of which is (i) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate, and for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (ii) reduced, for distribution purposes only to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, in respect of which its Holder has not made a valid election in accordance with Subsections 2.4(e)(i), 2.4(f)(i), 2.4(g)(i) or 2.4(h)(i) of the CCAA Plan;

“Cross-border Debtors” means BCFC, BCHI, AbitibiBowater Canada, BCFPI, Bowater Maritimes, Bowater LaHave Corporation and Bowater Canadian Limited;

“Cross-border Insolvency Protocol” means the cross-border voting protocol governing the voting procedures of Claims against Cross-border Debtors that will be included in the solicitation materials implementing procedures for soliciting votes to accept or reject the CCAA Plan and that was approved by the Court on July 28, 2009 and the Bankruptcy Court on July 27, 2010, as amended, modified, or supplemented from time to time;

“Cross-border Voting Creditor” has the meaning ascribed to such term in the “The CCAA Plan – Claims and Voting Process – Cross-border Voting Protocol”;

“Cross-border Voting Protocol” has the meaning ascribed to such term in “The CCAA Plan – Claims and Voting Process – Cross-border Voting Protocol”;

“CSA” means the Canadian Securities Administrators;

“CSN” means the Confédération des syndicats nationaux;

“Date of Filing” means April 17, 2009;

“Date of Filing Exchange Rate” means the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars on the Date of Filing, being, for U.S. dollars, US$1=Cdn$1.2146;

“Designated Newspapers” means the Montreal Gazette, the Globe and Mail (National Edition), La Presse, Le Soleil and Le Quotidien;

“Dilution” means the dilution resulting from shares of New ABH Common Stock issued (i) pursuant to the management and director compensation and incentive programs set forth in Section 6.8 of the CCAA Plan, (ii) as a payment under the Backstop Commitment Agreement or any replacement backstop commitment obtained by the Company in connection therewith and approved by the Court and the Bankruptcy Court, (iii) upon conversion of the Rights Offering Notes in connection with the Rights Offering on the terms and conditions set forth in the Backstop Commitment Agreement, and (iv) to Donohue Corp. pursuant to the Restructuring Transactions, in an amount that is reasonably acceptable for the Unsecured Creditors’ Committee and the Backstop Parties;

“Disallowed Claim” means any Claim, including any portion thereof, that has been disallowed, denied, dismissed, or overruled by the Monitor or a Claims Officer or pursuant to the Claims Procedure Orders, a final Order of the Court, the Bankruptcy Court, or any other court of competent jurisdiction;

“Disbursing Agent” means any Person in its capacity as a disbursing agent, including the Monitor, the Indenture Trustees and the ACCC Administrative Agent in their capacities as disbursing agents;

“Disclosure Statement” means the disclosure statement, as it may be amended, varied or supplemented from time to time, for the U.S. Debtors’ second amended joint plan of reorganization under Chapter 11 of the Bankruptcy Code dated August 2, 2010, which is available on the Monitor’s Website;

“Disputed Claim” means an Affected Unsecured Claim or any portion thereof, that is subject to a Notice of Revision or Disallowance, or a Notice of Dispute, and in either case has become neither a Proven Claim nor a Disallowed Claim;

“Distribution Eligible Employees” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Donohue” means Donohue Corp.;

“Donohue Group” means Donohue and Donohue’s direct and indirect Subsidiaries;

“Donohue Malbaie” means Donohue Malbaie Inc., a joint venture with the New York Times Company, which owns and operates a paper machine at one of ACI’s newsprint facilities;

“DTC” means The Depository Trust & Clearing Corporation, or any of its affiliates;

“EBITDA” means earnings before interest, taxes, depreciation and amortization;

“Election Deadline” means the time specified in the Creditors’ Meeting Order as the deadline for filing a Form of Proxy;

“Election Notice” means the election notice included in the Form of Proxy, which permits Affected Unsecured Creditors to make an election in accordance with Subsections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i), 2.4(d)(i), 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i), 2.4(i)(i), 2.4(j)(i) or 2.4(k)(i) of the CCAA Plan;

“Eligible Employees” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“Eligible Retirees” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“Eligible Holders” means holders of Affected Unsecured Claims under the CCAA Plan and holders of Class 6 Claims under the U.S. Plan (including holders of unresolved Claims), in each case, excluding holders who receive, or elect to receive, distributions in Cash;

“EPA” means the Environmental Protection Act (Canada);

“Equity Securities” means the equity securities of each Applicant and each Partnership issued and outstanding prior to the Implementation Date, including any and all common and preferred shares and any and all rights in respect of such equity securities;

“Equity Value” has the meaning ascribed to such term in “Recommendation of the Monitor – The CCAA Plan Illustrative Recoveries for Affected Unsecured Creditors”;

“Escrow Agent” means the financial institution engaged by the Company to act as escrow agent under the Rights Offering;

“Escrowed Notes” has the meaning ascribed to such term in “Rights Offering – Unresolved Claimholders under the U.S. Plan and Escrowed Notes”;

“Excess” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Consequences to the Company”;

“Exchangeable Shares” means the exchangeable shares of AbitibiBowater Canada issued and outstanding prior to the Implementation Date;

“Excluded Claim” has the meaning ascribed to the term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Excluded Employee Claims” has the meaning ascribed to such term in The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Exit Loan Facilities” means collectively, the ABL Exit Financing Facility and the Term Loan Exit Financing Facility;

“Face Amount” means, for purposes of the CCAA Plan (i) when used in reference to a Disputed Claim or a Disallowed Claim, the full stated liquidated amount claimed by the Holder of such Claim in any Proof of Claim timely filed in accordance with the Claims Procedure Orders, and (ii) when used in reference to a Proven Claim, the amount of such Claim as agreed by the Applicants, or as otherwise finally determined, pursuant to the provisions of the Claims Procedure Orders;

“Fairfax” means Fairfax Financial Holdings Limited and its Subsidiaries;

“Final Bowater DIP Order” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Final Distribution Date” means a date selected by the Reorganized Debtors that is not later than 30 days after the date on which the Monitor shall have certified to the Court that the last Disputed Claim in the CCAA Proceedings has been finally resolved;

“Final Restructuring Transactions Time” means such time or moment as set forth in the Restructuring Transactions Notice;

“Financial Projections” means the projections of future performance covering the Company’s operations on a consolidated basis through fiscal year 2014, after giving effect to the CCAA Plan, as set forth in Appendix G – “Financial Projections”;

“First Claims Package” means the package for the Affected Unsecured Creditors, including a Proof of Claim, an instruction letter explaining how to complete same, and a copy of the Claims Procedure Orders published on September 10 and 15, 2009;

“First Claims Procedure Order” means the Order of the Court dated August 26, 2009 establishing, among other things, procedures for proving Claims;

“First Rights Offering Record Date” has the meaning ascribed to such term in “Rights Offering – Entitlement to Subscription Rights”;

“Floating Rate Notes” means the Floating Rate Notes due June 15, 2011 issued by ACCC pursuant to the Floating Rate Notes Indenture;

“Floating Rate Notes Indenture” means the indenture dated as of June 15, 2004, as amended, between ACCC, as borrower, and The Bank of Nova Scotia Trust Company of New York, as indenture trustee;

“Floating Rate Notes Indenture Trustee” means Deutsche Bank National Trust Company, as successor to The Bank of Nova Scotia Trust Company of New York and its successors and assigns, as indenture trustee under the Floating Rate Notes Indenture;

“Form of Proxy” means any and all of the enclosed Affected Unsecured Creditor Proxy, the Non-registered Noteholder Proxy and the Joint Proxy/Ballot;

“Fourth Claims Procedure Order” means the Order of the Court dated July 21, 2010 allowing, among other things, certain late, mis-filed and scheduled Claims;

“Fundamental Change” has the meaning ascribed to such term in the Appendix I – “Terms of the Rights Offering Notes”;

“Government Priority Claims” means any Claim owing to Her Majesty the Queen in right of Canada or any Province as described in Section 18.2(1) of the CCAA;

“Governmental Entities” means any: (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or, for the account of, any of the foregoing;

“Grievance Claims Officer” means the individual(s) appointed pursuant to and in accordance with the Second Claims Procedure Order as set out in the Second Claims Procedure Order;

“Guarantors” has the meaning ascribed to such term in “Risk Factors – Risk Factors Relating to the Rights Offering Notes”;

“Holder” means a Person holding a Claim against one or more of the Applicants;

“Implementation Date” means the Business Day on which the CCAA Plan becomes effective and is implemented in accordance with Sections 8.5 and 8.6 of the CCAA Plan, as confirmed by a certificate filed by the Monitor with the Court;

“Indenture Trustees” means, collectively, the 6.00% Senior Notes Indenture Trustee, 7.40% Debentures Indenture Trustee, 7.50% Debentures Indenture Trustee, 7.75% Notes Indenture Trustee, 7.875% Notes Indenture Trustee, 7.95% Notes Indenture Trustee, 8.375% Senior Notes Indenture Trustee, 8.50% Debentures Indenture Trustee, 8.55% Senior Notes Indenture Trustee, 8.85% Debentures Indenture Trustee, 10.85% Debentures Indenture Trustee, Canadian Secured Notes Indenture Trustee, 15.5% Senior Unsecured Notes Indenture Trustee and Floating Rate Notes Indenture Trustee;

“Initial Distribution Date” means the first Business Day that is ten days (or such longer period as may reasonably be determined by the Reorganized Debtors in consultation with the Monitor) after the Implementation Date;

“Initial Distribution Record Date” means the applicable date designated in the Sanction Order;

“Initial Order” means the Order of the Court dated April 17, 2009, as amended and restated from time to time, pursuant to which, among other things, the Applicants were granted certain relief pursuant to the CCAA;

“Initial Rights Ratio” has the meaning ascribed to such term in “Rights Offering – Entitlement to Subscription Rights”;

“Insolvency Proceedings” means, collectively, the CCAA Proceedings, the Chapter 11 Cases and the 18.6 Proceedings;

“Insurance Contract” means any policy of third party liability insurance under which the Applicants could have asserted or did assert, or may in the future assert, a right to coverage for any claim, together with any other contracts which pertain or relate to such policy;

“Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Implementation Date: (i) as to which any Insurer is obligated pursuant to the terms, conditions, limitations and exclusions of its Insurance Contract(s), to pay any judgment, settlement, or contractual obligation with respect to the Applicants; or (ii) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Contract(s);

“Insured Claim Creditor” means any creditor that is the Holder of an Insured Claim;

“Insurer” means any Person that issued, or is responsible for, an Insurance Contract;

“Inter-company Claim” means any right or claim of any Applicant, Partnership or U.S. Debtor against one or more other Applicants, Partnerships or U.S. Debtors, including any Claim, Subsequent Claim or Restructuring Claim;

“Inter-company Note Claims” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Inter-company Debt”;

“Interim Bowater DIP Order” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Interim Distribution Dates” means the first Business Day occurring 60 days after the Initial Distribution Date, and subsequently, the first (1st) Business Day occurring 60 days after the immediately preceding Interim Distribution Date (unless otherwise determined by the Monitor, in its capacity as Disbursing Agent);

“Interim Distribution Record Date” means, with respect to any Interim Distribution Date, the 15th day prior to such Interim Distribution Date;

“Investment Plans” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“IQ Financing” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Investissement Québec Financing”;

“IRS” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

“Issue Date” has the meaning ascribed to such term in the Appendix I – “Terms of the Rights Offering Notes”;

“ITA” means the Income Tax Act (Canada) as now in effect and as it may be amended from time to time;

“Joint Proxy/Ballot” means the Form of Proxy, instructions and Election Notice for Cross-border Voting Creditors;

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in any context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Lien” means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever, under United States, Canadian, or other applicable Law, affecting such interest in property;

“Liquidation Analysis” has the meaning ascribed to such term in “Recommendation of the Monitor – Liquidation Analysis”;

“LTIP” has the meaning ascribed to such term in “Reorganized ABH – Management and Director Compensation and Incentive Plans and Programs – Long-Term Equity Incentive Plan”;

“Monitor” means Ernst & Young Inc. or any successor thereto appointed in accordance with the Initial Order or any further Order of the Court;

“Monitor’s Website” means www.ey.com/ca/abitibibowater;

“Motion Parties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”;

“MPCo” means Manicouagan Power Company;

“MPCo Sale” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“NAFTA” means the North American Free Trade Agreement;

“NAFTA Proceedings” means the proceedings in relation to the expropriation of the Grand Falls newsprint mill and certain other assets by the Government of Newfoundland, the whole as more fully described in “Risk Factors – Risks Relating to the Company’s Business”;

“NASDAQ” means either the NASDAQ Global Market or the NASDAQ Global Select Market;

“New ABH Common Stock” means the common stock of Reorganized ABH which shall be issued on the Implementation Date or authorized to be issued by Reorganized ABH at any time from and after the Implementation Date;

“New Plans” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“New Securities” has the meaning ascribed to such term in “Other Considerations – Canadian Securities Law Considerations”;

“Newfoundland and Labrador” means the Province of Newfoundland and Labrador;

“Newspaper Notice” means the notice of the Claims Procedure Orders published in the Designated Newspapers in accordance with the Claims Procedure Orders, which sets out the Claims Bar Dates;

“Newsprint South” means Bowater Newsprint South LLC;

“No Vote Applicant” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“No Vote Occurrence” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Non-core Properties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Other Sale of Assets and Cost Savings Initiatives”;

“Non-core Purchaser” means 4513541 Canada Inc.;

“Non-registered Noteholders” means the beneficial owners of Canadian Unsecured Notes (other than 0% Unsecured Notes) that are registered in the name of an intermediary or a depository such as DTC or CDS;

“Non-registered Noteholder Proxy” means the Form of Proxy and instructions for Non-registered Noteholders;

“Non-resident Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada”;

“Non-U.S. Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

“Notice of Dispute” has the meaning ascribed to such term in the Claims Procedure Orders;

“Notice of Meeting” means the notice of the Creditors’ Meeting which is included in this Circular;

“Notice of Revision or Disallowance” has the meaning ascribed to such term in the Claims Procedure Orders;

“Notice of Rights Offering” means the notice of rights offering to be communicated by the Monitor to the Affected Unsecured Creditors and Cross-border Voting Creditors as of the First Rights Offering Record Date or Second Rights Offering Record Date, as the case may be, pursuant to the Creditors’ Meeting Order;

“Notice to Creditors” means the notice of the Creditors’ Meetings setting out the Creditors’ Meeting Date;

“NYSE” means the New York Stock Exchange;

“Obligations” means any and all demands, claims, actions, causes of action, counterclaims, suits, rights, obligations, debts, sums of money, accounts, covenants, damages, judgments, expenses, liabilities, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature (including interest thereon and costs, fees or other amounts in respect thereof or remedies to challenge transfers which may fall within the scope of any bulk sales, fraudulent conveyance or similar statute) whether reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, direct, indirect or derivative, then existing or hereafter arising, in law, equity or otherwise;

“Office Products” means Abitibi-Consolidated Canadian Office Products Holdings Inc.;

“Office Products Affected Unsecured Claim” means any Affected Claim against Office Products;

“Office Products Affected Unsecured Creditor” means any creditor that is the Holder of an Office Products Affected Unsecured Claim;

“Office Products Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Office Products for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions hereunder, such class being comprised solely of the Office Products Affected Unsecured Creditors;

“OID” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Consequences to the Company”;

“Order” means any order of the Court or the Bankruptcy Court;

“Original Currency” has the meaning ascribed to such term in “Creditors’ Meetings and Voting Instructions – Voting At Creditors’ Meeting – Classification of Affected Claims”;

“Oversubscription Amount” has the meaning ascribed to such term in “Rights Offering – Entitlement to Subscription Rights”;

“Participants” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Abitibi Securitization Program”;

“Partnerships” means the partnerships listed in Schedule “B” of the CCAA Plan;

“Person” means any person, including any individual, partnership, joint venture, venture capital fund, association, corporation, limited liability company, limited liability partnership, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity, syndicate, the Monitor, the Office of the United States Trustee or other entity, whether or not having legal status;

“PIK Notes” has the meaning ascribed to such term in Appendix I – “Terms of the Rights Offering Notes”;

“Plans” means, collectively, the U.S. Plan and the CCAA Plan;

“Post-filing Claims” means all Obligations which are not Claims, Subsequent Claims or Restructuring Claims and arise from, or are in respect of, the Backstop Commitment Agreement, or any other executory contract, unexpired lease or agreement which has been deemed ratified pursuant to the CCAA Plan and all Obligations which arise from, or are in respect of, any agreement entered into after the Date of Filing and approved by the Court as part of the CCAA Proceedings;

“Principal Increase” means the amount, if any, equal to the difference between (i) the net proceeds generated from the sale of the Non-core Properties (or any portion thereof) to a third party by the Non-core Purchaser or any receiver appointed in respect thereof and (ii) the Costs;

“Pro Rata” means, at any time, the proportion that (i) the Face Amount of an Affected Claim (including any Inter-company Claim deemed to be an Affected Unsecured Claim pursuant to Section 2.5(c) of the CCAA Plan (including Disputed Claims, but excluding Disallowed Claims)) in a particular class bears to (ii) the aggregate Face Amount of all Affected Claims (including any Inter-company Claim deemed to be an Affected Unsecured Claim pursuant to Section 2.5(c) of the CCAA Plan (including Disputed Claims, but excluding Disallowed Claims)) in such class less (x) the aggregate Face Amount of all Affected Claims settled, compromised, released or otherwise dealt with in accordance with Subsections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i), 2.4(d)(i), 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i), 2.4(i)(i), 2.4(j)(i) and 2.4(k)(i) of the CCAA Plan, as the case may be, and (y) the aggregate Face Amount of all Affected Claims fully paid pursuant to Section 3.7 of the CCAA Plan;

“Proof of Claim” has the meaning ascribed to such term in the Claims Procedure Orders;

“Property” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Proven Claim” means, in respect of an Affected Unsecured Creditor, the amount or any portion of the amount of the Affected Claim of such Affected Unsecured Creditor as finally determined for distribution purposes in accordance with the provisions of the CCAA Plan, the CCAA, the Claims Procedure Orders and any other applicable Orders;

“Proven Secured Claim” means the amount of a Secured Claim as agreed by the Applicants or as finally determined in accordance with the provisions of the CCAA Plan, the CCAA, the Claims Procedure Orders and any other applicable Orders;

“Recovered Paper” has the meaning ascribed to such term in “Information about ABH, the Applicants and the Business – Overview of Business Operations – Raw Materials”;

“Recycling” means Donohue Recycling Inc.;

“Recycling Affected Unsecured Claim” means any Affected Claim against Recycling, including any 15.5% Senior Unsecured Notes Claim against Recycling;

“Recycling Affected Unsecured Creditor” means any creditor that is the Holder of a Recycling Affected Unsecured Claim;

“Recycling Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Recycling for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the Recycling Affected Unsecured Creditors;

“Reduced Base Salary” has the meaning ascribed to such term in “Reorganized ABH – Management and Director Compensation and Incentive Plans and Programs – Short-Term Incentive Plans”;

“Regulations” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“Released Parties” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – CCAA Plan Releases”;

“Reorganized ABH” means, on and after the Implementation Date, ABH as reorganized under the U.S. Plan;

“Reorganized Debtors” means, on or after the Implementation Date, collectively, all of the Applicants and Partnerships (or their respective successors) remaining under and pursuant to the CCAA Plan, including the Restructuring Transactions;

“Repayment Steps” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – AbitibiBowater U.S. Holding LLC Note Repayment Transactions”;

“Reportable Payments” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations – U.S. Federal Income Tax Considerations for U.S. Holders”;

“Required Majority” means, in respect of any Affected Unsecured Creditor Class, the affirmative vote of a majority in number in such Affected Unsecured Creditor Class having Voting Claims and voting on its Resolution (in person or by proxy) at the Creditors’ Meeting in respect of such Affected Unsecured Creditor Class and representing not less than 66 2/3% in value of the Voting Claims voting (in person or by proxy) at such Creditors’ Meeting;

“Resolution” means, in respect of an Affected Unsecured Creditor Class, the resolution for such Affected Unsecured Creditor Class substantially in the form attached hereto as Appendix B – “Resolution”, providing for the approval of the CCAA Plan by the Affected Unsecured Creditors comprised in such Affected Unsecured Creditor Class;

“Restructuring Claim” has the meaning ascribed to such term in the Third Claims Procedure Order;

“Restructuring Recognition Award” has the meaning ascribed to such term in “Reorganized ABH – Management and Director Compensation and Incentive Plans and Programs – Restructuring Recognition Award”;

“Restructuring Transactions” means those steps and transactions necessary or desirable to give effect to the transactions contemplated herein and in the Restructuring Transaction Notice, which steps and transactions may include one or more incorporations, mergers, amalgamations, consolidations, arrangements, continuations, restructurings, conversions, liquidations, winding-ups, dissolutions, transfers, reorganizations, repayments, redemptions, exchanges, cancellations, discharges or other transactions (including the release of certain funds that were set aside temporarily in ULC);

“Restructuring Transactions Notice” means one or more notices setting out and detailing substantially all of the Restructuring Transactions to be posted on the Monitor’s Website on or before the CCAA Plan Supplement Filing Date with notice of such posting in each instance forthwith provided to the Service List (as such notice may be thereafter modified, amended, varied or supplemented in accordance with the Plans) provided that a final restated Restructuring Transaction Notice will be posted on the Monitor’s Website no later than on the Implementation Date with notice of such posting forthwith provided to the Service List;

“Rights Entitlement Reduction” has the meaning ascribed to such term in “Rights Offering – Increase or Reduction of Eligible Claim”;

“Rights Offering” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Implementation of the CCAA Plan”;

“Rights Offering Expiration Date” has the meaning ascribed to such term in “Rights Offering – Subscription Period”;

“Rights Offering Notes” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Implementation of the CCAA Plan”;

“Rights Offering Participant” has the meaning ascribed to such term in “Rights Offering”;

“Rights Offering Pro Rata” means, as at the applicable Rights Offering record date, the proportion that (i) the Voting Claims of an Affected Unsecured Creditor in a particular class bears to (ii) the aggregate Voting Claims of all Affected Unsecured Creditors in such particular class;

“Saguenay Forest Products” means Saguenay Forest Products Inc.;

“Saguenay Forest Products Affected Unsecured Claim” means any Affected Claim against Saguenay Forest Products, including any 15.5% Senior Unsecured Notes Claim against Saguenay Forest Products;

“Saguenay Forest Products Affected Unsecured Creditor” means any creditor that is the Holder of a Saguenay Forest Products Affected Unsecured Claim;

“Saguenay Forest Products Affected Unsecured Creditor Class” means the class of creditors grouped in accordance with their Affected Claims against Saguenay Forest Products for the purposes of considering and voting on the CCAA Plan in accordance with the provisions of the CCAA Plan and receiving distributions thereunder, such class being comprised solely of the Saguenay Forest Products Affected Unsecured Creditors;

“Sanction Hearing” means the hearing at which the Court’s sanction of the Plan under the CCAA, the CBCA and such other legislation to be set forth in the Restructuring Transactions Notice will be sought;

“Sanction Order” means the Order by the Court sanctioning the CCAA Plan pursuant to the CCAA, Section 191 of the CBCA and such other Sections and legislation to be set forth in the Restructuring Transaction Notice as such Order may be amended, or supplemented from time to time;

“Search Committee” has the meaning ascribed to such term in “Reorganized ABH – Corporate Governance”;

“SEC” means the United States Securities and Exchange Commission;

“Second Claims Package” means the package for the Affected Unsecured Creditors, including a Proof of Claim, an instruction letter explaining how to complete same, and a copy of the Claims Procedure Orders published on February 23, 2010;

“Second Claims Procedure Order” means the Order of the Court dated January 18, 2010 establishing, among other things, procedures for reviewing and determining Claims;

“Second Canadian Proof of Claim” has the meaning ascribed to such term in the Second Claims Procedure Order;

“Second Rights Offering Record Date” has the meaning ascribed to such term in “Rights Offering – Increase or Reduction of Eligible Claim”;

“Section 1145 Cutback” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Implementation of the CCAA Plan”;

“Secured Claim” means any: (i) ACCC Term Loan Claim; (ii) BCFPI Secured Bank Claim; (iii) Canadian Secured Notes Claim; or (iv) Claim, other than a CCAA Charge, which is secured by a Lien on the property of the Applicants, which Lien is valid, perfected and enforceable pursuant to applicable Laws or by reason of an Order, to the extent of the value of such property, as of the Implementation Date or such other date as is established by the Court;

“Securitization Claims” means any Claim arising under or relating to the Securitization Facility;

“Securitization Facility” means the receivables securitization facility made available to certain Subsidiaries of ABH pursuant to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of June 16, 2009, as amended, among ACUSFC, as the seller, ACI and ACSC, as originators, ACSC, as servicer, ACI, as subservicer, Citibank, N.A., as agent, and the banks named therein, and the other Transaction Documents (as defined therein);

“Securitization Program” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness – Abitibi Securitization Program”;

“Securitization Program Guarantors” has the meaning ascribed to such term in “Capitalization of ABH and the Applicants – Indebtedness –Abitibi Securitization Program”;

“SERP Claims” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“Service List” means the service list posted on the Monitor’s Website, as may be amended from time to time;

“Servicer” means any indenture trustee, agent or servicer that administers any agreement that governs the rights of a Holder of an Affected Claim;

“SG&A” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Other Cost Savings Initiatives”;

“Sponsor” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Stay of Proceedings” means the stay of proceedings under Section 11 of the CCAA;

“Stay Termination Date” has the meaning ascribed to such term in the Initial Order;

“STIPs” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“Subscription Agent” means Epiq Bankruptcy Solutions, LLC;

“Subscription Forms” has the meaning ascribed to such term in “Rights Offering – Subscription Period”;

“Subscription Rights” means the rights granted in connection with the Rights Offering to each Affected Unsecured Creditor who does not receive a Cash distribution pursuant to Subsections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i), 2.4(d)(i), 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i), 2.4(i)(i), 2.4(j)(i)or 2.4(k)(i) of the CCAA Plan;

“Subsequent Claim” has the meaning ascribed to such term in the Third Claims Procedure Order;

“Subsequent Subscription Form” has the meaning ascribed to such term in “Rights Offering – Increase or Reduction of Eligible Claim”;

“Subsidiary” means any and all of the direct or indirect wholly-owned or otherwise controlled subsidiaries of ABH and the direct or indirect wholly-owned or otherwise controlled partnerships, limited partnerships or other entities of ABH prior to the Implementation Date;

“Supplemental Distribution” has the meaning ascribed to such term in “The CCAA Plan – Description of the CCAA Plan – Restructuring”;

“Tax Code” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

“Taxable Capital Gain” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Taxes” means any and all taxes, duties, fees, pending assessments, reassessments and other governmental charges, duties, impositions and liabilities of any kind whatsoever (including any Claims by Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any Province or Territory of Canada, the CRA and any similar revenue or taxing authority, including any municipality of any Province or Territory of Canada), including all interest, penalties, fines and additions with respect to such amounts;

“Tax Proposals” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”;

“Tax Shield” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Consequences to the Company”;

“Term Loan Exit Financing Facility” means the senior secured term loan facility, that may take the form of a loan, high-yield notes, bridge facility or other loan arrangement, to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in Section 6.11 of the U.S. Plan, pursuant to such documentation, or a summary thereof, as shall be set forth in (i) a CCAA Plan Supplement, or (ii) such other notice and in such form as determined by the U.S. Debtors and the Applicants, each of which will be posted on the Monitor’s Website on or before the CCAA Plan Supplement Filing Date with notice of such posting forthwith provided to the Service List (as such notice may be thereafter modified, amended, varied or supplemented in accordance with the CCAA Plan);

“Terminated Employee Plans” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“Terminated Retirement Plans” has the meaning ascribed to such term in “Reorganized ABH – Employee Compensation and Benefit Programs”;

“TFSA” has the meaning ascribed to such term in “Income Tax Considerations – Certain Canadian Federal Income Tax Considerations – Residents of Canada”;

“Third Claims Procedure Order” means the Order of the Court dated February 23, 2010 establishing, among other things, procedures for soliciting, reviewing and determining applicable claims and Restructuring Claims;

“TSX” means the Toronto Stock Exchange, a division of TSX Inc., through which the senior listing operations of TMX Group Inc. are conducted;

“ULC” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“ULC DIP Agreement” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“ULC DIP Claim” means any and all Obligations of the borrowers and guarantors of ULC pursuant to the ULC DIP Facility or the Initial Order as of the Implementation Date;

“ULC DIP Facility” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“Unaffected Creditor” means any Creditor with Excluded Claims, in respect of and to the extent of those Excluded Claims;

“Unions” has the meaning ascribed to such term in the Second Claims Procedure Order;

“Unresolved Claim” has the meaning ascribed to such term in “Rights Offering – Unresolved Claimholders under the U.S. Plan and Escrowed Notes”;

“Unresolved Claimholder” has the meaning ascribed to such term in “Rights Offering – Unresolved Claimholders under the U.S. Plan and Escrowed Notes”;

“Unsecured Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee on or about April 28, 2009, pursuant to Section 1102 of the Bankruptcy Code, as reconstituted from time to time;

“Unsubscribed Notes” has the meaning ascribed to such term in the Backstop Commitment Agreement;

“Upfront Payment” has the meaning ascribed to such term in “Rights Offering – Distribution of Rights Offering Notes”;

“U.S. Bowater Borrowers” means Bowater, Newsprint South, Bowater Alabama LLC and Bowater Newsprint South Operations LLC;

“U.S. Bowater DIP” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Bowater DIP Collateral” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Bowater DIP Orders” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Bowater DIP Parties” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. Debtors” means ABH, AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada, Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, ACF LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Bowater Alabama LLC, Bowater America Inc., BCFC, BCFPI, BCHI, Bowater Canadian Limited, Bowater Finance Company Inc., Bowater Finance II LLC, Bowater, Bowater LaHave Corporation, Bowater Maritimes, Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater South American Holdings Incorporated, Bowater Ventures Inc., Catawba Property Holdings, LLC, Coosa Pines Golf Club Holdings LLC, Donohue, Lake Superior Forest Products Inc. and Tenex Data Inc., ABH LLC 1 and ABH Holding Company Inc.;

“U.S. DIP Order” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – DIP Credit Facilities”;

“U.S. GAAP” means generally accepted accounting principles in the United States of America;

“U.S. Holder” has the meaning ascribed to such term in “Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”;

U.S. Petition Date” means April 16, 2009;

“U.S. Plan” means the plan of reorganization of the U.S. Debtors dated May 24, 2010, as may be further amended, varied or supplemented from time to time in accordance with the terms thereof, which U.S. Plan can be obtained through the Monitor’s Website;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Voting Claim” means, in respect of an Affected Unsecured Creditor, the Canadian dollar amount of the Affected Claim of such Affected Unsecured Creditor accepted for purposes of voting at any Creditors’ Meeting, in accordance with the provisions of the Creditors’ Meeting Order and the Cross-border Voting Protocol;

“Voting Record Date” means September 7, 2010 or such other date as may be determined by the Monitor;

“Wind Up Claim” has the meaning ascribed to such term in “The CCAA Plan – Events Subsequent to the CCAA Proceedings – Adversary Proceedings”; and

“Woodbridge” means, collectively, Woodbridge International Holdings Limited, Woodbridge International Holdings SA and The Woodbridge Company Limited.

I. INTRODUCTION

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the Applicants for use at the Creditors’ Meetings for the purposes set forth in the Notice of Meetings addressed to Affected Unsecured Creditors. This Circular is also furnished to Affected Unsecured Creditors in connection with the Rights Offering. See “Rights Offering”.

The CCAA Plan provides for a coordinated restructuring and compromise of Affected Claims against the Applicants. The U.S. Debtors are subject to the Chapter 11 Cases and have filed the U.S. Plan with the Bankruptcy Court. Under the CCAA Plan, the treatment of a Proven Claim against a Cross-border Debtor is intended to be consistent with the treatment of an Allowed Claim (as defined in the U.S. Plan) against the same Cross-border Debtor in the U.S. Plan, with the Holder of an Allowed Cross-border Claim receiving a single recovery on account of such an Allowed Cross-border Claim in the CCAA Plan and the U.S. Plan and the aggregate distribution which such Holder of an Allowed Cross-border Claim shall receive whether under the CCAA Plan or the U.S. Plan or a combination of both, not exceeding the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan. Effectiveness of the CCAA Plan is conditional upon the effectiveness of the U.S. Plan, and effectiveness of the U.S. Plan is conditional upon the effectiveness of the CCAA Plan.

This Circular provides certain information regarding the history of ABH and the Applicants, significant events that have occurred during the CCAA Proceedings and the anticipated organization, operations and financing of Reorganized ABH, the Applicants and the U.S. Debtors upon emergence from the CCAA Proceedings and from the Chapter 11 Cases. This Circular also describes the terms and provisions of the CCAA Plan and the Rights Offering, including certain alternatives to the CCAA Plan, certain effects of Court sanction of the CCAA Plan, certain risk factors associated with the likelihood of the CCAA Plan being implemented or failing to be implemented, the results and operations of the Applicants following emergence from the CCAA Proceedings and with the securities to be delivered under the CCAA Plan, as well as the securities issuable pursuant to the Rights Offering, the U.S. Plan and the manner in which distributions will be made under the CCAA Plan. In addition, this Circular discusses the sanction process, the voting procedures that Affected Unsecured Creditors must follow for their votes to be counted at any Creditors’ Meeting and the procedure to follow for Affected Unsecured Creditors to participate in the Rights Offering.

THIS CIRCULAR CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE CCAA PLAN, CERTAIN DOCUMENTS RELATED TO THE CCAA PLAN, CERTAIN EVENTS IN THE CCAA PROCEEDINGS, THE RIGHTS OFFERING AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE APPLICANTS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS CIRCULAR HAS BEEN PROVIDED BY THE APPLICANTS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE APPLICANTS DO NOT WARRANT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

THIS CIRCULAR CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF THE CCAA PLAN. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CCAA PLAN WHICH ACCOMPANIES THIS CIRCULAR AND TO THE SCHEDULES ATTACHED THERETO OR OTHER DOCUMENTS REFERRED TO THEREIN.

II. CREDITORS’ MEETINGS AND VOTING INSTRUCTIONS

A. NOTICE OF CREDITORS’ MEETINGS AND MEETING MATERIALS

The Creditors’ Meeting Materials, the Affected Unsecured Creditor Proxy and the materials required pursuant to the Cross-border Voting Protocol will have been sent to the Affected Unsecured Creditors and the Cross-border Voting Creditors with Voting Claims as of June 30, 2010. Please see “Creditors’ Meetings and Voting Instructions – Non-registered Noteholders” for details relating to the Non-registered Noteholders.

The Monitor will send the Creditors’ Meeting Materials to any other Affected Unsecured Creditors as the Monitor deems necessary up to and until the Creditors’ Meeting Date.

Any modifications to the Creditors’ Meeting Materials will be posted on the Monitor’s Website.

B. PROCEDURE FOR CREDITORS’ MEETINGS

Pursuant to the Creditors’ Meeting Order, each Creditors’ Meeting has been convened for the purpose of considering and, if deemed advisable, adopting, with or without variation, the Resolution in respect of each Affected Unsecured Creditor Class to approve the CCAA Plan. Each Creditors’ Meeting will be held in Montreal at the Hilton Montreal Bonaventure, 900 de La Gauchetière West, Montréal, Québec, H5A 1E4, Canada, on September 14, 2010 at 10:00 a.m. (Montreal time).

Each Creditors’ Meeting will be held and conducted in accordance with the provisions of the Creditors’ Meeting Order. The Monitor will designate any Person, including an employee or any representative of the Monitor who will preside as the Chair of each Creditors’ Meeting of each Affected Unsecured Creditor Class and, subject to the Creditors’ Meeting Order or any Order of the Court, will decide all matters relating to the conduct of such Creditors’ Meeting. The Applicants or any Affected Unsecured Creditor may appeal any decision of the Chair to the Court no later than four Business Days from such decision. The Monitor may appoint scrutineers for the supervision and tabulation of the attendance at, quorum at and votes cast at the Creditors’ Meeting of each Affected Unsecured Creditor Class and any person to act as secretary at the Creditors’ Meeting of each Affected Unsecured Creditor Class.

The only Persons entitled to attend and speak at a Creditors’ Meeting of each Affected Unsecured Creditor Class are Affected Unsecured Creditors with Voting Claims and their proxy holders, representatives of the Applicants, members of the boards of directors of the Applicants, representatives of the Monitor, representatives of the Ad Hoc Unsecured Noteholders Committee, the Chair and their respective legal counsel and financial advisors. Any other Person may be admitted to a Creditors’ Meeting of each Affected Unsecured Creditor Class at the invitation of the Chair.

The quorum required at each Creditors’ Meeting is one Affected Unsecured Creditor in the relevant Affected Unsecured Creditor Class present in person or by proxy and entitled to vote at such Creditors’ Meeting. If the requisite quorum is not present at any Creditors’ Meeting, then such Creditors’ Meeting will be adjourned by the Chair to such date, time and place as may be decided by the Chair in his sole discretion. The Chair will decide on the manner of giving notice to the Affected Unsecured Creditors of the rescheduled meeting and may, if he or she deems it appropriate, restrict such notice to a notice posted on the Monitor’s Website.

The Chair is authorized to adjourn, postpone or otherwise reschedule a Creditors’ Meeting on one or more occasions to such time(s), date(s) and place(s) as the Chair deems necessary or desirable (without the need to first convene such Creditors’ Meeting for the purpose of any adjournment, postponement or other rescheduling thereof). The Chair will decide on the manner of giving notice to the Affected Unsecured Creditors of the rescheduled meeting and may, if he deems it appropriate, restrict such notice to a notice posted on the Monitor’s Website.

C. ENTITLEMENT TO VOTE

Affected Unsecured Creditors will be entitled to prove their respective Affected Claims, vote their Voting Claims in respect of the CCAA Plan, and, if their Claims become Proven Claims, receive the distributions provided for pursuant to the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol, the Creditors’ Meeting Order and the CCAA Plan. The procedure for valuing Affected Claims for voting and distribution purposes and resolving disputes in respect of any such valuation is set forth in the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol, the Creditors’ Meeting Order and the CCAA Plan.

All Affected Unsecured Creditors should refer to the Claims Procedure Orders, the Cross-border Claims Protocol, the Creditors’ Meeting Order, the Cross-border Voting Protocol and the CCAA Plan for a complete description of the procedures pursuant to which Claims are valued. The Claims Procedure Orders, the Cross-border Claims Protocol, the Creditors’ Meeting Order, the Cross-border Voting Protocol and the CCAA Plan provide for, among other things, (a) the Claims Bar Dates prior to which Affected Unsecured Creditors had to file Proofs of Claim in order to be entitled to vote on the Resolution, (b) the procedures pursuant to which the validity and value of the Claims of Affected Unsecured Creditors are determined for voting and distribution purposes, and (c) the conversion of Claims denominated in foreign currency into Canadian dollars. The Cross-border Claims Protocol supplements the procedures established in the Claims Procedure Orders with respect to the filing and determination of Claims against the Cross-border Debtors.

Claims Bar Dates

Pursuant to the First Claims Procedure Order, the Monitor published on September 10 and 15, 2009, respectively, the Newspaper Notice (a) in the Designated Newspapers, and (b) on the Monitor’s Website, and the First Claims Package in English and French. Pursuant to the Third Claims Procedure Order, the Monitor posted on February 23, 2010 on the Monitor’s Website, the Second Claims Package in English and French. In addition, the Monitor has sent to all known Affected Unsecured Creditors a copy of the Claims Packages, the First Claims Procedure Order and the Third Claims Procedure Order, along with additional instruction letters to specific groups of creditors as provided for in the Claims Procedure Orders.

In order for an Affected Unsecured Creditor to be entitled to attend and vote, in person or by proxy, at the Creditors’ Meeting in respect of each Affected Unsecured Creditor Class to which such Affected Unsecured Creditor belongs, and receive distributions pursuant to the CCAA Plan, the Monitor must have received a Proof of Claim in respect of that Affected Unsecured Creditor’s Affected Claims on or before the Claims Bar Dates as specified in the Claims Procedure Orders or otherwise allowed by the Court. An Affected Unsecured Creditor desiring to have another Person attend and vote on its behalf at the Creditors’ Meeting in respect of an Affected Unsecured Creditor Class to which it belongs must appoint a proxy in accordance with the procedures specified hereinbelow.

With respect to Affected Claims (other than a Restructuring Claim arising after April 7, 2010), the Claims Bar Dates were set at November 13, 2009 or April 7, 2010 depending on the type of Affected Claims. Although a brief summary of these Orders is included below, creditors are advised that they must refer to the Claims Procedure Orders in order to determine in which category their Claims fall and which Claims Bar Date applies:

(a)	the November 13, 2009 bar date set forth in the First Claims Procedure Order applied to most Claims against the Applicants, including claims arising as a result of or in connection with the repudiation, breach, termination or restructuring by the Applicants of any contract, lease or other agreement between April 17, 2009 and August 31, 2009, save and except for: (i) Restructuring Claims, as defined in the First Claims Procedure Order; (ii) Claims of an employee of any of the Applicants who was employed by that Applicant as of April 16, 2009; (iii) Claims asserted by any Person, including pension plan administrators, or pension authorities, in respect of the twenty registered pension plans for the Applicants’ Canadian employees; (iv) Noteholder Claims and Claims asserted by the Applicants’ Pre-Petition Lenders (as said terms are defined in the First Claims Procedure Order); (v) any Inter-company Claim (as said term is defined in the First Claims Procedure Order); and (vi) Claims secured by administration charges, D&O charges and DIP charges as set out in the Initial Order.

(b)

the April 7, 2010 bar date set forth in the Third Claims Procedure Order applied to most Claims excluded from the November 13, 2009 bar date under the First Claims Procedure Order (including, without limitation (i) any Claims by employees who were employed by the Applicants as at April 16, 2009 or thereafter; and (ii) Restructuring Claims as defined herein), though in the case of Restructuring

Claims arising after April 7, 2010, the applicable bar date has been set at 30 days after the date of mailing by the Monitor of a notice advising the Affected Unsecured Creditor to file a Second Canadian Proof of Claim as a result of any event giving rise to a Restructuring Claim. Certain claims have remained excluded from the April 7, 2010 bar date under the Third Claims Procedure Order however, namely: (i) Claims secured by administration charges, D&O charges and DIP charges as set out in the Initial Order; (ii) any Inter-company Claim (as said term is defined in the First Claims Procedure Order); and (iii) any Claim for amounts owed in respect of ordinary payroll obligations or for the reimbursement of expenses scheduled to be paid in the ordinary course.

Pursuant to the Fourth Claims Procedure Order, and notwithstanding the Claims Bar Dates, the Claims filed with the Monitor against the Applicants which fall within the following categories will be deemed to be timely filed with the Monitor for the purposes of the Applicants Claims process: (i) trade Claims and employee Claims which were filed after the Claims Bar Dates; (ii) Claims by former employees who were not employed as of April 16, 2009 and which were filed after the Claims Bar Dates; (iii) Claims by creditors of the Cross-border Debtors which were not filed but which are nevertheless scheduled Claims; and (iv) Claims filed by Creditors with Epiq Bankruptcy Solutions, LLC pursuant to the Chapter 11 Cases that should have been filed against the Applicants pursuant to the Claims Procedure Orders.

If an Affected Unsecured Creditor has failed to file its Proof of Claim or Second Canadian Proof of Claim or if no such proof of claim has been filed on its behalf in accordance with the Creditors’ Meeting Order, the Claims Procedure Orders, the Cross-border Claims Protocol or the CCAA Plan prior to the relevant Claims Bar Dates, and provided such Affected Unsecured Creditor has not been permitted to file a late claim pursuant to the Claims Procedure Orders, that Affected Unsecured Creditor shall be forever barred from voting at the Creditors’ Meeting in respect of the Affected Unsecured Creditor Class to which it belongs and from receiving any distribution under the CCAA Plan, and the Applicants will be released from the Affected Claims of such Affected Unsecured Creditor and Section 6.10(b) of the CCAA Plan will apply to all such Claims.

Examination of Proofs of Claim

In accordance with the Claims Procedure Orders, the Monitor has the discretion to determine the adequacy of compliance in respect of a Proof of Claim and may waive strict compliance with the Claims Procedure Orders if it is satisfied that a Claim has been adequately proven.

The Monitor, together with the Applicants, has examined or will examine each Proof of Claim filed, and has either accepted, revised or rejected each Proof of Claim. If a Claim is accepted by the Monitor for voting purposes, the Monitor may, but is not required to, send notice of such acceptance to the Affected Unsecured Creditor. If the Monitor decides to revise or reject a Proof of Claim for voting purposes, the Monitor will deliver a Notice of Revision or Disallowance in respect of the Affected Unsecured Claim. The Affected Unsecured Creditor who receives such a Notice of Revision or Disallowance and wishes to dispute it must, within ten Business Days of the receipt thereof, send a Notice of Dispute to the Monitor setting out the basis for its dispute. The Monitor, with the assistance of the Applicants, will attempt to consensually resolve the Disputed Claim. If the matter is not consensually resolved in a time period that the Monitor believes is appropriate, the Monitor will, after consultation with the Applicants, refer the Claim to a Claims Officer or to the Court or, in the case of a grievance filed on behalf of the Applicants’ current or former employees, to a Grievance Claims Officer. If the Affected Unsecured Creditor does not provide such a Notice of Dispute within the prescribed time period, such Affected Unsecured Creditor will be deemed to have accepted the determination of its Claim as set out in the Notice of Revision or Disallowance. The Applicants, the Affected Unsecured Creditor or the Unsecured Creditors’ Committee, if applicable, may appeal a Claims Officer’s or Grievance Claims Officer’s determination with respect to a Disputed Claim within ten Business Days of notification of such determination. If an appeal is not filed within such time period, then the Claims Officer’s or Grievance Claims Officer’s determination will be deemed to be final and binding and will be a Voting Claim.

D. VOTING AT CREDITORS’ MEETING

Classification of Affected Claims

Subject to certain deeming provisions on voting described under “The CCAA Plan – Description of the CCAA Plan – Required Approvals” for the purpose of voting on, and distributions pursuant to, the CCAA Plan, the Affected Claims are divided into 20 classes as set out below:

(i)	the ACI Affected Unsecured Creditor Class;

(ii)	the ACCC Affected Unsecured Creditor Class;

(iii)	the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, being 10 classes of Affected Unsecured Creditors grouped in accordance with their Affected Claims against each of the 15.5% Guarantor Applicants, which Affected Claims only include 15.5% Senior Unsecured Notes Claims;

(iv)	the Saguenay Forest Products Affected Unsecured Creditor Class;

(v)	the BCFPI Affected Unsecured Creditor Class;

(vi)	the BCFC Affected Unsecured Creditor Class;

(vii)	the AbitibiBowater Canada Affected Unsecured Creditor Class;

(viii)	the Bowater Maritimes Affected Unsecured Creditor Class;

(ix)	the ACNSI Affected Unsecured Creditor Class;

(x)	the Office Products Affected Unsecured Creditor Class; and

(xi)	the Recycling Affected Unsecured Creditor Class.

Without limitation to the provisions of any Law prohibiting double recovery and subject to the provisions of the CCAA Plan, for voting and distribution purposes, in respect of all Affected Creditors and their rights in respect of Affected Claims: (i) all guarantees of an Applicant of the payment or performance by another Applicant with respect to any Affected Claim will be recognized; (ii) each Affected Claim and all guarantees by an Applicant of such Affected Claim will be treated as multiple Affected Claims against the Applicants; and (iii) any joint obligation of any Applicant with another Applicant will be treated as two separate Affected Claims against the Applicants, provided, however, that the aggregate recovery on account of any Proven Claim or Allowed Claim (as defined under the U.S. Plan) from all sources, including distributions under the CCAA Plan, the U.S. Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, surety indemnity, joint and several obligations or otherwise, shall not exceed (a) 100% of the underlying indebtedness, liability or obligation giving rise to such Claim, or (b) where the underlying indebtedness, liability or obligation giving rise to such Claim is denominated in a currency (the “Original Currency”) other than Canadian dollars, 100% of such underlying indebtedness, liability or obligation after conversion of the value of the distributions received in Canadian dollars back to the Original Currency at the Bank of Canada noon spot rate of exchange for exchanging Canadian dollars to the Original Currency on the date of applicable Initial Distribution Date, Interim Distribution Date or the Final Distribution Date.

To the extent that any Claim is both a Proven Claim against a Cross-border Debtor under the CCAA Plan and an Allowed Claim (as defined in the U.S. Plan) against the same Cross-border Debtor under the U.S. Plan (each an “Allowed Cross-border Claim”), (i) there shall only be a single recovery on account of such Allowed Cross-border Claim under the CCAA Plan and the U.S. Plan, and (ii) the aggregate distribution which such Allowed Cross-border Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan.

Voting Procedure

The Applicants will seek approval of the CCAA Plan by the affirmative vote of the Required Majorities. Any resolution, including the Resolution in respect of each Affected Unsecured Creditor Class, to be voted on at a Creditors’ Meeting to approve, amend, vary or supplement the CCAA Plan, will be decided by the Required Majorities on a vote by ballot, and any other matter submitted for a vote at any Creditors’ Meeting will be decided by a majority of votes cast on a vote by a show of hands, unless the Chair decides, in his or her sole discretion, to hold such vote by way of ballot, provided, however, that each vote of a 15.5% Senior Unsecured Notes Creditor by way of ballot or show of hands in respect of the ACCC Affected Unsecured Creditor Class will be deemed to be a vote in respect of such 15.5% Senior Unsecured Notes Creditor’s 15.5% Senior Unsecured Notes Claims comprised in each of the Affected Unsecured Creditor Classes set forth in the CCAA Plan, including the ACI Affected Unsecured Creditor Class, Saguenay Forest Products Affected Unsecured Creditor Class, ACNSI Affected Unsecured Creditor Class, Office Products Affected Unsecured Creditor Class, Recycling Affected Unsecured Creditor Class and 15.5% Guarantor Applicant Affected Unsecured Creditor Classes. The result of any vote will be binding on all Affected Unsecured Creditors in the respective Affected Unsecured Creditor Class, whether or not any such Affected Unsecured Creditor is present and voting (in person or by proxy) at the Creditors’ Meeting for such Affected Unsecured Creditor Class.

Each Affected Unsecured Creditor with a Voting Claim as of the Voting Record Date or its proxy holder is entitled to one vote and the weight attributed to such vote (for the purposes of determining the Required Majorities) will be equal to the aggregate Canadian dollar value of such Affected Unsecured Creditor’s Voting Claim (if necessary, converted into Canadian dollars in accordance with the Creditors’ Meeting Order and the CCAA Plan). For the purpose of calculating a majority in number of an Affected Unsecured Creditor Class, each individual Non-registered Noteholder will only be counted once, without duplication, even if that Non-registered Noteholder holds Canadian Unsecured Notes through more than one registered holder of Canadian Unsecured Notes or Participant Noteholders, and each Affected Unsecured Creditor of an Applicant with a Proven Claim will only be counted once even if such Affected Unsecured Creditor holds more than one Proven and/or Disputed Claim that has been approved for voting purposes against such Applicant. For greater certainty, only beneficial owners of Canadian Unsecured Notes (and not registered holders of Canadian Unsecured Notes or Participant Noteholders unless they are also beneficial holders of Canadian Unsecured Notes) will be entitled to vote their Proven Claims in respect of the Canadian Unsecured Notes as provided for in the Creditors’ Meeting Order.

If the amount of the Affected Claim of any Affected Unsecured Creditor is not resolved for voting purposes before the Voting Record Date in accordance with the Claims Procedure Orders, the Cross-border Insolvency Protocol, the Cross-border Voting Protocol and the Creditors’ Meeting Order, such Affected Unsecured Creditor will be entitled to vote at the Creditors’ Meeting in respect of the Affected Unsecured Creditor Class to which it belongs based on that portion of its Affected Claim which has been accepted for voting purposes by the Monitor, without prejudice to the rights of the Applicants, or the Affected Unsecured Creditor, with respect to the final determination of the Affected Unsecured Claim for distribution purposes in accordance with the terms of the Claims Procedure Orders, the Creditors’ Meeting Order and the CCAA Plan.

Affected Unsecured Creditors whose Affected Claims have been revised or disallowed, in full or in part, which revision or disallowance remains in dispute or under appeal in accordance with the Claims Procedure Orders and the Cross-border Claims Protocol, will have their voting intentions with respect to such disputed or disallowed amounts recorded by the Monitor and reported to the Court in accordance with the Creditors’ Meeting Order.

Transfer of Voting Claims

No assignee, transferee or purchaser of any Voting Claim who acquired or became the assignee or transferee of such Voting Claim after the Voting Record Date will have any right or entitlement whatsoever to attend or vote at, either in person or by proxy, any Creditors’ Meeting.

Any transferee, assignee or acquirer of a Voting Claim who acquired or became the assignee or transferee of such a Voting Claim on or prior to the Voting Record Date but whose name does not appear as of the Voting Record Date as the Holder of such transferred or assigned Voting Claim, may, prior to the Voting Record Date, deliver evidence satisfactory to the Monitor (A) of its ownership of the whole of such Voting Claim as of the Voting Record Date, and (B) that such transfer or assignment was valid at Law, in order to be entitled to (i) receive from the Monitor a package containing the Creditors’ Meeting Materials and the relevant Form of

Proxy, (ii) be included on the list of Affected Unsecured Creditors entitled to vote at the Creditors’ Meeting held in respect of the Affected Unsecured Creditor Class to which it belongs, and (iii) attend and vote, either in person or by proxy, the transferor’s or assignor’s Voting Claim at the relevant Creditors’ Meeting in lieu and to the exclusion of the transferor’s or assignor’s right to attend and vote at the Creditor’s Meeting with respect to the transferred Voting Claim.

Transfer or Assignment of Affected Claims

For purposes of determining entitlement to receive any distribution pursuant to the CCAA Plan, the Applicants, the Disbursing Agent and the Servicers, and each of their respective agents, successors and assigns, shall have no obligation to recognize any transfer or assignment of any Affected Claim unless and until notice of the transfer or assignment from either the transferor, assignor, transferee or assignee, together with evidence showing ownership, in whole or in part, of such Affected Claim and that such transfer or assignment was valid at law, has been received by the affected Applicants, the Disbursing Agent or the Servicer, as the case may be, at least five Business Days prior to the Initial Distribution Record Date, any Interim Distribution Record Date or the Final Distribution Date, as applicable.

Solicitation of Proxies

The solicitation of proxies on behalf of the Applicants will be primarily by mail and the costs of such solicitation will be paid by the Applicants as a cost of the CCAA Proceedings.

Voting by Proxy

Each Affected Unsecured Creditor entitled to vote at any Creditors’ Meeting may vote at such Creditors’ Meeting in person or by proxy. A Form of Proxy for use at the Creditors’ Meetings accompanies this Circular. An Affected Unsecured Creditor may use the enclosed Form of Proxy to appoint its proxy holder and may appoint any Person (who does not have to be an Affected Unsecured Creditor) to act on its behalf at any Creditors’ Meeting by inserting that Person’s name in the blank space provided on the Form of Proxy enclosed with this Circular. If no name has been inserted in the space provided, the Affected Unsecured Creditor will be deemed to have appointed any officer of the Monitor, in its capacity as Monitor, or such other Person as the Monitor may designate, as proxy holder of the Affected Unsecured Creditor, with full power of substitution, to attend on behalf of and act for the Affected Unsecured Creditor at the Creditors’ Meeting in respect of the Affected Unsecured Creditor Class to which it belongs and at any and all adjournments, postponements or other rescheduling thereof. A Form of Proxy must be signed by the Affected Unsecured Creditor or its attorney duly authorized in writing or, if the Affected Unsecured Creditor is not an individual, by its duly authorized officer or attorney. A Form of Proxy signed by a Person acting as attorney, or in some other representative capacity, should indicate such Person’s capacity, and the Monitor may request that the appropriate instrument evidencing qualification and authority to act be provided.

In order to be used at any Creditors’ Meeting, a Form of Proxy must be sent to the Monitor by (a) first class mail in the pre-paid, pre-addressed return envelope provided with the Form of Proxy, or (b) personal delivery, overnight courier or first class mail, or (c) by facsimile or e-mail at the coordinates set out below, such that it is received at any time prior to 5:00 p.m. (Montreal time) on September 13, 2010 or at any time prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding the date set for any adjournment, postponement or rescheduling of such Creditors’ Meeting:

By mail:	Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 2000 Montreal, Québec H3B 1X9 Canada Attention: ABH et al. Creditors’ Meeting

By facsimile:	514-879-3992

By e-mail:	abitibibowater@ca.ey.com

Forms of Proxy may also be deposited with the Chair prior to the commencement of any Creditors’ Meeting or any adjournment, postponement or rescheduling thereof. Forms of Proxy submitted by facsimile or other electronic submission will not be counted.

Any Affected Unsecured Creditor’s Form of Proxy will be voted in any ballot in accordance with the Affected Unsecured Creditor’s instruction to vote for or against the approval of the Resolution and any other matters before the Creditors’ Meeting in respect of each Affected Unsecured Creditor Class to which such Affected Unsecured Creditor belongs. In the absence of such instruction, the Form of Proxy will be voted FOR the approval of the Resolution to approve the CCAA Plan in respect of such Affected Unsecured Creditor Class.

The Form of Proxy enclosed with this Circular confers discretionary authority upon the Persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to any other matter that may properly come before any Creditors’ Meeting. The Applicants may amend the CCAA Plan by written instrument at any time and from time to time before and during any Creditors’ Meeting in accordance with the terms of the CCAA Plan. After any Creditors’ Meeting, the Applicants may amend the CCAA Plan, as approved by the Affected Unsecured Creditors, without the need for obtaining an Order if the Monitor determines that the proposed amendment is of an administrative nature and is not materially prejudicial to the interests of the Affected Unsecured Creditors under the CCAA Plan and is necessary to give full effect to the intent of the CCAA Plan or the Sanction Order.

Revocation of Proxies

An Affected Unsecured Creditor who has submitted voting instructions in a duly signed and completed Form of Proxy may revoke such instructions by an instrument in writing, including a later-dated Form of Proxy, executed by such Affected Unsecured Creditor or its attorney duly authorized in writing or, if the Affected Unsecured Creditor is not an individual, by a duly authorized officer or attorney, and delivered to the office of the Monitor as described above at any time prior to 5:00 p.m. (Montreal time) on the last Business Day before the Creditors’ Meeting in respect of the Affected Unsecured Creditor Class to which such Affected Unsecured Creditor belongs or the date set for any adjournment, postponement or rescheduling thereof, or to the Chair prior to the commencement of such Creditors’ Meeting or any adjournment, postponement or rescheduling thereof.

Election Notice

Any Affected Unsecured Creditor with a Proven Claim equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) may elect not to receive a Cash distribution as provided under the CCAA Plan by duly completing the Election Notice provided in a Form of Proxy and shall complete, sign, send or deposit such Form of Proxy within the time provided in paragraph 38 or 39 of the Creditors’ Meeting Order, as the case may be, failing which such Affected Unsecured Creditor will be deemed to have elected to receive a Cash distribution.

Any Affected Unsecured Creditor with a Proven Claim of more than Cdn$6,073 may elect to have its Proven Claim reduced, for distribution purposes only, to Cdn$6,073 in order to receive in full and final satisfaction of its Proven Claims, a Cash distribution of Cdn$3,036.50 (being 50% of Cdn$6,073) by duly completing the Election Notice provided in a Form of Proxy and shall complete, sign, send or deposit such Form of Proxy within the time provided in paragraph 38 or 39 of the Creditors’ Meeting Order, as the case may be, failing which such Affected Unsecured Creditor will be deemed to have elected to receive its Pro Rata share of New ABH Common Stock.

Any Affected Unsecured Creditor who intends to attend the Creditors’ Meeting in respect of the Affected Unsecured Creditor Class to which it belongs and wishes to make one of the above-mentioned elections must complete and sign the Election Notice and deposit it with the Monitor or the Chair of the Creditors’ Meetings before the commencement of such Creditors’ Meeting.

All such Election Notices once delivered to the Monitor or the Chair will be final, unconditional and irrevocable, and no Affected Unsecured Creditor will be entitled to change, revoke or withdraw its election for a Cash distribution after receipt by the Monitor of the relevant Form of Proxy.

Non-registered Noteholders

Canadian Unsecured Notes (other than the 0% Unsecured Notes) owned by a Non-registered Noteholder are usually registered either:

(a)	in the name of an intermediary that the Non-registered Noteholder deals with in respect of the Canadian Unsecured Notes. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered Registered Education Savings Plan, Registered Retirement Income Fund, Registered Retirement Savings Plan and similar plans; or

(b)	in the name of a depository such as DTC or CDS.

The Applicants have distributed copies of the Creditors’ Meeting Materials to DTC, CDS and intermediaries for onward distribution to Non-registered Noteholders.

Intermediaries are required to forward the Creditors’ Meeting Materials to Non-registered Noteholders unless a Non-registered Noteholder has waived the right to receive them. Typically, intermediaries will use a service company to forward the Creditors’ Meeting Materials to Non-registered Noteholders.

Non-registered Noteholders will receive a Non-registered Noteholder Proxy or another document based on the standard practice of the intermediaries. The purpose of these documents is to permit Non-registered Noteholders to direct the voting of the Canadian Unsecured Notes they beneficially own.

The Non-registered Noteholder Proxy that Non-registered Noteholders will receive, as part of the Creditors’ Meeting Materials, has already been partially completed and signed by the intermediary (typically by a facsimile, stamped signature) and indicates the number of Canadian Unsecured Notes beneficially owned by the Non-registered Noteholder in respect of which the Non-registered Noteholder is requested to vote. If the Non-registered Noteholder does not wish to attend and vote at the Creditors’ Meeting, in respect of each Affected Unsecured Creditor Class to which such Non-registered Noteholder belongs, in person (or have another person attend and vote on the Non-registered Noteholder’s behalf), the Non-registered Noteholder must either (i) complete the Non-registered Noteholder Proxy and deposit it with the Monitor in accordance with the directions specified on the Non-registered Noteholder Proxy, or (ii) follow the voting instructions provided to them by the intermediary. If a Non-registered Noteholder wishes to attend and vote at the Creditors’ Meeting, in person (or have another person attend and vote on the Non-registered Noteholder’s behalf), the Non-registered Noteholder must strike out the names of the persons named in the Non-registered Noteholder Proxy and insert the Non-registered Noteholder’s (or such other person’s) name in the blank space provided.

The Non-registered Noteholders shall follow the voting instructions specified on their Non-registered Noteholder Proxy or another document based on the standard practice of the intermediaries and contact their broker or intermediaries promptly if they need assistance with the Non-registered Noteholder Proxy.

Cross-border Voting Creditors

Cross-border Voting Creditors will receive a form of Joint Proxy/Ballot to permit them to direct the voting of their Claims against Cross-border Debtors. See “Cross-border Voting Protocol”. An Election Notice is also included in a Cross-border Voting Creditor’s form of Joint Proxy/Ballot.

Monitor’s Report

On or before September 3, 2010, the Monitor will serve a report of the CCAA Plan and a report of the Applicants’ business and financial affairs on all known interested parties, including those Persons listed on the Service List published on the Monitor’s Website will file such report with the Court and will publish it on the Monitor’s Website.

E. RIGHTS OFFERING

Affected Unsecured Creditors should refer to “Rights Offering” for details on the Rights Offering, including eligibility and subscription details.

III. INFORMATION ABOUT ABH, THE APPLICANTS AND THE BUSINESS

A. CORPORATE STRUCTURE

AbitibiBowater Inc.

ABH was created under the Laws of Delaware in connection with the October 29, 2007 combination of Bowater and ACI in a merger of equals (the “Combination”). As a result of the Combination, Bowater and ACI became Subsidiaries of ABH. ABH is the largest producer of newsprint in the world by capacity and one of the largest publicly traded forest products companies in the world. Excluding facilities ABH has permanently closed, ABH owns or operates 22 pulp and paper manufacturing facilities located in Canada, the United States and South Korea and 24 wood products facilities in Canada. ABH produces a wide variety of newsprint, coated specialty papers, market pulp and wood products, which are marketed in over 90 countries. The registered office of ABH is located at 1209 Orange Street, Wilmington, Delaware, 19801, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Since the Combination, the ACI Group, together with its former subsidiary, Donohue and its Subsidiaries, and the Bowater Group have operated distinctly within the corporate enterprise for cash flow and finance purposes. Both groups maintain separate accounting systems capable of tracking cash flows within ACI and Bowater, respectively.

ABH itself functions as a holding company with no independent operations. It principally conducts its business through four direct Subsidiaries: Bowater (and its Canadian Subsidiary BCFPI), Newsprint South, ACI (and its Subsidiary ACCC), and AbitibiBowater Holding. Bowater and its former Subsidiary, Newsprint South, and their direct and indirect Subsidiaries, including BCFPI, comprise the Bowater Group. AbitibiBowater Holding functions as the holding company for the Donohue Group.

Abitibi-Consolidated Inc.

ACI was incorporated on May 30, 1997 under the CBCA and is a wholly-owned Subsidiary of ABH. ACI resulted from the 1997 amalgamation of Abitibi-Price Inc. (incorporated in 1914) and Stone-Consolidated Corporation (itself the result of a merger with Rainy River Forest Products Inc., incorporated in 1941) under the CBCA. In 2000, ACI acquired all the shares of Donohue, a major Canadian integrated forest products company engaged in forest management and in the manufacturing and sale of newsprint, specialty papers, market pulp and wood products with mills located in Québec, Ontario, British Columbia and Texas. Donohue became a direct Subsidiary of AbitibiBowater Holding (itself a direct Subsidiary of ABH) in 2008 as part of ABH’s restructuring efforts. The registered and principal offices of ACI are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Abitibi-Consolidated Company of Canada

ACCC was created by way of an amalgamation in March 1997 under the Laws of Québec. ACCC is a wholly owned Subsidiary of ACI. ACCC has no operations that are independent of ACI and substantially all of its sales are made to ACI and its affiliated companies. ACCC produces a wide range of newsprint, specialty papers and wood products globally. Excluding facilities ABH has permanently closed, ACCC currently owns or operates 11 paper facilities and 19 wood products facilities in North America and seven hydroelectric facilities located in the Province of Québec. The registered and principal offices of ACCC are located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Bowater Canadian Forest Products Inc.

BCFPI is a Nova Scotia company wholly owned by AbitibiBowater Canada with operating paper-manufacturing sites in Canada and, through a subsidiary, a paper-manufacturing site in Korea. BCFPI also supplies wood to paper mills and sawmills in Canada and is responsible for the marketing and sales of Canadian lumber products. The registered office of BCFPI is located at 1959 Upper Water Street, Suite 900, Halifax, Nova Scotia, B3J 2X2, Canada, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Bowater

Prior to the Combination, Bowater was one of the largest publicly traded pulp and paper manufacturers in the world. Incorporated in Delaware in 1964 and in operation since 1938, Bowater was a leading producer of newsprint and coated mechanical papers as well as uncoated mechanical papers, bleached kraft pulp, and lumber products. In 1998, Bowater acquired Avenor Inc., an important Canadian integrated forest products company headquartered in Montreal, Québec. The acquisition added the Dalhousie, New Brunswick; Gatineau, Québec; Maniwaki, Québec; Thunder Bay, Ontario; and Usk, Washington mills to Bowater’s operations. In 2001, Bowater acquired Alliance Forest Products Inc., also headquartered in Montreal, Québec, adding ten Canadian sawmills, the Coosa Pines, Alabama, and the Donnacona and Dolbeau, Québec paper mills to Bowater’s operations.

AbitibiBowater U.S. Holding LLC

AbitibiBowater Holding is a limited liability company organized under Delaware Law. AbitibiBowater Holding was initially incorporated on March 28, 2008 under the name AbitibiBowater Holding U.S. 2 Inc. AbitibiBowater Holding U.S. 2 Inc. was later changed to a limited liability company and was renamed as AbitibiBowater U.S. Holding LLC. AbitibiBowater Holding is a wholly-owned Subsidiary of ABH, formed as the holding entity for the Donohue Group operations. The registered office of AbitibiBowater Holding is located at Corporation Service Corporation, 2711 Centerville Road, Suite 400, Wilmington Delaware, 19808, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada. AbitibiBowater Holding is the parent of Donohue.

Newsprint South

Newsprint South is a limited liability company organized on July 25, 2000 under Delaware Law. Newsprint South is a direct, wholly-owned Subsidiary of ABH. Newsprint South owns the Grenada Mill and the Coosa Pines Operation. The registered office of Newsprint South is located at Corporation Service Corporation, 2711 Centerville Road, Suite 400, Wilmington Delaware, 19808, United States, and the principal office is located at 1155 Metcalfe Street, Suite 800, Montreal, Québec, H3B 5H2, Canada.

Partnerships and Joint Ventures

The following partnerships benefit from the Stay of Proceedings: Bowater Canada Finance Limited Partnership, Bowater Pulp and Paper Canada Holdings Limited Partnership and Abitibi-Consolidated Finance LP. Several of ABH’s Subsidiaries operate production facilities that are jointly owned with third parties.

The most significant equity interests in production facilities that are jointly owned by the Company with third parties include:

–	ACCC holds a 75% equity interest in ACH LP;

–	ACI holds a 51% equity interest in Donohue Malbaie;

–	Bowater Canadian Limited holds a 51% equity interest in Bowater Mersey;

–	ACSC, and an unrelated third party, ANI, an indirect subsidiary of The Woodbridge Company Limited, respectively hold a 52.5% and 47.5% equity interest in ANC;

–

Calhoun Newsprint Company functions as an ownership vehicle for The Herald Company’s 49% equity interest in certain assets located at the ABH’s Calhoun, Tennessee operations. Bowater Nuway Inc., owns Calhoun Newsprint Company’s remaining equity interest; and

–	Lake Superior Forest Products Inc. holds a 40% equity interest in Ponderay Newsprint Company.

Bridgewater Administration

On February 2, 2010, Bridgewater filed for administration in the United Kingdom (the “Bridgewater Administration”) pursuant to the United Kingdom Insolvency Act 1986, as amended. Bridgewater’s board of directors appointed Ernst & Young LLP as joint administrators for the Bridgewater Administration, with responsibilities to manage the affairs, business and assets of Bridgewater. As a result of the filing for administration, ABH no longer has control over or the ability to influence Bridgewater’s operations. Bridgewater’s joint administrators recently announced the sale of the paper plant and all related machinery and equipment and operations ceased shortly after filing for administration. The Company now conducts its European sales operations through ACI, BCFPI and Bowater.

Foreign Operations

The Company owns and operates, through its indirect Subsidiary Bowater Korea Ltd., a newsprint mill in Mokpo, Korea. ABH’s Korean mill sells products primarily to customers in Asia.

B. OVERVIEW OF BUSINESS OPERATIONS

Products and Facilities

The Company manages its business along product lines. Its reportable segments are newsprint, commercial printing papers (i.e., coated and specialty papers), market pulp and wood products. In general, its products are globally-traded commodities and are marketed in more than 90 countries. Pricing and the level of shipments of these products will continue to be influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates.

(a)	Newsprint

The Company owns or operates 12 newsprint facilities in North America and South Korea. The Company is the largest producer of newsprint in the world by capacity, with worldwide capacity estimated at 3.3 million metric tons, excluding indefinitely idled mills (or approximately 9% of worldwide capacity), and its North American production capacity is approximately 3.1 million metric tons, representing about 37% of North American capacity in 2009.

The Company supplies leading publishers with top-quality newsprint, including products made of up to 100% recycled fiber and distributes its newsprint by rail, truck and ship. The Company’s North American newsprint is sold directly by the regional sales offices. Export markets are serviced primarily through the international offices located in or near the markets the Company supplies or through international agents. In 2009, approximately 45% of the Company’s total newsprint shipments were to markets outside of North America.

The Company sells newsprint to various joint venture partners who are co-owners of certain mills that it operates. During 2009, these joint venture partners purchased approximately 431,000 metric tons from the Company consolidated entities, which represented approximately 14% of the total newsprint tons sold in 2009.

(b)	Coated Papers

The Company produces coated mechanical paper at one facility in North America and is one of the largest producers of coated mechanical paper in North America, with a capacity of approximately 658,000 metric tons in 2009, or approximately 15% of North American capacity in 2009. The coated papers are used in magazines, catalogs, books, retail advertising, direct mail and coupons. The Company sells coated papers to major commercial printers, publishers, catalogers and retailers and distributes these papers by truck and rail. Export markets are serviced primarily through international agents.

(c)	Specialty Papers

The Company produces specialty papers at 11 facilities in North America. It is one of the largest producers of specialty papers, including supercalendered, superbright, high bright, bulky book and directory papers in North America, with a capacity of approximately 1.8 million metric tons in 2009, excluding indefinitely idled mills, or approximately 36% of North American capacity. The specialty papers are used in books, retail advertising, direct mail, coupons and other commercial printing applications. The Company sells specialty papers to major commercial printers, direct mailers, publishers, catalogers and retailers and distributes it by truck and rail. Export markets are serviced primarily through international agents.

(d)	Market Pulp

Wood pulp is the most common material used to make paper. Pulp shipped and sold as pulp – as opposed to being processed into paper in the same facility – is commonly referred to as market pulp. Mechanical, chemical, and thermomechanical pulping are the three primary pulping processes for virgin fiber (i.e., wood chips or sawdust). In 2009, the Company produced approximately 1.1 million metric tons of market pulp at five facilities in North America, which represents about 7% of North American capacity. Market pulp is used to make a range of consumer products including tissue, packaging, specialty paper products, diapers and other absorbent products. North American market pulp sales are made through regional sales offices, while export sales are made through international sales agents local to their markets. Market pulp is distributed by truck, rail and ship.

(e)	Wood Products

The Company operates 18 sawmills in Canada that produce construction-grade lumber sold in North America. The Company’s sawmills have an annual capacity of approximately 2.2 billion board feet of lumber. In addition, the sawmills are a major source of wood chips for the Company’s pulp and paper mills. The Company also operates six facilities in Canada that remanufacture or engineer wood for greater strength for specialized use in applications such as bedding components, roofing and flooring material and other products.

(f)	Other Products

The Company also sells pulpwood, sawtimber, wood chips and electricity to customers located in Canada and the United States. Sales of these other products are considered a recovery of the cost of manufacturing the primary products.

Raw Materials

The Company’s operations consume substantial amounts of raw materials such as wood, recovered paper, chemicals, and energy, including electricity, natural gas, fuel oil, coal and wood waste, in the manufacturing of its pulp, paper and wood products. The Company purchases raw materials and energy sources (except internal generation) primarily on the open market.

(a)	Wood

The Company’s sources of wood include property it owns or leases, property on which it possesses cutting rights, and purchases from local producers, including sawmills that supply residual wood chips. As of June 30, 2010, the Company owned or leased approximately 815,000 acres of timberlands, principally in Canada but also in the southeastern United States. The Company also has contractual cutting rights on approximately 39.8 million acres of government owned land in Canada. The contractual cutting rights contracts are approximately 20 to 25 years in length and automatically renew every five years, contingent upon the Company’s continued compliance with environmental performance and reforestation requirements.

In accordance with the values of the Company, its environmental vision statement and forestry policies, and in the interests of the customers and other stakeholders, the Company is committed to implementing and maintaining environmental management systems at its woodlands and wood procurement operations to promote the conservation and sustainable use of forests and other natural resources. All of its managed forest lands are third-party certified to one or more globally recognized sustainable forest management standards, including those of the Sustainable Forestry Initiative, Canadian Standards Association and Forest Stewardship Council. The Company has implemented fiber tracking systems at its mills to ensure that the wood fiber supply comes from acceptable sources such as certified forests and legal harvesting operations. At several of the mills, these systems are third-party certified to recognize chain of custody standards and others are in the process of being certified.

The Company strives to improve its forest management and wood fiber procurement practices and encourages its wood and fiber suppliers to demonstrate continual improvement in forest resource management, wood and fiber procurement and third-party certification.

(b)	Recovered Paper

The Company is among one of the largest global recyclers of newspapers and magazines, and has a number of recycling plants that utilize advanced mechanical and chemical processes to manufacture high quality pulp from a mixture of old newspapers and magazines (“Recovered Paper”). Using Recovered Paper, the Company produces, among other things, recycled fiber newsprint and uncoated specialty paper comparable in quality to paper produced with 100% virgin fiber pulp. The Company produces more than 30 grades with recycled content. The Coosa Pines, Thorold and Mokpo operations produce newsprint containing 100% recycled fiber. In 2009, the Company used 1.7 million metric tons of Recovered Paper worldwide, the average de-inking yield in its recycling facilities was approximately 78% and the recycled fiber content in newsprint averaged 39%.

In 2009, the Company’s North American recycling division collected or purchased 1.3 million metric tons of Recovered Paper. The Company’s trademark Paper Retriever® program collects recovered fiber through a combination of community drop-off containers and recycling programs with business and commercial offices. The Recovered Paper which the Company physically purchases is from suppliers generally within the region of its recycling plants primarily under long-term agreements.

(c)	Energy

Steam and electrical power constitute the primary forms of energy used in pulp and paper production. Process steam is produced in boilers using a variety of fuel sources. All of the Company’s mills produce 100% of their own steam requirements, except the Iroquois Falls mill, which purchases its steam from third party suppliers. In 2009, the Alma, Calhoun, Catawba, Coosa Pines, Fort Frances, Gatineau, Iroquois Falls, Kenogami, Mersey and Thunder Bay operations collectively consumed approximately 26% of their electrical requirements from internal sources, notably on-site cogeneration and hydroelectric stations. The balance of the Company’s energy needs was purchased from third parties.

The Company has seven sites which operate cogeneration facilities and six of these sites generate “green energy” from carbon-neutral biomass. In addition, it utilizes alternative fuels such as methane from landfills, used oil, tire-derived fuel and black liquor to reduce consumption of virgin fossil fuels. The Company’s hydroelectric assets include: Hydro Saguenay (seven installations), Fort Frances (three installations), Kenora (two installations) and Iroquois Falls (three installations), and represent an aggregate capacity of approximately 300 Megawatts. The Hydro Saguenay facilities, located in the province of Québec, are 100% owned by the Company and the others, located in the province of Ontario, are partly owned through the Company’s 75% interest in ACH LP. The water rights agreements in respect of these facilities typically vary from 10 to 50 years and are generally renewable, under certain conditions, for additional terms. In certain circumstances, water rights are granted without expiration dates. In some cases, the agreements are contingent on the continued operation of the related paper mill and a minimum level of capital spending in the region.

Sales, Distribution and Procurement

Since the Combination, the Company has centralized most of its sales and customer service team (the “Centralized Sales Team”) under Bowater America Inc. The Centralized Sales Team originates sales of the Company’s products to customers in North America and around the world. Once originated, the Centralized Sales Team purchases (via inter-company allocations) the necessary products from the most rational producing entity within the Company which, once identified, ships the products directly to the customer or in some cases sells it to the appropriate Company selling entity, which then ships the products to the customer. Inter-company allocations account for the transactions between the Company’s various entities.

The Company employs a largely centralized procurement team that operates in a manner similar to the Centralized Sales Team. The centralized procurement team purchases supplies from vendors on behalf of the Company and allocates materials to the appropriate corporate entity on an “as needed” basis. The Company allocates centrally invoiced purchases to the respective corporate entity that requires the raw goods, and uses inter-company credits and debits to account for the transaction. Centralized procurement allows the Company to benefit from volume discounts and otherwise facilitates the rationalization of the supply chain within the corporate group.

C. INDUSTRY OVERVIEW

In general, the Company’s products are globally traded commodities, and the markets in which it competes are highly competitive and, aside from quality specifications to meet customer needs, the production of its products does not depend upon a proprietary process or formula. Pricing and the level of shipments of its products are influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption and capacity, the level of customer and producer inventories and fluctuations in currency exchange rates. Any material decline in prices for the Company’s products or other adverse developments in the markets for its products could have a material adverse effect on its results of operations or financial condition. Prices for the Company’s products have been and are likely to continue to be highly volatile.

Newsprint, one of the Company’s principal products, is produced by numerous manufacturers worldwide. In 2009, the five largest North American producers represented approximately 84% of the North American capacity for newsprint. The five largest global producers represented approximately 38% of global newsprint capacity. The Company’s annual production capacity is approximately 12% of worldwide capacity. It faces actual and potential competition from both large global producers and numerous smaller regional producers. In recent years, a number of global producers of newsprint based in Asia, particularly China, have grown their production capacity. Price, quality, customer relationships and the ability to produce paper with recycled fiber are important competitive determinants.

The Company competes with eight other coated mechanical paper producers with operations in North America. In 2009, the five largest North American producers represented approximately 78% of the North American capacity for coated mechanical paper. In addition, several major offshore suppliers of coated mechanical paper compete for North American business. In 2009, offshore imports represented approximately 11% of North American demand. As a major supplier to printers and magazine/catalog publishers in North America, the Company competes with numerous worldwide suppliers of other grades of paper such as coated freesheet and supercalendered paper. The Company competes on the basis of price, quality and service.

The Company produced approximately 33% of North American uncoated mechanical paper demand in 2009 and was comprised mainly of supercalendered, superbright, high bright, bulky book and directory papers. The Company competes with numerous uncoated mechanical paper producers with operations in North America. In addition, imports from overseas represented approximately 6% of North American demand in 2009 and were primarily concentrated in the supercalendered paper market where they represent 13% of North American demand. The Company competes on the basis of price, quality, and service and breadth of product line.

The Company competes with eight other major market pulp suppliers with operations in North America along with other smaller competitors. Market pulp is a globally traded commodity for which competition exists in all major markets. The Company produces five major grades of market pulp (northern and southern hardwood, northern and southern softwood and fluff) and competes with other producers from South America (eucalyptus hardwood and radiata pine softwood), Europe (northern hardwood and softwood), and Asia (mixed tropical hardwood). Price, quality and service are considered the main competitive determinants.

In 2008, the Company fulfilled its commitment to obtain third-party certification for all of the land that it manages to globally-recognized sustainable forest management standards, such as the Sustainable Forestry Initiative and the Z809 standard of the Canadian Standards Association. In 2009, to further differentiate the Company’s products from those of the competition and to better position itself to meet increasing demand for products certified to the Forest Stewardship Council, the Company achieved third-party certification for two forests, one in Québec and one in Ontario.

As with other global commodities, the competitive position of the Company’s products is significantly affected by the volatility of currency exchange rates. The Company has operations in Canada, the United States and South Korea. Several of its primary competitors are located in Canada, Sweden, Finland and certain Asian countries. Accordingly, the relative rates of exchange between those countries’ currencies and the United States dollar can have a substantial effect on its ability to compete. In addition, the degree to which it competes with foreign producers depends in part on the level of demand abroad. Shipping costs and relative pricing generally cause producers to prefer to sell in local markets when the demand is sufficient in those markets.

Trends in advertising, electronic data transmission and storage and the Internet could continue to adversely affect traditional print media, including the Company’s products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The Company’s newspaper publishing customers in North America use and compete with businesses that use other forms of media and advertising, such as direct mailings and newspaper inserts (both of which are end uses for several of the Company’s products), television and the Internet. U.S. consumption of newsprint declined in 2009 as a result of continued declines in newspaper circulation, declines in newspaper advertising volume and publishers’ conservation measures, which include increased usage of lighter basis-weight newsprint and web-width and page count reductions. The Company’s magazine and catalog publishing customers are also subject to the effects of competing media, including the Internet.

D. EMPLOYEES

As of March 31, 2010, the Company employed approximately 11,900 people, of whom approximately 8,800 were represented by bargaining units. The Company’s Unionized Employees are represented predominantly by the CEP in Canada and predominantly by the United Steelworkers International in the United States.

Please refer to “The CCAA Plan – Arrangement with Unions”.

E. MANAGEMENT

Board

The Board of ABH currently consists of twelve members. Ten of the twelve members are independent directors, within the meaning of the corporate governance standards of the NYSE. The directors of ABH are as follows:

Richard B. Evans	Lise Lachapelle
John Q. Anderson	Gary J. Lukassen
Jacques Bougie	David J. Paterson
William E. Davis	Paul C. Rivett
Richard Garneau	John A. Rolls
Ruth R. Harkin	Hon. Togo D. West, Jr.

For information concerning the selection of members of the Board of Reorganized ABH, see “Reorganized ABH – Corporate Governance”.

Executive Officers

The executive officers of ABH and each officer’s position within ABH are as follows:

Name	Position

David J. Paterson	President and Chief Executive Officer

Alain Grandmont	Executive Vice President, Human Resources and Supply Chain

William G. Harvey	Executive Vice President and Chief Financial Officer

Pierre Rougeau	Executive Vice President, Operations and Sales

Yves Laflamme	Senior Vice President, Wood Products

Jacques P. Vachon	Senior Vice President, Corporate Affairs and Chief Legal Officer

F. LEASES

ABH leases approximately 40,000 acres of timberlands under long-term leases and certain office premises, office equipment and transportation equipment under operating leases.

ABH has conducted a review of certain of its executory contracts in order to determine which contracts, if any, would be assumed in the CCAA Proceedings and which contracts would be rejected or repudiated by it. As such, ABH has rejected and repudiated a number of leases, including leases of real estate and equipment, and has assumed or assigned certain others.

G. ENVIRONMENTAL MATTERS

ABH believes that its operations are in material compliance with all applicable federal, state, provincial and local environmental regulations and that the currently required control equipment is in operation. While it is impossible to predict future environmental regulations that may be established, ABH believes that it will not be at a competitive disadvantage with regard to meeting future Canadian, United States or South Korean standards.

IV. CAPITALIZATION OF ABH AND THE APPLICANTS

A. SHARE CAPITAL

ABH is a public company whose common stock was trading on the NYSE and TSX under the symbol ABH prior to the CCAA Proceedings. ABH common stock is now trading on the Pink Sheets under the symbol “ABWTQ”.

B. CANCELLATION OF ABH EXISTING SHARES

Pursuant to the U.S. Plan, all of the existing share capital of ABH is to be cancelled for no consideration.

C. EXCHANGEABLE SHARES

Pursuant to the CCAA Plan, all of the Exchangeable Shares are to be cancelled for no consideration.

D. INDEBTEDNESS

As of March 31, 2010, the Company’s overall principal debt obligations, including secured bank debt, secured and unsecured notes (public issues and private placements), industrial revenue bonds and a securitization program (but excluding other off-balance sheet monetizations and capital lease obligations) totaled approximately $7 billion. As discussed in further detail, some of the Applicants are guarantors of, and/or have pledged assets in favor of, debt incurred by the U.S. Debtors.

Canadian Unsecured Notes

The table below summarizes, as of the Date of Filing, the material terms of the Applicants’ significant unsecured debt obligations, the Canadian Unsecured Notes.

Original Issuer	Guarantor / Additional Obligor	Coupon	Maturity	Total Amount Outstanding as of the Date of Filing
ACF LP	ACI and ACCC	7.875%	8/1/2009	$7,972,373
ACCC	15% Senior Unsecured Notes Guarantors	15.5%	7/15/2010	$304,573,827
ACI	ACCC	8.55%	8/1/2010	$402,129,750
ACCC	ACI	7.75%	6/15/2011	$205,252,778
ACCC	ACI	Floating Rate	6/15/2011	$203,605,014
ACCC	ACI	6.00%	6/20/2013	$356,825,000
ACCC	ACI	8.375%	4/1/2015	$470,518,750
ACI	ACCC	7.40%	4/1/2018	$104,028,889
ACI	ACCC	7.50%	4/1/2028	$260,208,333
ACI	ACCC	8.50%	8/1/2029	$254,486,111
ACI	ACCC	8.85%	8/1/2030	$458,407,500

Canadian Secured Notes

On April 1, 2008, ACCC issued the Canadian Secured Notes in an aggregate principal amount of $413 million. The Canadian Secured Notes mature on April 1, 2011 and are guaranteed by the Canadian Secured Notes Guarantors. The Canadian Secured Notes are secured by Liens on certain pulp and paper mills owned by ACCC and the Canadian Secured Notes Guarantors, Liens on substantially all of the equipment and intellectual property of ACCC and the Canadian Secured Notes Guarantors (other than Donohue and its Subsidiaries) and its 75% interest in each of ACH LP and Abitibi-Consolidated Hydro Inc. As of the Date of Filing, the principal amount outstanding under the Canadian Secured Notes was $448 million.

ACCC Term Loan Facility

On April 1, 2008, ACCC entered into the ACCC Term Loan Facility with the ACCC Term Lenders in an original principal amount of $400 million which matured on March 30, 2009. The ACCC Term Loan Facility was secured by a first Lien on substantially all of ACI’s and ACCC’s assets other than those that secured the Canadian Secured Notes and capital stock of Subsidiaries (other than the capital stock of Donohue and its Subsidiaries, which were pledged to the ACCC Term Lenders). As of the Date of Filing, the principal amount outstanding under the ACCC Term Loan Facility was approximately $352 million.

Abitibi Securitization Program

ACI and ACSC (the “Participants”) participate in an accounts receivable securitization program that was established when Donohue was a Subsidiary of ACI (the “Securitization Program”). Accordingly, the Participants share among themselves the proceeds received under the Securitization Program. The Participants sell most of their trade receivables to ACUSFC in order to reduce working capital requirements. ACUSFC, a bankruptcy-remote, special purpose, indirect consolidated subsidiary of Donohue, transfers undivided percentage ownership interests in the pool of receivables to the agent for the financial institutions party to the Securitization Program.

As of March 31, 2010, amounts outstanding under the Securitization Program were as follows:

	Commitment	Amount Outstanding as of March 31, 2010	Termination Date	Weighted Average Interest Rate
Accounts Receivable Securitization Program (unaudited)	$180,000,000	$119,705,544	June 10, 2011	10.5%

The Participants act as servicing agents and administer the collection of the accounts receivable sold pursuant to these agreements. The fees received for servicing the accounts receivable approximate the value of services rendered. The amount that can be obtained under the accounts receivable securitization program depends on the amount and nature of the accounts receivable available to be sold. Based on the level and eligibility of pool receivables as of March 31, 2010, the Participants could have borrowed an additional $9 million. The commitment fee for the unused portion is 0.75% per annum.

On June 16, 2009, ACI and certain of its affiliates amended and restated, in its entirety, the existing Securitization Facility with Citibank, N.A. as the administrative agent and Barclays Capital as the syndication agent, which now provides for a second amended and restated Securitization Facility, as amended as of June 11, 2010 and authorized by the Court on June 11, 2010 in an amount of up to $180 million to be provided by the financial institutions party to the Securitization Facility. Unless terminated earlier due to the occurrence of certain events of termination, or the substantial consummation of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Court or the Bankruptcy Court, the Securitization Facility will terminate on June 10, 2011. All payment obligations of ACUSFC, a Subsidiary of Donohue, under the facility are secured by all of its assets and guaranteed by the following Subsidiaries of ABH: Donohue, ACSC, Abitibi-Consolidated Corp., Augusta Woodlands, LLC, Abitibi-Consolidated Alabama Corporation and Alabama River Newsprint Company (the “Securitization Program Guarantors”).

ACH Limited Partnership Credit Agreement

On March 31, 2007, ACH LP entered into the ACH Credit Agreement with the Caisse de dépôt et placement du Québec in an amount of up to Cdn$250 million and entered into a Cdn$15 million revolving credit facility with a Canadian financial institution. The ACH Credit Agreement matures on March 30, 2017 and is guaranteed by all the Subsidiaries of ACH LP. As of March 31, 2010, the amount outstanding under the ACH Credit Agreement is Cdn$254.4 million. ACH also had one letter of credit issued with the revolving credit facility for Cdn$1 million. ACH is not an Applicant and its debts are not being compromised.

Investissement Québec Financing

On October 9, 2003, ACCC entered into an agreement with Investissement Québec providing for an unsecured loan from Investissement Québec to ACCC in an amount up to Cdn$14 million in connection with the realization of a project at ACCC’s Alma paper mills (the “IQ Financing”). The IQ Financing matures in 2011. As of the Date of Filing, the principal amount outstanding under the IQ Financing was Cdn$14 million.

Bowater Notes and Debentures

The table below summarizes, as of the Date of Filing, the material terms of Bowater’s and its Subsidiaries’ significant unsecured debt obligations.

Issuer	Guarantor / Additional Obligor	Coupon	Maturity	Total Outstanding Amount as of the Date of Filing
Bowater	—	9.00%	8/1/2009	$252,743,725
Bowater	—	Floating Rate	3/15/2010	$235,348,303
BCFC	Bowater	7.95%	11/15/2011	$620,007,500
Bowater	—	9.50%	10/15/2012	$130,970,486
Bowater	—	6.50%	6/15/2013	$408,738,889
Bowater	—	9.375%	12/15/2021	$206,302,083
BCFPI	—	10.26%	1/15/2011	$4,515,368
BCFPI	—	10.50%	6/15/2010	$21,125,900
BCFPI	—	10.60%	1/15/2011	$71,896,222
BCFPI	—	10.625%	6/15/2010	$2,823,119
BCFPI	—	10.85%	11/30/2014	$107,163,910
Newsprint South	—	6.50%	2/1/2010	$4,656,250
York County, South Carolina	Bowater	7.40%	1/1/2010	$3,320,146
The Industrial Development Board of the County of McMinn	Bowater	7.40%	12/1/2022	$40,596,125
The Industrial Development Board of the County of McMinn	Bowater	7.625%	3/1/2016	$30,285,938
Finance Authority of Maine	Bowater	7.75%	8/1/2022	$62,200,208
The Industrial Development Board of the County of McMinn	Bowater	Floating Rate	6/1/2029	$33,500,000

ABH Convertible Notes

In March 2008, ABH entered into a definitive agreement with Fairfax for an investment by Fairfax and its designated Subsidiaries in ABH of $350 million in the form of unregistered convertible debentures due 2013 (the “Convertible Notes”).

ABH completed a series of refinancing transactions, which were designed to address the debt maturities and general liquidity needs during the first half of 2008, principally to refinance certain Abitibi-side indebtedness. The Convertible Notes bear interest at the rate of 8.00% per annum and are convertible into ABH Existing Shares at an estimated conversion price of $10.00 per share. The Convertible Notes are guaranteed by Bowater, and not by ACI or any of its respective Subsidiaries. Bowater’s full and unconditional guarantee of the Convertible Notes is a senior unsecured obligation of Bowater. The Convertible Notes permit ABH to make ABH PIK Payments. In accordance with this provision, in October 2008, ABH made an ABH PIK Payment with respect to the required October interest payment required on the Convertible Notes. As of the U.S. Petition Date, the total outstanding amount with accrued interest under the Convertible Notes was approximately $387.3 million.

BCFPI Secured Credit Agreement

BCFPI is party to a credit agreement dated May 31, 2006 among BCFPI, as borrower, the U.S. Bowater Borrowers, as borrowers, and certain direct and indirect subsidiaries of ABH, as guarantors, the lenders from time to time party thereto (the “BCFPI Pre-petition Secured Lenders” and together with the Bowater Pre-petition Secured Lenders, the “Bowater Group Pre-petition Secured Lenders”), and the BCFPI Secured Bank Agent (as amended from time to time and together with all collateral, security and other ancillary documents, the “BCFPI Secured Credit Agreement”). As of the U.S. Petition Date, the total outstanding amount with accrued interest was approximately $128 million.

Collateral securing the BCFPI Secured Credit Agreement includes: (i) the inventory, accounts receivable, deposit accounts, and certain other current assets of BCFPI and its subsidiaries that are guarantors; (ii) the real property, equipment and fixtures relating to the Coosa Pines, Alabama and Grenada, Mississippi paper mills; (iii) the real property, equipment and fixtures of BCFPI located in Gatineau, Québec, Dolbeau, Québec and Thunder Bay, Ontario; and (iv) the equity interest of Bowater’s South Korean subsidiary (which owns Bowater’s Mokpo mill).

Inter-company Debt

In the normal operations of the Company’s businesses, the Applicants and certain of their non-Applicant affiliates engage in various inter-company transactions. Certain receivables and payables among the Applicants and/or the Applicants and non-Applicant Subsidiaries of the Company are evidenced by inter-company notes (the “Inter-company Note Claims”). In addition to inter-company Note Claims, the Applicants and/or the Applicants and non-Applicant Subsidiaries of the Company engaged in Inter-company trading transactions which give rise to Claims between Applicants and/or Applicants and non-Applicants Subsidiaries. As a result, on any given date, there are numerous inter-company Claims that reflect inter-company receivables and payables made and/or accrued in the ordinary course between and among the Applicants and between and among the U.S. Debtors and certain of their non-Applicant affiliates.

V. THE CCAA PLAN

A. EVENTS LEADING TO THE CCAA PROCEEDINGS

The Company’s inability to repay or refinance significant indebtedness with impending maturities was a critical factor that necessitated the commencement of CCAA Proceedings. Notably, certain November 2008 amendments to Bowater’s existing secured facilities restricted its liquidity by significantly reducing available funds. Coupled with the lack of liquidity in the markets generally, the Company’s indebtedness rendered it vulnerable to adverse economic and industry conditions, impaired its ability to obtain additional financing, required it to dedicate a substantial portion of cash flow from operations to service debt, and otherwise limited its flexibility in planning and responding to business drivers.

As a result of the above factors, by the beginning of 2009, the Company’s liquidity positions were severely constrained. To address the Company’s tightening liquidity, on February 9, 2009, the Company announced the commencement of private offers to exchange certain outstanding series of unsecured notes issued by Bowater and one of its wholly-owned Subsidiaries for new secured notes to be issued by an indirect Subsidiary of the Company, as well as a concurrent debt offering. Shortly thereafter, on March 13, 2009, the Company commenced a debt recapitalization plan for certain of the ACI Group’s Canadian companies pursuant to the CBCA. At the same time, the Company announced that ACCC and an unaffiliated third party had signed a letter of intent in connection with the sale of ACCC’s 60% interest in MPCo for gross proceeds of Cdn$615 million.

The Company was unable to successfully complete the Bowater exchange offer. As a result, the ACI Group’s recapitalization, which was contingent on a successful Bowater exchange offer, could not be consummated. On April 17, 2009, the Company had no other option but to commence the CCAA Proceedings before the Court and two of the Applicants, ACI and ACCC, filed petitions for recognition under Chapter 15 of the Bankruptcy Code. The Company also sought relief in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code on April 16, 2009 and the 18.6 Petitioners filed for ancillary relief in support of the Chapter 11 Cases under section 18.6 of the CCAA. The Court appointed Ernst & Young, Inc. to serve as monitor for the CCAA Proceedings. On February 2, 2010, Bridgewater filed for administration in the United-Kingdom pursuant to the United-Kingdom Insolvency Act, 1986, as amended. Bowater Korea Ltd. and almost all of the Company’s less than wholly-owned Subsidiaries continue to operate outside of the Insolvency Proceedings.

B. EVENTS SUBSEQUENT TO THE CCAA PROCEEDINGS

CCAA Filing

Since the Date of Filing, the Applicants have continued to operate subject to the supervision of the Court in accordance with the CCAA. An immediate effect of the filing of the Applicants’ CCAA Proceedings was the imposition of the Stay of Proceedings which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Applicants and the Partnerships and the continuation of litigation against the Applicants and the Partnerships.

The Initial Order granted by the Court on April 17, 2009 provided for a Stay of Proceedings for an initial period of 30 days. The Stay of Proceedings was extended pursuant to Orders of the Court on May 14, 2009, September 4, 2009 and on December 11, 2009. On March 10, 2010, the Stay of Proceedings was extended until June 18, 2010. On June 9, 2010, the Stay of Proceedings was extended until July 9, 2010. On July 9, 2010, the Court extended the Stay of Proceedings until September 8, 2010.

DIP Credit Facilities

(a)	Abitibi DIP Facility

To provide the Applicants with liquidity and capital resources, the Applicants sought and obtained approval by the Court to enter into a debtor-in-possession financing facility for the benefit of ACI and Donohue. On May 6, 2009, the Applicants entered into a letter loan agreement (the “Abitibi DIP Agreement”), among ACI and Donohue, as borrowers (the “Abitibi DIP Facility Borrowers”), certain Subsidiaries of ACI, as guarantors, and Bank of Montreal, as lender, which was acknowledged by Investissement Québec, as sponsor (the “Sponsor”). Although Donohue was a signatory thereto, the Abitibi DIP Agreement was not enforceable against Donohue, and Donohue could not borrow thereunder, until such time as the Bankruptcy Court had granted an order authorizing and approving the Abitibi DIP Facility (as defined below) and the charge in connection therewith with respect to Donohue (the “U.S. DIP Order”). Donohue had no obligation to seek, nor did it seek, a U.S. DIP Order.

The Abitibi DIP Agreement provided for borrowings in an aggregate principal amount of up to $100 million for ACI and, following any U.S. DIP Order, Donohue (the “Abitibi DIP Facility”), provided that Donohue would not borrow more than $10 million in the aggregate and that a minimum availability of $12.5 million would be maintained at all times. The Abitibi DIP Facility was available by way of loans advanced in multiple disbursements pursuant to borrowing requests. The outstanding principal amount of loans under the Abitibi DIP Facility, plus accrued and unpaid interest, were to be repaid in full at the earliest of: (i) April 30, 2010; (ii) the effective date of a plan of reorganization or a plan of restructuring and compromise confirmed by order of the Courts; (iii) the acceleration of the Abitibi DIP Agreement or the occurrence of a specified event of default within the meaning set forth in the Abitibi DIP Agreement; and (iv) the unenforceability of the backstop guarantee of the Sponsor. Notwithstanding the foregoing, the Abitibi DIP Facility Borrowers were required to repay the Abitibi DIP Facility no later than December 15, 2009 (as extended), as not doing so would have resulted in the occurrence of a specified event of default. In addition, the Abitibi DIP Facility Borrowers were required to make mandatory prepayments of any loans outstanding from the net Cash proceeds of, among other things, any payment by a governmental authority in respect of any expropriation claim and the sale of the Applicants’ 60% interest in MPCo.

ACI repaid in full and terminated the Abitibi DIP Facility on December 9, 2009 with a portion of the closing proceeds from the sale of its 60% interest in MPCo to a wholly-owned subsidiary of Hydro-Québec for gross proceeds of Cdn$615 million (the “MPCo Sale”).

(b)	ULC DIP Facility

On November 16, 2009, ACI obtained the Court’s approval to enter into a loan agreement among ACI, as borrower, and 3239432 Nova Scotia Company, a wholly-owned unlimited liability company and a subsidiary of ABH (the “ULC”), as lender (the “ULC DIP Agreement”), for an aggregate principal amount outstanding at any time not exceeding Cdn$230 million. The credit facility pursuant to the ULC DIP Agreement (the “ULC DIP Facility”) is subject to the following draw conditions: (i) a first draw of Cdn$130 million which was advanced at closing of the ULC DIP Facility; (ii) subsequent draws for a maximum total amount of Cdn$50 million in increments of up to Cdn$25 million to be advanced upon a five Business Day notice; and (iii) the balance of Cdn$50 million to become available upon further Order of the Court. The security granted pursuant to the ULC DIP Facility is similar to the one granted pursuant to the Abitibi DIP Facility. No interest and no fees are payable under the ULC DIP Facility.

The ULC DIP Facility can be used for general corporate purposes in material compliance with the 13-week cash flow forecasts to be provided no less frequently than on a monthly basis (the “Budget”). Events of default pursuant to the ULC DIP Facility are as follows: (i) substantial non-compliance with the Budget; (ii) termination of the Stay of Proceedings; (iii) failure to file a plan or restructuring and compromise with the Court by September 30, 2010; and (iv) withdrawal of the existing Securitization Program unless replaced with a reasonably similar facility.

(c)	Bowater DIP Credit Agreement

To provide the U.S. Debtors with the Cash and liquidity necessary to continue their operations and to maintain normal post-petition vendor and customer relations, on the U.S. Petition Date the U.S. Debtors sought the Bankruptcy Court’s approval of a $206 million senior secured superpriority debtor-in-possession term loan credit facility among ABH, Bowater and BCFPI, as borrowers, Fairfax, as administrative agent, collateral agent and initial lender, and the lenders from time to time party thereto (the “Bowater DIP Credit Agreement”). On May 8, 2009, Law Debenture Trust Company of New York replaced Fairfax as the administrative agent and the collateral agent under the Bowater DIP Credit Agreement. Proceeds of the Bowater DIP Credit Agreement have been used to fund the U.S. Debtors’ working capital requirements during the Chapter 11 Cases.

The Bowater DIP Credit Agreement includes a $166 million term loan for borrowings by ABH and Bowater (the “U.S. Bowater DIP”) and a $40 million term loan for borrowings by BCFPI (the “Canadian Bowater DIP”). The U.S. Bowater DIP is guaranteed by substantially all of the U.S. entities that are part of the Bowater Group (together with ABH, the “U.S. Bowater DIP Parties”) and is secured by (i) first priority Liens on all of the U.S. Bowater DIP Parties’ unencumbered assets as of the U.S. Petition Date, (ii) first priority Liens on post-petition inter-company debt payable to the U.S. Bowater DIP Parties, and (iii) junior Liens on the encumbered assets of the U.S. Bowater DIP Parties as of the U.S. Petition Date (collectively, the “U.S. Bowater DIP Collateral”). The Canadian Bowater DIP is guaranteed by substantially all of the Canadian entities in the Bowater Group (together with BCFPI, the “Canadian Bowater DIP Parties”), and is secured by (i) first priority Liens on all of the Canadian Bowater DIP Parties’ unencumbered assets as of the U.S. Petition Date, (ii) first priority Liens on post-petition inter-company debt payable to the Canadian Bowater DIP Parties, (iii) junior Liens on the encumbered assets of the Canadian Bowater DIP Parties as of the U.S. Petition Date, and (iv) Liens (shared pari passu) on all assets securing the U.S. Bowater DIP (collectively, the “Canadian Bowater DIP Collateral”). BCFC was released from its obligations under the Bowater DIP Credit Agreement on June 24, 2009.

On April 17, 2009, the Bankruptcy Court authorized the U.S. Debtors to enter into the Bowater DIP Credit Agreement on an interim basis (the “Interim Bowater DIP Order”) and on June 16, 2009, the Bankruptcy Court entered a final order (as amended, the “Final Bowater DIP Order”, together with the Interim Bowater DIP Order, the “U.S. Bowater DIP Orders”) approving the Bowater DIP Credit Agreement.

The Court issued an Order authorizing the Canadian Bowater DIP Parties to enter into the Bowater DIP Credit Agreement on April 17, 2009 as well as Orders recognizing U.S. Bowater DIP Orders of the Bankruptcy Court on April 22 and June 19, 2009, respectively.

The Final Bowater DIP Order grants the Bowater Group Pre-petition Secured Lenders certain additional Liens as adequate protection to the extent of any diminution in value of their collateral during the pendency of the Chapter 11 Cases. Specifically, the Bowater Group Pre-petition Secured Lenders were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and Liens upon the U.S. Bowater DIP Collateral; (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the U.S. Bowater DIP Parties; and (iii) current payment of non-default rate interest and certain fees and expenses for the Bowater Secured Bank Agent. The BCFPI Pre-petition Secured Lenders were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and Liens upon the Canadian Bowater DIP Collateral and the U.S. Bowater DIP Collateral; (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the Canadian Bowater DIP Parties; and (iii) current payment of non-default rate interest and certain fees and expenses for the BCFPI Secured Bank Agent.

The Bowater DIP Credit Agreement contains customary covenants for debtor-in possession financings of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the incurrence and repayment of indebtedness; (iii) restrictions on the incurrence of Liens; (iv) restrictions on making certain payments; (v) restrictions on investments; (vi) restrictions on asset dispositions; and (vii) restrictions on modifications to material indebtedness. Additionally, the Bowater DIP Credit Agreement contains certain financial covenants, including, among other things: (i) a minimum consolidated EBITDA; (ii) a minimum fixed charge coverage ratio; and (iii) a maximum amount of capital expenditures.

Should either the CCAA Proceedings or the Chapter 11 Cases be dismissed, or any order entered granting relief from the stays provided thereunder, an event of default under the Bowater DIP Credit Agreement would occur and the outstanding debt would become due and payable immediately, which would, in all likelihood, lead to the liquidation of all of the Applicants’ assets.

The U.S. Debtors applied for and on July 14, 2010, the Bankruptcy Court issued an Order authorizing an amendment to the Bowater DIP Credit Agreement pursuant to which the aggregate principal amount outstanding thereunder has been reduced from $206 million to $40 million (the “Bowater DIP Amendment”). The U.S. Debtors will realize approximately $4 million in savings as a result of interest rate reductions and by consummating this significant paydown of amounts outstanding under the Bowater DIP Credit Agreement. Additionally, the Bowater DIP Amendment provides for a number of other amendments, including an extension of the maturity date from October 21, 2010 (upon satisfying certain conditions for a three-month extension) to the earlier of (i) December 31, 2010, (ii) the effective date of the Debtors’ plan of reorganization and (iii) the acceleration of the loans and termination of the commitments. The borrowers under the Bowater DIP Credit Agreement will pay an amendment fee in connection with the Bowater DIP Amendment equal to 0.5% of the aggregate principal amount outstanding on the date of such amendment, or $1.03 million. The Bowater DIP Amendment was approved in the CCAA Proceedings by the Court on July 21, 2010.

(d)	Amended and Restated Securitization Program

On June 16, 2009, ACI and certain of its affiliates amended and restated, in its entirety, the Securitization Facility. On June 9, 2010 the Courts authorized certain amendments to the Securitization Facility. See “Capitalization of ABH and the Applicants – Indebtedness – Abitibi Securitization Program”.

Appointment of the Official Committee of Unsecured Creditors

The Bankruptcy Code provides for the appointment of an unsecured creditors’ committee comprised of the seven largest unsecured claimants excluding insiders and government units. On April 28, 2009, the United States Trustee for the District of Delaware appointed the Unsecured Creditors Committee.

Ad Hoc Unsecured Noteholders Committee

There is no requirement to appoint an unsecured creditors’ committee under the CCAA. However, an informal committee of certain Holders of Canadian Unsecured Notes Claims (the “Ad Hoc Unsecured Noteholders Committee”) was formed and is acting in connection with the CCAA Proceedings.

Sale of Manicouagan Power Company

On November 17, 2009, the Court approved the MPCo Sale. On December 9, 2009, ACCC announced that it had successfully completed the MPCo Sale. The proceeds have been used in the manner approved by the Court, including:

–

$267 million was set aside temporarily in the ULC, to secure certain indemnities and undertakings provided to Alcoa under the MPCo Sale, and the ULC entered into a guarantee agreement with Alcoa for this purpose. Of the $267 million set aside in the ULC, $218 million was used by the ULC to fund the ULC DIP Facility;

–	$55 million was used to repay all amounts outstanding under the Abitibi DIP Agreement, $26 million of which was paid from the proceeds of the ULC DIP Facility;

–

$113 million was used as a partial repayment of the Canadian Secured Notes, $72 million was used to pay accrued interest on such notes and $5 million was used to cover fees related to the partial repayment of such notes;

–

approximately $67 million was used to pay Alcoa in respect of Taxes that it incurred as a result of the MPCo Sale, as well as ACCC’s estimated transaction costs, pre-petition amounts owed to the distribution division of Hydro-Québec by ACCC and its affiliates, including amounts owed by BCFPI, and pre-petition amounts owed to MPCo and Alcoa for electricity purchased by ACCC from MPCo and to make certain other adjustments contemplated by the MPCo Sale; and

–	approximately $29 million is subject to a two-year holdback by HQ Manicouagan Inc. (and guaranteed by Hydro-Québec).

The effect of the MPCo Sale was to provide ACI with additional net liquidity of approximately $159 million, after the extinguishment of the remaining availability of approximately $34 million under the Abitibi DIP Agreement. In connection with the foregoing, ABH also entered into a power supply agreement with Hydro-Québec’s distribution division for the supply of electricity to ABH’s Baie-Comeau paper mill.

AbitibiBowater U.S. Holding LLC Note Repayment Transactions

On November 17, 2009, the Applicants filed a motion seeking authority to undertake certain transactions (the “Repayment Steps”) to repay an inter-company note outstanding between AbitibiBowater Holding and ACCC (the “ABH LLC Note”). The Repayment Steps addressed a potential $55.25 million withholding tax liability that may have arisen if the ABH LLC Note was not repaid prior to December 31, 2009. As part of the Repayment Steps, a new inter-company note, identical in all material respects to the ABH LLC Note, was issued by AbitibiBowater Holding to ABH LLC 1, a newly-formed indirect Subsidiary of ABH, thereby preserving the Applicants’ prepetition capital structure and the rights and remedies of all of the Applicants’ creditor constituents. The Court and the Bankruptcy Court entered Orders approving the Repayment Steps on December 1, 2009 and November 24, 2009, respectively. As part of the Repayment Steps, three newly-formed limited liability companies filed petitions for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court on December 21, 2009. The Bankruptcy Court entered an order authorizing the joint administration of the cases of AbitibiBowater Holding and ABH LLC 1 with the U.S. Debtors pending Chapter 11 Cases on January 15, 2010, and an order authorizing the dismissal of ABH LLC 2’s bankruptcy case on February 18, 2010.

Other Sale of Assets and Cost Savings Initiatives

(a)	Sales of Assets

Since the Date of Filing, the Applicants have successfully completed a number of sales of assets including the following:

–

On November 24, 2009, the Court approved the sale of certain assets of the Belgo Pulp and Paper Mill, including the real estate on which the plant is located and the related equipment to Recyclage Arctic Beluga inc. On January 28, 2010, the sale was successfully completed. In addition to the creation of jobs through the partial re-use of the plant, the sale reduced the operating costs of the Applicants by approximately $2.7 million on an annual basis.

–

On December 11, 2009, the Court approved the sale of certain assets between ACCC and 9213-3933 Québec Inc. as well as the sale of certain lands between ACI and Gestion Dion & Frère Inc. On March 18, 2010, the sale was successfully completed.

–	On March 23, 2010, the Court approved the sale of certain assets of the Mackenzie paper mill to 0869550 Ltd. On June 3, 2010, the sale was successfully completed.

–	In addition, the Applicants have sold in 2009 over 490,000 acres of private timberland primarily located in Québec, Canada, for an aggregate of approximately $91 million in cash.

(b)	Sale of Non-core Properties

On April 27, 2010, the Court issued an order allowing ACCC and ACI to sell, on an as-is, where-is basis, the site of a former shipping terminal situated in Botwood, Newfoundland, Canada and the site of a newsprint mill situated in Stephenville, Newfoundland, Canada (collectively, the “Non-core Properties”) to the Non-core Purchaser. The purchase price for the Non-core Properties was satisfied by the issuance of a non-interest bearing promissory note in the amount of Cdn$1,000 together with any Principal Increase. On April 27, 2010, the Court also issued an order appointing Ernst & Young Inc. as receiver for the Non-core Properties under the BIA and authorizing the receiver to, among other things, manage the environmental issues in connection with the Non-core Properties and market and sell the Non-core Properties. The receiver will not be taking possession of the Non-core Properties unless and until appropriate arrangements, which are satisfactory to the receiver have been reached with the relevant environmental authorities. ACI and ACCC have agreed to provide the receiver with financing up to a maximum amount of Cdn$600,000 in order to cover (i) estimated fees and disbursements of the receiver for an initial period of 12 months, and (ii) reasonable costs of conservation, environmental studies and any urgent, currently unforeseen, remediation work required to stabilize the Non-core Properties while negotiations are undertaken with appropriate authorities for the long-term remediation and disposal of these properties.

On July 21, 2010, the Court issued a re-amended receiver order appointing Samson Bélair / Deloitte & Touche Inc., to replace Ernst & Young Inc., as receiver for the Non-core Properties. An amended second motion (the “Amended Non-core Properties Motion”) will be filed by ABH and certain of its Subsidiaries and is scheduled to be heard by the Court on September 1, 2010. The Amended Non-core Properties Motion will seek to transfer to the Non-core Purchaser additional properties located in Ontario, Québec, British Columbia and New Brunswick that are either closed and/or partially dismantled sawmills, vacant lots and/or former and current wood residues landfill sites where neither ABH nor any of its Subsidiaries had any material active operations for many years.

(c)	Repudiation of Contracts

Since the Date of Filing, the Applicants have repudiated 201 contracts, with aggregate savings for 2010 of approximately Cdn$69.14 million.

(d)	Bundled Mills Sale

On April 26, 2010, the Court heard the Applicants’ Motion for the sale of the mills located in Beaupré (Québec), Donnacona (Québec), Dalhousie (New Brunswick) and Fort-William (Ontario), as a bundled asset sale for salvage to a Canadian purchaser. On May 3, 2010 and May 17, 2010, respectively, the Court and the Bankruptcy Court issued orders confirming such sale. The sale of the mills located in Beaupré and Donnacona (Québec) and Dalhousie (New Brunswick) was completed on June 7, 2010. The sale of the mill located in Fort William (Ontario) was completed on June 30, 2010.

In May 2010, ABH announced the indefinite idling of its Gatineau, Québec facility effective immediately.

Other Cost Savings Initiatives

ABH announced in the third quarter of 2009 that it would continue to work on selling, general and administrative (“SG&A”) austerity measures with a target reduction of approximately $100 million on an annualized basis, as compared to 2008. The SG&A reduction efforts included, among other items, a 25% corporate headcount reduction. ABH expects to have some further declines in employment as it develops and implements its plan or plans of reorganization and responds to the need to further reduce capacity in some product lines.

Adversary Proceedings

(a)	Augusta Proceedings

On June 15, 2009, the Company filed a motion with the Bankruptcy Court to reject an amended and restated call agreement (the “Call Agreement”) in respect of ANI, an indirect subsidiary of Woodbridge and the Company’s partner in ANC. ANC is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated ACSC to either buy out ANI at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The Bankruptcy Court granted the Company’s motion on October 27, 2009 and approved its rejection of the Call Agreement. The Company’s counterparties to the Call Agreement filed a notice of appeal with the Bankruptcy Court on November 3, 2009.

Also, on March 9, 2010, Woodbridge filed a motion in the Bankruptcy Court to force ACSC to reject the partnership agreement governing the ANC. If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. The U.S. Debtors filed an objection to the motion on April 9, 2010. The matter was heard on May 26, 2010 but the hearing was not dispositive. The motion is now pending before the Bankruptcy Court.

(b)	NAFTA Proceedings

On December 16, 2008, following ABH’s December 4, 2008 announcement of the permanent closure of its Grand Falls newsprint mill, the Government of Newfoundland and Labrador passed legislation under Bill 75 to expropriate, among other things, all of ABH’s timber rights, water rights, leases and hydroelectric assets in Newfoundland and Labrador, whether partially or wholly owned through its Subsidiaries and affiliated entities. Newfoundland and Labrador also announced that it does not plan to compensate ABH for the loss of the water and timber rights, but has indicated that it may compensate ABH for certain of its hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, ABH filed a Notice of Arbitration against the Government of Canada under NAFTA, which asserts that Newfoundland and Labrador’s expropriation was arbitrary, discriminatory and illegal. ABH’s claim seeks direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. Although ABH believes that the Government of Canada will be required to compensate it for the fair market value of the expropriated assets, there can be no assurance that it will. ABH continues to reach out to the Government of Canada in an effort to come to a settlement and avoid protracted NAFTA Proceedings.

(c)	Newfoundland EPA Proceedings

On March 31, 2010, the Court dismissed a motion for declaratory judgment brought by Newfoundland and Labrador and thus confirmed ABH’s position that five injunctive orders issued by Newfoundland and Labrador under section 99 of the EPA on November 12, 2009 are subject to the Stay of Proceedings pursuant to the Creditor Protection Proceedings. Newfoundland and Labrador’s orders could have required ABH to proceed immediately with the environmental remediation of various sites it formerly owned or operated, some of which Newfoundland and Labrador expropriated in December 2008 with Bill 75. The Court also dismissed, without costs, the Province of British Columbia’s intervention in those proceedings. If Newfoundland and Labrador requests an extension of the applicable court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request ABH can contest, and if the Court grants the request, Newfoundland and Labrador’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. Newfoundland and Labrador sought leave to appeal the Court’s judgment to the Quebec Court of Appeal, an application which was dismissed with costs on May 18, 2010.

(d)	Bowater Canada Finance Corporation U.S. Proceedings

BCFC, an unlimited liability company under Nova Scotia Law, issued the 7.95% Notes in the aggregate principal amount of $600 million (the “BCFC Noteholders”). In addition, Bowater guaranteed the 7.95% Notes (the “7.95% Notes Guaranty”). Wilmington Trust Company is the successor indenture trustee for the 7.95% Notes. BCFC is a financing vehicle with no material operations.

The BCFC Noteholders contend that they have a direct Claim against Bowater under the 7.95% Notes Guaranty. Second, the BCFC Noteholders have a direct Claim against BCFC as issuer of the 7.95% Notes. Third, some creditors of BCFC contend that in the event of a winding up of BCFC, BCFC may have a claim (the “Wind Up Claim”) against Bowater pursuant to section 135 of the Companies Act (Nova Scotia). Section 135 of the Companies Act (Nova Scotia) provides, in part, that “[i]n the event of a company being wound up, every present and past member shall be liable to contribute to the assets of the company an amount sufficient for payment of its debts and liabilities and the costs, charges, and expenses of the winding up”. In addition to the Wind Up Claim, these creditors believe that BCFC may have other potential claims in connection with the use of proceeds from the issuance of the 7.95% Notes (the “BCFC Claims”).

To address any potential conflicts with respect to the resolution of the Wind Up Claim and BCFC Claims, BCFC and Bowater obtained Orders from the Bankruptcy Court authorizing (a) the retention and employment of Togut, Segal & Segal LLP as conflicts counsel to BCFC, (b) the appointment of Lisa Donahue as BCFC’s Vice President – Restructuring and (c) the retention of Jones Day LLP as conflicts counsel to Bowater. The retention of these professionals will facilitate a process whereby the Wind Up Claim and BCFC Claims will be investigated by wholly independent professionals and fiduciaries, thus ensuring the integrity of the U.S. Debtors’ claims resolution process and facilitating an expeditious resolution to these intercompany issues.

(e)	Bowater Canada Finance Corporation Canadian Proceedings

On April 16, 2010, two entities which claim to be beneficial owners of 7.95% Notes issued by BCFC, Aurelius Capital Management, LP and Contrarian Capital Management L.L.C. (collectively, the “Motion Parties”), filed a Motion for the Issuance of an Order Directing Bowater Canada Finance Corporation to File an Assignment in Bankruptcy or Alternatively, an Order Seeking the Appointment of an Independent and

Disinterested Third Party to Investigate, Assert, Protect and Pursue the Claims and Remedies of Bowater Canada Finance Corporation with the Court.

The Motion Parties adopted the position that the Monitor, the directors of BCFC and counsel for the Applicants were in a position of irreconcilable conflict of interest, the result of which is in their view that no one is in a position to advance the interests of BCFC in the CCAA Proceedings or in the Chapter 11 Cases.

In addition to requesting that the Monitor be discharged as Monitor of BCFC and seeking declaratory orders in respect of the above-described allegations of conflict of interest, the Motion Parties requested that the Court order the officers and directors of BCFC to file a voluntary assignment in bankruptcy under the BIA appointing a trustee to the estate of BCFC to be nominated by the Motion Parties, or alternatively, to authorize the Motion Parties to appoint an independent and disinterested third-party in respect of BCFC, at the Applicants’ cost, to investigate and report on the assets and liabilities of BCFC, as well as intercompany transactions having taken place in the years preceding the date of filing under the CCAA.

The Motion Parties’ motion was scheduled to be heard by the Court on July 9, 2010. Shortly before the hearing, the Motion Parties announced that in light of recent developments, they wished to discontinue their motion on a “without costs” basis.

On the day of the hearing, the Applicants opposed the Motion Parties’ position on the issue of costs and that same day, the Court issued an Order agreeing to the Motion Parties’ discontinuance without costs but also stipulating, however, that should the Motion Parties wish to bring the same or a similar motion between the date of the Order and the Sanction Hearing on the CCAA Plan, they would need to seek leave of the Court in order to lift the Stay of Proceedings.

In connection with the proceedings, the Monitor filed the 49th report of the Monitor on July 7, 2010 which summarizes on an interim basis BCFC’s inter-company transactions for several years prior to the Date of Filing and the financial impact of these transactions on BCFC. The Monitor intends to update its report and will post such report on the Monitor Website.

Other Significant Actions

In addition to the Initial Order, the Claims Procedure Orders, the Creditors’ Meeting Order and the other matters described in this section, the Applicants have sought and obtained certain orders from the Court that are of particular importance in the operation of the Applicants’ business or in the administration of the CCAA Proceedings. All such orders are available on the Monitor’s Website.

C. CLAIMS AND VOTING PROCESS

Claims Procedure Orders

On August 26, 2009, the First Claims Procedure Order was issued authorizing the Applicants to conduct a process for calling for and determining the Claims of its Creditors. Among other things, the First Claims Procedure Order established the date of November 13, 2009 as a bar date for the filing of Claims generally representing the majority of the Creditors.

On January 18, 2010, the Second Claims Procedure Order was issued authorizing, among other things, the Cross-border Claims Protocol and the process for determining and reviewing Claims, including a distinct procedure for the determination of grievances filed on behalf of the employees of the Applicants.

On February 23, 2010, the Third Claims Procedure Order was issued establishing the second bar date of April 7, 2010 for, among other things, Claims asserted by employees who were employed by ABH as of April 16, 2009 or thereafter and other claims that were previously excluded in the Claims Procedure Orders.

On July 21, 2010, the Fourth Claims Procedure Order was issued authorizing, among other things, certain Claims filed against the Applicants with the Monitor to be deemed to be timely filed with the Monitor for purposes of the Applicants Claims’ process.

Cross-border Insolvency Protocol

The Cross-border Insolvency Protocol was approved on July 27, 2009 by the Bankruptcy Court and on July 28, 2009 by the Court. The purpose of the Cross-border Insolvency Protocol is to facilitate cross-border coordination between the Insolvency Proceedings and to effectuate an orderly and efficient administration of the Insolvency Proceedings while maintaining the respective independent jurisdiction of the Court and the Bankruptcy Court. The Cross-border Insolvency Protocol provides that the Court shall have sole and exclusive jurisdiction over the CCAA Proceedings and the Bankruptcy Court shall have sole and exclusive jurisdiction over the Chapter 11 Cases. The Court and the Bankruptcy Court may coordinate activities, communicate with one another and conduct joint hearings.

Cross-border Claims Protocol

The Cross-border Claims Protocol was approved on January 18, 2010 by the Court and on January 19, 2010 by the Bankruptcy Court. The Cross-border Claims Protocol implements certain supplementary procedures governing the review and reconciliation of proofs of claim filed against the Cross-border Debtors and provides that, in the absence of any objection and subject to the Unsecured Creditors Committee’s right to review, the Monitor and the Applicants shall review all proofs of claim filed against the Cross-border Debtors and amend, allow or object to such claims in accordance with the Claims Procedure Orders. If a creditor objects to the determination of its claim under the Claims Procedure Orders, and if the creditor, the Applicants and the U.S. Debtors and the Monitor cannot agree on which court should hear the objection, then the Court shall determine which court shall determine the objection. Prior to such determination, the creditor, the Applicants and the U.S. Debtors or the Monitor may request a joint hearing, in accordance with the Cross-border Insolvency Protocol, to consider the matter. The Cross-border Claims Protocol also reserves certain review rights for the Unsecured Creditors Committee and the Ad Hoc Unsecured Noteholders Committee with respect to Claims filed against the Cross-border Debtors above certain value thresholds.

Cross-border Voting Protocol

The Applicants, together with the U.S. Debtors, the Monitor and the Unsecured Creditors Committee, have negotiated a cross-border voting protocol (the “Cross-border Voting Protocol”) establishing efficient and consistent procedures for creditors of the Cross-border Debtors that are entitled to vote on both the U.S. Plan and the CCAA Plan (the “Cross-border Voting Creditors”). The Cross-border Voting Protocol was approved by the Court on July 9, 2010 and by the Bankruptcy Court on August 2, 2010.

The Cross-border Voting Protocol applies to the voting of all claims against the Cross-Border Debtors and seeks to ensure compliance with the plan confirmation procedures under the Chapter 11 Cases and the CCAA Proceedings. It provides, in essence, that a Cross-border Voting Creditors’ vote to accept or reject the U.S. Plan shall be deemed a vote to accept or reject the CCAA Plan, and conversely, that a vote to accept or reject the CCAA Plan shall be deemed a vote to accept or reject the U.S. Plan. The Cross-border Voting Protocol, by clarifying the solicitation and confirmation processes as they apply to Cross-border Debtors, is also meant to establish clear guidelines for creditors of these entities.

Status of Claims Process

As of July 25, 2010, since the issuance of the Claims Procedure Orders, the Monitor has received 7,527 Claims aggregating approximately Cdn$76.7 billion of which approximately Cdn$67.3 billion are unsecured Claims. As of July 25, 2010, the status of Claims received for distribution purposes is as follows:

(in Cdn$ millions)	Net Unsecured Claims Filed	Claims Under Review	Subject to Cross-border Protocol Notice Period(1)	Subject to Revision or Disallowance Notice Periods(2)	Claims In Dispute(3)	Claims Accepted To Date	Revised, Amended and Disallowed Portion(4)
ACI Affected Unsecured Creditor Class	$7,506.0	$147.2	—	$241.3	$3,744.4	$3,307.9	$65.2
ACCC Affected Unsecured Creditor Class	$7,350.2	$150.5	—	$160.6	$3,295.7	$3,405.6	$337.9
15.5% Guarantor Applicant Affected Unsecured Creditor Classes in respect of each of the following:
3224112 Nova Scotia Limited	$3,199.8	—	—	—	$3,199.8	—	—
Marketing Donohue Inc.	$3,138.9	—	—	$121.9	$3,017.0	—	—
3834328 Canada Inc.	$3,169.4	—	—	—	$3,169.4	—	—
6169678 Canada Inc.	$3,169.4	—	—	—	$3,169.4	—	—
1508756 Ontario Inc.	$3,172.4	$0.1	—	—	$3,169.4	—	$3.0
The Jonquière Pulp Company	$3,169.4	—	—	—	$3,169.4	—	—
The International Bridge and Terminal Company	$3,169.4	—	—	—	$3,169.4	—	—
Abitibi-Consolidated (U.K.) Inc.	$2,927.9	$369.9	—	—	$2,557.9	—	—
Scramble Mining Ltd.	$3,169.4	—	—	—	$3,169.4	—	—
Terra Nova Explorations Ltd.	$3,169.4	—	—	—	$3,169.4	—	—
Saguenay Forest Products Affected Unsecured Creditor Class	$3,174.8	$4.3	—	$0.1	$3,169.4	$0.6	$0.5
BCFPI Affected Unsecured Creditor Class	$1,115.4	$149.2	$117.2	$598.7	$223.7	$9.0	$17.6
BCFC Affected Unsecured Creditor Class	$1,496.4	—	—	$758.5	$241.5	—	$496.5
AbitibiBowater Canada Affected Unsecured Creditor Class	$408.6	$3.5	—	$152.8	$243.2	—	$9.1
Bowater Maritimes Affected Unsecured Creditor Class	$249.5	$3.0	—	$152.9	$92.9	$0.6	$0.1
ACNSI Affected Unsecured Creditor Class	$3,138.9	—	—	—	$3,138.9	—	—
Abitibi-Consolidated Canadian Office Products Holdings Inc.	$3,171.9	$2.5	—	$152.3	$3,017.0	—	—
Donohue Recycling Inc.	$3,169.9	—	—	$152.3	$3,017.0	$0.2	$0.3
Other CCAA Filed Entities(5)	$5,042.8	$1.2	—	$122.8	$4,918.6	$0.1	$0.1

Total(6)	$67,279.8	$831.5	$117.2	$2,614.3	$56,062.5	$6,723.8	$930.4

(1)	Certain claims sent to the Unsecured Creditors’ Committee or the Ad Hoc Unsecured Noteholders Committee under the Cross-border Claims Protocol are subject to a 15 Business Day period before the Monitor proceeds with acceptance, revision or disallowance.

(2)	The Claim amount represents Claims that have been revised or disallowed by the Monitor, but for which the ten Business Day period during which a claimant may dispute the Monitor’s revision or disallowance has yet to expire.

(3)	Represents Claims for which the Monitor has issued a Notice of Revision or Disallowance and for which the Affected Unsecured Creditor has filed a Notice of Dispute in respect thereof. Claim amounts are shown herein at the original filed amount.

(4)	Includes Claims reductions on account of amended Claims filed, withdrawn Claims, and Disallowed Claims.

(5)	“Other CCAA Filed Entities” represents Claims filed against various Applicants, which are expected to be disallowed in full. This data remains subject to change as individual Claims are reviewed and analyzed.

(6)	Minor discrepancies in the totals may be present due to rounding adjustments.

The Monitor will provide ongoing updates of the Claims process on AbitibiBowater’s website at www.abitibibowater.com and on the Monitor’s Website.

D. IMPACT OF THE CCAA PLAN

Debt and Capital Structure

The CCAA Plan will significantly reduce the consolidated debt of the Applicants by converting the Affected Unsecured Claims to equity of Reorganized ABH. Following the implementation of the CCAA Plan, all the existing share capital of ABH and the Exchangeable Shares are to be cancelled for no consideration. The Exit Loan Facilities will also be established and the Applicants will benefit from a capital investment of up to $500 million pursuant to the Rights Offering. As contemplated in the Backstop Commitment Agreement, the amount of the Rights Offering Notes may be increased by Reorganized ABH by up to $110 million of Escrowed Notes which could be issued under the U.S. Plan in respect of unresolved Claims against certain U.S. Debtors as of the Implementation Date. The Exit Loan Facilities will also be established in an amount of up to $1.3 billion. See “Exit Loan Facilities” and “Rights Offering”.

E. ILLUSTRATIVE RECOVERIES

The following table shows approximate illustrative recoveries that may be realized by Affected Unsecured Creditors in each Affected Unsecured Creditor Class based on claims data as at June 13, 2010, and a preliminary estimate of the amount of Claims that will be ultimately proven as Affected Unsecured Creditors pursuant to the Claims Procedure Orders and the Cross-border Claims Protocol. These numbers are for illustrative purposes only and Affected Unsecured Creditors are cautioned that actual recoveries may vary materially from these numbers and will be determined by, among other things: (i) the final results of the Claims process; and (ii) the prices at which the various equity securities issued pursuant to the CCAA Plan trade in their respective markets. See “Risk Factors – Risks Relating to the CCAA Plan and its Implementation”.

	Illustrative Recovery per Class of Affected Unsecured Creditors
(in Cdn$ millions)	Preliminary Estimate of Allowed Claims	Estimated Recovery
ACI Affected Unsecured Creditor Class	$4,229	3.4	%(1)
ACCC Affected Unsecured Creditor Class	$4,017	17.1	%(1)
15.5% Guarantor Applicants Affected Unsecured Creditor Classes in respect of each of the following:	—	—
3224112 Nova Scotia Limited	$370	0%
Marketing Donohue Inc.	$370	0%
3834328 Canada Inc.	$370	0%
6169678 Canada Inc.	$370	0%
1508756 Ontario Inc.	$370	0%
The Jonquière Pulp Company	$370	0	%(1)
The International Bridge and Terminal Company	$370	0	%(1)
Abitibi-Consolidated (U.K.) Inc.	$370	0%
Scramble Mining Ltd.	$370	0%
Terra Nova Explorations Ltd.	$370	0	%(1)
Saguenay Forest Products Affected Unsecured Creditor Class	$374	4.2	%(1)
BCFPI Affected Unsecured Creditor Class	$569	36.5%
BCFC Affected Unsecured Creditor Class	$753	0.9%
AbitibiBowater Canada Affected Unsecured Creditor Class	$8	0%
Bowater Maritimes Affected Unsecured Creditor Class	$7	20.8%
ACNSI Affected Unsecured Creditor Class	$370	43	%(1)
Donohue Recycling Inc.	$370	0%
Abitibi-Consolidated Canadian Office Products Holdings Inc.	$372	0%

(1)	This percentage represents the estimated recovery on all Claims against ACI, ACCC, Saguenay Forest Products, Abitibi-Consolidated (U.K.) Inc. and ACNSI, respectively, other than the 15.5% Senior Unsecured Notes Claims.

The Monitor will provide ongoing updates of the status of the Claims process on the Monitor’s Website.

F. DESCRIPTION OF THE CCAA PLAN

The following description of the CCAA Plan is a summary only and is qualified in its entirety by the full text of the CCAA Plan. The governing document is the CCAA Plan which is attached as Appendix C – “Plan of Reorganization and Compromise” to this Circular.

Purpose of the CCAA Plan

As a result of the events more fully described in “The CCAA Plan – Events Leading to the CCAA Proceedings”, the Applicants have developed the Plans. Effectiveness of the CCAA Plan is conditional upon the effectiveness of the U.S. Plan, and effectiveness of the U.S. Plan is conditional upon the effectiveness of the CCAA Plan.

The CCAA Plan and the U.S. Plan are the result of an extensive review of the available alternatives by the Applicants and their financial and legal advisors and the Monitor, to address ABH’s financial condition and to maximize recovery for the Affected Unsecured Creditors under the circumstances.

The CCAA Plan is designed to:

(a)	provide for a coordinated restructuring and compromise of the Applicants’ debt obligations; and

(b)	reorganize and simplify the Applicants’ corporate and capital structure.

Timing for the CCAA Plan to Become Effective

The following sets forth certain events and dates leading to the Implementation Date:

April 17, 2009	Grant of Initial Order
May 4, 2010	Filing of draft CCAA Plan and U.S. Plan
May 24, 2010	Filing of amended draft CCAA Plan, amended U.S. Plan, draft Circular and Disclosure Statement
July 9, 2010	Hearing in respect of the Creditors’ Meeting Order
August 2, 2010	Hearing on Disclosure Statement and voting procedures
August 9, 2010	Mailing of the Circular and related materials
September 7, 2010	Voting Record Date
September 14, 2010	Creditors’ Meetings
September 20, 2010	Hearing in respect of the Sanction Order
September 24, 2010	Hearing in respect of U.S. Plan confirmation
October 14, 2010	Targeted date for Implementation Date

Restructuring

Persons Affected

The CCAA Plan provides for a coordinated restructuring and compromise of Affected Claims against the Applicants. The U.S. Debtors are subject to the Chapter 11 Cases and have filed the U.S. Plan with the Bankruptcy Court. Under the CCAA Plan, the treatment of a Proven Claim against a Cross-border Debtor is intended to be consistent with the treatment of an Allowed Claim (as defined in the U.S. Plan) against same Cross-border Debtor in the U.S. Plan, with the Holder of such Allowed Cross-border Claim, receiving a single recovery on account of such Allowed Cross-border Claim in the Plans and the aggregate distribution which such Holder of an Allowed Cross-border Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, not exceeding the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan. The CCAA Plan will become effective on the Implementation Date in accordance with its terms and in the sequence set forth in Section 6.1 of the CCAA Plan. Each Affected Claim against the Applicants will be fully and finally compromised or otherwise assigned or transferred in the manner and the sequence as set forth in the CCAA Plan and the Restructuring Transactions Notice. The CCAA Plan shall be binding on and enure to the benefit of the Applicants, the Affected Unsecured Creditors of each Affected Unsecured Creditor Class, the Released Parties, any trustee, agent or other Person acting on behalf of any Affected Unsecured Creditor and such other Persons who have received the benefit of, or are bound by any compromises, waivers, releases or indemnities hereunder.

Classes of Affected Claims

(a)	Classes of Affected Claims

Subject to Section 4.4 of the CCAA Plan as described in “The CCAA Plan – Description of the CCAA Plan – Required Approvals” for the purpose of voting on, and distributions pursuant to, the CCAA Plan, the Affected Claims are divided into 20 classes as set out below:

(i)	the ACI Affected Unsecured Creditor Class;

(ii)	the ACCC Affected Unsecured Creditor Class;

(iii)	the 15.5% Guarantor Applicant Affected Unsecured Creditor Classes, being 10 classes of Affected Unsecured Creditors grouped in accordance with their Affected Claims against each of the 15.5% Guarantor Applicants, which Affected Claims only include 15.5% Senior Unsecured Notes Claims;

(iv)	the Saguenay Forest Products Affected Unsecured Creditor Class;

(v)	the BCFPI Affected Unsecured Creditor Class;

(vi)	the BCFC Affected Unsecured Creditor Class;

(vii)	the AbitibiBowater Canada Affected Unsecured Creditor Class;

(viii)	the Bowater Maritimes Affected Unsecured Creditor Class;

(ix)	the ACNSI Affected Unsecured Creditor Class;

(x)	the Office Products Affected Unsecured Creditor Class; and

(xi)	the Recycling Affected Unsecured Creditor Class.

Excluded Claims

The CCAA Plan does not affect the following (each, an “Excluded Claim”):

(i)	any Claim, Subsequent Claim or Restructuring Claim secured by the Abitibi Administration Charge, the Bowater Administration Charge, the Abitibi D&O Charge, the Bowater D&O Charge, the ACI DIP Charge, the BI DIP Lenders Charge and the Bowater Adequate Protection Charge (each, a “CCAA Charge Claim”);

(ii)	any Administrative Claim;

(iii)	any Secured Claim;

(iv)	any Securitization Claim;

(v)	subject to Subsection 2.5(c) of the CCAA Plan, any Inter-company Claim, including those secured by the ACI Inter-company Advances Charge and the BI Inter-company Advances Charge;

(vi)	any Claim of an employee of any of the Applicants who was employed by that Applicant as of April 16, 2009, other than Claims by any such employee who was required to file its Proof of Claim prior to April 7, 2010 or any applicable subsequent Claim Bar Date, pursuant to and in accordance with the Third Claims Procedure Order (the “Excluded Employee Claims”);

(vii)	any Post-filing Claim;

(viii)	any Insured Claim that is not a Proven Claim but only to the extent of the coverage available to the Applicants under any applicable Insurance Contract (excluding any applicable deductible);

(ix)	any Government Priority Claim; and

(x)	any Claim, Subsequent Claim or Restructuring Claim ordered by the Court to be treated as an Excluded Claim for the purpose of the CCAA Plan.

Creditors with Excluded Claims will not be entitled to vote at any Creditors’ Meeting or receive any distributions under the CCAA Plan in respect of the portion of their Claims which is an Excluded Claim. Nothing in the CCAA Plan shall affect the Applicants’ rights and defences, both legal and equitable, with respect to any Excluded Claim including any rights with respect to legal and equitable defences or entitlements to set-offs or recoupments against such Excluded Claims.

Treatment of Affected Claims

(a)	Compromise of ACI Affected Unsecured Claims

(i)	Each ACI Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such ACI Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the ACI Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against ACI, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no ACI Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each ACI Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against ACI, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACI in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to ACI, provided, however, that each ACI Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against ACI will, in full and final satisfaction of such Proven Claim, ultimately receive (y) its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of ACI in Schedule “D” to the CCAA Plan, subject to Dilution, and, (z) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to ACI.

(b)	Compromise of ACCC Affected Unsecured Claims

(i)

Each ACCC Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such ACCC Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the ACCC Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against ACCC, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no ACCC Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each ACCC Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above against ACCC will, in full and final satisfaction of its Proven Claim against ACCC, ultimately receive (A) Pro Rata share of the number of shares of New ABH Common Stock set forth against ACCC in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to ACCC, provided, however, that each ACCC Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Notes Claim against ACCC will, in full and final satisfaction of such Proven Claim, ultimately receive (y) its Rights Offering Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of ACCC in Schedule “D” to the CCAA Plan, subject to Dilution, and, (z) to the extent eligible and subject to the Section 1145 Cutback, its 15.5% Rights Offering Pro Rata share of the number of Subscription Rights allocated to ACCC.
(c)	Compromise of 15.5% Guarantor Applicant Affected Unsecured Claims

(i)	Each 15.5% Guarantor Applicant Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such 15.5% Guarantor Applicant Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the 15.5% Guarantor Applicant Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against the 15.5% Guarantor Applicants, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no 15.5% Guarantor Applicant Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each 15.5% Guarantor Applicant Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above against any 15.5% Guarantor Applicant will, in full and final satisfaction of its Proven Claim against such 15.5% Guarantor Applicant, ultimately receive (A) its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of such 15.5% Guarantor Applicant in Schedule “D” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to each 15.5% Guarantor Applicant.

(d)	Compromise of Saguenay Forest Products Affected Unsecured Claims

(i)

Each Saguenay Forest Products Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such Saguenay Forest Products Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Saguenay Forest Products Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Saguenay Forest Products, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no Saguenay Forest Products Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Saguenay Forest Products Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against Saguenay Forest Products, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against Saguenay Forest Products in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to Saguenay Forest Products, provided, however, that each Saguenay Forest Products Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against Saguenay Forest Products will, in full and final satisfaction of such Proven Claim, ultimately receive (y) its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of Saguenay Forest Products in Schedule “D” to the CCAA Plan, subject to Dilution, and, (z) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to Saguenay Forest Products.

(e)	Compromise of BCFPI Affected Unsecured Claim

(i)	Each BCFPI Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such BCFPI Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the BCFPI Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against BCFPI, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no BCFPI Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each BCFPI Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against BCFPI, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against BCFPI in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to BCFPI.

(f)	Compromise of BCFC Affected Unsecured Claims

(i)	Each BCFC Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such BCFC Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the BCFC Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against BCFC, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no BCFC Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each BCFC Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against BCFC, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against BCFC in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to BCFC.

(g)	Compromise of AbitibiBowater Canada Affected Unsecured Claims

(i)	Each AbitibiBowater Canada Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such AbitibiBowater Canada Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the AbitibiBowater Canada Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against AbitibiBowater Canada, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no AbitibiBowater Canada Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each AbitibiBowater Canada Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against AbitibiBowater Canada, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against AbitibiBowater Canada in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to AbitibiBowater Canada.

(h)	Compromise of Bowater Maritimes Affected Unsecured Claims

(i)	Each Bowater Maritimes Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A) such Bowater Maritimes Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Bowater Maritimes Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Bowater Maritimes, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no Bowater Maritimes Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Bowater Maritimes Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against Bowater Maritimes, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against Bowater Maritimes in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to Bowater Maritimes.

(i)	Compromise of ACNSI Affected Unsecured Claims.

(i)

Each ACNSI Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A) such ACNSI Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the ACNSI Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against ACNSI, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each

Election Notice, once delivered to the Monitor, will be final and irrevocable and no ACNSI Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each ACNSI Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against ACNSI, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against ACNSI in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights, provided, however, that each ACNSI Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against ACNSI will, in full and final satisfaction of such Proven Claim, ultimately receive (y) its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of ACNSI in Schedule “D” to the Plan, subject to Dilution, and, (z) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to ACNSI.

(j)	Compromise of Office Products Affected Unsecured Claims

(i)	Each Office Products Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such Office Products Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Office Products Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Office Products, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no Office Products Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Office Products Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against Office Products, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against Office Products in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights, provided, however, that each Office Products Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against Office Products will, in full and final satisfaction of such Proven Claim, ultimately receive (y) its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of Office Products in Schedule “D” to the CCAA Plan, subject to Dilution, and (z) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to Office Products.

(k)	Compromise of Recycling Affected Unsecured Claims

(i)	Each Recycling Affected Unsecured Creditor with Proven Claims the aggregate Face Amount of which is (A) equal to or less than Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) or (B) reduced, for distribution purposes only, to Cdn$6,073 (being the Canadian dollar equivalent based on the Date of Filing Exchange Rate and, for the purposes hereof, deemed conclusively to be the equivalent, of US$5,000) pursuant to an election by the Holder made on the Election Notice, shall receive in full and final satisfaction of its Proven Claims, a Cash distribution in an amount equal to the lesser of 50% of the Face Amount of its Proven Claims and Cdn$3,036.50 (being 50% of Cdn$6,073), unless in the case of clause (A), such Recycling Affected Unsecured Creditor files an Election Notice with the Monitor by the Election Deadline in which the Recycling Affected Unsecured Creditor elects to receive, in full and final satisfaction of its Proven Claim against Recycling, a distribution as set forth in paragraph (ii) below. To be valid, an Election Notice must be received by the Monitor by the Election Deadline. Each Election Notice, once delivered to the Monitor, will be final and irrevocable and no Recycling Affected Unsecured Creditor shall be entitled to change, revoke or withdraw its election to receive a distribution as set forth in paragraph (ii) below after receipt by the Monitor of such completed Election Notice.

(ii)	In accordance with the other provisions of the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice, each Recycling Affected Unsecured Creditor with a Proven Claim who does not receive a Cash distribution pursuant to paragraph (i) above will, in full and final satisfaction of its Proven Claim against Recycling, ultimately receive (A) its Pro Rata share of the number of shares of New ABH Common Stock set forth against Recycling in Schedule “C” to the CCAA Plan, subject to Dilution, and, (B) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights, provided, however, that each Recycling Affected Unsecured Creditor with a Proven Claim in respect of a 15.5% Senior Unsecured Note Claim against Recycling will, in full and final satisfaction of such Proven Claim, ultimately receive (y) its 15.5% Pro Rata share of the number of shares of New ABH Common Stock set forth against the name of Recycling in Schedule “D” to the CCAA Plan, subject to Dilution, and, (z) to the extent eligible and subject to the Section 1145 Cutback, its Rights Offering Pro Rata share of the number of Subscription Rights allocated to Recycling.

No Vote Occurrence

Unless otherwise set forth in the CCAA Plan, Affected Unsecured Creditors in any Affected Unsecured Creditor Class that fails to approve the CCAA Plan by the affirmative vote of the Required Majority or in respect of which the CCAA Plan is not sanctioned by the Court (each, a “No Vote Occurrence”) shall be deemed to be Unaffected Creditors in respect of their Claims against that No Vote Applicant for the purposes of the CCAA Plan.

In the event of a No Vote Occurrence, each Applicant affected by such No Vote Occurrence (each, a “No Vote Applicant”) or any other Applicant or Partnership may undertake, at its sole and absolute discretion, any transactions necessary for such No Vote Applicant’s equity or other interests in any other Applicant or Partnership to be changed, exchanged, cancelled, redeemed, reorganized, transferred or otherwise dealt with, for NIL consideration.

In the event of a No Vote Occurrence, any Inter-company Claim held by a No Vote Applicant shall be deemed to be an Affected Unsecured Claim for the purposes of the CCAA Plan and shall be compromised in accordance with the applicable provisions of Section 2.4 of the CCAA Plan, even though such No Vote Applicant shall not have voted in respect of the CCAA Plan. Should there be a No Vote Occurrence, the

Applicants intend to initiate a process to allow any No Vote Applicant to file Claims against the other Applicants, and ultimately receive distributions on account of any Proven Claims under the CCAA Plan.

Treatment of Unaffected Creditors

(a)	CCAA Charge and Administrative Claims

Except as provided below in respect of the BI DIP Claims, Holders of CCAA Charge Claims shall receive full payment in Cash of such Claims at such times and in such amounts as may be determined by the Monitor or the Court from time to time. Except as otherwise specifically provided in the CCAA Plan or the U.S. Plan, the Holders of Administrative Claims shall receive full payment in Cash of such Claims in accordance with the principles set out in the U.S. Plan. In addition, to the extent any obligation that would otherwise constitute an Administrative Claim is paid as a CCAA Charge under the CCAA Plan, such payment shall be the only payment to be made on account of such Administrative Claim in the CCAA Proceedings and the Chapter 11 Cases.

Furthermore, no distributions shall be made under the CCAA Plan on account of a Proven Claim (or any part thereof) against a Cross-border Debtor that is entitled to treatment under section 503(b)(9) of the Bankruptcy Code (such Claim or portion thereof entitled to such treatment, a “Cross-border 503(b)(9) Claim” and a creditor holding such Claim, a “Cross-border 503(b)(9) Claimant”) unless the Disbursing Agent provides 60 days advance notice of such intended distribution to the Post-Effective Date Claims Agent (as defined under the U.S. Plan), and no distribution shall be made for such longer period as may be ordered by a Court of competent jurisdiction with respect to any particular Cross-border 503(b)(9) Claim; provided, however, that the Post-Effective Date Claims Agent at any time may agree that the Disbursing Agent may make a distribution on a Cross-border 503(b)(9) Claim prior to the expiration of the 60 day period; and provided further, however, that the 60 day notice period shall not apply to the extent a Cross-border 503(b)(9) Claimant withdraws its Cross-Border 503(b)(9) Claim.

(b)	Secured Claims

On the Implementation Date, Holders of Secured Claims (a) shall receive full payment in Cash of their applicable Proven Secured Claims (other than their Proven Secured Claims in respect of any BCFPI Secured Bank Letters of Credit), and (b) in respect of any BCFPI Secured Bank Letters of Credit either (i) the Holders of Secured Claims shall receive on, or as soon as practicable after, but in any event not later than five Business Days after, the Implementation Date, Cash collateral in the aggregate face amount of the BCFPI Secured Bank Letters of Credit plus an amount sufficient to cover all fees for the term of each BCFPI Secured Bank Letters of Credit and in the currency of such BCFPI Secured Bank Letters of Credit, (ii) the BCFPI Administrative Agent shall have received undrawn the original BCFPI Secured Bank Letters of Credit marked “cancelled” and such BCFPI Secured Bank Letters of Credit shall be extinguished, or (iii) the Holders of Secured Claims shall receive treatment with respect to the BCFPI Secured Bank Letters of Credit on such other terms the Applicants and Holders of such Secured Claims may agree, provided that in no event shall any shares of New ABH Common Stock be distributed on account of or in respect of the BCFPI Secured Bank Letters of Credit.

(c)	Securitization Claims

On the Implementation Date, in accordance with the U.S. Plan, all outstanding receivable interests purchased under the Securitization Facility will be repurchased in Cash for a price equal to the par amount thereof plus accrued and unpaid yield and fees and Servicer fees payable under the Securitization Facility, and any unpaid fees and expenses or other amounts payable under the Securitization Facility whether by an Applicant or an affiliate of the Applicants, and any and all Securitization Claims shall be paid in full in Cash. On the Implementation Date, after all such receivable interests are repurchased and all such payments are made, the Securitization Facility shall be terminated, and all Securitization Claims shall be deemed fully satisfied and released.

(d)	BI DIP Lenders Claims and ULC DIP Lender Claims

On the Implementation Date, the BI DIP Lenders, the BI DIP Agent and ULC shall receive full payment in Cash of their applicable BI DIP Claims and ULC DIP Claims.

(e)	Inter-company Claims

Subject to Section 2.5(c) of the CCAA Plan, at the sole and absolute discretion of the Applicants or the Partnerships, any and all Inter-company Claims may be ratified, in whole or in part, by the Applicants or the Partnerships, and treated in the ordinary course of business, amended, repaid, cancelled or discharged, in whole or in part, in the manner and the sequence as set forth in the Restructuring Transactions Notice, provided, however, that any such elections by the Applicants or the Partnerships hereunder or under the Restructuring Transactions Notice shall not impact any recoveries under the CCAA Plan.

(f)	Deemed Unaffected Creditors

Affected Unsecured Creditors deemed to be Unaffected Creditors pursuant to Section 2.5(a) of the CCAA Plan, as described above under Section “No Vote Occurrence“, shall not be entitled to receive any distribution under the CCAA Plan.

(g)	Government Priority Claims

Within six months after the Sanction Order, the Applicants will pay in full all Government Priority Claims.

(h)	Supplemental Distribution

The Applicants shall, as soon as practicable on or after the Implementation Date, make a supplemental distribution in Cash (the “Supplemental Distribution”) in a maximum individual amount to be determined by the Applicants, in consultation with the Monitor, to such present or former employees: (i) who were employed by the Applicants, other than the Cross-border Debtors, on or after the Date of Filing, and (ii) who are holding an Affected Unsecured Claim that is a Proven Claim; provided, however, that the aggregate amount payable hereunder shall not exceed Cdn$ five million. No later than ten days prior to the Implementation Date, the Applicants, other than the Cross-border Debtors, shall determine, in consultation with the Monitor, the employees who shall be entitled to receive such Supplemental Distribution (the “Distribution Eligible Employees”) and the amount of the Supplemental Distribution to be allocated to each Distribution Eligible Employee, provided, however, that (i) no Distribution Eligible Employee shall have a right of review or appeal in respect of such allocation which shall, for all purposes, be final and binding upon the Distribution Eligible Employees, and (ii) any Affected Claim of each Distribution Eligible Employee shall, for distribution purposes under the CCAA Plan, be reduced by the amount of such Distribution Eligible Employee’s Supplemental Distribution.

Monitor’s Fees and Expenses

The Monitor’s fees and expenses, including the fees and disbursements of its counsel, shall be paid from time to time by the Applicants.

No Distribution of New ABH Common Stock to Unaffected Creditors

Under no circumstances, including under the CCAA Plan or the U.S Plan, shall Unaffected Creditors receive a distribution of shares of New ABH Common Stock.

Exchangeable Shares

The Exchangeable Shares together with all ancillary documents in connection therewith or which relate thereto, including the amended and restated support agreement among ABH, BCHI, AbitibiBowater Canada and Bowater and the amended and restated voting and exchange trust agreement among AbitibiBowater Canada, BCHI, ABI, Bowater and Computershare Trust Company of Canada (or any successor trustee), shall be cancelled and terminated, as the case may be, in the manner and the sequence as set forth in the Restructuring Transactions Notice and the holders of Exchangeable Shares shall not be entitled to receive any distribution, consideration or other compensation on account thereof.

Equity Securities

The Equity Securities may, at the sole discretion of the Applicants or the Partnerships, be preserved, amended, cancelled or otherwise dealt with, in whole or in part, in the manner and the sequence as set forth in the Restructuring Transactions Notice and the holders of such Equity Securities shall not be entitled to receive any distribution, consideration or other compensation on account thereof.

Distribution in Respect of Disputed Claims and Fractional Shares

(a)	No Distributions Pending Allowance

The CCAA Plan provides that no distributions will be made with respect to a Disputed Claim unless and until it has become a Proven Claim. Prior to the Implementation Date, Disputed Claims will be dealt with in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol and the Cross-border Voting Protocol. Following the Implementation Date, the resolution of Disputed Claims will continue to be dealt with in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol and the Cross-border Voting Protocol.

(b)	The Applicants Reserve

As of the Initial Distribution Date, the Monitor, in its capacity as Disbursing Agent, shall establish the Applicants Reserve by holding on account of Disputed Claims, a number of shares of New ABH Common Stock equal to the amount of shares of New ABH Common Stock that the Holders of Disputed Claims would be entitled to receive if all such Disputed Claims had been Proven Claims in their entire amount on the Initial Distribution Record Date. The shares of New ABH Common Stock deposited in the Applicants Reserve shall not be voted by the Monitor, in its capacity as Disbursing Agent and holder of record of such securities, except pursuant to, and in accordance with, an Order of the Court.

(c)	Distributions From the Applicants Reserve Once Disputed Claims Resolved

The Monitor, in its capacity as Disbursing Agent, shall make allocations from the Applicants Reserve to Holders of Proven Claims following the Initial Distribution Date in accordance with the CCAA Plan. To the extent that Disputed Claims become Proven Claims after the Initial Distribution Record Date, the Monitor, in its capacity as Disbursing Agent, shall on the applicable Interim Distribution Date or the Final Distribution Date, distribute from the Applicants Reserve to the Holders of such Proven Claims, the shares of New ABH Common Stock which they would have been entitled to receive in respect of such Proven Claims had such Affected Claims been Proven Claims on the Initial Distribution Record Date. To the extent that any Disputed Claim or a portion thereof has become a Disallowed Claim after the Initial Distribution Record Date, then the Monitor, in its capacity as Disbursing Agent, shall distribute on the applicable Interim Distribution Date or the Final Distribution Date, to the Holders of Affected Unsecured Claims that have previously been adjudicated under the CCAA Plan to be Proven Claims, their Pro Rata share from the Applicants Reserve, of such additional shares of New ABH Common Stock kept in the Applicants Reserve on account of such Disallowed Claims, the whole in accordance with the allocation provided in Schedule “C” and Schedule “D” of the CCAA Plan. The Monitor, in its capacity as Disbursing Agent shall make its last distribution on the Final Distribution Date.

Implementation of the CCAA Plan

CCAA Plan Transactions

Except for the steps and transactions set forth in Subsection 6.1(a)(i) of the CCAA Plan, each of the following transactions contemplated by and provided for under the CCAA Plan will be consummated and effected and shall for all purposes be deemed to occur on or before the Final Restructuring Transactions Time. Accordingly, all of the appropriate documents, agreements and funding necessary to implement all such transactions must be in place and be final and irrevocable prior to the Implementation Date to be held in escrow until their release without any further act or formality, except as provided in the Sanction Order.

(a)	Restructuring Transactions. Each of the steps and transactions comprising the Restructuring Transactions shall be effected in the manner and the sequence as set forth in the Restructuring Transactions Notice.

(b)	Exit Loan Facilities. The Reorganized Debtors will enter into definitive documentation, in a form and in substance satisfactory to the Applicants, with respect to the Exit Loan Facilities in an aggregate amount up to (A) $2.3 billion, less (B) cash on hand and proceeds from the Rights Offering. The Applicants will borrow funds under the Exit Loan Facilities in amounts which, together with such other Cash as is then available to the Applicants, will be sufficient to make all Cash distributions to be made under the Plans.

(c)	Payment of Certain Excluded Claims. The Excluded Claims that pursuant to the CCAA Plan are required to be paid on the Implementation Date shall be paid in full as set forth in the CCAA Plan.

(d)	New ABH Common Stock. The shares of New ABH Common Stock to be distributed to Affected Unsecured Creditors will be delivered in accordance with the CCAA Plan, including the Restructuring Transactions.

(e)	Compromise of Debt. The Affected Claims will be settled, compromised, released or otherwise dealt with in accordance with the CCAA Plan and in the manner and the sequence as set forth in the Restructuring Transactions Notice.

(f)	Rights Offering. In accordance with the terms of the Backstop Commitment Agreement, the Applicants may implement a rights offering (the “Rights Offering”) for the issuance of convertible unsecured subordinated notes (the “Rights Offering Notes”), on the terms set out in the Backstop Commitment Agreement, including Exhibit “C” thereto. The Rights Offering Notes will be (A) in an aggregate principal amount not to exceed $500 million in accordance with the terms of the Backstop Commitment Agreement, and (B) made available to certain Affected Unsecured Creditors in the Chapter 11 Cases and the CCAA Proceedings on the Implementation Date. As contemplated by the Backstop Commitment Agreement, the amount of the Rights Offering Notes may be increased by up to $110 million of Escrowed Notes which could be issued by Reorganized ABH under the U.S. Plan in respect of unresolved Claims against certain U.S. Debtors as of the Implementation Date. In accordance with the terms of the Backstop Commitment Agreement, the number of Rights Offering Notes (and Escrowed Notes) for which any Eligible Holder may subscribe in the Rights Offering may be decreased by the Applicants and the Reorganized Debtors to the extent required by the Bankruptcy Court, to allow the Rights Offering to be exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code (the “Section 1145 Cutback”). Where permitted under the terms of the Backstop Commitment Agreement, the Applicants shall be authorized to implement procedures, and amend, supplement, modify or enter into agreements and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Rights Offering, and effectuate the distribution of the Rights Offering Notes, without any further Order. Any Rights Offering Notes excluded from the Rights Offering due to a Section 1145 Cutback will instead be offered to the Backstop Parties for purchase on or before the Implementation Date as Unsubscribed Notes in accordance with the terms of the Backstop Commitment Agreement.

(g)	Reserve for Disputed Claims. The Applicants Reserve will be established.

(h)	CCAA Charges Cancelled. The CCAA Charges will be cancelled, provided that the BI DIP Lenders Charge shall be cancelled on the condition that the BI DIP Claims are paid in full on the Implementation Date.

(i)	Expiry of the Stay Period. The Stay Termination Date will occur.

Restructuring Transactions

The Applicants shall take actions as may be necessary or appropriate to effect the Restructuring Transactions as set forth in the Restructuring Transactions Notice, including all of the transactions described in the Plans and the transactions necessary or appropriate to simplify the Applicants’ and the Partnerships’ structure and to effect a restructuring of their respective businesses. Such actions may include: (i) the execution and delivery of appropriate articles, agreements or other documents of incorporation, merger, amalgamation, consolidation, arrangement, continuation, restructuring, exchange, conversion, liquidation, winding-up, dissolution, transfer, reorganization, repayments, cancellations, discharges or other transactions containing terms that are consistent with the terms of the Plans; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, including, where applicable, with respect to the assumption of liabilities upon the transfer or assignment of assets or liquidation or winding-up of any Applicant or Partnership, guarantee, or delegation of any property, right, privilege, liability, duty or obligation on terms consistent with the terms of the Plans in each case without the need to obtain any consent by any Person; (iii) the filing of appropriate articles, agreements or other documents of incorporation, merger, amalgamation, consolidation, arrangement, continuation, restructuring, conversion, liquidation, winding-up, dissolution, transfer, reorganization, repayments, cancellations, discharges or other transactions with the appropriate Governmental Entities under applicable Law; (iv) determining the manner and the sequence in which the Affected Claims are settled, compromised or otherwise dealt with, and (v) all other actions that the Applicants or the Partnerships determine are necessary or appropriate to give effect to the Restructuring Transactions, including the making of filings or recordings in connection with the relevant Restructuring Transactions. The Applicants shall be permitted to implement certain of the Restructuring Transactions after the Implementation Date as contemplated in the Restructuring Transactions Notice. The form of each Restructuring Transaction shall, where applicable, be determined by each of the Applicants, the Partnerships and the U.S. Debtors and their successors party to any Restructuring Transaction, and shall be approved by the Monitor, provided, however, that the Applicants, the Partnerships and the U.S. Debtors reserve the right to undertake transactions in lieu of or in addition to such Restructuring Transactions as the Applicants, the Partnerships and the U.S. Debtors may deem necessary or appropriate under the circumstances and as approved by the Monitor and provided, further, that ULC shall continue as a separate entity, with all the powers of an unlimited liability company in accordance with the applicable Law of its jurisdiction of incorporation and pursuant to its constating documents in effect prior to the Implementation Date. Notwithstanding the foregoing or any other provision of the CCAA Plan, the implementation of any of the Restructuring Transactions or other transactions undertaken in accordance with this paragraph shall not affect the distributions under the CCAA Plan or the U.S. Plan.

The Restructuring Transactions Notice will be posted on the Monitor’s Website and will also be announced by way of press release concurrently with such posting.

Corporate Action

On the Implementation Date and, where applicable, in the sequence as set forth in the Restructuring Transactions Notice, all corporate actions contemplated by the CCAA Plan, including the Restructuring Transactions, shall be deemed to have been authorized and approved in all respects (subject to the provisions of the CCAA Plan). All matters provided for in the CCAA Plan, including the Restructuring Transactions, shall be deemed to have timely occurred, including, where applicable, in the sequence as set forth in the Restructuring Transactions Notice, in accordance with applicable Law, and shall be effective, without any requirement of further action by the creditors, securityholders, directors, officers, managers or partners of any of the Applicants, the Partnerships or Reorganized Debtors. On the Implementation Date, and, where applicable, in the sequence as set forth in the Restructuring Transactions Notice, the appropriate directors and officers of the Applicants, the Partnerships or Reorganized Debtors shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the CCAA Plan, including with respect to the Restructuring Transactions, in the name of and on behalf thereof.

Continued Existence and Vesting of Assets in Reorganized Debtors

(a)

On and after the Final Restructuring Transactions Time, after giving effect to each of the Restructuring Transactions contemplated in the Restructuring Transactions Notice, each of the Reorganized Debtors shall continue to exist as a separate entity, with all the powers of a corporation, limited liability company, unlimited liability company, partnership or such other entity, as the case may be, in accordance with the applicable Law in the jurisdiction in which it is incorporated, organized or otherwise formed and pursuant to its constating documents in effect prior to the Implementation Date, except to the extent such Law or documents are amended or changed pursuant to the CCAA Plan, including the Restructuring Transactions, or the U.S. Plan, as applicable, without prejudice to any right to change such documents or Law or terminate such existence thereafter.

(b)	The continued existence, operation, and ownership of those affiliates of, or entities related to, the Applicants that are neither Applicants in the CCAA Proceedings nor U.S. Debtors in the Chapter 11 Cases, each of which is a component of the Applicants’ businesses, are unaffected, and all of the Applicants’ equity or other interests in such non-Applicant and non-U.S. Debtor affiliates and related entities that are assigned or transferred in the manner and the sequence as set forth in the Restructuring Transactions Notice shall vest in the applicable Reorganized Debtor.

(c)	Except as otherwise provided in the CCAA Plan, all property of the Applicants and the Partnerships assigned or transferred in the manner and the sequence as set forth in the Restructuring Transactions Notice, including all claims, privileges, rights (including all rights in any executory contracts, unexpired leases, Timber Supply and Forest Management Agreements (TSFMAs), outstanding and unused volumes of cutting rights (backlog) under any TSFMA, tenure agreements or any other agreements), permits, certificates, licenses, approval granted by a Governmental Entity and causes of action, shall vest in the applicable Reorganized Debtors free and clear of all Claims and Liens. If such property is not assignable or transferable, it shall be deemed reissued in the name of the applicable Reorganized Debtor free and clear of all Claims and Liens. If the assignment or transfer of such property requires the authorization or consent of a third party, including any Governmental Entity, such authorization or consent shall be deemed to have been obtained.

CCAA Vesting Order

The Applicants, the Partnerships and the Reorganized Debtors shall be entitled to request one or more CCAA Vesting Order(s) from the Court, which shall provide for the transfer and assignment to the Applicants, the Partnerships or Reorganized Debtors of assets in the manner and the sequence as set forth in the Restructuring Transactions Notice. The Order of the Bankruptcy Court confirming the U.S. Plan pursuant to Section 1129 of the Bankruptcy Code shall constitute the Bankruptcy Court’s approval of such transfers and assignments for purposes of the Chapter 11 Cases. The CCAA Vesting Order(s) shall constitute the Court’s approval of such transfers and assignments for purposes of the CCAA Proceedings. The Affected Unsecured Creditors shall be deemed to have consented to such transfers and assignments.

Dissolution of Certain Applicants and Partnerships

All Applicants and Partnerships to be dissolved pursuant to the Restructuring Transactions shall be deemed dissolved for all purposes without the necessity for any other or further action by or on behalf of any Person, including the Applicants or the Partnerships or their respective securityholders, directors, officers, managers or partners or for any payments to be made in connection therewith; provided, however, that the Applicants, the Partnerships and the Reorganized Debtors shall cause to be filed with the appropriate Governmental Entities articles, agreements or other documents of dissolution for the dissolved Applicants or Partnerships to the extent required by applicable Law. On and after the Implementation Date, the Applicants or Partnerships and the Reorganized Debtors shall not be required to file any document, or take any other action, to withdraw the business operations of any dissolved Applicants or Partnerships from any jurisdiction in which such Applicants or Partnerships previously conducted their business operations.

Listing of Shares of New ABH Common Stock

The Applicants shall use their reasonable best efforts to cause the shares of New ABH Common Stock to be listed on the TSX.

Distributions under the CCAA Plan

(a)	Distributions for Claims Allowed as at the Initial Distribution Date

Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of Affected Claims that are Proven Claims as at the Initial Distribution Record Date shall be made on the Initial Distribution Date. Thereafter, distributions on account of Affected Claims that are determined to be Proven Claims after the Initial Distribution Record Date shall be made on the Interim Distribution Date or the Final Distribution Date and in accordance with Article 5 and Article 7 of the CCAA Plan.

(b)	Assignment of Claims

For purposes of determining entitlement to receive any distribution pursuant to the CCAA Plan, the Applicants, the Disbursing Agent and the Servicers, and each of their respective agents, successors and assigns, shall have no obligation to recognize any transfer or assignment of any Affected Claim unless and until notice of the transfer or assignment from either the transferor, assignor, transferee or assignee, together with evidence showing ownership, in whole or in part, of such Affected Claim and that such transfer or assignment was valid at Law, has been received by the affected Applicants, the Disbursing Agent or the Servicer, as the case may be, at least five Business Days prior to the Initial Distribution Record Date, any Interim Distribution Record Date or the Final Distribution Date. The assignment of any Affected Claims shall not affect the treatment of such Affected Claims. Therefore, among other things, a Claim subject to Subsections 2.4(a)(i), 2.4(b)(i), 2.4(c)(i), 2.4(d)(i), 2.4(e)(i), 2.4(f)(i), 2.4(g)(i), 2.4(h)(i), 2.4(i)(i), 2.4(j)(i) or 2.4(k)(i) of the CCAA Plan shall remain subject to such Subsection following its transfer to a transferee or assignee.

(c)	Interest on Affected Unsecured Claims

(i)	The amount of each Affected Unsecured Claim shall, for all purposes other than for voting and distribution purposes, include the interest accrued thereon, if any, as of the Implementation Date calculated in accordance with the contract or other arrangement giving rise to such Affected Unsecured Claim. The Face Amount of each Affected Unsecured Claim shall, for voting and distribution purposes, be valued as of the Date of Filing without regard to any interest accruing thereon thereafter and such interest accrual shall not in any way diminish or otherwise affect the operation and scope of the settlement or compromise of the Affected Claims nor the full and complete releases provided for in the Plans in respect of capital, interest or otherwise.

(ii)	To the extent that any Proven Claim to which a distribution under the CCAA Plan relates is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable Law, be allocated to the principal amount of the Proven Claim first and then, to the extent that the consideration exceeds the principal amount of the Proven Claim, to the portion of such Proven Claim representing accrued but unpaid interest (including interest in respect of any secured portion of such Proven Claim).

(d)	Distributions by Disbursing Agent

The Disbursing Agent shall make all distributions required under the CCAA Plan subject to the provisions of Article 5 and Article 7 of the CCAA Plan. If the Disbursing Agent is an independent third party, then such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the CCAA Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Applicants on terms acceptable to the Applicants. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.

(e)	Disbursing Agent Shall Not Distribute Cash Below Cdn$10

The Disbursing Agent shall not be required to, but may in its sole and absolute discretion: (a) make Cash distributions to Holders of Proven Claims in an amount less than Cdn$10; or (b) make any distribution on account of any Proven Claim in the event that the costs of making such payment exceed the amount of such distribution.

(f)	Disbursing Agent Shall Not Distribute Fractional Shares

Notwithstanding any other provision of the CCAA Plan, only whole numbers of shares of New ABH Common Stock shall be distributed to Holders of Proven Claims. When any distribution on account of any Proven Claim would otherwise result in the distribution of a number of shares of New ABH Common Stock that is not a whole number, the actual distribution of such shares shall be rounded to the next higher or lower whole number of shares as follows: (i) fractions equal to or greater than  1/2 shall be rounded to the next higher whole number; and (ii) fractions less than  1/2 shall be rounded to the next lower number. No consideration shall be provided in lieu of fractional shares of New ABH Common Stock that are rounded down.

(g)	Disbursing Agent Shall Not Distribute Fractional Cents

Notwithstanding any other provision of the CCAA Plan, no payment of fractional cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

(h)	Delivery of Distributions

(i)	Proven Claims.

Subject to Section 7.2 of the CCAA Plan, distributions to Holders of Proven Claims shall be made by the Disbursing Agent or the appropriate Servicer (i) at the addresses set forth on the Proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is filed or if the Applicants or the Monitor has been notified in writing of a change of address), (ii) at the addresses set forth in any written notice of address change delivered to the Disbursing Agent after the date of any related Proof of Claim, and (iii) in the case of a Holder of an Affected Claim whose Affected Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.

(ii)	Undeliverable Distributions.

If any distribution to a Holder of a Proven Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of then-current address of such Holder, at which time all missed distributions shall be made to such Holder without interest. Undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. The Applicants shall make reasonable efforts to locate Holders of Proven Claims for which distributions were undeliverable. Notwithstanding the foregoing, all claims for undeliverable distributions must be made on or before the date that is 90 days after the Initial Distribution Date, the applicable Interim Distribution Date or the Final Distribution Date as the case may be, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions or claims thereon and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred.

(i)	Withholding Taxes

In connection with the CCAA Plan, all distributions made hereunder by the Disbursing Agent shall be made net of all applicable Taxes. Notwithstanding any other provision of the CCAA Plan, each Affected Unsecured Creditor with a Proven Claim that is to receive a distribution pursuant to the CCAA Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed by any Governmental Entity (including income, withholding and other Tax obligations on account of such distribution), and no distribution shall be made to or on behalf of such Affected Unsecured Creditor pursuant to the CCAA Plan unless and until such Affected Unsecured Creditor has made arrangements satisfactory to the Disbursing Agent and the Applicants for the payment and satisfaction of such Tax obligations. The Disbursing Agent shall be authorized to take any and all actions as may be necessary or appropriate to comply with such withholding and reporting requirements. All amounts withheld on account of Taxes shall be treated for all purposes as having been paid to the Affected Unsecured Creditor in respect of which such withholding was made, provided such withheld amounts are remitted to the appropriate Governmental Entity.

(j)	Multiple Affected Claims

Without limitation to the provisions of any Law prohibiting double recovery, subject to Section 4.4 of the CCAA Plan, for voting and distribution purposes, in respect of all Affected Creditors and their rights in respect of Affected Claims: (i) all guarantees of an Applicant of the payment or performance by another Applicant with respect to any Affected Claim will be recognized; (ii) each Affected Claim and all guarantees by an Applicant of such Affected Claim will be treated as multiple Affected Claims against the Applicants; and (iii) any joint obligation of any Applicant with another Applicant will be treated as two separate Affected Claims against the Applicants, provided, however, that the aggregate recovery on account of any Proven Claim or Allowed Claim (as defined under the U.S. Plan) from all sources, including distributions under the CCAA Plan, the U.S. Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, surety, indemnity, joint and several obligations or otherwise, shall not exceed (A) 100% of the underlying indebtedness, liability or obligation giving rise to such Claim or, (B) where the underlying indebtedness, liability or obligation giving rise to such Claim is denominated in the Original Currency, 100% of such underlying indebtedness, liability or obligation after conversion of the value of the distributions received in Canadian dollars back to the Original Currency at the Bank of Canada noon spot rate of exchange for exchanging Canadian dollars to the Original Currency on the date of applicable Initial Distribution Date, Interim Distribution Date or the Final Distribution Date.

(k)	No Double Recovery on Allowed Cross-border Claims

Without limitation to the provisions of any Law prohibiting double recovery, for each Allowed Cross-border Claim, (i) there shall only be a single recovery on account of such Allowed Cross-border Claim under the CCAA Plan and the U.S. Plan, and (ii) the aggregate distribution which such Allowed Cross-border Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan.

(l)	Convenience Claims Against the Cross-border Debtors.

The threshold under Subsections 2.4(e)(i), 2.4(f)(i), 2.4(g)(i) and 2.4(h)(i) of the CCAA Plan (Cdn$6,073) and the Cross-border Convenience Claim threshold of the U.S. Plan (US$5,000) account for differences caused by the foreign exchange rate between the U.S. and Canadian dollars as of the Date of Filing. Only with respect to Cross-border Debtors, for purposes of determining whether a Claim is a Convenience Claim as defined in the U.S. Plan or a Cross-border Convenience Claim, (A) all eligible Claims will be valued in Canadian dollars using the Date of Filing Exchange Rate, (B) will be determined in reference to the dollar thresholds established for such treatment under the CCAA Plan (Cdn$6,073) and (C) Cash distributions on account of such Claims, if proven, will be made in Canadian dollars. A classification or valid election to participate as (x) a Convenience Claim as defined in the U.S. Plan or (y) a Cross-Border Convenience Claim as defined in the CCAA Plan will be binding for purposes of voting and distributions under both the CCAA Plan and the U.S. Plan.

(m)	Guarantees and Similar Covenants

No Person who has a Claim under any guarantee, surety, indemnity, solidary or joint and several obligations or otherwise in respect of any Claim which is settled, compromised, released or otherwise dealt with under the CCAA Plan or the U.S. Plan or who has any right in respect of, or to be subrogated to, the rights of any Person in respect of a Claim which is compromised under the CCAA Plan or the U.S. Plan shall be entitled to any greater rights than the Affected Unsecured Creditor whose Claim is settled, compromised, released, or otherwise dealt with under the CCAA Plan or the U.S. Plan.

(n)	Payment of Indenture Trustees Fees

The Applicants shall reimburse any Indenture Trustees for reasonable and necessary services performed by them (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the CCAA Proceedings and related proceedings and the making of distributions under the CCAA Plan to Holders of Proven Claims, without the need for approval by the Court. To the extent that there are any disputes that the Applicants are unable to resolve with the Indenture Trustees, the Applicants shall report to the Court as to whether there are any unresolved disputes regarding the reasonableness of the Indenture Trustees’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Court for resolution.

(o)	Special Provisions Regarding Insured Claims

Any Insured Claim Creditor whose Insured Claim is a Proven Claim shall not have the benefit of any coverage, if any, available to the Applicants under any Insurance Contract in respect of such Insured Claim but shall be entitled to receive the distributions provided for in the CCAA Plan for the Affected Unsecured Creditor Class in which such Insured Claim Creditor belongs. Any Insured Claim Creditor who has filed a Proof of Claim in respect of any Insured Claim but delivers to the Monitor a withdrawal of such Proof of Claim on the earlier of (a) the date on which such Claim is finally determined for distribution purposes in accordance with the provisions of the CCAA Plan, the CCAA, the Claims Procedure Orders and any other applicable Orders, and (b) the Creditors’ Meeting Date, shall be deemed not to have a Proven Claim but shall have an Excluded Claim as provided in “The CCAA Plan –Description of the CCAA Plan – Restructuring”.

Required Approvals

The conditions to implementation of the CCAA Plan include a number of approvals, orders and consents that must be obtained. Some of the approvals are described below. If any of these approvals is not obtained, subject to the right of the Applicants to waive any condition, the CCAA Plan will not be implemented.

(a)	Affected Unsecured Creditor Approval

The Applicants will seek approval of the CCAA Plan by the affirmative vote of the Required Majorities of the Affected Unsecured Creditors with Voting Claims in each Affected Unsecured Creditor Class, the whole subject to the No Vote Occurrence described in “The CCAA Plan – Description of the CCAA Plan – Restructuring”. Any resolution, including the Resolution in respect of each of the Affected Unsecured Creditor Classes, to be voted on at any Creditors’ Meeting in respect of each Affected Unsecured Creditor Class in respect of the CCAA Plan will be decided by the Required Majorities on a vote by ballot and any other matter submitted for a vote at any Creditors’ Meeting shall be decided by a majority of votes cast on a vote by a show of hands, unless the Chair decides, in his sole and absolute discretion, to hold such vote by way of ballot, provided, however, that each vote of a 15.5% Senior Unsecured Notes Creditor by way of ballot or show of hands in respect of the ACCC Affected Unsecured Creditor Class shall be deemed to be a vote in respect of such 15.5% Senior Unsecured Notes Creditor’s 15.5% Senior Unsecured Notes Claims comprised in each of the ACI Affected Unsecured Creditor Class, Saguenay Forest Products Affected Unsecured Creditor Class, ACNSI Affected Unsecured Creditor Class, Office Products Affected Unsecured Creditor Class, Recycling Affected Unsecured Creditor Class and 15.5% Guarantor Applicant Affected Unsecured Creditor Classes. The result of any vote will be binding on all Affected Unsecured Creditors in the relevant Affected Unsecured Creditor Class, whether or not any such Affected Unsecured Creditor is present and voting (in person or by proxy) at the Creditors’ Meeting held in respect of the Affected Unsecured Creditor Class to which it belongs.

(b)	No Shareholder Approval or Dissent Rights

Shareholder approval is not required for a reorganization under Section 191 of the CBCA. Section 191 also provides that a shareholder is not entitled to dissent rights in respect of reorganization thereunder.

(c)	Court Approval

The CCAA Plan has been filed with the Court pursuant to the CCAA. The CCAA requires that the CCAA Plan be sanctioned by the Court following approval by the Affected Unsecured Creditors. The Sanction Hearing

in respect of the Sanction Order, at which the Court’s sanction of the CCAA Plan under the CCAA and Section 191 of the CBCA will be sought, is scheduled to take place at 10:00 a.m. on September 8, 2010 subject to the approval of the Affected Unsecured Creditors being obtained. Interested persons should consult their legal advisors with respect to the legal rights available to them in relation to the CCAA Plan and the Sanction Hearing. In the event that the Sanction Hearing is adjourned, postponed or otherwise rescheduled, only those Persons listed on the Applicants’ service list published on the Monitor’s Website are required to be served with notice of the adjourned, postponed or rescheduled date.

The authority and discretion of the Court is very broad under the CCAA. Counsel for the Applicants has advised that they will ask the Court to consider, among other things, the fairness of the terms and conditions of the CCAA Plan. The Court may approve the CCAA Plan as proposed or as amended and subject to such terms and conditions, if any, as the Court thinks fit. If the Sanction Order is granted, any interested person may appeal the provisions of the Sanction Order, with leave of the Court or the Québec Court of Appeal, within 21 days of the date on which the Sanction Order is granted.

Conditions Precedent to Implementation of CCAA Plan

The implementation of the CCAA Plan by the Applicants is subject to the following conditions precedent which, except for the conditions set out in (a), (b) and (m) below and as otherwise would be in violation of applicable Laws, may be waived in writing as provided in Section 8.6 of the CCAA Plan:

(a)	the approval of the CCAA Plan by the Required Majorities shall have been obtained;

(b)	the Sanction Order sanctioning the CCAA Plan, in form and substance satisfactory to the Applicants and the Monitor, shall have been made and entered and the operation and effect of the Sanction Order shall not have been stayed, reversed or amended, and shall among other things:

(i)	declare that: (i) the CCAA Plan has been approved by the Required Majorities of Affected Unsecured Creditors in conformity with the CCAA; (ii) the Applicants have complied with the provisions of the CCAA and the Orders made in the CCAA Proceedings in all respects; (iii) the Court is satisfied that each Applicant has neither done nor purported to do anything that is not authorized by the CCAA; and (iv) the CCAA Plan and the transactions contemplated thereby are fair and reasonable, and in the best interests of the Applicants, the Affected Unsecured Creditors and the other stakeholders of the Applicants (having considered, among other things, the composition of the vote, what creditors would receive in liquidation or sale as compared to the CCAA Plan, alternatives to the CCAA Plan or liquidation or sale, whether any oppression exists or has occurred, the treatment of shareholders and the public interest);

(ii)	order that the CCAA Plan (including the settlements, compromises, arrangements, reorganizations, corporate transactions and releases set out therein and the transactions, including the Restructuring Transactions and reorganization contemplated thereby) is sanctioned and approved pursuant to Section 6 of the CCAA and, as at the Implementation Date, will be effective and will enure to the benefit of and be binding upon the Applicants, the Partnerships, the Affected Unsecured Creditors and all other Persons stipulated in the CCAA Plan or in the Sanction Order, if any;

(iii)	declare that the Restructuring Transactions shall be effected, subject to Section 6.2 of the CCAA Plan, in the manner and the sequence as set forth in the Restructuring Transactions Notice;

(iv)	declare that all Proven Claims determined in accordance with the Claims Procedure Orders, the Cross-border Claims Protocol, the Cross-border Voting Protocol and the Creditors’ Meeting Order are final and binding on the Applicants and all Affected Unsecured Creditors;

(v)

declare that, subject to the performance by the Applicants of their obligations under the CCAA Plan and in accordance with Section 8.1 of the CCAA Plan, all contracts, leases, TSFMAs and outstanding and unused volumes of cutting rights (backlog) thereunder, agreements and other arrangements to which the Applicants or the Partnerships are a party and that have not been terminated or repudiated pursuant to the Initial Order will be and remain in full force and effect, unamended, as at the Implementation Date, and no Person who is a party to any such contract, lease, agreement or other arrangement may accelerate, terminate, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise any right (including any right of dilution or other remedy) or make any demand under or in respect of any such contract, lease, agreement or other arrangement and no automatic termination will have any validity or effect, by reason of:

•

any event that occurred on or prior to the Implementation Date and is not continuing that would have entitled such Person to enforce those rights or remedies (including defaults, events of default, or termination events arising as a result of the insolvency of the Applicants and the Partnerships);

•

the insolvency of the Applicants, the Partnerships or any affiliate thereof or the fact that the Applicants, the Partnerships or any affiliate thereof sought or obtained relief under the CCAA, the CBCA or the Bankruptcy Code;

•	any of the terms of the CCAA Plan, the U.S. Plan or any action contemplated therein, including the Restructuring Transactions Notice;

•	any settlements, compromises or arrangements effected pursuant to the CCAA Plan or the U.S. Plan or any action taken or transaction effected pursuant to the CCAA Plan or the U.S. Plan; or

•

any change in the control of the Applicants, the Partnerships or any affiliate thereof arising from the implementation of the CCAA Plan (including the Restructuring Transactions Notice) or the U.S. Plan and declare that any consent required under any such contracts, leases, TSFMAs and outstanding and unused volumes of cutting rights (backlog) thereunder, agreements or other arrangements in respect of any such change of control be deemed satisfied;

(vi)	declare that the Stay of Proceedings under the Initial Order continues until the Implementation Date;

(vii)	approve all conduct of the Chief Restructuring Officer and the Monitor in relation to the Applicants, the Partnerships, and the U.S. Debtors and bar all Claims against them arising from or relating to the services provided to the Applicants, the Partnerships and the U.S. Debtors prior to the date of the Sanction Order, save and except any liability or obligation arising from a breach of its duties to act honestly, in good faith and with due diligence;

(viii)	confirm the releases contemplated by Subsections 6.10(a), 6.10(b), 6.10(c) and 6.10(d) of the CCAA Plan;

(ix)	enjoin the commencement or prosecution, whether directly, derivatively or otherwise, or any demands, claims, actions, causes of action, counterclaims, suits, or any indebtedness, liability, obligation or cause of action released and discharged pursuant to the CCAA Plan;

(x)	order that the BI DIP Lenders Charge will be released and discharged as of the Implementation Date upon receipt of acknowledgements from each of the BI DIP Lenders and the BI DIP Agent of payment in full of all BI DIP Claims; and

(xi)	order that all CCAA Charges, other than the BI DIP Lenders Charge, will be released and discharged as of the Implementation Date or earlier upon receipt of acknowledgements of payment in respect of the Claims secured thereby or adequate alternate arrangements satisfactory to the parties in whose favour such charges operate;

(c)	any other Order deemed necessary or desirable by ABH from the Bankruptcy Court, including an Order approving the CCAA Plan in the Chapter 15 Proceedings, or any other jurisdiction shall have been obtained;

(d)	all applicable appeal periods in respect of the Sanction Order and any other Order made by the Bankruptcy Court pursuant to Subsection 8.5(c) of the CCAA Plan shall have expired and any appeals therefrom shall have been finally disposed of by the applicable appellate tribunal;

(e)	the Exit Loan Facilities and all related agreements and other documents shall have become effective subject only to the implementation of the CCAA Plan;

(f)	the Backstop Commitment Agreement in connection with the Rights Offering shall not have been terminated;

(g)	the following agreements, or any subsequent amendments, shall have been executed and ratified by all Unions, in form and substance satisfactory to the Applicants:

(i)	Memorandum of Agreement between ABH and the Communications, Energy and Paperworkers Union of Canada dated March 7, 2010; and

(ii)	Memorandum of Agreement between ABH and the Syndicats affiliés à la FTPF/CSN des usines de Clermont, Alma, Kénogami et Laurentide dated March 13, 2010;

(h)	the following regulations shall have been adopted in form and substance satisfactory to the Applicants:

(i)	a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans; and

(ii)	a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans;

(i)	all relevant Persons shall have executed, delivered and filed all documents and other instruments that, in the opinion of the Applicants, acting reasonably, are necessary to implement the provisions of the CCAA Plan and/or the Sanction Order;

(j)	subject to Subsections 8.5(k) and 8.5(l) of the CCAA Plan, all applicable approvals, certificates, rulings, permits, consents, notices and orders of, and all applicable submissions and filings with any or all Governmental Entities and stock exchanges having jurisdiction for the completion of the transactions contemplated by the CCAA Plan (including the transactions contemplated in Section 8.5 of the CCAA Plan as conditions to the implementation of the CCAA Plan) shall have been obtained or made, as the case may be, by the Applicants, in each case to the extent deemed necessary or advisable by the Applicants in form and substance satisfactory to the Applicants;

(k)	the shares of New ABH Common Stock shall be generally freely tradable in Canada under applicable Canadian securities Laws, except for restrictions on resale or transfer imposed by the Canadian securities authorities or the TSX on “control distributions” (as such term is defined in National Instrument 45-102 – Resale of Securities) and provided that in respect of the first trade of such securities, such trade is effected with no unusual effort being made to prepare the market or to create a demand for the securities that are subject to the trade, no extraordinary commission or consideration paid to a person or company in respect of the trade and if the selling securityholder is an insider or officer of Reorganized ABH, the selling securityholder has no reasonable grounds to believe that Reorganized ABH is in default of Canadian securities Laws;

(l)	all applicable approvals or consents from Governmental Entities in relation to the issuance or the assignment of TSFMAs and outstanding and unused volumes of cutting rights (backlog) thereunder or tenure agreements, as the case may be, shall have been obtained by the Applicants or the Partnerships or waived by such Governmental Entity on terms satisfactory to the Applicants and the Partnerships or deemed obtained or waived pursuant to the Sanction Order; and

(m)	all conditions precedent to the implementation of the U.S. Plan but for the implementation of the CCAA Plan shall have been satisfied or waived.

CCAA Plan Releases

Releases by the Applicants and Partnerships

As at the Final Restructuring Transactions Time and subject to the provisions of Subsection 5.1(2) of the CCAA, each Applicant and each Partnership will be deemed to forever release, waive and discharge any and all Obligations (other than the rights of the Applicants and the Partnerships to enforce the CCAA Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder or pursuant hereto (including with respect to the Restructuring Transactions and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Rights Offering or pursuant thereto)) that are based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Applicants, the business and affairs of the Partnerships, the business and affairs of the U.S. Debtors, the subject matter of, or the transactions or events giving rise to any Claims, the CCAA Plan, including the Restructuring Transactions, the U.S. Plan, the Rights Offering, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases that could be asserted by or on behalf of the Applicants or the Partnerships against: (i) present or former directors, officers and employees of the Applicants and the Partnerships, including the Chief Restructuring Officer and any director, officer or employee of any Applicant or Partnership sitting on a committee constituted in connection with the CCAA Proceedings at the request of such Applicant or Partnership, in each case in their respective capacities as of the Implementation Date, (ii) the agents, legal counsel, financial advisors and other professionals of the Applicants and the Partnerships, in each case in their respective capacities as of the Implementation Date, (iii) the Monitor and its legal counsel, (iv) the BI DIP Lenders and the BI DIP Agent, each in their capacities as such, and each of their respective counsel, (v) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility, (vi) the members of, and legal counsel and financial advisors to, the Ad Hoc Unsecured Noteholders Committee, as well as Avenue Capital Management II, L.P. and its managed funds, in their individual capacities, (vii) the members of, and legal counsel and financial advisors to, the Unsecured Creditors’ Committee, (viii) the Indenture Trustees, (ix) the ACCC Administrative Agent pursuant to the ACCC Term Loan Documents, (x) the Backstop Parties, each in their capacities as such, and their respective legal counsel and financial advisors, and (xi) where applicable, with respect to each of the above named Persons, such Person’s present and former advisors, principals, employees, officers, directors, representatives, financial advisors, legal counsel, accountants, investment bankers, consultants, agents and other representatives or professionals (including the partners of any such professional firm).

Releases by Others

As at the Final Restructuring Transactions Time, (i) the Applicants, (ii) the Partnerships, (iii) the subsidiaries of Reorganized ABH, (iv) the Monitor, (v) the Chief Restructuring Officer, (vi) the BI DIP Lenders and the BI DIP Agent, each in their capacity as such, (vii) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility, (viii) the members of the Ad Hoc Unsecured Noteholders Committee, as well as Avenue Capital Management II, L.P. and its managed funds, in their individual capacities, (ix) the members of the Unsecured Creditors’ Committee, (x) the Indenture Trustees, (xi) the ACCC Administrative Agent pursuant to the ACCC Term Loan Documents, (xii) the Backstop Parties, each in their capacities as such, and their respective legal counsel and financial advisors, and (xiii) in each case, their respective present and former advisors, principals, employees, officers, directors, representatives, financial advisors, legal counsel, accountants, investment bankers, consultants, agents and other representatives or professionals (including the partners of any such professional firm) (collectively, the “Released Parties”) will be released and discharged from any and all Obligations that any Person (including the Holders, the Applicants and the U.S. Debtors, as applicable, and any Person who may claim contribution or indemnification against or from them) may be entitled to assert (including any and all Claims in respect of potential statutory liabilities of the Released Parties for which the Initial Order authorized the granting of a CCAA Charge or Claims for which Released Parties who are directors are by law liable in their capacity as directors for the payment of such Claims, but other than the rights of Persons to enforce the CCAA Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto (including with respect to the Restructuring Transactions and the contracts, instruments, releases, indentures and other agreements or documents delivered under the Rights Offering or pursuant thereto)) based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Applicants, the business and affairs of the Partnerships, the business and affairs of the U.S. Debtors, the subject matter of, or the transactions or events giving rise to, any Claims, the CCAA Charges, the CCAA Plan, including the Restructuring Transactions, the U.S. Plan, the Rights Offering, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases, provided, however, that nothing herein will release or discharge any such Released Party (A) if the Released Party is judged by the expressed terms of a judgment rendered on a final determination on the merits to have committed fraud or willful misconduct or to have been grossly negligent, (B) in the case of directors or officers, in respect of any claim referred to in Subsection 5.1(2) of the CCAA and, (C) in the case of any Released Party which is an obligor in respect of any Excluded Employee Claim or Post-filing Claim, from or in respect of such Excluded Employee Claim or Post-filing Claim.

Releases by the Bridgewater Entities

As at the Final Restructuring Transactions Time, each and every one of the Bridgewater Entities will be deemed to forever release, waive and discharge any and all Obligations against the Released Parties that the Bridgewater Entities may be entitled to assert (including any and all Claims in respect of potential statutory liabilities of the Released Parties for which the Initial Order authorized the granting of a CCAA Charge or Claims for which Released Parties who are directors are by law liable in their capacity as directors for the payment of such Claims, but other than the rights of the Bridgewater Entities to enforce the CCAA Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto) based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Applicants, the business and affairs of the Partnerships, the business and affairs of the Bridgewater Entities, the business and affairs of the U.S. Debtors, the subject matter of, or the transactions or events giving rise to, any Claims, the CCAA Charges, the CCAA Plan, including the Restructuring Transactions, the U.S. Plan, the CCAA Proceedings, the Chapter 15 Proceedings and the Chapter 11 Cases, provided, however, that nothing herein will release or discharge any such Released Party (A) if the Released Party is judged by the expressed terms of a judgment rendered on a final determination on the merits to have committed fraud or willful misconduct, or to have been grossly negligent or, (B) in the case of directors or officers, in respect of any claim referred to in Subsection 5.1(2) of the CCAA.

Releases by the 15.5% Senior Unsecured Notes Indenture Trustee

As at the Final Restructuring Transactions Time, each of the 15.5% Senior Unsecured Notes Creditors will be deemed to forever release, waive and discharge any and all Obligations (including any remedies to challenge transfers which may fall within the scope of any bulk sales, fraudulent conveyance or similar statute) against the Bridgewater Entities that the 15.5% Senior Unsecured Notes Creditors may be entitled to assert (other than the rights of the 15.5% Senior Unsecured Notes Indenture Trustee and the 15.5% Senior Unsecured Notes Creditors to enforce the CCAA Plan, including the Restructuring Transactions and the contracts, instruments, releases, indentures and other agreements or documents delivered hereunder or pursuant hereto) based in whole or in part on any act, omission, transaction, event or other circumstance or occurrence existing or taking place on or prior to the Final Restructuring Transactions Time in any way relating to, arising out of or in connection with the business and affairs of the Bridgewater Entities, the subject matter of, or the transactions or events giving rise to, any Claims of any nature whatsoever with the 15.5% Senior Unsecured Notes Creditors that could be asserted by or on behalf of the 15.5% Senior Unsecured Notes Creditors against the Bridgewater Entities, provided, however, that nothing herein will release or discharge such Bridgewater Entities if the Bridgewater Entities are judged by the expressed terms of a judgment rendered on a final determination on the merits to have committed fraud or willful misconduct or to have been grossly negligent.

Injunction Related to Releases

The Sanction Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the CCAA Plan.

Waiver of Defaults

From and after the Final Restructuring Transactions Time, on condition that in cases where applicable Claims that are required to be paid in full under the CCAA Plan (including Proven Secured Claims) are paid in full on the Implementation Date, all Persons shall be deemed to have waived any and all defaults of the Applicants and the Partnerships (except for defaults under the securities, contracts, instruments, releases and other documents delivered under the CCAA Plan or entered into in connection herewith or pursuant hereto) then existing or previously committed by the Applicants or the Partnerships or caused by the Applicants or the Partnerships, directly or indirectly, or non-compliance with any covenant, positive or negative pledge, warranty, representation, term, provision, condition or obligation, express or implied, in any contract, credit document, agreement for sale, lease or other agreement, written or oral, and any and all amendments or supplements thereto, existing between such Person and the Applicants or the Partnerships arising from the filing by the Applicants under the CCAA or the transactions contemplated by the CCAA Plan, and any and all notices of default and demands for payment under any instrument, including any guarantee arising from such default, shall be deemed to have been rescinded.

Cancellation, Assignment, Transfer or Other Alienation of Canadian Unsecured Notes, Canadian Secured Notes, ACCC Term Loan Documents, BCFPI Secured Bank Documents and Agreements

As at the Final Restructuring Transactions Time, except as otherwise specifically provided for in the CCAA Plan or the U.S. Plan, or as contemplated to be effected as part of the Restructuring Transactions and, on condition that in cases where applicable Claims that are required to be paid in full under the CCAA Plan (including Proven Secured Claims) are paid in full on the Implementation Date: (a) the Canadian Unsecured Notes, the Canadian Secured Notes, the ACCC Term Loan Documents, the BCFPI Secured Bank Documents and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Applicants, shall be cancelled or assigned, transferred or otherwise alienated, as the case may be, in accordance with the Restructuring Transactions, (b) the obligations of, and Affected Claims or Secured Claims against, the Applicants and the Partnerships under, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Canadian Unsecured Notes, the Canadian Secured Notes, the ACCC Term Loan Documents, the BCFPI Secured Bank Documents and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Applicants or the Partnerships, as the case may be, shall be released and discharged as between a Holder of an Affected Claim or Secured Claims and the Applicants or the Partnerships, (c) any agreement (including the Canadian Unsecured Notes Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for purposes of (i) allowing such Servicer to make the distributions on account of such Affected Claims under the CCAA Plan and (ii) permitting such Servicer to maintain any rights or Liens it may have for reasonable fees, costs, expenses, indemnities or other amounts under such indenture or other agreement provided, however, that the immediately preceding provision shall not affect the discharge of Claims against the Applicants or the Partnerships under the CCAA Plan or the U.S. Plan, or, subject to Section 7.14 of the CCAA Plan, result in any expense or liability to the Applicants or the Partnerships, (d) the Applicants and the Partnerships shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer, other than the Monitor) for any fees, costs, or expenses incurred on and after the Final Restructuring Transactions Time except as expressly provided in Section 7.14 of the CCAA Plan, and (e) nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for reasonable fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Court.

Cancellation of Liens

Except as otherwise provided in the CCAA Plan and except in cases where the CCAA Plan requires that Holders of the applicable Proven Secured Claims be paid in full on the Implementation Date, on condition that such Proven Secured Claims are paid in full on the Implementation Date, as at the Final Restructuring Transactions Time, in consideration for the distributions to be made on the Implementation Date pursuant to the CCAA Plan, all Liens, and rights related to any Claim, including those existing under the Canadian Secured Notes, the ACCC Term Loan Documents and the BCFPI Secured Bank Documents, the Securitization Facility, the BI DIP Facility Documents and the ULC DIP Facility shall be terminated, null and void and of no effect.

Treatment of Executory Contracts, Unexpired Leases and other Agreements

Except as otherwise provided in the CCAA Plan, as of the Final Restructuring Transactions Time, each Reorganized Debtor shall be deemed to have ratified (i) each executory contract, unexpired lease and other agreement to which it is a party or which has been transferred or assigned to it, including in the manner and the sequence as set forth in the Restructuring Transactions Notice, and (ii) each obligation of the Applicants and the Partnerships to indemnify and reimburse directors, officers, managers or employees, whether pursuant to the constating documents of any Applicant or Partnership or specific agreement, and shall assume and perform all obligations of the Applicants and the Partnerships thereunder (other than in respect of Claims arising from such contract or lease which will be Affected Claims and, therefore, settled, compromised, released or otherwise dealt with pursuant to the CCAA Plan), unless in the case of any executory contract, lease or other agreement, such executory contract, lease or other agreement: (A) was previously repudiated or terminated by the Applicants; (B) previously expired or terminated pursuant to its own terms; or (C) was amended as evidenced by a written agreement with the Applicants or the Partnerships and in such case the amended executory contract, lease or other agreement shall be deemed ratified.

Confirmation of CCAA Plan

Provided that the CCAA Plan is approved by the Required Majorities:

(a)	the Applicants shall seek the Sanction Order for the approval of the CCAA Plan; and

(b)	subject to the Sanction Order being made in form and substance acceptable to the Applicants and the satisfaction of the conditions to the implementation of the CCAA Plan set forth in Section 8.5 of the CCAA Plan, the CCAA Plan shall be implemented by the Applicants and shall be binding upon each of the Applicants and all Persons referred to in Section 2.1 of the CCAA Plan.

Paramountcy

From and after the Implementation Date, any conflict between (i) the CCAA Plan, and (ii) the covenants, warranties, representations, terms, conditions, provisions or obligations, express or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan or other agreement, commitment letter, by-laws of the Applicants or the Partnerships, lease or other arrangement or undertaking, written or oral (including any and all amendments or supplements thereto) existing with, between or among one or more of the Affected Unsecured Creditors and the Applicants or the Partnerships as at the Implementation Date will be deemed to be governed by the provisions of the CCAA Plan and the Sanction Order, which shall take precedence and priority. All Affected Unsecured Creditors shall be deemed irrevocably for all purposes to consent to all transactions contemplated in and by the CCAA Plan. For greater certainty, this paragraph shall not apply to the Backstop Commitment Agreement or the Backstop Parties in their capacities as such.

Modifications to the CCAA Plan

Prior to or at Creditors’ Meetings

The Applicants, in consultation with the Monitor, reserve the right to file any modification of, or amendment, variation or supplement to, the CCAA Plan, in accordance with the terms of the Backstop Commitment Agreement, including by the Restructuring Transactions Notice, any CCAA Plan Supplement or plans of reorganization, compromise or arrangement (or any one or more thereof) (each a “CCAA Plan Modification”) prior to the Creditors’ Meeting Date or at or before any Creditors’ Meeting, in which case any such CCAA Plan Modification shall, for all purposes, be and be deemed to form part of and be incorporated into the CCAA Plan. The Applicants shall give notice of any such CCAA Plan Modification at the Creditors’ Meeting in respect of each Affected Unsecured Creditor Class prior to the vote being taken to approve the CCAA Plan. The Applicants may give notice of any such CCAA Plan Modification at or before any Creditors’ Meeting by notice which shall be sufficient if, in the case of notice at any Creditors’ Meeting, given to those Affected Unsecured Creditors present at such meeting in person or by proxy. The Monitor shall post on the Monitor’s Website, as soon as possible, any such CCAA Plan Modification, with notice of such posting forthwith provided to the Service List.

After Creditors’ Meetings

After each Creditors’ Meeting (and both prior to and subsequent to the obtaining of the Sanction Order), the Applicants, in consultation with the Monitor, may at any time and from time to time modify, amend, vary or supplement the CCAA Plan, in accordance with the terms of the Backstop Commitment Agreement, without the need for obtaining an Order or providing notice to the Affected Unsecured Creditors if the Monitor determines that such modification, amendment, variation or supplement would not be materially prejudicial to the interests of the Affected Unsecured Creditors under the CCAA Plan or the Sanction Order and is necessary in order to give effect to the substance of the CCAA Plan or the Sanction Order. The Monitor shall post on the Monitor’s Website, as soon as possible, any such modification, amendment, variation or supplement to the CCAA Plan, with notice of such posting forthwith provided to the Service List.

Failure to Implement the CCAA Plan

The Applicants are insolvent and unable to meet their debt and other obligations as they become due. If the CCAA Plan is not approved by the Required Majorities, subject to the terms of the current Stay of Proceedings under the CCAA, creditors of the Applicants would have the right to take steps to exercise their respective rights and remedies against the assets and property of the Applicants.

G. ARRANGEMENT WITH UNIONS

A significant number of the Company’s Collective Bargaining Agreements with respect to its paper operations in Eastern Canada expired at the end of April 2009. At the beginning of March 2010, the Company reached an agreement in principle with the CEP and the CSN, subject to the resolution of ongoing multi-party pension deficit discussions, as further described below. Ratification of these agreements has been completed in all locations.

On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The individual mill Collective Bargaining Agreements adopted in connection therewith will extend through April 27, 2014 in the case of Calhoun and Catawba and April 27, 2015 in the case of Coosa Pines and Augusta. As of March 31, 2010, the Company employed approximately 11,900 people of whom approximately 8,800 were represented by bargaining units. The Company unionized employees are represented predominantly by the CEP in Canada and predominantly by the United Steelworkers International in the United States.

In May and June 2010, the Company reached agreements with sawmills and woodland workers in the Mauricie region represented by CSN and with most of the Unions representing trades and office employees in its four Ontario paper mills. The Company is still negotiating the renewal of four Collective Bargaining Agreements with other Unions also representing trades and office employees in these mills.

In June 2010, the Company reached an agreement for the renewal of the Collective Bargaining Agreements of four sawmills affiliated to the CEP (the “CEP Union Agreement”). The CEP Union Agreement has since been serving as a model agreement for three other sawmills located in St-Felicien (CSD), Normandin (CSN) and Lake St-Jean and Comtois (CEP). Two agreements are in the process of being ratified.

Finally, the Company started discussions at the end of June 2010 with the CEP for the reopening and/or renewal of eight woodland unions representing 800 employees working in the Lake St-Jean region.

H. PENSION PLAN ARRANGEMENTS

The Company sponsors several registered pension plans for its employees and retirees in Canada. These plans include 15 defined benefit plans registered in Québec or Ontario which have a material aggregate solvency deficit for which funding relief has been sought. Employees will cease to accrue credited service in these defined benefit plans effective December 31, 2010, and will be enrolled in target benefit pension plans (unionized employees) or defined contribution pension plans (non-unionized employees) from January 1, 2011.

It is a condition precedent to the implementation of the CCAA Plan that funding relief regulations be adopted in form and substance satisfactory to the Applicants: (i) pursuant to the Supplemental Pension Plans Act (Québec); and (ii) pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their respective defined benefit pension plans registered in each such Province.

Specifically, such regulations shall be required to provide, among other things, that the Company’s aggregate annual contribution in respect of the solvency deficits of such plans for each year from 2011 through 2020 will be limited to the following: (i) a $50 million basic contribution; (ii) beginning in 2013, if the plans’ aggregate solvency ratio falls below a specified target for a year, an additional contribution equal to 15% of free cash flow up to $15 million per year; and (iii) beginning in 2016, if the amount payable for benefits in a year exceeds a specified threshold and the plans’ aggregate solvency ratio is more than 2% below the target for that year, a supplementary contribution equal to such excess (such supplementary contribution being capped at $25 million on the first occurrence only of such an excess). Should a plan move into surplus during the 2011-2020 period, it will cease to be subject to this funding relief. After 2020, the funding rules in place at the time will apply to any remaining deficit.

The Company has reached agreement in principle with pension authorities in Québec on the above mentioned financial parameters for relaxed funding requirements for the defined benefit plan solvency deficits, but this agreement remains subject to completion of certain discussions with the government of Québec. Discussions are also on-going with the government of Ontario. There can be no guarantee that such discussions will be successful.

The Company is of the view that its ability to obtain the commercial exit financing it requires will also depend on the satisfaction of this condition precedent without which the Company’s viability remains uncertain.

Implementation of the funding relief is subject to reaching agreement on the detailed parameters thereof and to adoption by the Québec and Ontario governments of the requisite funding relief regulations. The Company expects that it will be required to send detailed information packages on the proposed funding relief to plan beneficiaries and unions.

VI. EXIT LOAN FACILITIES

It is a condition precedent to the CCAA Plan becoming effective that the Exit Loan Facilities, being the ABL Exit Financing Facility and the Term Loan Exit Financing Facility, be established.

The Reorganized Debtors expect to establish the Exit Loan Facilities in an aggregate amount of up to $1.3 billion. The Applicants will draw on the Exit Loan Facilities in amounts which, together with such other Cash as is then available to the Applicants, will be sufficient to make all Cash distributions to be made under the Plans.

The allocation and terms and provisions of the Exit Loan Facilities (including interest rates, maturity dates, amortization schedules and other significant terms) have not been negotiated with any prospective lenders and will be subject to such negotiations, which will be influenced materially by conditions in the capital markets and other factors that may affect the availability of such financing. Such allocation, terms and provisions are likely not to have been determined definitively prior to the expiration of the Rights Offering or the Voting Record Date. As a result, the allocation and terms and provisions of the Exit Loan Facilities may be significantly different from those described in or contemplated by this Circular and the Financial Projections, and the Company’s capital structure may differ significantly from that described in or contemplated by this Circular and the Financial Projections. Furthermore, the other terms and provisions of the Exit Loan Facilities may cause the timing and magnitude of the Company’s interest expense and other debt service obligations to be different from those described in or contemplated by this Circular and the Financial Projections and the Company may be subject to significant additional covenants or restrictions as a result of negotiations with its prospective lenders or because of market conditions. For a further discussion on certain of the risks associated with the Exit Loan Facilities, see “Risk Factors”.

VII. RIGHTS OFFERING

The Plans provide that the Company may conduct a Rights Offering, the proceeds of which will be used to fund distributions under the Plans and ongoing business operations after emergence. Pursuant to the Rights Offering, Eligible Holders will receive Subscription Rights, which are not transferable separately from the Claim to which they relate, entitling such Eligible Holders to purchase their proportionate share of up to $500 million of Rights Offering Notes issued by Reorganized ABH on the Implementation Date. As contemplated in the Backstop Commitment Agreement and the Plans, and as described below, the amount of the Rights Offering Notes may be increased by up to $110 million of Escrowed Notes which could be issued by Reorganized ABH under the U.S. Plan in respect of unresolved Claims against certain U.S. Debtors as of the Implementation Date.

The terms of the Rights Offering, including the procedures through which an Eligible Holder participates in the Rights Offering (a “Rights Offering Participant”), are set forth in the Backstop Commitment Agreement that the Company has entered into with the Backstop Parties and are summarized below. All summaries of and references to the Backstop Commitment Agreement in this Circular are qualified in their entirety by references to the text of the Backstop Commitment Agreement.

The terms of the Backstop Commitment Agreement and the Rights Offering Notes are subject to amendment, from time to time, in accordance with the terms of the Backstop Commitment Agreement.

IF YOU ARE AN ELIGIBLE HOLDER, YOU WILL RECEIVE A SUBSCRIPTION FORM WITH SPECIFIC INSTRUCTIONS FOR PARTICIPATING IN THE RIGHTS OFFERING. YOU MUST

FOLLOW SUCH INSTRUCTIONS TO PARTICIPATE IN THE RIGHTS OFFERING AND SUBSCRIBE FOR YOUR PROPORTIONATE SHARE OF RIGHTS OFFERING NOTES. YOU SHOULD ALSO CONSULT THE SECTION “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH THE RIGHTS OFFERING AND THE RIGHTS OFFERING NOTES.

Withdrawal or Reduction of Rights Offering

The Company may choose, in its sole discretion, to reduce the total amount of the Rights Offering, or cancel it entirely, at any time until the Implementation Date, in accordance with the Backstop Commitment Agreement.

The number of Rights Offering Notes for which any Rights Offering Participant may subscribe in the Rights Offering is subject to adjustment under certain circumstances, depending on, among other things, the Company’s claims resolution process and the Section 1145 Cutback. Exercise of the Section 1145 Cutback with respect to some or all Claims will result in the cancellation of some or all the Rights Offering Participant’s Subscription Rights. Any Rights Offering Notes excluded from the Rights Offering as a result of the Section 1145 Cutback will be sold to the Backstop Parties for the subscription price under the Backstop Commitment Agreement as Unsubscribed Notes in the Rights Offering. Any determination by the Company that the Section 1145 Cutback is necessary shall be made by the Company as soon as practicable following the Rights Offering Expiration Date but without prior notice to the Eligible Holder.

Subscription Period

The subscription period will begin on August 9, 2010, or as soon thereafter as reasonably practicable, when the Subscription Agent or the Monitor distributes subscription forms by mail to each Eligible Holder, together with appropriate instructions for the proper completion, due execution, and timely delivery of the subscription form and the payment of the purchase price (the “Subscription Forms”). The subscription period will expire at 4:00 p.m. (Eastern Time) on September 10, 2010, (the “Rights Offering Expiration Date”), or such later date as the Company may specify.

The Subscription Agent or the Monitor will also distribute Subscription Forms to DTC, CDS and intermediaries for onward communication to Non-registered Noteholders. Non-registered Noteholders will receive a Subscription Form or such other document or electronic communication that intermediaries may customarily use for the purpose of obtaining instructions with respect to a subscription on account of a beneficial holder of securities. Non-registered Noteholders must send their Subscription Form to their intermediary or otherwise follow such intermediary’s directions with respect to exercising their Subscription Rights with sufficient time for the intermediary to effect the subscription through DTC, CDS or otherwise by the Rights Offering Expiration Date.

Entitlement to Subscription Rights

Each Eligible Holder shall receive Subscription Rights to purchase Rights Offering Notes at a purchase price of $1.00 per Rights Offering Note. Subscription Rights will initially be allocated to Eligible Holders as of June 30, 2010 (the “First Rights Offering Record Date”) based on an Eligible Holder’s proportionate share of New ABH Common Stock to be distributed under the Plans on account of such Eligible Holder’s Claim. The allocation will be determined as follows:

(a)	first, the Company will determine the New ABH Common Stock allocable to each Applicant under the CCAA Plan and each U.S. Debtor under the U.S. Plan; and

(b)	second, the Company will determine the expected proportionate share of such New ABH Common Stock expected to be distributed under the Plans to each Eligible Holder on account of its Claim against each Applicant and U.S. Debtor as of the First Rights Offering Record Date based on the amount of such Claim allowed for voting purposes under the Plans.

The amount of Subscription Rights offered to Eligible Holders per $1.00 of eligible Claims of such holder shall be referred to herein as the “Initial Rights Ratio”.

For Eligible Holders holding Claims as of the First Rights Offering Record Date against U.S. Debtors in respect of which certain Rights Offering Notes will be Escrowed Notes, a Subscription Right will include an election to purchase additional Rights Offering Notes up to an applicable amount (the “Oversubscription Amount”). See “Rights Offering – Unresolved Claimholders under the U.S. Plan and Escrowed Notes”.

Subscription Procedures

Eligible Holders will receive a Subscription Form which identifies the Initial Rights Ratio and their share of Rights Offering Notes as of the First Rights Offering Record Date. Eligible Holders who disagree with their share of the Rights Offering Notes as set forth on their Subscription Form must contact the Monitor, or any Claims Officer appointed by the Court for that purpose, and follow the procedures established by the Monitor or such Claims Officer to resolve such disagreement. See “Increase or Reduction of Eligible Claim” below.

To exercise Subscription Rights, each Rights Offering Participant must (i) return a duly completed Subscription Form to the Subscription Agent; (ii) pay, or arrange for payment to the Escrow Agent, in cash, by wire transfer in immediately available funds in valid US currency, an amount equal to the full purchase price for the number of Rights Offering Notes elected to be purchased by such Rights Offering Participant and (iii) otherwise comply with the procedures for subscription as set forth in the applicable Subscription Form. Such completed Subscription Form and the full purchase price must be received by the Subscription Agent and the Escrow Agent on or before the Rights Offering Expiration Date. Payment of the full purchase price can be made only through wire transfer to the Escrow Agent in accordance with the instructions included with the Subscription Form.

If either (i) the duly completed Subscription Form, or (ii) the wire transfer for the full amount of the purchase price for the Subscription Rights that a Rights Offering Participant chooses to exercise is not received by the Escrow Agent on or prior to the Rights Offering Expiration Date, then the Rights Offering Participant is deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.

The Company and the Subscription Agent must be able to match each Rights Offering Participant’s Subscription Forms with the corresponding purchase price for the Rights Offering Notes. As such, the Company reserves the right to cancel the Subscription Rights of a Rights Offering Participant if such participant, among other things, submits a purchase price for Rights Offering Notes without reference to the coded Claim provided in the Subscription Form such that the Company and the Subscription Agent are unable to reasonably reconcile the Subscription Form with the purchase price, or reasonably determine that reconciling such discrepancy or omission would result in an undue administrative burden.

Non-registered Noteholders wishing to exercise Subscription Rights must send their Subscription Form to their intermediary or otherwise follow such intermediary’s directions with respect to exercising their Subscription Rights with sufficient time for the intermediary to effect the subscription through DTC’s Automated Subscription Offer Program or CDSX (the clearing and settlement system utilized by CDS and its participants) by the Rights Offering Expiration Date. No separate Rights Offering Expiration Date exists for Non-registered Noteholders who exercise their Subscription Rights through CDS or DTC. If Subscription Rights are exercised other than pursuant to the Subscription Forms, each Non-registered Noteholder exercising Subscription Rights will be deemed to have made the same certifications and representations regarding the transferability of the Subscription Rights as provided in the Subscription Forms. See “No Transfer; Detachment Restrictions; No Revocation”.

The Escrow Agent will hold the payments it receives for the exercise of Subscription Rights in an escrow account pending the issuance of the Rights Offering Notes or the release of the Escrowed Notes from escrow. The funds held in the escrow account will be invested by the Escrow Agent in short-term treasury securities and other similar instruments in order to preserve principal and realize a nominal amount of interest. Upon the issuance of the Rights Offering Notes, the funds held in the escrow account corresponding to the subscription payments, including accrued interest thereon, with respect to the Rights Offering Notes will be released to the

Company. In the event that payments must, for any reason, be returned to the Rights Offering Participant, such payments shall be returned, with accrued interest thereon, to the applicable Rights Offering Participant.

Increase or Reduction of Eligible Claim

In accordance with the terms of the Backstop Commitment Agreement, if during the period after the First Rights Offering Record Date but on or before August 17, 2010 (or such later date as agreed among the Company, the Monitor and the Creditors Committee appointed in respect of the U.S. Plan) (the “Second Rights Offering Record Date”), pursuant to an order of the Court or pursuant to a Claims modification accepted or revised by the Monitor, or a decision of a Claims Officer appointed by the Court:

(a)	an Eligible Holder’s eligible Claim is increased, the Subscription Agent or the Monitor shall deliver to such Eligible Holder a supplemental subscription form (the “Subsequent Subscription Form”), in form and substance substantially similar to the Subscription Form, permitting such participant to exercise a number of incremental Subscription Rights as determined by applying the Initial Rights Ratio to the revised amount of eligible Claim held by such Eligible Holder, as reduced by the number of Subscription Rights previously offered to such Eligible Holder; or

(b)	an Eligible Holder’s eligible Claim is reduced, then the number of Subscription Rights to which the Eligible Holder is entitled shall be reduced accordingly by applying the Initial Rights Ratio to the reduced eligible Claim and withdrawing any Subscription Rights previously issued to such Eligible Holder in excess of the resulting amount (the “Rights Entitlement Reduction”).

The Company is also authorized, but not required, to refrain from modifying an Eligible Holder’s Subscription Rights in the event that the amount of Rights Offering Notes that such Eligible Holder could otherwise subscribe for would be increased or decreased by $10,000 or less, or as otherwise determined by the Company.

Additional Subscription Rights awarded to an Eligible Holder as of the Second Rights Offering Record Date must be exercised during the period which begins on or about August 27, 2010, or as soon thereafter as reasonably practicable, and expires at 4:00 p.m. (Eastern Time) on the Rights Offering Expiration Date or such other date as the Company may specify. Such Subscription Rights shall be exercised in the manner set out above under “Subscription Procedures”.

In accordance with the terms of the Backstop Commitment Agreement, the Rights Offering Notes associated with Subscription Rights withdrawn under a Rights Entitlement Reduction shall become Unsubscribed Notes for the purpose of the Backstop Commitment Agreement. The Subscription Agent will provide a written notice to the Rights Offering Participant setting out the revised number of Subscription Rights allocated to such Rights Offering Participant and will return any funds paid on account of the withdrawn Subscription Rights previously exercised by the Rights Offering Participant, with interest accrued thereon, as soon as practicable following the Rights Offering Expiration Date.

Adjustment to Number of Rights Offering Notes to be Purchased by Rights Offering Participant

If the sum of all Subscription Rights timely exercised by all Rights Offering Participants exceeds the amount of the Rights Offering, as such amount may be reduced by the Company at any time until the Implementation Date as a result of a Section 1145 Cutback or otherwise, the aggregate principal amount of Rights Offering Notes to be purchased by each Rights Offering Participant shall, in accordance with the terms of the Backstop Commitment Agreement, be adjusted to be the product of (i) the principal amount of Rights Offering Notes that such Rights Offering Participant had agreed to subscribe by completing its Subscription Form and (ii) the ratio of the amount of the Rights Offering divided by the sum of all Subscription Rights exercised.

As soon as reasonably practicable after the Rights Offering Expiration Date, the Company shall deliver to each Rights Offering Participant a written notice specifying the portion of the Subscription Rights that was validly and effectively exercised by such Rights Offering participant, taking into account any adjustment as described above or any reduction required by a Section 1145 Cutback or otherwise.

As soon as practicable following the Rights Offering Expiration Date, if applicable, the Subscription Agent shall return to each Rights Offering Participant an amount equal to the difference between the purchase price of the Subscription Rights to which the Rights Offering Participant is entitled and the purchase price previously received by the Subscription Agent from such Rights Offering Participant.

Unresolved Claimholders under the U.S. Plan and Escrowed Notes

Under the U.S. Plan, although Subscription Rights will initially be offered to Eligible Holders based on the amount of a creditor’s unsecured Claims, as allowed for voting purposes as of the First Rights Offering Record Date, the amount of Rights Offering Notes actually issued to Eligible Holders who subscribe for such Rights Offering Notes (whether on or after the Implementation Date) will depend on the allowed amount of a Rights Offering Participant’s unsecured Claims. Therefore, under the U.S. Plan, the amount of Rights Offering Notes which any Rights Offering Participant may ultimately be authorized to purchase through the Rights Offering may differ from the number of Subscription Rights initially offered to such Rights Offering Participant.

As of the Implementation Date, certain unsecured Claims against U.S. Debtors (each, an “Unresolved Claim”) will not be allowed and therefore will be subject to subsequent resolution and allowance, in whole or in part, or disallowances in accordance with the U.S. Plan. A Holder of such Claims (an “Unresolved Claimholder”) may not know at the time it exercises its Subscription Rights whether it will be an Unresolved Claimholder or whether its Claim will be allowed as of the Implementation Date. Pursuant to the Backstop Commitment Agreement and for the benefit of Unresolved Claimholders, the Company will deposit into an escrow account with the indenture trustee for the Rights Offering Notes the amount of Rights Offering Notes subscribed for by such Unresolved Claimholders (the “Escrowed Notes”). The subscription price for such Escrowed Notes will also be deposited into an escrow account. Prior to the Implementation Date, the Company will determine and identify, in its reasonable discretion, the Claims that are expected to be Unresolved Claims as of the Implementation Date and such determination shall be binding on all Eligible Holders for matters relating to the Rights Offering. The aggregate principal amount of Escrowed Notes to be deposited into escrow will not exceed $110 million.

Until an Unresolved Claimholder’s Claim is allowed, interest and all other payments and distributions allocable to the Escrowed Notes of such Unresolved Claimholder will be paid by the Company into the escrow account. To the extent an Unresolved Claimholder’s Claim is allowed, the applicable principal amount of Escrowed Notes will be released to the applicable Unresolved Claimholder and the subscription price will be released to the Company. The Escrowed Notes corresponding to any portion of a Claim that is disallowed will be released to the Company for cancellation and the related subscription price will be returned to the relevant Claimant with interest earned on the subscription price, but not interest on the Escrowed Notes or other distribution accrued on the Escrowed Notes. Unless otherwise ordered by the Bankruptcy Court, upon maturity of the Rights Offering Notes, any Escrowed Notes remaining in the escrow account at such time will be cancelled and all interest and other amounts accrued thereon will be returned to the Company and any remaining subscription price (together with any accrued interest thereon) held in respect of Escrowed Notes will be returned to the applicable Unresolved Claimholders.

To the extent more than $20 million of subscription price for Escrowed Notes is released to the Company during the first six months after the Implementation Date, such amounts must be used to mandatorily redeem the Rights Offering Notes on a pro rata basis at a price equal to 105% of the principal amount, plus accrued and unpaid interest.

Oversubscription Amounts will be allocated pursuant to the terms of the Backstop Commitment Agreement assuming a maximum number of Escrowed Notes will be escrowed on the Implementation Date. Escrowed Notes shall not include Rights Offering Notes purchasable on account of any Oversubscription Amount and any Oversubscription Amount allocated to an Unresolved Claimholder is subject to cancellation.

Additional information for Unresolved Claimholders relating to Escrowed Notes and Oversubscription Amounts under the U.S. Plan is provided in the Backstop Commitment Agreement and the Disclosure Statement. ELIGIBLE HOLDERS WITH CLAIMS SUBJECT TO THE CCAA PLAN ARE NOT SUBJECT TO THE ESCROW PROCEDURES AND RELATED OFFER TO OVERSUBSCRIBE WHICH ARE PART OF THE RIGHTS OFFERING UNDER THE U.S. PLAN. RIGHTS OFFERING NOTES SUBSCRIBED BY SUCH ELIGIBLE HOLDERS UNDER THE CCAA PLAN WILL BE DISTRIBUTED ON, OR AS SOON AS REASONABLY PRACTICABLE AFTER, THE IMPLEMENTATION DATE AS SET OUT IN THIS CIRCULAR.

No Transfer; Detachment Restrictions; No Revocation

The Subscription Rights are not transferable and the benefit of the Subscription Rights is not separably transferable from the underlying Claim. If the underlying Claim on account of which the Eligible Holder is receiving the Subscription Rights is transferred, the benefits of any exercised Subscription Rights is not detachable from such underlying Claim and must be transferred as well. Any direct or indirect transfer, assignment, sale, or conveyance, hypothecation, license, lease, partition, pledge or grant of a security interest in the Subscription Rights or detachment, or attempted transfer or detachment or monetization (including, without limitation, in a derivatives transaction) or other transaction having a similar effect, whereby a Claim is detached from the Subscription Right or Rights Offering Notes, will be null and void and the Company will not treat any purported transferee of the Subscription Rights separate from the associated Claims as the holder of any Subscription Rights. The Subscription Forms require the Rights Offering Participant to certify, among other things, that such Rights Offering participant (i) recognizes and understands that the rights to subscribe to Rights Offering Notes are not transferable and the benefit of such rights are not separable from the associated Claim, and (ii) has not entered into, and shall not enter into, prior to the Implementation Date, any transaction involving a direct or indirect transfer of rights, Claims or a Rights Offering Notes other than through the sale of a Claim together with the benefit of the rights related thereto. In the case of a Non-registered Noteholder, if Subscription Rights are exercised other than pursuant to the Subscription Forms, each Non-registered Noteholder exercising Subscription Rights will be deemed to have made the same certifications and representations regarding the transferability of the Subscription Rights as provided in the Subscription Forms.

Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Company or other Person specified in the Subscription Form, such exercise will be binding on any transferee and may only be revoked, rescinded or annulled in the sole discretion of the Company. Only the recipient of a Subsequent Subscription Form may complete and submit a Subsequent Subscription Form in order to exercise Subscription Rights and once an Eligible Holder who has received a Subsequent Subscription Form has exercised any of its Subscription Rights, such exercise will be binding on any transferee and may only be revoked, rescinded or annulled in the sole discretion of the Company.

Undersubscription; Backstop Commitment Agreement

To guarantee that the Rights Offering raises the funds the Company requires, the Company has entered into the Backstop Commitment Agreement pursuant to which the Backstop Parties have agreed to, among other things, purchase, on the Implementation Date, (i) any Rights Offering Notes that remain unsubscribed for by the Rights Offering Participants, plus (ii) the amount of Rights Offering Notes equal to the amount of the Escrowed Notes, less (iii) the amount of Rights Offering Notes equal to the Oversubscription Amount exercised by Eligible Holders after taking into account any reduction of the Oversubscription Amount. In exchange for this commitment, the Company has agreed to pay the Backstop Parties an amount equal to the greater of $15 million and 6% of the total amount of the Rights Offering on the Implementation Date of the Plans (the “Backstop Commitment Payment”). Fifty percent of the aggregate Backstop Commitment Payment shall be payable in cash and fifty percent of the aggregate Backstop Commitment Payment shall be payable in New ABH Common Stock, in accordance with the terms of the Backstop Commitment Agreement; provided, however, that the Backstop Parties may also elect to receive the full amount of the Backstop Commitment Payment in New ABH Common Stock. The Company has also agreed to reimburse certain expenses of the Backstop Parties incurred in connection with the transaction.

Each Backstop Party will purchase, severally and not jointly, its pre-determined percentage of Unsubscribed Notes. Reorganized ABH shall pay to each such Backstop Party the Upfront Payment in respect of all such Rights Offering Notes purchased by the Backstop Party.

Under the terms of the Backstop Commitment Agreement, the consent of the Backstop Parties is required with respect to certain events, including, without limitation, certain changes to the Plans. The obligations of the Backstop Parties are subject to the satisfaction or waiver of specified closing conditions, including, without limitation, entry of the Sanction Order in form and substance reasonably satisfactory to the Backstop Parties, the satisfaction or waiver of the conditions to effectiveness of the Plans and the consummation of the Exit Loan Facilities.

The Backstop Commitment Agreement is terminable if the Rights Offering is not consummated by an outside date of the later of (i) October 15, 2010 or (ii) such other date as set forth in the Backstop Commitment Agreement, and upon certain other events. If the Backstop Commitment Agreement terminates, then, upon certain termination events, the Backstop Parties will be entitled to receive a termination payment, the amount of which depends on the timing of the termination, but which is, in any event, no more than the Backstop Commitment Payment.

Distribution of Rights Offering Notes

On, or as soon as reasonably practicable after, the Implementation Date, Reorganized ABH or other applicable Disbursing Agent shall distribute the Rights Offering Notes in a fashion consistent with the distribution provisions of the CCAA Plan. Eligible Holders holding their Claims through CDS or DTC will receive the Rights Offering Notes in the form of beneficial interests in one or more global notes. Eligible Holders holding their Claims otherwise than through DTC or CDS will receive their Rights Offering Notes in the form of one or more certificated notes and such certificates will be distributed to the person identified in the Claims register maintained by the Monitor as holding the Claims on the record date for such distribution. Reorganized ABH shall also concurrently cause an amount in cash equal to $0.04 per $1.00 of Rights Offering Notes purchased to be paid back to such Rights Offering Participant from the proceeds of the sale of the Rights Offering Notes (the “Upfront Payment”).

Rights Offering Notes

The Rights Offering Notes shall substantially have the terms set out in Appendix I – “Terms of the Rights Offering Notes”.

The definitive terms of the Rights Offering Notes will be posted on the Monitor’s Website on or before the CCAA Supplement Filing Date.

VIII. REORGANIZED ABH

Reorganized ABH

As part of the implementation of the CCAA Plan, Reorganized ABH will emerge as the parent holding company under which the Reorganized Debtors will be held directly or indirectly. Reorganized ABH will also be the parent holding company under which the reorganized U.S. Debtors will be held directly or indirectly.

Corporate Governance

As of the Implementation Date, the directors and officers of each Applicant that is not a Reorganized Debtor will be removed from office and terminated in their capacities as such.

A search committee (the “Search Committee”), consisting of three members of the Unsecured Creditors’ Committee, three members of the Ad Hoc Unsecured Noteholders Committee, and one representative of the Company has been formed to select the Board of Reorganized ABH and shall be responsible for selecting the Board, determining the number of directors (including the number of independent directors, if any) comprising the Board, and defining the terms and other qualifications for such directors. The Search Committee has hired an independent search firm in connection with that process.

The names of the directors and officers of Reorganized ABH as of the Implementation Date will be posted on the Monitor’s Website and will also be announced by way of press release concurrently with such posting.

Management and Director Compensation and Incentive Plans and Programs

The CCAA Plan provides that on or as soon as practicable after the Implementation Date, Reorganized ABH shall adopt and implement (as applicable) the management incentive plans as substantially described herein and in the form set forth in a CCAA Plan Supplement and the management and directors plans, programs and agreements set forth in another CCAA Plan Supplement shall be terminated or repudiated under the CCAA Plan or the U.S. Plan and, to the extend applicable, deemed rejected pursuant to Section 365 of the Bankruptcy Code. The Affected Unsecured Creditors shall be deemed to have approved all such management incentive plans, including the LTIP and the STIPs.

Long-Term Equity Incentive Plan

On or as soon as practicable after the Implementation Date, Reorganized ABH shall adopt and implement the 2010 Long-Term Equity Incentive Plan (the “LTIP”). Reorganized ABH shall reserve 8.5% on a fully diluted basis of the shares of New ABH Common Stock for issuance under the LTIP. Up to 4% of the shares of New ABH Common Stock may be granted on the Implementation Date of which 75% will be granted as options the strike price of which shall be the fair market value of the New ABH Common Stock and 25% will be granted as restricted stock units. For purposes of this paragraph, the fair market value of the New ABH Common Stock shall mean the average of the closing trading price of the New ABH Common Stock during the 30 day period commencing with the first day on which the New ABH Common Stock is listed on the New York Stock Exchange. Pursuant to the LTIP, the Reorganized Debtors shall deliver certain stock options and restricted stock unit grants to certain directors, members of management and other executive employees on and after the Implementation Date, in such amounts and pursuant to such terms as set forth in the LTIP. The form and substance of the LTIP will be set forth in a CCAA Plan Supplement.

Short-Term Incentive Plans

On or as soon as practicable after the Implementation Date, Reorganized ABH shall adopt and implement the 2010 Short-Term Incentive Plan (the “2010 STIP”) and the 2011 Short-Term Incentive Plan (the “2011 STIP” and together with the 2010 STIP, the “STIPs”) pursuant to which participants shall be eligible for a target incentive award expressed as a percentage of the individual’s base salary as such salary shall be reduced prior to the Implementation Date (the “Reduced Base Salary”). Approximately 550 management employees will be eligible for participation in the STIPs, including the Company’s top six senior executives. Senior executives will be eligible for a target incentive award of 50% of base salary under the 2010 STIP and 100% of base salary under the 2011 STIP. The target incentive payments for remaining participants under the STIPs will be at a lower percentage level of payment. The STIPs shall be entirely performance-based, and actual earned incentive awards will vary depending on the Company’s and Reorganized Debtors’ ability to achieve the established targets. Under the 2010 STIP, the Company will base performance targets on the Company’s actual EBITDA (net of any STIP payment) against its forecast for the third and fourth quarters of 2010. The Board will determine the Company’s performance targets under the 2011 STIP. The material terms of the STIPs will be set forth in a CCAA Plan Supplement.

Restructuring Recognition Award

On and effective as of the Implementation Date, the Company shall adopt and implement a performance driven restructuring recognition plan designed to reward actions and initiatives contributing to a successful and timely reorganization of the Company, by providing selected members of management with one-time cash emergence awards (a “Restructuring Recognition Award”) in an aggregate value of $6 million. Approximately

50 executives, senior managers and managers, who are critical to the Company’s performance and successful reorganization efforts, shall be selected to receive a Restructuring Recognition Award equal from 30% to 100% of the recipient’s Reduced Base Salary to be paid in Cash at emergence upon approval by the Board of Reorganized ABH. Restructuring Recognition Award recipients shall be required to repay 1/12th of their award for each month during the one-year period following the Implementation Date they were not employed by Reorganized ABH or a Reorganized Debtor, if they either voluntarily resign their employment or are discharged by their employer for “cause”.

Executive Severance Policies

On and after the Implementation Date, Reorganized ABH will assume, as amended, executive severance policies for U.S. and Canadian executives, respectively. Severance benefits may be conditioned upon the executive’s compliance with certain restrictive covenants, including non-compete restrictions. The material terms of the executive severance policies shall be set forth in a CCAA Plan Supplement.

Employee Compensation and Benefit Programs

As of the Implementation Date, all of the Applicants’ existing pension plans, welfare benefit plans, severance policies and other employee-related plans and programs, including the Applicants’ Canadian registered defined benefit and defined contribution plans, set forth in a CCAA Plan Supplement, shall remain in effect, as amended, and the plans and programs set forth in another CCAA Plan Supplement, including all of the Applicants’ existing non-qualified and non-registered plans, (such terminated non-qualified and non-registered plans and programs referred to herein as the “Terminated Retirement Plans” and all such terminated or rejected plans and programs collectively referred to herein as the “Terminated Employee Plans”) shall be terminated or repudiated under the CCAA Plan and the U.S. Plan and, to the extent applicable, deemed rejected pursuant to Section 365 of the Bankruptcy Code. After the Implementation Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement Canadian registered plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable Law.

Effective as of the Implementation Date, the Applicants and Reorganized Debtors shall establish non-qualified and non-registered plans, agreements or arrangements (the “New Plans”) pursuant to which, among other things, (a) all employees and beneficiaries in active status as of the Implementation Date who were entitled to benefits under any Terminated Retirement Plans as of the Implementation Date (the “Eligible Employees”) shall be eligible to receive benefits under the New Plans substantially similar to those benefits available to such employee under the Terminated Retirement Plans, to the extent thereof, provided, however, that: (i) all defined benefits available under the New Plans will be frozen as of the Implementation Date; and (ii) the Eligible Employee must waive and forfeit any and all Claims the Eligible Employee has or may have in the CCAA Proceedings and the Chapter 11 Cases in respect of the Terminated Retirement Plans; and (b) all retirees, beneficiaries and deferred vested participants, as of the Implementation Date, under the Terminated Retirement Plans (the “Eligible Retirees”) shall be eligible to receive benefits after the Implementation Date substantially similar to those benefits available to such Eligible Retiree under the Terminated Retirement Plans to the extent thereof, without retroactive adjustments; provided, however, (i) that the benefits available to each such Eligible Retiree under the New Plans shall be 10% to 35% lower, depending on the applicable Terminated Retirement Plan, than the benefits available to the Eligible Retiree under the Terminated Retirement Plans at the time of termination thereof, (ii) the benefits available to each such Eligible Retiree under the New Plans shall be subject to an annual per participant cap on benefits in the amounts ranging from $40,000 to $50,000 (in the aggregate) in the case of defined benefit Terminated Retirement Plans and corresponding caps in the case of defined contribution Terminated Retirement Plans, depending on the applicable Terminated Retirement Plans, this annual cap being further reduced by any secured pension benefits received or to be received in respect of the Terminated Retirement Plans; and (iii) that the Eligible Retiree must waive and forfeit any and all claim such Eligible Retiree has or may have in the CCAA Proceedings and the Chapter 11 Cases in respect of the Terminated Retirement Plans. The material terms of the New Plans shall be set forth in a CCAA Plan Supplement.

The Company sponsors a number of separate non-qualified and non-registered plans. Section 6.9 of the U.S. Plan allows Eligible Employees and Eligible Retirees to either (a) reinstate their benefits under the New Plans as modified and waive any Claim on account of the Terminated Retirement Plans (such Claim, a “SERP Claim”), or (b) retain any SERP Claim and to the extent such SERP Claim is “Allowed”, receive any distribution to which it is entitled under the U.S. Plan. Eligible Employees who retain their SERP Claims may be eligible for benefits under the New Plans, but without receiving any credit under the New Plans for any benefits accrued under the Terminated Retirement Plans.

The Applicants believe that providing Eligible Employees and Eligible Retirees with the option to reinstate benefits under the New Plans in exchange for a waiver of their SERP Claims is in the best interests of their respective estates. Reinstating benefits allows the Reorganized Debtors to make payments over time as they come due post-emergence and reduces cash payments at emergence to the extent any SERP Claims are waived but would otherwise have been entitled to administrative or priority treatment. The Applicants estimate that approximately at least $100 million of SERP Claims (U.S. Dollar Equivalent) may exist against the Applicants, of which approximately $70 million are attributable to Eligible Retirees and approximately $30 million are attributable to Eligible Employees. The CCAA Plan provides that unsecured recoveries for Claims against individual Applicants liable under the Terminated Retirement Plans range from approximately 3% to 48%, depending on the Applicant or U.S. Debtor. However, recoveries on SERP Claims may be higher depending on the applicable Terminated Retirement Plan under which the SERP Claims arise and the number of applicants liable for such Claims. In addition, the Applicants estimate that approximately $5 million may be entitled to administrative or priority treatment under sections 503 or 507 of the Bankruptcy Code if the reinstatement option is not chosen. The Applicants estimate that the cost of the New Plans to the Reorganized Debtors, assuming a present value discount rate of 6.75% and further assuming that all Eligible Employees and Eligible Retirees elect reinstatement, totals approximately $75 million. Notably, such cost is incurred over time as benefits come due.

The Applicants’, the U.S. Debtors’ or Reorganized Debtors’ performance of any employment agreement, plan or policy that is not a Terminated Employee Plan will not entitle any Person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Implementation Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing in the CCAA Plan and the U.S. Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, causes of action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding anything to the contrary contained herein, on and after the Implementation Date, all retiree benefits (as that term is defined in Section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law.

IX. RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS CIRCULAR, AFFECTED UNSECURED CREDITORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE CCAA PLAN AND PRIOR TO DETERMINING WHETHER TO SUBSCRIBE FOR NEW RIGHTS OFFERING NOTES AS PART OF THE RIGHTS OFFERING. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE CCAA PLAN OR ITS IMPLEMENTATION, THE COMPANY, ABH, REORGANIZED ABH, THE APPLICANTS, THE PARTNERSHIPS, THE REORGANIZED DEBTORS OR THE RIGHTS OFFERING IN CONNECTION THEREWITH.

Risks Relating to the CCAA Plan and its Implementation

Consummation of the CCAA Plan is subject to Affected Unsecured Creditors’ acceptance and Court approval

The Applicants have operated their business and managed their assets under the supervision of the Court since the beginning of the CCAA Proceedings. Before it can be consummated, the CCAA Plan must have been approved by the Required Majorities and sanctioned, after notice and a hearing on any objection, by the Court in form and substance satisfactory to the Applicants. The consummation of the CCAA Plan is also subject to the

Bankruptcy Court’s confirmation of the U.S. Plan, which that court will grant, after notice and a hearing, only if all the statutory requirements for confirmation have been met, including the acceptance by the required vote of affected creditors. For more information on the plan voting, sanctioning and confirmation, see “Creditors’ Meetings and Voting Instructions” and “The CCAA Plan”.

There can be no assurance that the CCAA Plan will be approved by the Required Majorities, and that even if approved, the Court will sanction the CCAA Plan. Furthermore, the U.S. Plan is subject to a similar process in the Chapter 11 Cases and there can no assurance that the affected creditors will approve the U.S. Plan and that, even if so approved, the Bankruptcy Court will confirm the U.S. Plan. The failure of any of these conditions will delay or prevent the consummation of the CCAA Plan.

The Implementation of the CCAA Plan is subject to a number of other significant conditions

The occurrence of the Implementation Date is subject to certain conditions precedent as described in the CCAA Plan, including, among others, all conditions precedent to the implementation of the U.S. Plan having been satisfied or waived, the effectiveness of the Exit Loan Facilities, the Backstop Commitment Agreement not having been terminated, the receipt or filing or all applicable approvals or applications with applicable Government Entities, certain agreements with Unions having been executed and ratified and regulations for funding relief in respect of certain of the Company’s pension plans in Ontario and Québec shall have been adopted to the satisfaction of the Applicants. Failure to meet any of these conditions could result in the CCAA Plan not being consummated or the Sanction Order being vacated.

If the CCAA Plan is not consummated, any settlement, compromise or release embodied in the CCAA Plan (including the fixing or limiting to an amount certain any Claim), the assumption or rejection of executory contracts or unexpired leases affected by the CCAA Plan, and any document or agreement executed pursuant to the CCAA Plan, shall be null and void.

If any of the conditions to consummation are not satisfied or an alternative plan is not approved, the Applicants may be forced to liquidate

If any of the conditions precedent as described in the CCAA Plan, including Court sanction, Bankruptcy Court confirmation and the satisfaction of the implementation conditions, are not satisfied and the CCAA Plan is not consummated, or an alternative plan is not approved, there can be no assurance that the CCAA Proceedings and the Chapter 11 Cases will continue, or that an alternative plan of reorganization and compromise, if any, would be on comparable terms for the Affected Unsecured Creditors. The most likely alternative to a continuation of the CCAA Proceedings and the Chapter 11 Cases, which itself could be protracted, is liquidation. For more information on the potential risks involved in a protracted reorganization, see “Undue delay in confirmation may significantly disrupt the operations of the Company” below. In the event of the Applicants’ liquidation, there is a substantial risk that there would be a limited recovery for the Affected Unsecured Creditors. For additional information, see Appendix F – “Liquidation Analysis” to this Circular for a hypothetical liquidation analysis of the CCAA Applicants.

The actual amount of Proven Claims may differ from the estimated Affected Claims and adversely affect the percentage recovery of Affected Claims

The estimated Claims set forth in this Circular are based on various assumptions, and the actual allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual allowed amounts of Claims may vary from the estimated Claims contained in this Circular. Such differences may materially and adversely affect, among other things: the percentage recoveries to holders of Proven Claims under the CCAA Plan; a Rights Offering Participant’s Initial Rights Ratio under the Rights Offering; the Applicants’ ability to consummate the CCAA Plan; the Company’s ability to realize the Financial Projections; and the Company’s need to raise additional debt or equity financing.

The CCAA Proceedings and the Chapter 11 Cases may adversely affect the Company’s operations going forward

The fact that the Company has been subject to the CCAA Proceedings and the Chapter 11 Cases may adversely affect the Company’s operations going forward, including its ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and retain customers could adversely affect the Company’s profitability and financial condition and performance.

Undue delay in confirmation may significantly disrupt the operations of the Company

Although the CCAA Plan and the U.S. Plan are designed to minimize the length of the CCAA Proceedings and the Chapter 11 Cases, it is not possible to predict the amount of time the Company may spend in the CCAA Proceedings and the Chapter 11 Cases or to provide any assurance as to whether or not the Plans will be confirmed or sanctioned, as further described above. The continuation of the CCAA Proceedings or the Chapter 11 Cases, particularly if the CCAA Plan or the U.S. Plan are not approved or confirmed in the time frame currently contemplated, could materially and adversely affect the Company’s operations and relationships with its customers, vendors, service providers, employees, regulators and partners. Also, transactions outside the ordinary course of business are subject to the prior approval of the Court and/or the Bankruptcy Court, which may limit the Company’s ability to respond timely to certain events or take advantage of certain opportunities. In addition, if confirmation and consummation of the CCAA Plan do not occur expeditiously, the CCAA Proceedings and the Chapter 11 Cases could result in, among other things, increased costs, professional fees, and similar expenses. Prolonged CCAA Proceedings or Chapter 11 Cases may also make it more difficult to retain and attract management and other key personnel, and would require senior management to continue to spend a significant amount of time and effort dealing with the Company’s financial reorganization instead of focusing on the operation of the Company’s businesses.

The Company may not achieve the financial performance projected in the CCAA Plan

The Financial Projections attached as Appendix G – “Financial Projections” to this Circular are the projection of future performance of the Company operations on a consolidated basis through fiscal year 2014, after giving effect to the CCAA Plan and do not purport to represent what the Company’s actual financial position will be upon emergence from the CCAA Proceedings and Chapter 11 Cases or represent what the fair value of the Company’s assets and liabilities will be at the Implementation Date. These Financial Projections are based on numerous estimates of values and assumptions including the timing, confirmation and consummation of the CCAA Plan and the U.S. Plan in accordance with their respective terms, the expected terms of the Exit Loan Facilities, the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and some or all of which may not materialize. These estimates and assumptions are based on management’s judgment based on facts available and determinations made at the time the Financial Projections were prepared, and may turn out to have been incorrect over time, which could have a material effect on the Company’s ability to meet the Financial Projections. It is also not possible to predict with certainty that the actions taken in connection with the restructuring based on the estimates and assumptions will result in an improved financial and operating condition that ensures the long-term viability of the enterprise.

In addition, unanticipated events and circumstances occurring subsequent to the date hereto may affect the actual financial results of the Company’s operations and its ability to realize the Financial Projections. Among other things, see “Risk Factors – Risks Relating to the Company’s Financial Results and Condition” and “Risk Factors – Risks Relating to the Company’s Business”.

Except as otherwise specifically and expressly stated herein, this Circular does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Circular. The Applicants do not intend to update the Financial Projections; thus, the Financial Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections.

Certain liabilities will not be fully extinguished as a result of the sanction of the CCAA Plan by the Court

While a significant amount of the Applicants’ current liabilities will be discharged upon exit from the CCAA Proceedings, a number of obligations may remain in effect following implementation of the CCAA Plan. Various agreements and liabilities will remain in place, such as certain employee benefit and pension obligations, potential environmental liabilities related to sites in operation or formerly operated by the Company and other contracts that, even if modified during the CCAA Proceedings and the Chapter 11 Cases , will still subject the Applicants to substantial obligations and liabilities.

Risks Relating to the Company’s Financial Results and Condition

The Company will require significant financing in order to emerge from creditor protection and thereafter

At or prior to the Implementation Date, the Company expects to raise up to $1.3 billion in Exit Loan Facilities. The establishment of the Exit Loan Facilities, including the ABL Exit Financing Facility and the Term Loan Exit Financing Facility and the Rights Offering, is a condition to consummation of the CCAA Plan. There can be no assurance at this time that this financing will be available, or that it will be available on terms that are favorable to the Company, in which case the Company’s emergence from creditor protection could be delayed indefinitely or the Company may be forced to accept unfavorable terms that could affect its ability to succeed in the future. As described above under “Undue delay in confirmation may significantly disrupt the operations of the Company”, such a delay could have important consequences for the extent of the recovery, if any, available for Affected Unsecured Creditors and the Company’s ability to meet the Financial Projections.

The allocation and terms and provisions of the Exit Loan Facilities (including interest rates, maturity dates, amortization schedules and other significant terms) have not been negotiated with any prospective lenders and will be subject to such negotiations, which will be influenced materially by conditions in the capital markets and other factors that may affect the availability of such financing. Such allocation, terms and provisions are likely not to have been determined definitively prior to the expiration of the Rights Offering or the Voting Record Date. As a result, the allocation and terms and provisions of the Exit Loan Facilities may be significantly different from those described in or contemplated by this Circular and the Financial Projections, and the Company’s capital structure may differ significantly from that described in or contemplated by this Circular and the Financial Projections. Furthermore, the other terms and provisions of the Exit Loan Facilities may cause the timing and magnitude of the Company’s interest expense and other debt service obligations to be different from those described in or contemplated by this Circular and the Financial Projections, and the Company may be subject to significant additional covenants or restrictions as a result of negotiations with its prospective lenders or because of market conditions.

The Company cannot provide any assurance that it will be able to obtain financing in the future if and when required, or that it will be able to obtain financing on favorable terms. The Company’s profitability and ability to generate cash flow will likely depend upon its ability to successfully implement its business strategy and meet or exceed the results forecasted in the Financial Projections, but the Company cannot ensure that it will be able to accomplish these results if it does not have the appropriate financing to do so.

The Company expects that its future sources of financing, including the Exit Loan Facilities, will likely include covenants and other provisions that will restrict the Company’s ability to engage in certain financing transactions and operating activities, as discussed below in “Covenant restrictions under Reorganized ABH’s indebtedness may limit its ability to operate its business”.

The Company’s degree of leverage upon emergence may limit its financial and operating activities

The Company’s substantial indebtedness upon emergence from the CCAA Proceedings and the Chapter 11 Cases could adversely affect its financial health and limit its operations. The Company’s historical capital requirements have been considerable, and its future capital requirements could vary significantly and may be affected by general economic conditions, currency exchange rates, industry trends, performance, interest rates and many other factors that are not within its control. The Company’s substantial level of indebtedness has, in the past, had important consequences, including: limiting its ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of its growth strategy, or other purposes; limiting its ability to use operating cash flow in other areas of its business because they must dedicate a substantial portion of these funds to service the debt; increasing its vulnerability to general adverse economic and industry conditions; limiting its ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; limiting its ability or increasing the costs to refinance indebtedness; and limiting its ability to enter into marketing, hedging, optimization, and trading transactions by reducing the number of counterparties with whom they can transact as well as the volume of those transactions. These consequences, and others, could similarly impact the Company’s business and operations after the Implementation Date.

Covenant restrictions under Reorganized ABH’s indebtedness may limit its ability to operate its business

The agreements that govern the terms of Reorganized ABH’s debt, including the Exit Loan Facilities, are expected to contain covenants that will restrict its ability and the ability of its Subsidiaries to:

•	incur and guarantee indebtedness or issue equity interests of restricted Subsidiaries;

•	repay subordinated indebtedness prior to its stated maturity;

•	pay dividends or make other distributions on or redeem or repurchase its stock;

•	issue capital stock;

•	make certain investments or acquisitions;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates;

•	make capital expenditures; and

•	restrict dividends, distributions or other payments from its subsidiaries.

In addition, some or all of the agreements governing the Exit Loan Facilities or other indebtedness of Reorganized ABH will likely require Reorganized ABH to satisfy and maintain various financial maintenance covenants, such as minimum fixed charge coverage ratios, minimum EBITDA, maximum total leverage ratios and other similar covenants. Reorganized ABH’s ability to meet the required financial ratios may be affected by events beyond its control, and Reorganized ABH may not be able to meet these ratios. A breach of these covenants could result in defaults under the applicable Exit Loan Facilities.

A breach of the covenants under the Exit Loan Facilities or other Reorganized ABH indebtedness could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under a debt agreement would likely permit the lenders under the agreement to terminate all commitments to extend further credit under the agreement. Furthermore, if Reorganized ABH were unable to repay the amounts due and payable under the Exit Loan Facilities or other indebtedness, those lenders could proceed against any collateral granted to them to secure that indebtedness. In the event the lenders accelerate the repayment of the borrowings, Reorganized ABH cannot assure that it and its subsidiaries would have sufficient assets to repay such indebtedness.

As a result of the restrictions in its indebtedness, Reorganized ABH may be:

•	limited in how it conducts its business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect Reorganized ABH’s ability to grow in accordance with its plans or adapt to changing business or economic conditions.

Despite the expected post-emergence indebtedness levels of Reorganized ABH, it may still be able to incur substantially more debt, and additional indebtedness could exacerbate the risks associated with the substantial leverage of Reorganized ABH

Reorganized ABH and its Subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the Exit Loan Facilities and the other indebtedness of Reorganized ABH will likely restrict, but will not completely prohibit, Reorganized ABH from doing so. Further, the indenture governing the Rights Offering Notes will not prohibit Reorganized ABH or its subsidiaries from incurring additional senior debt or secured debt, nor does it prohibit any of its subsidiaries from incurring additional liabilities. If new debt or other liabilities are added to Reorganized ABH’s post-emergence debt levels, the related risks that it faces could intensify.

The Company’s financial results may be volatile and may not reflect historical trends

Following the Company’s emergence from the CCAA Proceedings and the Chapter 11 Cases, it expects that its financial results may continue to be volatile as asset impairments, asset dispositions and restructuring activities (including mill and paper machines closures and idlings), as well as continuing global economic uncertainty, may significantly impact the Financial Projections. As a result, the Company’s historical financial performance is likely not indicative of its financial performance post-consummation. In addition, upon emergence from the CCAA Proceedings and the Chapter 11 Cases, the amounts reported in the Company’s subsequent financial statements may materially change relative to its historical financial statements, including as a result of revisions to its operating plans and changes in the terms and provisions of the Exit Loan Facilities pursuant to the CCAA Plan and the U.S. Plan.

In addition, to the extent actual results or conditions differ from the assumptions made by the Company in preparing its Financial Projections, the actual results and financial condition of the Company may differ materially from those presented in the Financial Projections. Among the factors that may cause actual results or conditions to differ from the assumptions made by the Company in preparing its Financial Projections are those risk factors presented in the “Risk Factors” section of this Circular.

Because the Company’s financial statements will reflect fresh start accounting adjustments upon its emergence from CCAA Proceedings and the Chapter 11 Cases, information reflecting the Company’s results of operations and financial condition will not be comparable to prior periods and may vary significantly from the fresh start accounting adjustments used to calculate the Financial Projections

Upon the Company’s emergence from the CCAA Proceedings and the Chapter 11 Cases, it will apply fresh start accounting. As a result, book value of the Company’s long-lived assets and the related depreciation and amortization schedules, among other things, will likely be different from what is reflected in the Company’s historical financial statements and may be different from what is reflected in the Financial Projections. Following the Company’s emergence from the CCAA Proceedings and the Chapter 11 Cases, certain information reflecting the Company’s results of operations and financial condition will not be comparable to that for historical periods prior to emergence from the CCAA Proceedings and the Chapter 11 Cases.

Under fresh start accounting, the Company’s calculated enterprise value will be allocated to its assets based on their respective fair values. Any portion not attributed to specific tangible or identified intangible assets will be an indefinite-lived intangible asset referred to as “reorganization value in excess of value” and reported as goodwill.

The Company has obtained preliminary valuations of its tangible and intangible assets at its estimated emergence date, and its reorganization value has been allocated to specific assets in accordance with such preliminary valuations, as reflected in the Financial Projections. However, updates to such preliminary valuations will be completed as of the date the Company emerges from the CCAA Proceedings and the Chapter 11 Cases and, to the extent such updates reflect a valuation different than estimated, the Company anticipates that there may be adjustments in the carrying values of certain assets as a result. To the extent actual valuations and allocations may differ from those used in calculating the Financial Projections, these differences will be reflected on the Company’s balance sheet upon emergence pursuant to fresh start accounting rules and may also affect the amount of depreciation and amortization expense the Company recognizes on its statements of earnings post-emergence.

Risks Relating to the Company’s Business

Developments in alternative media could continue to adversely affect the demand for the Company’s products, especially in North America, and the Company’s responses to these developments may not be successful

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including the Company’s products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The Company’s newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television, wireless technologies and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by it. The demand for certain of the Company’s products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint demand has been in decline for several years and has experienced annual declines of 5.6% in 2005, 6.1% in 2006, 10.3% in 2007, 11.2% in 2008 and 25.3% in 2009. Third-party forecasters indicate that these declines in newsprint demand could continue in 2010 and beyond due to conservation measures taken by publishers, reduced North American newspaper circulation, less space devoted to advertising and substitution to other uncoated mechanical grades.

One of the Company’s responses to the declining demand for its products has been to curtail its production capacity. It may become necessary to curtail production even further or permanently shut down even more machines or facilities. Such further curtailments and shutdowns would become increasingly likely as North American newsprint demand continues to decline or if market conditions otherwise worsen. Curtailments or shutdowns could result in goodwill or asset impairments and additional costs at the affected facilities, including restructuring charges and exit or disposal costs, and could negatively impact the Company’s cash flows and materially affect its results of operations and financial condition.

Bankruptcy of a significant customer could have a material adverse effect on the Company’s liquidity, financial position and results of operations

Trends discussed in the immediately preceding risk factor continue to impact the operations of the Company’s newsprint customers. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with the Company, which could result in a larger claim arising prior to the date of filing of such customer.

Currency fluctuations may adversely affect the Company’s results of operations and financial condition, and changes in foreign currency exchange rates can affect the Company’s competitive position, selling prices and manufacturing costs

The Company competes with North American, European and Asian producers in most of its product lines. The Company’s products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of the Company’s manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, and particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect the Company’s competitive position compared to many of its competitors.

The Company is particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on the Company’s production and sales volume, the proportion of its production and sales that occur in Canada, the proportion of its financial assets and liabilities denominated in Canadian dollars, its hedging levels and the magnitude, direction and duration of changes in the exchange rate. The Company expects exchange rate fluctuations to continue to impact costs and revenues; however, it cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from $1.02 in March 2008 to $0.77 in October 2008 and back to $0.95 as of December 31, 2009. Based on exchange rates and operating conditions projected for 2010, and prior to the impact of the Company’s plan or plans of reorganization, the Company projects that a one-cent increase in the Canadian-U.S. dollar exchange rate would decrease its pre-tax income (loss) for 2010 by approximately $22 million.

If the Canadian dollar continues to remain strong versus the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in the Company’s evaluation of long-lived assets for impairment and, consequently, result in asset impairment charges.

The Company may not be successful in its strategy of increasing its share of coated and specialty papers and competing in growth markets with higher returns

One of the components of the Company’s long-term strategy is to improve its portfolio of businesses by focusing on coated and specialty papers and competing more aggressively in growth markets with higher returns. There are risks associated with the implementation of this strategy, which is complicated and involves a substantial number of mills, machines and personnel. To the extent the Company is unsuccessful in achieving this strategy, its results of operations may be adversely affected.

The Company faces intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on its business, financial condition or results of operations

The Company competes with numerous forest products companies, many of which have greater financial resources than the Company does. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than the Company does. The markets for its products are all highly competitive. Actions by competitors can affect the Company’s ability to sell its products and can affect the volatility of the prices at which its products are sold. While the principal basis for competition is price, the Company also competes on the basis of its customer service, quality and product type. There has also been an increasing trend toward consolidation among its customers. With fewer customers in the market for its products, the Company’s negotiation position with these customers could be weakened. In addition, the CCAA Proceedings and the Chapter 11 Cases may be used by the Company’s competitors in an attempt to divert the Company’s existing customers or may discourage future customers from purchasing the Company’s products under long-term agreements.

In addition, the Company’s industry is capital intensive, which leads to high fixed costs. Some of the Company’s competitors may be lower-cost producers in some of the businesses in which the Company operates. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which is expected to result in lower prices, volumes or both for the Company’s exported products. The Company believes that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of its hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect the Company’s competitive position in the products it manufactures and, consequently, its sales, operating income and cash flows. The Company may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on the Company’s business, financial condition or results of operations.

The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, the Company’s products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for the Company’s products. Most of its paper and wood products are commodities that are widely available from other producers and even its coated and specialty papers are susceptible to these fluctuations. Because the Company’s commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products the Company manufactures and distributes and, consequently, its sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide. In 2008 and 2009, the Company experienced lower demand and decreased pricing for its wood products due to a weaker U.S. housing market. As a result, during 2008, the Company announced the curtailment of annualized capacity of approximately 1.3 billion board feet of lumber in the provinces of Québec and British Columbia and during 2009, the Company continued its wood products’ operating rate at extremely low levels. The Company is not expecting any significant improvements in the U.S. housing market in 2010, and there is significant uncertainty with respect to prospects for recovery in the market. Curtailments or shutdowns could result in asset impairments at the affected facilities and could materially and adversely affect the results of operations or financial condition.

The Company’s manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all

Wood fiber is the principal raw material the Company uses in its business. The Company uses both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for its paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by Aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, the Company does not maintain insurance for any loss to its outstanding timber from natural disasters or other causes. Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts.

Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two years, the prices of old newspapers have ranged from a high of $195 average per ton during the third quarter of 2008 to a low of $76 average per ton during the first quarter of 2009 and averaged $131 per ton during the fourth quarter of 2009. There can be no assurance that prices of recycled fiber will remain at their current level. Any sustained increase in fiber prices would increase the Company’s operating costs. Such conditions could have a material, adverse effect on the Company’s profitability, results of operations and financial condition, and the Company may be unable to increase prices for its products in response.

There can be no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If the Company’s cutting rights pursuant to the forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to the Company, its financial condition or operating results could suffer.

An increase in the cost of the Company’s purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing the Company’s margins

The Company’s operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. The Company buys energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting the Company’s results of operations. The availability of raw materials and energy may also be disrupted by many factors outside the Company’s control, adversely affecting its operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices every year since 2005 have exceeded long-term historical averages. As a result, fluctuations in energy prices will impact the Company’s manufacturing costs and contribute to earnings volatility.

The Company is a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect the Company’s financial condition or results of operations. The volume and value of timber that it can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, the Company does not maintain insurance for any loss to its standing timber from natural disasters or other causes. Also, the Company can provide no assurance that it will be able to maintain its rights to utilize water or to renew them at conditions comparable to those currently in effect.

For the Company’s commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine the Company’s ability to increase prices. Consequently, the Company may be unable to pass along increases in its operating costs to its customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce the Company’s operating margins and potentially require the Company to limit or cease operations of one or more of its machines.

The Company could experience disruptions in operations or increased labor costs due to labor disputes

As of March 31, 2010, the Company employed approximately 11,900 people, of whom approximately 8,800 were represented by bargaining units. The Company’s unionized employees are represented predominantly by the CEP in Canada and predominantly by the United Steelworkers International in the United States.

A significant number of the Company’s Collective Bargaining Agreements with respect to its paper operations in Eastern Canada expired at the end of April 2009. At the beginning of March 2010, the Company reached an agreement in principle with the CEP and the CSN, subject to the resolution of ongoing multi-party pension deficit discussions, as further described below. Ratification of these agreements has been completed in all locations.

On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The individual mill Collective Bargaining Agreements adopted in connection therewith will extend through April 27, 2014 in the case of Calhoun and Catawba and April 27, 2015 in the case of Coosa Pines and Augusta. The master agreement will become effective upon consummation of the U.S. Plan. As a result, subject to certain reservations of rights, the proofs of claim filed by the United Steelworkers International will be deemed withdrawn.

In May and June 2010, the Company reached agreements with sawmills and woodland workers in the Mauricie region represented by CSN and with most of the Unions representing trades and office employees in its four Ontario paper mills. The Company is still negotiating the renewal of four Collective Bargaining Agreements with other Unions also representing trades and office employees in these mills.

In June 2010, the Company reached an agreement for the renewal of the Collective Bargaining Agreements of four sawmills affiliated to the CEP (the “CEP Union Agreement”). The CEP Union Agreement has since been serving as a model agreement for three other sawmills located in St-Felicien (CSD), Normandin (CSN) and Lake St-Jean and Comtois (CEP). Two agreements are in the process of being ratified.

Finally, the Company started discussions at the end of June 2010 with the CEP for the reopening and/or renewal of eight woodland unions representing 800 employees working in the Lake St-Jean region.

The Company may not be able to reach satisfactory agreements with all of its employees which could result in strikes or work stoppages by affected employees. Renewals could also result in higher wage or benefit costs. The Company could therefore experience a disruption of its operations or higher ongoing labor costs, which could materially and adversely affect the Company’s business, financial condition or results of operations and its emergence from the CCAA Proceedings and the Chapter 11 Cases.

The Company’s operations require substantial capital and it may not have adequate capital resources to provide for all of its capital requirements

The Company’s businesses are capital intensive and require regular capital expenditures in order to maintain its equipment, increase its operating efficiency and comply with environmental Laws. In addition, significant amounts of capital may be required to modify its equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of its current products. If the Company’s available cash resources and cash generated from operations are not sufficient to fund its operating needs and capital expenditures, it would have to obtain additional funds from borrowings or other available sources or reduce or delay its capital expenditures. Current global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. The Company may not be able to obtain additional funds on favorable terms or at all. If the Company cannot maintain or upgrade its equipment as it requires, it may become unable to manufacture products that compete effectively. At this time, the Company cannot predict the impact of the CCAA Proceedings and the Chapter 11 Cases on its capital expenditure program.

Changes in Laws and regulations could adversely affect the Company’s results of operations

The Company is subject to a variety of foreign, federal, state, provincial and local Laws and regulations dealing with trade, employees, transportation, Taxes, timber and water rights and the environment. Changes in these Laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by the Company and adversely affect its results of operations. For example, changes in environmental Laws have in the past, and could in the future, require the Company to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental Laws are becoming increasingly stringent. Consequently, its compliance and remediation costs could increase materially, which could have a material adverse effect on the Company’s profitability, results of operations and financial condition.

Changes in the political or economic conditions in Canada, the United States or other countries in which the Company’s products are manufactured or sold could adversely affect the Company’s results of operations

The Company manufactures products in Canada, the United States and South Korea and sells products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on the Company’s costs and the prices of, and demand for, its products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing the Company’s products, pricing and sales volume, directly affecting the results of operations. Such changes could also affect the availability or cost of insurance.

The Company may be subject to additional environmental liabilities

The Company is subject to a wide range of general and industry-specific Laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill operation and closure, forestry operations, endangered species habitat, and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, the Company may be liable under environmental Laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from its current or former properties. The Company may incur liability under these Laws without regard to whether the Company knew of, was responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from its property, or at properties where the Company arranged for the disposal of regulated materials. Claims may arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties.

The Company is subject to physical and financial risks associated with climate change

The Company’s operations are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect the Company’s woodlands or cause variations in the cost for raw materials such as fiber. Changes in precipitation resulting in droughts could adversely affect the Company’s hydroelectric facilities’ production, increasing its energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or the Company’s electricity production, it may also impact costs and revenues. Furthermore, should financial markets view climate change as a financial risk, the Company’s ability to access capital markets or to receive acceptable terms and conditions could be affected.

The Company may be required to record additional long-lived asset impairment charges

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, the Company evaluates the carrying value of the asset group in relation to its expected undiscounted future cash flows. If the carrying value of the asset group is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset group’s carrying value over its fair value.

It is possible that the Company could record additional non-cash long-lived asset impairment charges in future periods when there is a triggering event.

The Company has net liabilities with respect to its pension plans and the actual cost of its pension plan obligations could exceed current provisions

As of December 31, 2009, the Company’s defined benefit pension plans were under-funded by an aggregate of approximately $424 million on a financial accounting basis. The Company’s future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trust for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and demographic experience (e.g., mortality and retirement rates) and any changes in government laws and regulations. Any adverse change to any of these factors may require the Company to increase its cash contributions to its pension plans and those additional contributions could have a material adverse effect on its cash flows and results of operations.

The determination of projected benefit obligations and the recognition of expenses related to the Company’s pension plan obligations are dependent on assumptions used in calculating these amounts. These assumptions include, among other things, expected rates of return on plan assets, which are developed using the Company’s historical experience applied to its target allocation of investments in conjunction with market-related data for each individual country in which such plans exist. All assumptions are reviewed periodically with third-party actuarial consultants and adjusted as necessary. Any deterioration in the global securities markets could impact the value of the assets included in its defined benefit pension plans, which could materially impact future minimum cash contributions. Additional disclosure regarding the Company’s defined benefit pension plans is available in ABH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, which is available for inspection online at the SEC’s website at http://www.sec.gov.

The Company continues to evaluate its pension and other post-retirement benefit obligations in the context of the CCAA Proceedings and the Chapter II Cases and, as a result, its current expectations regarding such obligations in 2010 and beyond are uncertain at this time and are subject to change.

ACI and Bowater sponsor several registered pension plans for their employees and retirees in Canada. These plans include 15 defined benefit plans registered in Québec or Ontario which have a material aggregate solvency deficit for which funding relief has been sought. Employees will cease to accrue credited service in these defined benefit plans effective December 31, 2010, and will be enrolled in target benefit pension plans (unionized employees) or defined contribution pension plans (non-unionized employees) from January 1, 2011.

It is a condition precedent to the implementation of the CCAA Plan that funding relief regulations be adopted in form and substance satisfactory to the Applicants: (i) pursuant to the Supplemental Pension Plans Act (Québec); and (ii) pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their respective defined benefit pension plans registered in each such province.

Specifically, such regulations shall be required to provide, among other things, that the Company’s aggregate annual contribution in respect of the solvency deficits of such plans for each year from 2011 through 2020 will be limited to the following: (i) a $50 million basic contribution; (ii) beginning in 2013, if the plans’ aggregate solvency ratio falls below a specified target for a year, an additional contribution equal to 15% of free cash flow up to $15 million per year; and (iii) beginning in 2016, if the amount payable for benefits in a year exceeds a specified threshold and the plans’ aggregate solvency ratio is more than 2% below the target for that year, a supplementary contribution equal to such excess (such supplementary contribution being capped at $25 million on the first occurrence only of such an excess). Should a plan move into surplus during the 2011-2020 period, it will cease to be subject to this funding relief. After 2020, the funding rules in place at the time will apply to any remaining deficit.

The Company has reached agreement in principle with pension authorities in Québec on the above mentioned financial parameters for relaxed funding requirements for the defined benefit plan solvency deficits, but this agreement remains subject to completion of certain discussions with the government of Québec. Discussions are also on-going with the government of Ontario. There can be no guarantee that such discussions will be successful.

The Company is of the view that its ability to obtain the commercial exit financing it requires will also depend on the satisfaction of this condition precedent without which the Company’s viability remains uncertain.

Implementation of the funding relief is subject to reaching agreement on the detailed parameters thereof and to adoption by the Québec and Ontario governments of the requisite funding relief regulations. The Company expects that it will be required to send detailed information packages on the proposed funding relief to plan beneficiaries and unions.

If funding relief regulations are adopted in form and substance satisfactory to the Company, the Company may lose the benefit of such regulations if it fails to satisfy the conditions of any such regulations or related agreement with Canadian authorities, which could have a material adverse effect on the Company’s profitability, results of operations and financial condition.

The Company may not be compensated for the expropriation of certain assets by the Government of Newfoundland and Labrador

On December 16, 2008, following the Company’s December 4, 2008 announcement of the permanent closure of its Grand Falls newsprint mill, Newfoundland and Labrador passed legislation under Bill 75 to expropriate, among other things, all of the Company’s timber rights, water rights, leases and hydroelectric assets in Newfoundland and Labrador, whether partially or wholly owned through its Subsidiaries and affiliated entities. Newfoundland and Labrador also announced that it does not plan to compensate the Company for the loss of the water and timber rights, but has indicated that it may compensate the Company for certain of its hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, the Company filed a Notice of Arbitration against the Government of Canada under NAFTA, which asserts that the expropriation was arbitrary, discriminatory and illegal. The Company’s claim seeks direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. Although the Company believes that the Government of Canada will be required to compensate it for the fair market value of the expropriated assets, there can be no assurance that it will. The Company continues to reach out to the Government of Canada in an effort to come to a negotiated settlement and avoid protracted NAFTA proceedings.

The Company could be compelled to remediate certain sites it formerly owned and/or operated in the Province of Newfoundland and Labrador

On March 31, 2010, the Court dismissed a motion for declaratory judgment brought by Newfoundland and Labrador, awarding costs in favor of the Company, and thus confirmed its position that the five orders the province issued under section 99 of its EPA on November 12, 2009 are subject to the Stay of Proceedings pursuant to the CCAA Proceedings. Newfoundland and Labrador’s orders could have required the Company to proceed immediately with the environmental remediation of various sites it formerly owned or operated, some of which Newfoundland and Labrador expropriated in December 2008 with Bill 75. If Newfoundland and Labrador requests an extension to the applicable court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request the Company can contest, and if the Court grants the request, the province’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. Newfoundland and Labrador sought leave to appeal the Court’s judgment to the Québec Court of Appeal, which was denied on May 18, 2010.

The continued decline in the global economy may significantly inhibit the Company’s ability to sell assets

Non-core asset sales have been and may continue to be a source of additional liquidity, subject to the approval of the Court, the Bankruptcy Court and the Monitor, as applicable, until such time as the Company emerges from the CCAA Proceedings. The Company periodically reviews timberlands and other assets and sells such assets as a source of additional liquidity. However, as a result of the current global economy and credit conditions, it may be difficult for potential purchasers to obtain the financing necessary to buy such assets. As a result, the Company may be forced to sell the assets for significantly lower amounts than planned or may not be able to sell them at all. No assurances can be provided that the Court, the Bankruptcy Court and the Monitor, as applicable, will approve such sales or as to the timing of any such approvals.

The Company could lose any or all of its equity interest in Augusta Newsprint Company

On June 15, 2009, the Company filed a motion with the Bankruptcy Court to reject the Call Agreement in respect of ANI, an indirect subsidiary of Woodbridge and the Company’s partner in ANC. ANC is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated ACSC to either buy out ANC at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The Bankruptcy Court granted the Company’s motion on October 27, 2009 and approved its rejection of the Call Agreement. The Company’s counterparties to the Call Agreement filed a notice of appeal with the Bankruptcy Court on November 3, 2009. If the Bankruptcy Court’s judgment is not upheld and a forced sale is consummated, there can be no assurance that the Company would be able to recover any or all of its 52.5% equity interest in the ANC, which as of December 31, 2009, was approximately $42 million.

Also, on March 9, 2010, Woodbridge filed a motion in the Bankruptcy Court to force ACSC to reject the partnership agreement governing the ANC. If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. The U.S. Debtors filed an objection to the motion on April 9, 2010. The matter was heard on May 26, 2010 but the hearing was not dispositive. The motion is now pending before the Bankruptcy Court.

Risks Relating to the New ABH Common Stock

The CCAA Plan exchanges senior securities for equity

If the CCAA Plan is implemented, Affected Unsecured Creditors with Proven Claims will receive New ABH Common Stock. Thus, in agreeing to the CCAA Plan, certain of such holders will be consenting to the exchange of their interests in senior debt, which has, among other things, a stated interest rate, a maturity date, and a liquidation preference over equity securities, for New ABH Common Stock, which will be subordinated to all future creditor and non-equity based Claims.

There is no existing trading market for the New ABH Common Stock

There is no existing trading market for the New ABH Common Stock nor is it known with certainty whether or when a trading market will develop. Although the Applicants anticipate that the shares of New ABH Common Stock will be listed or quoted on the NYSE, the NASDAQ and/or the TSX, there can be no assurance that such shares will be accepted for listing by the relevant governing body. The lack of liquidity for the New ABH Common Stock may make it more difficult for Reorganized ABH to raise additional capital, if necessary, and it may affect the price volatility of the New ABH Common Stock. There can also be no assurance that a holder will be able to sell its shares of New ABH Common Stock at a particular time or that the prices such holder receives when it sells will be favorable. Future trading prices of the New ABH Common Stock will depend on many factors, including the operating performance and financial condition of Reorganized ABH.

Reorganized ABH does not intend to pay dividends with respect to the New ABH Common Stock in the foreseeable future

For the foreseeable future, Reorganized ABH does not anticipate paying any dividends with respect to the New ABH Common Stock. Any future determination to pay dividends will be at the discretion of the Board of Reorganized ABH and will be dependent on then-existing conditions, including the financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors that the Board of Reorganized ABH considers relevant. As a result, the trading price of the New ABH Common Stock could be materially and adversely affected.

Upon consummation of the Plan, there may be significant holders of the New ABH Common Stock

Upon consummation of the CCAA Plan, certain holders of Claims will receive distributions of the shares of New ABH Common Stock representing a substantial percentage of the outstanding shares of the New ABH Common Stock. If certain holders of Claims obtain a sufficiently sizeable position of New ABH Common Stock, such holders could be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of Reorganized ABH Board members. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized ABH and, consequently, impact the value of the New ABH Common Stock. Furthermore, the possibility that one or more holders of a significant number of shares of the New ABH Common Stock may sell all or a large portion of its shares of the New ABH Common Stock in a short period of time may adversely affect the trading prices of the New ABH Common Stock.

The trading price for the New ABH Common Stock may be depressed following the Implementation Date

Following the Implementation Date, recipients of New ABH Common Stock under the CCAA Plan may seek to dispose of such securities to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities. Further, the possibility that recipients of New ABH Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New ABH Common Stock.

The Enterprise Valuation and the illustrative recoveries to holders of Affected Claims, are not intended to represent the trading value of the New ABH Common Stock

The Enterprise Valuation, attached as Appendix H – “Enterprise Valuation”, is based on the Financial Projections developed by the Applicants with the assistance of their financial advisors and investment bankers and on certain generally accepted valuation principles. It is not intended to represent the trading values of the Company’s securities in public or private markets. The Enterprise Valuation is based on numerous assumptions (the realization of many of which are beyond the Company’s control), including the Company’s successful reorganization, an assumed Implementation Date on or about October 14, 2010, the Company’s ability to achieve the operating and financial results included in the Financial Projections, the definitive allocation, sizing and terms and provisions of the Exit Loan Facilities and the Company’s ability to maintain adequate liquidity to fund operations. Even if the Company realizes the Financial Projections, the trading market values for the New ABH Common Stock could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage, and concentrated selling by recipients of these securities.

The New ABH Common Stock may be issued in odd lots

Holders of Proven Claims may receive odd lot distributions (i.e., less than 100 shares or units) of New ABH Common Stock under the CCAA Plan or under the U.S. Plan. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

Upon consummation of the Plans, there may be restrictions on transfer of New ABH Common Stock by certain holders

Holders of New ABH Common Stock issued pursuant to the U.S. Plan and delivered pursuant to the CCAA Plan who are deemed to be “underwriters” as defined in Section 1145(b) of the Bankruptcy Code, and those holders who are deemed to be “affiliates” or “control persons” within the meaning of the U.S. Securities Act and the rules promulgated thereunder, will be unable to freely transfer or to sell their New ABH Common Stock except pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of Section 1145(b) of the Bankruptcy Code, (b) an effective registration of such securities under the U.S. Securities Act and under equivalent state securities or “blue sky” Laws, or (c) pursuant to the provisions of Rule 144 or Regulation S under the U.S. Securities Act or another available exemption from the registration requirements of the U.S. Securities Act. Similarly, under Canadian securities Laws, New ABH Common Stock held by “control persons” will generally not be freely tradable in Canada and will be subject to resale restrictions.

Risk Factors Relating to the Rights Offering – Generally

Features of the Subscription Rights are distinct from a conventional rights offering

The Subscription Rights offered to Eligible Holders pursuant to the Rights Offering have a number of features that are different from those characteristic of more conventional rights offerings. The Subscription Rights are non-transferable and non-assignable (either directly or indirectly) by Eligible Holders. Only the Eligible Holder of record as of June 30, 2010 may complete and submit a Subscription Form to exercise a Subscription Right during the period which begins on August 9, 2010 and which ends on the Rights Offering Expiration Date. There will be no market through which the Subscription Rights may be sold, and the Eligible Holders will be unable to resell the Subscription Rights received under the Rights Offering. However, the benefit of an exercised Subscription Right may be transferred only with the underlying Claim. The Subscription Rights and the related Claims will not be listed on any stock exchange.

Holders of Class 6 Claims and Affected Unsecured Creditors that are not Eligible Holders will not be entitled to participate in the Rights Offering. The Company does not anticipate that such Eligible Holders will receive any alternative consideration or compensation for such inability to participate.

Any Creditor that receives a distribution in cash relinquishes its right to exercise Subscription Rights.

Subject to the provisions of the Backstop Commitment Agreement, the Company also reserves the right to supplement, revise or otherwise modify the Rights Offering procedures as determined in the Company’s sole discretion to be necessary to effectuate and administer the Rights Offering.

The precise amount of Subscription Rights an Eligible Holder will receive cannot be determined finally at this time

Eligible Holders will be offered Subscription Rights to purchase Rights Offering Notes for a number of Rights Offering Notes determined on the basis of the Eligible Holder’s proportionate share of New ABH Common Stock to be distributed under the Plans on account of such Eligible Holder’s Claims as of the First Rights Offering Record Date. An Eligible Holder may subscribe for additional Subscription Rights upon the resolution of any Disputed Claim during the period after the First Rights Offering Record Date but on or before the Rights Offering Expiration Date, pursuant to an order of the Court or pursuant to a claims modification determined by the Monitor or a Claims Officer appointed by the Court. Unless such Disputed Claim is resolved on or before the Second Rights Offering Record Date, the Eligible Holder with a Disputed Claim shall not be entitled to receive additional Subscription Rights to purchase Rights Offering Notes in addition to its entitlement as determined on the First Rights Offering Record Date.

Furthermore, the Company may, in its sole discretion, reduce the size of the Rights Offering or cancel it entirely at any time. The Subscription Rights provided on account of a Claim may also be reduced by the Company to the extent required to ensure that the Rights Offering will be exempt from registration under the Securities Act pursuant to the Section 1145 Cutback.

As a result, it is not possible for Eligible Holders to calculate with certainty the extent of their full entitlement to Subscription Rights as of the Subscription Rights Record Date or the amount of Rights Offering Notes that it will receive on the Implementation Date.

Amounts held in escrow will not generate significant interest

All monies paid into escrow on account of the exercise price for the Subscription Rights will be deposited by the Escrow Agent in an escrow account. The subscription price in respect of Escrowed Notes will be similarly deposited. The funds held in each escrow account will be invested by the relevant escrow agent in savings accounts, short-term certificates of deposit or money market accounts of a bank, bank and trust company or national banking association or in short-term securities issued or fully guaranteed by the United States government. It is unlikely that such investments will yield more than nominal interest.

Holders of New ABH Common Stock will be subject to dilution resulting from the conversion of the Rights Offering Notes, which dilution may be significant

The issuance of shares of New ABH Common Stock upon conversion of some or all of the Rights Offering Notes will dilute the ownership interests of holders of New ABH Common Stock, including holders who have previously received shares of New ABH Common Stock upon conversion of the Rights Offering Notes. Because the Conversion Price of the Rights Offering Notes will be fixed as of the Implementation Date (subject to customary anti-dilution adjustments), any Eligible Holder that fails to exercise the full extent of its Subscription Rights may suffer dilution with respect to its shares of New ABH Common Stock as a result of the exercise of Subscription Rights by other Eligible Holders or the purchase of Rights Offering Notes by the Backstop Parties and the conversion of the Rights Offering Notes by them.

The closing of the Rights Offering is subject to a number of significant conditions

The closing of the Rights Offering is subject to the satisfaction or waiver of conditions precedent to the Backstop Commitment Agreement, which includes a condition that the Implementation Date occurs on or before October 15, 2010 (or such later date set forth in the Backstop Commitment Agreement). There can be no assurance that each of those conditions will be satisfied or waived before such date, if at all, or that the Plans will receive sanctions from the Bankruptcy Court and the Court, respectively.

In the event that the Rights Offering is not successfully completed as contemplated herein, the Subscription Rights will be cancelled and the exercise price paid to subscribe for Rights Offering Notes will be returned to the respective Eligible Holders without accrual or any payment of interest thereon.

Eligible Holders must act promptly and follow instructions carefully if they want to exercise their Subscription Rights

Eligible Holders are not obligated to exercise their Subscription Rights. However, the failure to validly exercise such rights prior to the Rights Offering Expiration Date will result in the permanent loss of the Subscription Rights. Eligible Holders and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase Rights Offering Notes in the Rights Offering must act promptly to ensure that all required certificates and payments are actually received by the Subscription Agent before the Rights Offering Expiration Date. The time period to exercise Subscription Rights is limited. If an Eligible Holder or its broker, bank or other nominee, as applicable, fails to complete and sign the required Subscription Forms, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of the Subscription Rights, the Company may, depending on the circumstances, reject the exercise of Subscription Rights or accept it only to the extent of the payment received.

Eligible Holders are responsible for the accuracy and completeness of Subscription Forms before the Rights Offering Expiration Date

Eligible Holders who wish to exercise their Subscription Rights to purchase Rights Offering Notes must ensure that the Subscription Form, and the payment of the applicable exercise price, are received by the Subscription Agent before the Rights Offering Expiration Date. The Subscription Agent will reject any Subscription Forms received after the Rights Offering Expiration Date. The Subscription Agent will not contact any Eligible Holder to seek clarification, correct or complete an incomplete or incorrect Subscription Form or to obtain complete payment of an incomplete payment of the exercise price. The Subscription Agent and the Company have the sole discretion to determine whether an exercise of Subscription Rights properly follows the exercise procedures.

In order to ensure that at the time of the distribution of the Rights Offering Notes, such notes are distributed to the holders of the related Claim(s), each Rights Offering Participant by returning the Subscription Form will be deemed to represent and warrant that such Rights Offering Participant will not transfer its Claim(s) prior to the Implementation Date without transferring the benefits of any rights related to such Claim(s), including the right to receive a distribution of the Rights Offering Notes.

Significant holders may be able to exercise control over Reorganized ABH and their interest may not align with those of certain other holders

Votes in respect of New ABH Common Stock may be controlled by a small number of holders. Assuming the conversion of all Rights Offering Notes (particularly upon the purchase of unsubscribed Rights Offering Notes under the Backstop Commitment Agreement of the Backstop Parties in full), the Backstop Parties may be in a position to materially impact control of Reorganized ABH after the Implementation Date, including the power to elect directors, approve significant mergers or other material corporate transactions or the sale of all or substantially all of the assets of Reorganized ABH, and to otherwise pass or block votes of holders of New ABH Common Stock. The interests of purchasers of Rights Offering Notes pursuant to the Rights Offering may not align with the interests of certain other holders, including the Backstop Parties, participating in this Rights Offering.

Material terms of the Backstop Commitment Agreement and the Rights Offering are subject to change

The terms of the Backstop Commitment Agreement and the Rights Offering, including the terms of the Rights Offering Notes themselves, are subject to amendment, from time to time, in accordance with the terms of the Backstop Commitment Agreement. Subject to the terms of the Backstop Commitment Agreement, the Company reserves the right to make amendments, including material amendments, to the Backstop Commitment Agreement and the Rights Offering, from and after the date hereof, without supplementing this Circular and by only filing such amendments with the Monitor. Accordingly, the creditors of the Company will have to make a decision as to whether to participate in the Rights Offering based only on the information disclosed at the time of making such decision.

Risk Factors Relating to the Rights Offering Notes

The substantial indebtedness of Reorganized ABH could prevent it from fulfilling its obligations under the Rights Offering Notes and may otherwise restrict its activities

Reorganized ABH will have a significant amount of indebtedness. At the Implementation Date, assuming all of the Rights Offering Notes are issued, it is expected that Reorganized ABH would have a total of approximately $1.5 billion of consolidated indebtedness outstanding, excluding any undrawn amounts under the ABL Exit Financing Facility, and consisting of $500 million of the Rights Offering Notes (excluding the Escrowed Notes, which amount may be up to $110 million), approximately $700 million under a Term Loan Exit Financing Facility and approximately $250 million of existing indebtedness at certain of the Company’s Subsidiaries.

The outstanding indebtedness of Reorganized ABH, including under the Rights Offering Notes, could have important consequences. For example, it could:

•	make it more difficult for Reorganized ABH to satisfy its obligations with respect to the Rights Offering Notes;

•

limit Reorganized ABH’s ability to obtain additional financing for funding its business strategy, capital expenditures, acquisitions, working capital or other purposes, or require it to agree to additional restrictions and limitations on its business operations and capital structure to obtain additional financing;

•	limit Reorganized ABH’s ability to refinance its debt;

•

require Reorganized ABH to dedicate a substantial portion of its operating cash flow to service its debt, thereby reducing funds available for its business strategy, capital expenditures, acquisitions, working capital and other purposes;

•	increase Reorganized ABH’s vulnerability to adverse economic, regulatory and industry conditions and to interest rate fluctuations;

•	limit Reorganized ABH’s flexibility in planning for, or responding to, changing business and economic conditions, including reacting to the current global economic recession;

•	place Reorganized ABH at a competitive disadvantage relative to its competitors with less indebtedness; and

•

subject Reorganized ABH to financial and other restrictive covenants, which may cause an event of default and an acceleration of its indebtedness if Reorganized ABH fails to comply with those covenants and fails to cure the resulting event of default.

Also, a portion of the debt of Reorganized ABH is expected to be at variable interest rates, and if interest rates rise, its debt obligations could increase. If variable interest rates were to increase significantly, they could have a material adverse impact on the earnings and financial condition of Reorganized ABH.

Reorganized ABH also expects that it will be required to refinance its indebtedness. The ability of Reorganized ABH to refinance its indebtedness will depend on, among other things, its financial condition at the time, its financial performance, credit market conditions and the availability of financing. The ability of Reorganized ABH to refinance its indebtedness could be impaired if debt holders develop a negative perception of its long-term or short-term financial prospects. Such negative perceptions could result if Reorganized ABH suffers a decline in the level of its business activity, among other reasons. In addition, because of disruptions in the worldwide credit markets, the economic downturn and its impact on the business of Reorganized ABH or for other reasons, Reorganized ABH may not be able to obtain refinancing on commercially reasonable terms or at all. Failure to refinance its indebtedness could have a material adverse effect on Reorganized ABH and could require it to dispose of assets if it cannot refinance its indebtedness. In such a case, Reorganized ABH may be unable to sell some of its assets, or it may have to sell assets at a substantial discount from market value, either of which could materially adversely affect the results of operations and business of Reorganized ABH.

Reorganized ABH will depend on its Subsidiaries to distribute available cash to it, which it will need to service the Rights Offering Notes

Since Reorganized ABH will conduct a significant portion of its operations through its Subsidiaries, its cash flow and its consequent ability to meet its debt service obligations, including its obligations under the Rights Offering Notes and its other indebtedness, depend in part upon the earnings of its Subsidiaries and the distribution of those earnings, or upon intercompany credits, loans or other payments of funds by the Subsidiaries to Reorganized ABH. None of the Subsidiaries of Reorganized ABH that is not a guarantor of the Rights Offering Notes is obligated to make funds available to Reorganized ABH for payment of the Rights Offering Notes. Furthermore, agreements governing the indebtedness of the subsidiaries of Reorganized ABH may prohibit the payment of dividends or other transfers of cash or other assets from those subsidiaries to Reorganized ABH, so the ability of Reorganized ABH to access funds and assets in its subsidiaries to satisfy its debt service requirements may be limited. As a result, this structure may significantly limit the ability of Reorganized ABH to repay any interest and principal it owes on the Rights Offering Notes and the ability of Reorganized ABH and its subsidiaries to respond to changing business and economic conditions.

The Rights Offering Notes and the guarantees will be subordinated in right of payment to the Exit Loan Facilities and up to $200 million of additional indebtedness of Reorganized ABH and the Guarantors

The Rights Offering Notes and the guarantees provided by the wholly-owned U.S. Subsidiaries of Reorganized ABH (the “Guarantors”) will be subordinated in right of payment to Reorganized ABH’s and the Guarantors’ obligations under the Exit Loan Facilities, which may include unsecured financings (and any replacement or refinancing thereof), and any other unsecured or secured senior debt issued thereafter in an amount not to exceed $200 million in the aggregate. Accordingly, if Reorganized ABH or a Guarantor is involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding or upon a default in payment on, or the acceleration of, any indebtedness under the Exit Loan Facilities, the assets of Reorganized ABH and the Guarantors will not be available to pay obligations on the Rights Offering Notes until all indebtedness under the Exit Loan Facilities and up to $200 million of additional senior debt that may be issued has been paid in full. Reorganized ABH and the Guarantors may not have sufficient assets remaining to pay amounts due on any or all of the Rights Offering Notes then outstanding. In addition, the subordination provisions of the Rights Offering Notes will limit the exercise of remedies by holders of the Rights Offering Notes during the existence of a default or event of default under the Exit Loan Facilities.

The Rights Offering Notes and the guarantees will be effectively subordinated to any secured indebtedness of Reorganized ABH and the Guarantors to the extent of the assets securing such indebtedness

Holders of Reorganized ABH’s and the Guarantors’ existing and future secured indebtedness, including any secured indebtedness under the Exit Loan Facilities, will have claims that are prior to claims of the holders of the Rights Offering Notes to the extent of the value of the assets securing that other indebtedness. Certain indebtedness under the Exit Loan Facilities is expected to be secured by substantially all of Reorganized ABH’s and the Guarantors’ assets and is expected to be further collateralized by a pledge of all or a portion of the equity of various Subsidiaries of Reorganized ABH that are not Guarantors. In the event of any distribution or payment of the assets of Reorganized ABH or the Guarantors in any foreclosure, dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have claims to those of assets of Reorganized ABH and the Guarantors that constitute their collateral that are prior to those of holders of the Rights Offering Notes. Holders of the Rights Offering Notes will participate ratably with all holders of Reorganized ABH’s and the Guarantors’ other unsecured and senior indebtedness, and potentially with all of Reorganized ABH’s other general creditors, based upon the respective amounts owed to each holder or creditor, in Reorganized ABH’s remaining assets. In any of the circumstances described in the preceding sentences, Reorganized ABH may not have sufficient assets to pay amounts due on the Rights Offering Notes. As a result, holders of Rights Offering Notes may receive less, ratably, than holders of secured indebtedness.

It is expected that upon emergence Reorganized ABH will have approximately $1.2 billion to $1.3 billion of secured indebtedness, consisting of borrowings outstanding under the Exit Loan Facilities, including any undrawn amounts under the ABL Exit Financing Facility. Reorganized ABH and the Guarantors will be permitted to borrow additional indebtedness, including senior debt and secured debt, under the terms of the indenture governing the Rights Offering Notes, and the Exit Loan Facilities and other indebtedness of Reorganized ABH will likely restrict, but will not completely prohibit, Reorganized ABH and the Guarantors from incurring additional indebtedness. Any additional secured debt may have a further negative effect on the ability of the holders of Rights Offering Notes to receive principal and interest on such Rights Offering Notes.

The Rights Offering Notes are structurally subordinated to the liabilities and preferred stock of the subsidiaries of Reorganized ABH that do not Guarantee the Rights Offering Notes

Not all of Reorganized ABH’s Subsidiaries will guarantee the Rights Offering Notes. The Canadian Subsidiaries and other non-U.S. Subsidiaries of Reorganized ABH will not guarantee the Rights Offering Notes. As a result, the Rights Offering Notes will be structurally subordinated to all existing and future obligations, including indebtedness, and any preferred stock of the Subsidiaries that do not guarantee the Rights Offering

Notes, and the claims of such creditors of these Subsidiaries, including trade creditors, and holders of preferred stock will have effective priority as to the assets of these Subsidiaries over the holders of the Rights Offering Notes. In the event of a bankruptcy, liquidation or reorganization of any non-Guarantor Subsidiaries, holders of such effectively prior claims will generally be entitled to payment of such claims from the assets of those Subsidiaries before any assets are made available for distribution to Reorganized ABH as an equity holder in those Subsidiaries and in turn to Reorganized ABH’s creditors.

The Conversion Price does not necessarily reflect Reorganized ABH’s value

The Conversion Price is not necessarily an indication of the value of Reorganized ABH or the value of the New ABH Common Stock at the time of conversion. The Conversion Price is a function of an equity value of Reorganized ABH on a pro forma basis after giving effect to the consummation of the Plans (excluding New ABH Common Stock issuable upon conversion of Rights Offering Notes or issued as part of the Backstop Commitment Payment) and does not necessarily bear any relationship to the book value of Reorganized ABH’s assets, past operations, cash flows, losses, financial condition or any other established criteria for value. After the Implementation Date, the New ABH Common Stock will trade at prices above or below the Conversion Price depending on various factors, including those described above.

The terms of the Rights Offering Notes may change

Subject to the terms of the Backstop Commitment Agreement, the Company reserves the right to seek amendments to the terms of the Rights Offering Notes, without any additional disclosure and such amendments shall be posted on the Monitor’s Website. Such amendments may include changes to the material terms of the Rights Offering Notes, including increasing the principal amount of Rights Offering Notes outstanding, changing the maturity date and redemption terms. The Company reserves the right to make such amendments without supplementing this Circular. Accordingly, the creditors of the Company will have to make a decision as to whether to participate in the Rights Offering based only on the information disclosed at the time of making such decision.

The Rights Offering Notes will not be protected by restrictive covenants

The indenture governing the Rights Offering Notes will not contain any financial or operating covenants or restrictions on the payment of dividends (other than anti-dilution adjustments), the incurrence of indebtedness, the disposition of assets, the incurrence of Liens, affiliate transactions, the incurrence of limitations on the ability of subsidiaries to transfer property or make payments to Reorganized ABH or other Subsidiaries or the issuance or repurchase of securities by Reorganized ABH or any of its Subsidiaries. The indenture governing the Rights Offering Notes will contain no covenants or other provisions to afford protection to holders of the Rights Offering Notes in the event of a Fundamental Change involving Reorganized ABH, except to the extent the holders may require Reorganized ABH to repurchase the Rights Offering Notes. As a result, Reorganized ABH may take actions that are permitted under the indenture governing the Rights Offering Notes that may be materially disadvantageous to holders of the Rights Offering Notes.

The Rights Offering Notes will be subject to mandatory redemption during the first six months after the Implementation Date

In the event of either an asset sale resulting in more than $100 million of net cash proceeds to Reorganized ABH or the receipt by the Company of $20 million or more of subscription price in respect of Escrowed Notes, in each case during the six months after the Issue Date, on the six month anniversary of such Issue Date, Reorganized ABH will be required to apply such amounts to redeem Rights Offering Notes at a price equal to 105% of the par value of the Rights Offering Notes, plus accrued and unpaid interest to the redemption date, provided that (i) in the case of each such asset sale or payment of such subscription price, Reorganized ABH has minimum liquidity, after giving effect to such sale, receipt of proceeds and application of the net cash proceeds thereof, of at least $600 million, and (ii) Reorganized ABH is permitted to make such redemption by the agreements governing its outstanding indebtedness. Any such redemption will be made on a pro rata basis. Therefore, it is possible that holders of Rights Offering Notes will have a portion of their Rights Offering Notes mandatorily redeemed, and such holders will not have the ability to convert any such Rights Offering Notes in advance of any such redemption.

Reorganized ABH may not have sufficient cash to repurchase the Rights Offering Notes following a Fundamental Change or at maturity or to otherwise redeem the Rights Offering Notes

Upon a Fundamental Change, the holders of Rights Offering Notes will have the right to require Reorganized ABH to repurchase their Rights Offering Notes, in whole or in part, at a price equal to the accreted value of the principal amount of the Rights Offering Notes based on the original issue price (less the Upfront Payment) plus accrued and unpaid interest thereon to such repurchase date.

In the event of either an asset sale resulting in more than $100 million of net cash proceeds to Reorganized ABH or the receipt by the Company of $20 million or more of subscription price in respect of Escrowed Notes, in each case during the six months after the Issue Date, on the six month anniversary of the Issue Date, Reorganized ABH will be required to apply such amounts to redeem Rights Offering Notes at a price equal to 105% of the par value of the Rights Offering Notes, plus accrued and unpaid interest to the redemption date, provided that (i) in the case of each such asset sale or payment of such subscription price, Reorganized ABH has minimum liquidity, after giving effect to such sale, receipt of proceeds and application of the net cash proceeds thereof, of at least $600 million, and (ii) Reorganized ABH is permitted to make such redemption by the agreements governing its outstanding indebtedness.

Reorganized ABH may not have sufficient funds to pay the cash amounts required to redeem or repurchase the Rights Offering Notes, or pay the Rights Offering Notes at maturity and, in such circumstances, may not be able to arrange the necessary financing on favorable terms.

Even if Reorganized ABH is able to make such payments or repurchases, such action may adversely affect its financial condition and operating results. In addition, Reorganized ABH could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal amount of the Rights Offering Notes as a current rather than long-term liability, which would result in a material reduction of its net working capital. Lastly, Reorganized ABH’s ability to repurchase the Rights Offering Notes may be limited by law, by regulatory authority or by the agreements governing its future indebtedness. Reorganized ABH’s failure to pay any cash amounts to make the required repurchase would constitute an event of default under the indenture governing the Rights Offering Notes, which, in turn, could constitute an event of default under the Exit Loan Facilities and Reorganized ABH’s other debt agreements or securities, thereby resulting in their acceleration and required prepayment, and further restrict Reorganized ABH’s ability to make such payments and repurchases.

The definition of a Fundamental Change is limited and, therefore, the market price of the Rights Offering Notes may decline if Reorganized ABH enters into a transaction that is not a Fundamental Change under the indenture governing the Rights Offering Notes

The term Fundamental Change, as will be used in the indenture governing the Rights Offering Notes, will be limited and may not include every event that might cause the market price of the Rights Offering Notes to decline. As a result, the obligation of Reorganized ABH to repurchase the Rights Offering Notes upon a Fundamental Change may not preserve the value of the Rights Offering Notes in the event of a highly leveraged transaction, merger, acquisition, refinancing, restructuring, reorganization or similar transaction to the extent it does not constitute a Fundamental Change. In the event of any such transaction, the holders would not have the right to require Reorganized ABH to repurchase the Rights Offering Notes even though each of these transactions could increase the amount of its indebtedness, or otherwise adversely affect its capital structure or any credit ratings, and adversely affect the market price of the Rights Offering Notes. Furthermore, the repurchase right in the Rights Offering Notes triggered by a Fundamental Change could discourage a potential acquirer.

The Rights Offering Notes may not be converted until six months after the Issue Date

The Rights Offering Notes are convertible at any time on or after the date that is six months following the Issue Date. As a result, holders of the Rights Offering Notes will not be able to convert their Rights Offering Notes until after this period of time has elapsed, and therefore, may not be able to receive the value of the consideration into which their Rights Offering Notes would otherwise be convertible.

There is currently no trading market for the Rights Offering Notes, and an active liquid trading market for the Rights Offering Notes may not develop or, if it develops, be maintained

Prior to the Rights Offering, there has been no trading market for the Rights Offering Notes. Reorganized ABH does not intend to apply for listing of the Rights Offering Notes on any securities exchange or to arrange for quotation on any interdealer quotation system. Reorganized ABH cannot assure holders that an active trading market will develop for the Rights Offering Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Rights Offering Notes may be adversely affected. In that case a holder may not be able to sell its Rights Offering Notes at a particular time, at a favorable price, or both. Furthermore, Eligible Holders whose Claims are not held through DTC or CDS will be issued their Rights Offering Notes in a certificated form. Until such certificated notes are exchanged by the relevant holders for beneficial interests in a global note, such certificated notes might not trade fungibly or at the same prices as the Rights Offering Notes issued in the form of a beneficial interest in one or more global notes. In addition, the liquidity of the trading market in the Rights Offering Notes, and the market price quoted for the Rights Offering Notes, may be adversely affected by changes in the overall market for this type of security and by changes in the financial performance or prospects of Reorganized ABH or in the prospects for companies in its industry generally.

Any adverse rating of the Rights Offering Notes may cause their trading price to fall

Reorganized ABH does not intend to seek a rating on the Rights Offering Notes. Nevertheless, if a rating service were to rate the Rights Offering Notes and if such rating service were to lower its rating on the Rights Offering Notes below the rating initially assigned to the Rights Offering Notes or otherwise announces its intention to put the Rights Offering Notes on credit watch, the trading price of the Rights Offering Notes could decline. Any rating so assigned may not remain for any given period of time, and any such rating may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in the business of Reorganized ABH, so warrant. Such changes in ratings in turn could cause the liquidity or market value of the Rights Offering Notes to decline significantly.

Volatility in the market price and trading volume of New ABH Common Stock and sales of New ABH Common Stock and the anticipated conversion of the Rights Offering Notes into shares of New ABH Common Stock could adversely impact the trading price of the Rights Offering Notes and the New ABH Common Stock

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of the New ABH Common Stock could fluctuate significantly for many reasons, including in response to the risks described in this section, or for reasons unrelated to the operations of Reorganized ABH, such as reports by industry analysts, investor perceptions or negative announcements by its customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of the New ABH Common Stock would likely adversely impact the trading price of the Rights Offering Notes. The price of New ABH Common Stock could also be affected by possible sales of New ABH Common Stock by investors who view the Rights Offering Notes as a more attractive means of equity participation in Reorganized ABH and by hedging or arbitrage trading activity that may develop involving the New ABH Common Stock. This trading activity could, in turn, affect the trading price of the Rights Offering Notes.

In addition, any sales in the public market of any of the shares of New ABH Common Stock issuable upon conversion of the Rights Offering Notes could adversely affect prevailing market prices of New ABH Common Stock. Further, the anticipated conversion of the Rights Offering Notes into shares of New ABH Common Stock could depress the price of the shares of New ABH Common Stock. The market price of New ABH Common Stock could also decline as a result of sales of shares of New ABH Common Stock made after the Rights Offering or the perception that such sales could occur.

Holders of Rights Offering Notes will not be entitled to any rights with respect to New ABH Common Stock but will be subject to all changes made with respect to New ABH Common Stock

Holders of Rights Offering Notes will not be entitled to any rights with respect to New ABH Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on New ABH Common Stock), but holders of Rights Offering Notes will be subject to all changes affecting New ABH Common Stock. Holders of Rights Offering Notes will be entitled to the rights afforded New ABH Common Stock only if and when shares of New ABH Common Stock are delivered to them upon the conversion of their Rights Offering Notes. For example, in the event that an amendment is proposed to Reorganized ABH’s charter requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of shares of New ABH Common Stock upon the conversion of the Rights Offering Notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting the shares of New ABH Common Stock.

The Conversion Price of the Rights Offering Notes may not be adjusted for all dilutive events

The Conversion Price of the Rights Offering Notes is subject to adjustment for certain events, including, but not limited to, certain dividends on the shares of New ABH Common Stock, the issuance of certain rights, options or warrants to holders of the shares of New ABH Common Stock, subdivisions or combinations of the shares of New ABH Common Stock, certain distributions of assets, indebtedness, capital stock or cash to holders of the shares of New ABH Common Stock and certain issuer tender or exchange offers. The Conversion Price will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of shares of New ABH Common Stock for cash, that may adversely affect the trading price of the Rights Offering Notes and the New ABH Common Stock. A future event may occur that is adverse to the interests of the holders of the Rights Offering Notes and their value but does not result in an adjustment to the Conversion Price.

The Rights Offering Notes may contain a number of “embedded derivatives” for purposes of applicable accounting guidance under U.S. GAAP, which may result in additional volatility in the reported earnings of Reorganized ABH

The optional redemption and mandatory redemption features of the Rights Offering Notes may give rise to “embedded derivatives” for purposes of applicable accounting guidance under U.S. GAAP that will require separate accounting of those embedded derivatives at fair value. The change in fair value of the embedded derivatives will be reported in Reorganized ABH’s consolidated statements of operations each quarter as operating gains or losses. The estimated fair value of the embedded derivatives will be affected by fluctuations in the price of the New ABH Common Stock and other factors that will be beyond the control of Reorganized ABH. As a result, changes in the fair value of the embedded derivatives may significantly affect the reported financial results of Reorganized ABH (without any underlying change in the business performance of Reorganized ABH) and increase the volatility of its reported results of operations.

The Rights Offering Notes and any shares of New ABH Common Stock issuable upon conversion of the Rights Offering Notes may be subject to significant restrictions on transfer if the holder of such securities is deemed to be an “underwriter” with respect to such securities under the Bankruptcy Code

Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of United States federal and state securities laws with respect to the distribution of securities under a plan. In reliance upon this exemption, the Rights Offering Notes to be issued in respect of Claims and the exercise of the Subscription Rights by Rights Offering Participants as provided in the Plans (but not securities received by persons deemed to be underwriters) will be exempt from the registration requirements of the Securities Act and of any state securities laws. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering. Accordingly, such securities may be resold without registration pursuant to various exemptions provided by the respective laws of the several states and under the Securities Act or other federal securities laws, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code. Reorganized ABH does not intend to file a registration statement for the resale of the Rights Offering Notes or the shares of New ABH Common Stock issuable upon conversion of the Rights Offering Notes (except with respect to the Backstop Investors under the Backstop Commitment Agreement). Accordingly, any Rights Offering Notes or shares of New ABH Common Stock issuable upon conversion of the Rights Offering Notes held by an “underwriter” may only be offered or sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of applicable federal and state securities laws. The restrictions on transfer applicable to the Rights Offering Notes and any shares of New ABH Common Stock issuable upon conversion of the Rights Offering Notes held by underwriters may affect such person’s ability to resell such securities or reduce the price it receives in doing so.

Reorganized ABH may issue additional equity securities, which would lead to dilution of the issued and outstanding New ABH Common Stock

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of stockholders’ equity interests in Reorganized ABH. Reorganized ABH will likely be authorized to issue, without further stockholder approval, a significant number of shares of preferred stock in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of the New ABH Common Stock. In addition, Reorganized ABH will likely be authorized to issue, without further stockholder approval, a significant number of additional shares of New ABH Common Stock. In addition, a substantial number of shares of New ABH Common Stock will be reserved for issuance upon the exercise of stock options and upon conversion of the Rights Offering Notes. Reorganized ABH will also be authorized to issue, without further stockholder approval, securities convertible into either New ABH Common Stock or preferred stock. Reorganized ABH cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the New ABH Common Stock. The issuance and sale of substantial amounts of equity securities or securities convertible into equity securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Rights Offering Notes and the market price of the New ABH Common Stock and impair the ability of Reorganized ABH to raise capital through the sale of additional equity securities.

Holders may be subject to tax upon an adjustment to the Conversion Price of the Rights Offering Notes even though such holder does not receive a corresponding cash distribution

The Conversion Price of the Rights Offering Notes is subject to adjustment in certain circumstances, including upon the payment by Reorganized ABH of certain Cash distributions. An increase in the Conversion Price of the Rights Offering Notes may, depending on the circumstances, be deemed to be a distribution to a U.S. Holder. Any such deemed distribution will be taxed in the same manner as an actual distribution and may result in a Holder being deemed to receive a taxable dividend (without the receipt of cash), which would be subject to

U.S. federal income tax for a U.S. Holder, and, for a Non-U.S. Holder, would be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified under an applicable income tax treaty), which may be set off against subsequent payments on the Rights Offering Notes.

X. INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARIES ARE OF A GENERAL NATURE ONLY AND ARE NOT INTENDED TO BE, NOR SHOULD THEY BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. CONSEQUENTLY, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE AS TO THE TAX CONSIDERATIONS IN RESPECT OF THE CCAA PLAN HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

A. CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax consequences of the CCAA Plan to an Affected Unsecured Creditor who, at all relevant times for purposes of the ITA, deals at arm’s length with and is not affiliated with ABH, the Subsidiaries and Reorganized ABH, holds its Affected Unsecured Claims as capital property and will hold its New ABH Common Stock, the Subscription Rights and the Rights Offering Notes as capital property. The Affected Unsecured Claims, the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes will generally be considered to be capital property to an Affected Unsecured Creditor unless either the Affected Unsecured Creditor holds (or will hold) such securities in the course of carrying on a business, or the Affected Unsecured Creditor has acquired (or will acquire) such securities in a transaction or transactions considered to be an adventure in the nature of trade. This summary does not address the Canadian federal income tax consequences of the receipt of any fees or payments including the Backstop Commitment Payment by the Backstop Parties in connection with the Backstop Commitment Agreement.

This summary does not apply to (i) an Affected Unsecured Creditor an interest in which is a “tax shelter investment” as defined in the ITA, (ii) an Affected Unsecured Creditor that is a “financial institution” for purposes of the “mark-to-market” rules as defined in the ITA, (iii) an Affected Unsecured Creditor that is a “specified financial institution” as defined in the ITA, (iv) an Affected Unsecured Creditor that has made the “functional currency” reporting election, or (v) a Canadian Holder (as defined below) in relation to which ABH or Reorganized ABH is a “foreign affiliate” as defined in the ITA. Such Affected Unsecured Creditors should consult with their own tax advisors.

This summary is based on the current provisions of the ITA, the regulations thereunder (the “Regulations”) and the understanding of the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. The summary also takes into account all specific proposals to amend the ITA and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not take into account or anticipate any changes in Law or administrative policies or assessing practices of the CRA, whether by way of judicial, governmental or legislative action or decisions, nor does it address any provincial, territorial or foreign tax legislation or considerations.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax consequences and is not intended to be, nor should it be construed as, legal or tax advice to any particular Affected Unsecured Creditor. Affected Unsecured Creditors are urged to consult their own tax advisors as to the tax consequences to them of the CCAA Plan in their particular circumstances.

For purposes of the ITA, all amounts, including cost, proceeds of disposition, interest or dividends received and accrued must be determined in Canadian currency at applicable exchange rates as determined in accordance with the ITA. The amount of interest and any capital gain or capital loss of an Affected Unsecured Creditor may be affected by fluctuations in Canadian dollar exchange rates.

Residents of Canada

This portion of the summary applies to an Affected Unsecured Creditor who, for the purposes of the ITA and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be resident of Canada (“Canadian Holder”). Certain Canadian Holders whose Affected Unsecured Claims might not otherwise qualify as capital property may, in certain circumstances, treat such Affected Unsecured Claims as capital property by making an irrevocable election pursuant to subsection 39(4) of the ITA, to the extent such Affected Unsecured Claims are “Canadian securities” as defined in the ITA. However, the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes are not Canadian securities for the purpose of the irrevocable election under subsection 39(4) of the ITA and, therefore, this election will not apply to Affected Unsecured Claims that are not Canadian securities and to the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes. Canadian Holders are advised to consult with their own tax advisors regarding such election.

Exchange of the Affected Unsecured Claims

A Canadian Holder will be considered to have disposed of Affected Unsecured Claims upon the exchange of such Affected Unsecured Claims for (i) Cash or (ii) New ABH Common Stock and the Subscription Rights, as the case may be. Under the CCAA Plan, the (i) Cash or (ii) New ABH Common Stock and the Subscription Rights, as the case may be, will be allocated first to the principal amount of the Affected Unsecured Claims, and the balance, if any, to the accrued interest with respect to the Affected Unsecured Claims.

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to accrue on the Affected Unsecured Claims up to the date on which the Affected Unsecured Claims are settled under the CCAA Plan (including the Restructuring Transactions) or that became receivable or was received on or before such date, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the taxation year or a preceding taxation year. Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest on the Affected Unsecured Claims received or receivable by such Canadian Holder in the taxation year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for the taxation year or a preceding taxation year. In addition, if such Canadian Holder has not otherwise included interest on the Affected Unsecured Claims in computing the Canadian Holder’s income at periodic intervals of not more than one year, such Canadian Holder will be required to include in computing income for a taxation year any interest that accrues to the Canadian Holder on the Affected Unsecured Claims up to the end of any “anniversary day” (as defined in the ITA) in that taxation year to the extent such interest was not otherwise included in computing the Canadian Holder’s income for that taxation year or a preceding taxation year. Generally, a Canadian Holder should be entitled to deduct in computing income for the year of disposition, amounts that were included in computing the Canadian Holder’s income for the year of disposition or a preceding taxation year as interest in respect of the Affected Unsecured Claims, to the extent that such amounts were not received or receivable by the Canadian Holder and were not deducted by the Canadian Holder in computing income for the year of disposition or a preceding taxation year.

In general, a Canadian Holder will realize a capital gain (or capital loss) on the exchange of the Affected Unsecured Claims equal to the amount by which, in the case of a distribution in Cash, such amount of Cash received, or in the case of a distribution of New ABH Common Stock and Subscription Rights, the aggregate fair market value at the time of the exchange of the New ABH Common Stock and the Subscription Rights received, and in both cases, net of any amount included in the Canadian Holder’s income as interest, exceeds (or is exceeded by) the adjusted cost base to the Canadian Holder of such Affected Unsecured Claims, plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized is described below under the heading “Taxation of Capital Gains and Capital Losses”.

The adjusted cost base of the New ABH Common Stock and the Subscription Rights to the Canadian Holder will be equal to the fair market value at the time of the exchange of such New ABH Common Stock and the Subscription Rights.

Dividends on New ABH Common Stock

Any dividends received or deemed to be received on the New ABH Common Stock by a Canadian Holder that is an individual (including a trust) will be included in the individual’s income and will not be subject to the gross-up and dividend tax credit rules in the ITA. Dividends received or deemed to be received on the New ABH Common Stock by a Canadian Holder that is a corporation will be included in computing the corporation’s income and generally will not be deductible in computing the corporation’s taxable income.

U.S. tax, if any, payable by a Canadian Holder in respect of dividends received on the New ABH Common Stock may be eligible for a foreign tax credit or deduction under the ITA to the extent and under the circumstances described in the ITA. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

Disposition of New ABH Common Stock

A Canadian Holder will realize a capital gain (or capital loss) on a disposition or deemed disposition of New ABH Common Stock equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of such New ABH Common Stock, plus any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described below under the heading “Taxation of Capital Gains and Capital Losses”.

Exercise of the Subscription Rights under the Rights Offering

No gain or loss will be realized on the exercise of the Subscription Rights under the Rights Offering. The cost to a Canadian Holder of the Rights Offering Notes acquired on the exercise of the Subscription Rights will be equal to the aggregate of the adjusted cost base of the Subscription Rights, if any, and the price paid to acquire the Rights Offering Notes under the Rights Offering.

At the time the Rights Offering Notes are issued, Reorganized ABH shall cause the Upfront Payment to be made to the Canadian Holders. The Canadian federal income tax consequences to a Canadian Holder of the receipt of the Upfront Payment are unclear and, consequently, Canadian Holders should consult their own tax advisors.

Taxation of Interest on the Rights Offering Notes

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest (including interest paid by issuing PIK Notes) accrued or deemed to accrue on the Rights Offering Notes to the end of the taxation year or that became receivable or was received by it before the end of that taxation year, to the extent such amounts have not otherwise been included in such Canadian Holder’s income for the year or a preceding taxation year. Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest (including interest paid by issuing PIK Notes) on the Rights Offering Notes received or receivable by such Canadian Holder in that taxation year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for that taxation year or a preceding taxation year. In addition, if such Canadian

Holder has not otherwise included interest on the Rights Offering Notes in computing the Canadian Holder’s income at periodic intervals of not more than one year, such Canadian Holder will be required to include in computing income for a taxation year any interest that accrues to the Canadian Holder on the Rights Offering Notes up to the end of any “anniversary day” (as defined in the ITA) in that year to the extent such interest was not otherwise included in computing the Canadian Holder’s income for that taxation year or a preceding taxation year.

Sale, Redemption or Repayment of the Rights Offering Notes

On a disposition or a deemed disposition of the Rights Offering Notes (otherwise than on a conversion described under the heading “Exercise of Conversion Privilege under the Rights Offering Notes”), including repayment or redemption by Reorganized ABH, a Canadian Holder will generally be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition or that became receivable or was received on or before the date of disposition, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the taxation year or a preceding taxation year.

Any amount paid to a Canadian Holder as a penalty or bonus because of the redemption or repayment of all or part of the principal amount of the Rights Offering Notes will be deemed to be received by the Canadian Holder as interest on the Rights Offering Notes and will be required to be included in computing the Canadian Holder’s income as described above, to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, interest that would otherwise have been paid or payable by Reorganized ABH on the Rights Offering Notes for periods ending after the payment of such amount.

In general, a disposition or a deemed disposition of the Rights Offering Notes will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Canadian Holder’s income as interest, exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of the Rights Offering Notes, plus any reasonable costs of disposition. Any such capital gain (or capital loss) will be subject to the treatment described below under the heading “Taxation of Capital Gains and Capital Losses”.

Exercise of Conversion Privilege under the Rights Offering Notes

Generally, a Canadian Holder who converts a Rights Offering Note into New ABH Common Stock (or New ABH Common Stock and Cash delivered in lieu of a fraction of a New ABH Common Stock) pursuant to the conversion privilege under the Rights Offering Note will be deemed not to have disposed of the Rights Offering Note and, accordingly, will not recognize a capital gain (or capital loss) on such conversion. Under the current administrative practice of the CRA, a Canadian Holder who, upon conversion of a Rights Offering Note, receives cash not in excess of $200 in lieu of a fraction of a New ABH Common Stock may either treat this amount as proceeds of disposition of a portion of the Rights Offering Note, thereby recognizing a capital gain (or capital loss), or reduce the adjusted cost base of the New ABH Common Stock that the Canadian Holder receives on the conversion by the amount of the cash received.

On the conversion of a Rights Offering Note, a Canadian Holder will generally be required to include in computing its income for the taxation year in which the conversion occurs all interest that accrued on the Rights Offering Note to the date of conversion, except to the extent that such interest has otherwise been included in the Canadian Holder’s income for that taxation year or a preceding taxation year.

The adjusted cost base to a Canadian Holder of the New ABH Common Stock acquired on the conversion of a Rights Offering Note will generally be equal to the adjusted cost base to the Canadian Holder of the Rights Offering Note immediately before the conversion. The adjusted cost base of New ABH Common Stock so acquired must be averaged with the adjusted cost base to the Canadian Holder of all New ABH Common Stock then held as capital property by the Canadian Holder for the purpose of calculating the adjusted cost base of such New ABH Common Stock.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “Taxable Capital Gain”) realized by a Canadian Holder for a taxation year must be included in the Canadian Holder’s income in the year. A Canadian Holder is required to deduct one-half of any capital loss (an “Allowable Capital Loss”) realized in the taxation year from Taxable Capital Gains realized in that year, and Allowable Capital Losses in excess of Taxable Capital Gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year, from net Taxable Capital Gains realized in such years to the extent and under the circumstances described in the ITA.

Alternative Minimum Tax

Individuals (other than certain trusts) may be subject to an alternative minimum tax under the ITA upon realizing net capital gains.

Additional Refundable Tax

A Canadian Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of interest, certain dividends and Taxable Capital Gains.

Offshore Investment Fund Property Rules

Former Bill C-10 contained proposed amendments to the ITA that would have introduced new rules regarding the taxation of certain interests in non-resident entities that constitute “foreign investment entities” and repealed certain existing tax rules with respect to “offshore investment fund property” (as defined in the ITA). However, Bill C-10 was not passed into law. As part of the March 4, 2010 Federal Budget (the “2010 Federal Budget”), the Minister of Finance (Canada) announced that, rather than implementing the previously proposed rules regarding foreign investment entities, it would retain existing tax rules with respect to “offshore investment fund property”, with certain limited enhancements.

These rules could apply to a Canadian Holder in respect of New ABH Common Stock, Subscription Rights and Rights Offering Notes, as the case may be, held by the Canadian Holder (“Property”) if: (1) the Property may reasonably be considered to derive its value, directly or indirectly, primarily from portfolio investments in certain specified assets; and (2) it may reasonably be concluded, having regard to all the circumstances, that one of the main reasons for the Canadian Holder acquiring, holding or having an interest in the Property was to derive a benefit from portfolio investments in such specified assets in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA if the income, profits and gains had been earned directly by such Canadian Holder.

Where these rules apply, a Canadian Holder generally will be required to include in income for each taxation year in which the Canadian Holder holds a Property the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis and calculated as the product obtained when the Canadian Holder’s “designated cost” (as defined in the ITA) of the Property at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month, exceeds (ii) any income or other amounts included in computing the Canadian Holder’s income for the year (other than a capital gain) in respect of the Property determined without reference to these rules. For these purposes, the designated cost to a Canadian Holder of a Property at any particular time in a taxation year will generally include, among other things, the cost to the Canadian Holder of the Property and the total of all amounts required to be included in computing the Canadian Holder’s income for a preceding taxation year as imputed income in respect of the Property under these rules.

These rules are complex and their application depends, to a large extent, on the reasons for a Canadian Holder acquiring, holding or having an interest in New ABH Common Stock, Subscription Rights and Rights Offering Notes. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules, including any changes thereto reflecting the 2010 Federal Budget, in their own particular circumstances.

Foreign Property Reporting

The ITA and the Regulations require a “specified Canadian entity”, as defined in the ITA, to file an information return disclosing prescribed information where, at any time in a taxation year, the total cost amount of “specified foreign property” as defined in the ITA of the entity exceeds $100,000. For these purposes, a “specified Canadian entity” includes, with some exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the ITA. The New ABH Common Stock, the Subscription Rights and the Rights Offering Notes will be “specified foreign property” to a specified Canadian entity. In the 2010 Federal Budget, the Canadian Minister of Finance proposed that the existing reporting requirements with respect to “specified foreign property” be expanded so that more detailed information be available for audit use. Revised legislation reflecting such proposal has not yet been released. The reporting rules in the ITA are complex and this summary does not purport to explain all circumstances in which reporting may be required by any Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors regarding these reporting requirements including any expansion thereof pursuant to the aforementioned 2010 Federal Budget proposal.

Eligibility for Investments

Provided the New ABH Common Stock are listed on a “designated stock exchange” as defined in the ITA (which currently includes the NYSE, the NASDAQ and the TSX) at all relevant times, the New ABH Common Stock would be qualified investments under the ITA and the Regulations for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (“TFSAs”) (collectively, the “Investment Plans”). The Rights Offering Notes would be qualified investments under the ITA and the Regulations for Investment Plans (other than a deferred profit sharing plan for which an employer is Reorganized ABH, or is an employer with whom Reorganized ABH does not deal at arm’s length within the meaning of the ITA) provided that the New ABH Common Stock are at all relevant times listed on a designated stock exchange. The Subscription Rights would be qualified investments under the ITA and the Regulations for Investment Plans if the Rights Offering Notes are qualified investments and if Reorganized ABH is not an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Investment Plan and Reorganized ABH deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Investment Plan.

Should any particular New ABH Common Stock, Rights Offering Note or Subscription Rights not meet the conditions hereabove mentioned in order to be considered a qualified investment, Canadian Holders should consult their own tax advisors regarding the application of those rules under the ITA and the Regulations in their particular circumstances.

Notwithstanding the foregoing, if the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes are “prohibited investments” for purposes of a TFSA, or if an “advantage” (as defined in the ITA) in relation to a TFSA is extended to the Canadian Holder or to a person who does not deal at arm’s length with the Canadian Holder, the Canadian Holder of such account will be subject to penalty Taxes as set out in the ITA, and, based on Tax Proposals, other tax consequences may result. Generally, the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes will not be a “prohibited investment” for a trust governed by a TFSA provided that the Canadian Holder of the TFSA deals at arm’s length with Reorganized ABH for purposes of the ITA and does not have a “significant interest” (within the meaning of the ITA) in Reorganized ABH or in any corporation, partnership or trust that does not deal at arm’s length with Reorganized ABH for purposes of the ITA. Canadian Holders of a TFSA are advised to consult their own tax advisors in this regard.

On April 30, 2010, the Minister released Tax Proposals that may impact TFSAs. Canadian Holders should consult their own tax advisors regarding the impact of these Tax Proposals.

Non-Residents of Canada

This portion of the summary applies to an Affected Unsecured Creditor that, for the purposes of the ITA and any applicable income tax treaty or convention and at all relevant times, is not and will not be deemed to be resident in Canada and does not use or hold the Affected Unsecured Claims and will not use or hold the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes in carrying on a business in Canada (a “Non-resident Holder”). In addition, this summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business.

Exchange of the Affected Unsecured Claims

Upon the exchange by a Non-resident Holder of the Affected Unsecured Claims for (i) Cash or (ii) New ABH Common Stock and the Subscription Rights, as the case may be, no Taxes will be payable under the ITA by such Non-resident Holder.

Disposition of New ABH Common Stock

A disposition by a Non-resident Holder of New ABH Common Stock will not be subject to Canadian tax unless such New ABH Common Stock constitute “taxable Canadian property” to the Non-resident Holder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

The New ABH Common Stock will generally not be considered to be taxable Canadian property to a Non-resident Holder unless at any time during the sixty-month period immediately preceding the time of disposition, (1) not less than 25% of the issued shares of any class of shares of Reorganized ABH were owned by or belonged to the Non-resident Holder, persons with whom the Non-resident Holder did not deal at arm’s length or any combination thereof, and (2) more than 50% of the fair market value of issued shares of Reorganized ABH was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the ITA), (iii) “timber resource properties” (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Consequences relating to the Subscription Rights and the Rights Offering Notes

No Canadian tax consequences should arise in relation to the Subscription Rights and to the Rights Offering Notes, unless the Subscription Rights and the Rights Offering Notes constitute taxable Canadian property to the Non-resident Holder and relief from taxation is not available under applicable tax treaty or convention. The Subscription Rights and the Rights Offering Notes will constitute taxable Canadian property to a Non-resident Holder only if the New ABH Common Stock constitute taxable Canadian property to a Non-resident Holder. Non-resident Holders should consult their own tax advisors as to the Canadian tax consequences relating to the Subscription Rights and the Rights Offering Notes.

Consequences to the Company

The exchange of Affected Unsecured Claims for Cash or for New ABH Common Stock and the Subscription Rights, as the case may be, will result in the settlement or extinguishment of the Affected Unsecured Claims. The “forgiven amount”, as defined in the ITA, arising from the settlement or extinguishment will reduce, in prescribed order, certain tax attributes of the relevant Subsidiaries that are resident in Canada for purposes of the ITA (“Canadian Subsidiaries”), including non-capital losses, net capital losses, cumulative eligible capital, undepreciated capital cost of depreciable property and the adjusted cost base of certain capital property (the “Tax Shield”). Generally, one half of the amount by which the forgiven amount exceeds the Tax Shield (such amount, the “Excess”) will be required to be included in the relevant Canadian Subsidiaries income for the taxation year in which the Affected Unsecured Claims are settled under the CCAA Plan (including Restructuring Transactions), unless the Excess was otherwise assigned by such relevant Canadian Subsidiaries to other Canadian Subsidiaries that are “eligible transferees” as defined in the ITA for reduction of such other Canadian Subsidiaries’ Tax Shield.

B. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain significant United States federal income tax consequences of the Plans to the Company and certain Holders of Affected Unsecured Claims. This description is for informational purposes only and, due to a lack of certain facts and of definitive judicial or administrative authority or interpretation, uncertainties exist with respect to various U.S. tax consequences of the Plans, as discussed herein. Only the principal consequences of the Plans for the Company and Holders are described below.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed U.S. Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plans. No rulings or determinations of the U.S. Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plans and the discussion below is not binding on the IRS or such other authorities. In addition, a significant amount of time may elapse between the date of this Circular and the consummation of the Plans. Events occurring after the date of this Circular, including changes in Law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Plans. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plans to the Company or any Holder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

Except as otherwise specifically stated herein, this summary does not address any estate, gift, state, local, or foreign law tax consequences of the Plans. Furthermore, this discussion does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding Claims as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”, U.S. expatriates, persons subject to the alternative minimum tax, and dealers or traders in securities or currencies.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (i) an individual citizen or resident of the U.S. for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a Holder that is: (1) a nonresident alien individual; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is not created or organized under the Laws of the United States or any state thereof or the District of Columbia; or (3) a trust or estate other than a trust or estate described in the immediately preceding paragraph.

If a partnership or other pass-through entity is a Holder, the tax treatment of a partner or other owner generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of pass-through entities that are Holders should consult their own tax advisors regarding the tax consequences of the Plans.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLANS ARE COMPLEX. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER. NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. EACH HOLDER IS URGED TO CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE PLANS, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS, AS WELL AS ANY APPLICABLE FOREIGN TAX LAWS, TO A HOLDER’S PARTICULAR SITUATION, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

TREASURY DEPARTMENT CIRCULAR 230. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER APPLICABLE TAX LAW; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS DESCRIBED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT ADVISOR.

U.S. Federal Income Tax Consequences to the Company

Generally, absent an exception, to the extent U.S. indebtedness is compromised or satisfied for less than its adjusted issue price, a U.S. corporation will realize cancellation of debt (“COD”) income. However, a debtor is not required to include any amount of COD income in gross income if such debtor is under the jurisdiction of a court in a title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”). Instead, as the price for the exclusion of COD income under the foregoing rule, the Tax Code requires the debtor to reduce its tax attributes by the amount of COD income which is excluded from gross income as of the first day of the taxable year following the taxable year in which the discharge of indebtedness occurs.

As a result of consummation of the U.S. Plan, the Company’s aggregate outstanding indebtedness will be substantially reduced. The Company expects to realize substantial COD income in connection with the U.S. Plan. The amount of such COD income realized by the Company will depend on the fair market value of the New ABH Common Stock and Subscription Rights. The Company expects to rely on the Bankruptcy Exception to exclude any COD income realized as the discharge of indebtedness would occur pursuant to the U.S. Plan. The Company’s tax attributes will be reduced by the amount of COD income realized pursuant to complex ordering rules that apply to consolidated groups.

Applicable High-Yield Discount Obligations

It is expected that the Rights Offering Notes issued pursuant to the terms of the Rights Offering will be issued with significant original issue discount (“OID”) and will be considered “applicable high yield discount obligations” (“AHYDOs”). If the Rights Offering Notes are AHYDOs, the Company will not be allowed a deduction for interest (including OID) accrued on the Rights Offering Notes for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt issued by the Company or by a person deemed to be related to the Company under Section 453(f)(1) of the Tax Code, which are considered paid only when the stock or debt is redeemed for cash or property other than such stock or debt). In addition, depending upon the yield to maturity on the Rights Offering Notes, the Company may not be entitled to deduct the portion of the OID corresponding to the disqualified yield at any time. The deferral and/or disallowance of deductions for payments of interest or OID on the Rights Offering Notes may reduce the amount of cash available to the Company to meet its obligations under the Rights Offering Notes.

U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes certain U.S. federal income tax consequences of the transactions contemplated by the Plans to U.S. Holders of Affected Unsecured Claims and to U.S. Holders of New ABH Common Stock, Subscription Rights and Rights Offering Notes issued upon the exercise of any Subscription Rights. U.S. Holders should consult their own tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences of the transactions contemplated by the Plans.

The U.S. federal income tax consequences to a U.S. Holder (including the character, timing and amount of income, gain or loss recognized) will depend on, among other factors: (a) the manner in which the U.S. Holder acquired the Claim; (b) the length of time the U.S. Holder has held the Claim; (c) whether the U.S. Holder acquired the Claim at a discount; (d) whether the U.S. Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in current or prior years; (e) whether the U.S. Holder has previously included in taxable income accrued but unpaid interest with respect to the Claim; (f) the treatment of the Rights Offering; and (g) the U.S. Holder’s method of accounting.

Tax Consequences to U.S. Holders of Affected Unsecured Claims that Receive Cash

In general, a U.S. Holder that receives Cash will recognize gain or loss in an amount equal to the difference between (a) the amount of any Cash received by such U.S. Holder in satisfaction of such Claim (other than any Claim for accrued but unpaid interest) and (b) the U.S. Holder’s adjusted tax basis in such Claim (other than any Claim for accrued but unpaid interest). Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the U.S. Holder had previously claimed a bad debt deduction.

To the extent that any amount of Cash received by a U.S. Holder is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (to the extent not previously included in the U.S. Holder’s gross income).

Tax Consequences to U.S. Holders of Affected Unsecured Claims that Receive New ABH Common Stock and Subscription Rights

Each U.S. Holder of Affected Unsecured Claims will receive shares of New ABH Common Stock and Subscription Rights in satisfaction of the Affected Unsecured Claims. In general (with the possible exception of Affected Unsecured Claims of ABH, discussed below), the exchange will be fully taxable to each U.S. Holder of Affected Unsecured Claims and each U.S. Holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized by such U.S. Holder in the exchange and such U.S. Holder’s adjusted tax basis in the Claims surrendered in the exchange. The amount that a U.S. Holder realizes in the exchange will equal the fair market value of the shares of New ABH Common Stock and Subscription Rights at the time of the exchange. A U.S. Holder’s adjusted tax basis in the Claims surrendered in the exchange will be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. A U.S. Holder’s adjusted tax basis in the shares of New ABH Common Stock and Subscription Rights will be equal to their relative fair market values. A U.S. Holder’s holding period in the New ABH Common Stock and Subscription Rights will begin on the day after the exchange. Any gain or loss realized will generally be capital gain or loss (except, as described below, to the extent of market discount) and will be long-term capital gain or loss if a U.S. Holder’s holding period in the Claims at the time of the exchange exceeds one year.

With respect to Affected Unsecured Claims of ABH, if such Claims constitute securities for U.S. federal income tax purposes, the exchange of the Affected Unsecured Claims for New ABH Common Stock and Subscription Rights should qualify as a recapitalization under Section 368(a)(1)(E) of the Tax Code. In general, debt instruments with an initial term of less than five years are not treated as securities, whereas debt instruments with initial terms of greater than ten years are treated as securities. Debt instruments with terms between five years and ten years raise more complex issues. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security.

If the exchange does qualify as a recapitalization with respect to a U.S. Holder of Affected Unsecured Claims, such U.S. Holder generally should not recognize gain and will not be permitted to recognize loss with respect to the exchange. U.S. Holders may, however, recognize gain, but not loss, with respect to the Subscription Rights received, as applicable, in an amount equal to the lesser of (x) the excess of the fair market value of the New ABH Common Stock and Subscription Rights received by the U.S. Holder over the U.S. Holder’s adjusted tax basis in its Affected Unsecured Claims surrendered, and (y) the fair market value of the Subscription Rights received by the U.S. Holder. U.S. Holders generally will take a basis in New ABH Common Stock and Subscription Rights equal to the sum of (i) the adjusted basis U.S. Holders had in the Affected Unsecured Claims that were exchanged and (ii) any gain recognized with respect to the receipt of the Subscription Rights. The aggregate basis should initially be allocated among the New ABH Common Stock and Subscription Rights based on their relative fair market values. The holding period of the New ABH Common Stock received should generally include the holding period of the Affected Unsecured Claims exchanged therefor. The exchange of Affected Unsecured Claims that do not constitute securities for New ABH Common Stock will be taxable to a U.S. Holder in the same manner as described above. U.S. Holders of Affected Unsecured Claims of ABH are urged to consult their own tax advisors regarding the particular United States federal income tax consequences to them of the exchange of Affected Unsecured Claims for New ABH Common Stock and Subscription Rights, including whether such exchange would qualify as a recapitalization.

(a)	Accrued Interest

A portion of the consideration (whether stock or other consideration) received by U.S. Holders of the Claims may be attributable to accrued but unpaid interest with respect to such Claims. Such amount should be taxable to a U.S. Holder as ordinary interest income if the accrued interest has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, a U.S. Holder generally recognizes a deductible loss to the extent that any accrued interest was previously included in income and is not paid in full. If the fair value of the consideration received by U.S. Holders of the Claims is not sufficient to satisfy fully all principal and interest on the Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear.

The Company will allocate for U.S. federal income tax purposes all distributions in respect of any Claim first to the principal amount of such Claim, and thereafter to accrued but unpaid interest, pursuant to the Plans. Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for U.S. federal income tax purposes. However, no assurance can be given that the IRS will not challenge such allocation. If a distribution with respect to a Claim is allocated entirely to the principal amount of such Claim, a U.S. Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Claim that was previously included in the U.S. Holder’s gross income. U.S. Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plans, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

(b)	Market Discount

The market discount provisions of the Tax Code may apply to certain U.S. Holders. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a U.S. Holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that U.S. Holder if its stated redemption price at maturity (or, in the case of a debt obligation having OID, its revised issue price) exceeds the U.S. Holder’s adjusted tax basis in the debt obligation immediately after such U.S. Holder’s acquisition of the debt obligation by more than a statutory de minimis amount. Gain recognized by a U.S. Holder upon a disposition of a “market discount bond” generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include accrued market discount in taxable income currently. Absent such an election, a U.S. Holder of a market discount bond is required under the market discount rules of the Tax Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond. In such circumstances, the U.S. Holder will be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

To the extent the debt instruments of ABH held by a U.S. Holder had been acquired with market discount and are exchanged for New ABH Common Stock in a recapitalization, any market discount that accrued on such debt instruments but was not recognized by the U.S. Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New ABH Common Stock to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instruments.

Ownership and Disposition of New ABH Common Stock

(a)	Distributions of Cash or Property on New ABH Common Stock

Generally, the gross amount of any distribution of Cash or property made with respect to New ABH Common Stock will be includible by a U.S. Holder in gross income as dividend income to the extent that such distributions are paid out of the current or accumulated “earnings and profits” of ABH as determined under U.S. federal income tax principles. A distribution that is treated as a dividend for U.S. federal income tax purposes may qualify for the seventy percent (70%) dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and that satisfies certain holding period and taxable income requirements, and may qualify for an eighty percent (80%) dividend-received deduction if such corporate U.S. Holder holds twenty percent (20%) or more of the outstanding stock (by voting power and value) of the distributing corporation.

A distribution in excess of ABH’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in New ABH Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New ABH Common Stock). To the extent that such distribution exceeds a U.S. Holder’s adjusted tax basis in New ABH Common Stock the distribution generally will be treated as capital gain, subject to the “Market Discount” rules discussed above, and will be treated as long-term capital gain if the U.S. Holder’s holding period in such stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.

(b)	Sale, Exchange or Other Taxable Disposition of New ABH Common Stock

Upon the sale, retirement or other taxable disposition of a share of New ABH Common Stock, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received and the U.S. Holder’s adjusted tax basis in such New ABH Common Stock, subject to the “Market Discount” rules discussed above. Such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition, the U.S. Holder held the share of New ABH Common Stock, for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations, as discussed below in “Limitations on Use of Capital Losses”.

(c)	Impact of New Legislation on Ownership and Disposition of New ABH Common Stock

Recently-enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of New ABH Common Stock.

Limitations on Use of Capital Losses

A U.S. Holder who recognizes capital losses as a result of consummation of the Plans or upon a subsequent disposition of New ABH Common Stock, will be subject to limitations on the use of such capital losses. For a non-corporate taxpayer, capital losses may be used to offset any capital gains (without regard to holding periods), and also to offset ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns), or (2) the excess of the capital losses over the capital gains. A non-corporate taxpayer may carry over unused capital losses and apply them against future capital gains and, as set forth in the preceding sentence, a portion of such taxpayer’s ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year, and may carry over unused capital losses for the five years following the capital loss year.

Exercise or Expiration of the Subscription Rights

A U.S. Holder generally will not recognize gain or loss upon the exercise of Subscription Rights. Rights Offering Notes that a U.S. Holder acquires pursuant to the exercise of the Subscription Rights will have a tax basis equal to the U.S. Holder’s adjusted basis in the Subscription Rights so exercised, increased by any amount paid to exercise the Subscription Rights. If the Subscription Rights are allowed to lapse unexercised, a U.S. Holder will have a short-term capital loss equal to such holder’s adjusted basis in the Subscription Rights. The deductibility of capital losses is subject to certain limitations, as discussed above in “Limitations on Use of Capital Losses”.

Treatment of Upfront Payment under the Backstop Commitment Agreement

At the time the Rights Offering Notes are issued, pursuant to the Backstop Commitment Agreement, the Company shall cause the Upfront Payment to be made to Eligible Holders from the proceeds of the sale of such Rights Offering Notes. Although the tax treatment of this Upfront Payment is not entirely clear, the Company intends to treat the Rights Offering Notes as if they were sold to Eligible Holders for a purchase price with a discount equal to the amount of the Upfront Payment. In that case, such purchase price discount would be characterized as original issue discount that such Eligible Holder would include in income under the constant yield method over the term of the Rights Offering Notes as described below.

Ownership, Conversion and Disposition of Rights Offering Notes received upon Exercise of Subscription Rights

(a)	Payments of Interest on Rights Offering Notes

Each payment of qualified stated interest (as defined below) on a Rights Offering Note (including any amount withheld as backup withholding tax) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

(b)	Original Issue Discount

(i)	Generally

A note with a term that exceeds one year will be treated as issued with OID if it has a term of more than one year and the “stated redemption price at maturity” of the note exceeds its “issue price” by more than the de minimis amount of  1/4 of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years from the issue date of the note to its maturity.

The “stated redemption price at maturity” of the Rights Offering Notes will exceed the “issue price” of the Rights Offering Notes by more than a de minimis amount, and the Rights Offering Notes will therefore constitute discount notes issued with OID. Following is a summary of the OID rules and their application to the Rights Offering Notes.

The “issue price” of a note generally is the first price at which a substantial amount of the issue of which the note is a part is sold to persons other than bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers.

The “stated redemption price at maturity” of a note generally is the total amount of payments provided by the note other than “qualified stated interest” payments. Generally, an interest payment on a note is “qualified stated interest” if it is paid in cash (or property of the issuer other than debt) and is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. Qualified stated interest payable on the Rights Offering Notes will be taxable to a U.S. Holder when accrued or received in accordance with such U.S. Holder’s normal method of accounting.

Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of a note, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval between payments.

Because the Rights Offering Notes will be issued with OID, a U.S. Holder will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (regardless of a holder’s method of accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amounts of OID includible in income by a U.S. Holder will equal the sum of the “daily portions” of the OID with respect to the Rights Offering Notes for each day on which a U.S. Holder owns the Rights Offering Notes during the taxable year. Generally, a U.S. Holder determines the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

–	the product of the “adjusted issue price” of the Rights Offering Note at the beginning of the accrual period and its “yield to maturity”

over

–	the aggregate amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a Rights Offering Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the Rights Offering Notes. If an interval between payments of qualified stated interest on a Rights Offering Note contains more than one accrual period, then, when a U.S. Holder determines the amount of OID allocable to an accrual period, such U.S. Holder must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, a U.S. Holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, a U.S. Holder can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

OID will be calculated based on the assumption that interest on the Rights Offering Notes will be paid in Cash. It is not entirely clear what adjustments would be required if the Company were to pay interest in kind instead of in Cash.

(ii)	Election to Treat All Interest as OID (Constant Yield Method)

A U.S. Holder may elect to include in gross income all interest that accrues on a Rights Offering Note using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest. If a U.S. Holder makes this election in respect of a Rights Offering Note, when such U.S. Holder applies the constant-yield method:

–	the issue price of a Rights Offering Note will equal its cost;

–	the issue date of a Rights Offering Note will be the date it is acquired; and

–	no payments on a Rights Offering Note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Rights Offering Note for which it is made. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on a Rights Offering Note without IRS consent.

(iii)	Applicable High Yield Discount Obligations

As indicated above, the Company expects that the Rights Offering Notes will constitute AHYDOs for U.S. federal income tax purposes. Consequently, to the extent the Company has current or accumulated earnings and profits, the disqualified portion of OID, as defined above, generally will be treated as a dividend to a U.S. Holder that may be subject to a dividends received deduction for corporate U.S. Holders. The dividends-received deduction is subject to a number of complex limitations. U.S. Holders are urged to consult their own tax advisor regarding the U.S. federal income tax consequences of holding Rights Offering Notes that are considered AHYDOs.

(c)	Treatment of New Rights Offering Notes issued in respect of Rights Offering Notes

A newly distributed Rights Offering Note received in lieu of Cash interest on the existing Rights Offering Note is aggregated with the existing Rights Offering Note and will be treated as part of the existing Rights Offering Note with respect to which it was issued. Thus, the initial issue price of a newly distributed Rights Offering Note issued in respect of an existing Rights Offering Note likely will be determined by allocating the adjusted issue price, at the time of distribution, of the underlying Rights Offering Note between the newly distributed Rights Offering Note and the underlying Rights Offering Note in proportion to their respective principal amounts. A portion of the basis of such Rights Offering Note will be allocated to such newly issued Rights Offering Note and OID on such newly issued Rights Offering Note will accrue in the same manner as described above in the case of such Rights Offering Note. A U.S. Holder’s holding period for any newly issued Rights Offering Notes issued with respect to an original Rights Offering Note will likely be identical to its holding period for the original Rights Offering Note.

(d)	Conversion of Rights Offering Notes

In general, a U.S. Holder will not recognize income, gain or loss upon conversion of Rights Offering Notes into shares of New ABH Common Stock, except that the receipt of Cash in lieu of a fractional share of New ABH Common Stock will result in capital gain or loss (as described below).

A U.S. Holder’s tax basis in New ABH Common Stock received upon conversion of Rights Offering Notes (other than in respect of accrued interest) will equal its adjusted basis in the Rights Offering Notes so converted, less any portion of such U.S. Holder’s tax basis allocable to Cash received in lieu of a fractional share. The holding period will include the period during which a U.S. Holder held the Rights Offering Notes prior to conversion. Cash received in lieu of a fractional share of New ABH Common Stock should be treated as a payment in exchange for the fractional share, and a U.S. Holder generally will recognize taxable gain or loss on the receipt of Cash in lieu of a fractional share in an amount equal to the difference between the amount of Cash received and such holder’s tax basis in the fractional share.

(e)	Constructive Dividends

An increase in the conversion rate of the Rights Offering Notes may, depending on the circumstances, be deemed to be a distribution to a U.S. Holder. Any deemed distribution will be taxed in the same manner as an actual distribution. A U.S. Holder may be deemed to receive a taxable dividend if the conversion rate of the Rights Offering Notes is adjusted as described under the terms of the Rights Offering. A U.S. Holder’s tax basis in a Note would be increased by the amount of any such deemed dividend.

(f)	Sale, Exchange or Retirement of the Rights Offering Notes

Upon the sale, exchange, retirement or other disposition of a Rights Offering Note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received (other than any amount received that is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and its adjusted tax basis in the Rights Offering Note. A U.S. Holder’s tax basis in a Rights Offering Note generally will be the amount that such holder paid for the Subscription Rights, increased by the amount of the price paid to convert the Subscription Rights and any OID previously included in income, decreased by the amount of any payments (other than payments of qualified stated interest) on the Rights Offering Note. Any capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition of the Rights Offering Note, a holder held the Rights Offering Note for more than one year. Long-term capital gains of an individual taxpayer for taxable years beginning on or before December 31, 2010 will be taxed at a maximum rate of 15%. For taxable years beginning after December 31, 2010, subject to the discussion below under “Impact of New Legislation on Ownership and Disposition of Rights Offering Notes” such long-term capital gains will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to certain limitations, as discussed above in “Limitations on Use of Capital Losses”.

(g)	Impact of New Legislation on Ownership and Disposition of Rights Offering Notes

Recently-enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Rights Offering Notes.

Information Reporting and Backup Withholding

Certain payments generally are subject to information reporting by the payor to the IRS (“Reportable Payments”). Moreover, Reportable Payments are subject to backup withholding (currently at a rate of twenty eight percent (28%)) under certain circumstances. Under the backup withholding rules set forth in the Tax Code, a U.S. Holder receiving a payment or distribution of cash or other property pursuant to the Plans, pursuant to distributions on New ABH Common Stock or certain payments of principal of, and interest on, a Rights Offering Note, and the proceeds of disposition of a Note before maturity may be subject to backup withholding with respect to such payment or distribution unless it: (i) is an exempt recipient, such as a corporation, and when required, demonstrates this exemption, or (ii) timely provides a correct U.S. taxpayer identification number and makes certain certifications under penalties of perjury.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the U.S. Holder’s U.S. federal income tax liability, and it may obtain a refund of excess amounts withheld under the backup withholding tax rules by timely filing an appropriate claim for refund with the IRS.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

This subsection applies to a Holder who is a Non-U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Each non-U.S. Holder should consult with its own tax advisor to determine the effect of U.S. federal, state, local and foreign income tax Laws, as well as treaties, with regard to its participation in the transactions contemplated by the Plans and its ownership of New ABH Common Stock, Subscription Rights and any Rights Offering Notes issued upon the exercise of the Subscription Rights, including any reporting requirements.

Tax Consequences of Exchange of Affected Unsecured Claims for Cash

Subject to the discussion below in “Information Reporting and Backup Withholding”, any gain or loss realized by a Non-U.S. Holder in connection with the receipt of the Cash Payment that is not effectively connected with the conduct of a U.S. trade or business should not be subject to U.S. federal income tax, except possibly to the extent the Cash Payment is received in respect of any accrued and unpaid interest on the Affected Unsecured Claims. With respect to any portion of the Cash Payment received in respect of such accrued and unpaid interest, a Non-U.S Holder will not be subject to U.S. federal income tax if:

•	The Non-U.S. Holder did not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of the Company’s voting stock;

•

The Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership under applicable rules of the Tax Code;

•	The Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Tax Code; and

•	the certification requirement, as described below, is fulfilled with respect to the beneficial owner of the Affected Unsecured Claim.

The certification requirement described above will be fulfilled if either (A) a Non-U.S. Holder provides to the Company or its paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to such holder’s non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Affected Unsecured Claim on behalf of the beneficial owner and provides a statement to the Company or its paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the non-U.S. beneficial owner or from another financial institution acting on behalf of such beneficial owner and furnishes the Company or its paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on a Non-U.S. Holder’s particular circumstances.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States withholding tax at a rate of 30% unless (A) a Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such Non-U.S. Holder’s conduct of a United States trade or business and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

Tax Consequences of Exchange of Affected Unsecured Claim for the New ABH Common Stock and Subscription Rights

Subject to the discussion below in “Information Reporting and Backup Withholding”, any gain or loss realized by a Non-U.S. Holder in connection with the assignment of an Affected Unsecured Claim to a debtor and the receipt of New ABH Common Stock and Subscription Rights, as applicable, pursuant to the Plans should not be subject to U.S. federal income tax unless:

–	the gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains within the U.S.), in which case the gain or loss will be treated in the manner described below in “Effectively Connected Income and Loss”;

–	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year that includes the date of the assignment of the Claim to the Debtors, and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to thirty percent (30%) tax (subject to possible reduction if provided by treaty); or

–	the Non-U.S. Holder is subject to the Tax Code provisions applicable to certain former citizens or residents.

Distributions on New ABH Common Stock

Distributions of cash and property that ABH makes in respect of New ABH Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions of cash and property that constitute dividends for U.S. federal income tax purposes generally will be subject to U.S. federal withholding at a thirty percent (30%) rate unless a reduced rate is prescribed by an applicable income tax treaty. If the amount of a distribution exceeds ABH’s current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in the New ABH Common Stock and thereafter will be treated as gain from the disposition of such share of New ABH Common Stock, subject to tax as described below in “Sale, Exchange or Disposition of New ABH Common Stock, Subscription Rights and Rights Offering Notes”.

Subject to the discussion of recently-enacted legislation below, in order to obtain a reduced rate of U.S. withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Each Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under a treaty.

Recently-enacted legislation generally imposes a U.S. withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of U.S.-source dividends and the gross proceeds from dispositions of stock that produces U.S.-source dividends, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and sale or disposition of New ABH Common Stock.

The U.S. federal withholding tax described above will not apply to dividends paid to a Non-U.S. Holder if such dividends represent U.S. trade or business income for the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., as the dividends will be subject to tax as described below under “Effectively Connected Income and Loss”.

Ownership of the Rights Offering Notes Issued upon Exercise of the Subscription Rights

Subject to the discussion below in “Information Reporting and Backup Withholding”, payments of interest on a Note (including OID) to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business generally will not be subject to U.S. federal income tax if:

–	the Non-U.S. Holder does not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of the Company’s voting stock;

–	the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership under applicable rules of the Tax Code;

–	the Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Tax Code; and

–	the certification requirement, as described below, is fulfilled with respect to the beneficial owner of the Note.

The certification requirement described above will be fulfilled if either (A) a Non-U.S. Holder provides to the Company or its paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to such holder’s non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Note on behalf of the beneficial owner and provides a statement to the Company or its paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the non-U.S. beneficial owner or from another financial institution acting on behalf of such beneficial owner and furnishes the Company or its paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on a holder’s particular circumstances.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States withholding tax at a rate of 30% unless (A) a Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such Non U.S. Holder’s conduct of a United States trade or business and such holder provides a properly completed IRS Form W-8ECI (or successor form).

Recently-enacted legislation generally imposes a U.S. withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of U.S.-source interest and the gross proceeds from dispositions of debt instruments that produce U.S.-source interest, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied. Although these additional requirements will generally not apply to an obligation that is outstanding on March 18, 2012, there is some uncertainty regarding how these rules might be applied in the event of a subsequent modification of an obligation that is outstanding on such date. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and sale or disposition of Rights Offering Notes.

Effectively Connected Income and Loss

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and if dividends received in respect of New ABH Common Stock; gain or loss realized on the disposition of a share of New ABH Common Stock, Subscription Rights or Rights Offering Notes; or fee income received for participating in the Rights Offering are “effectively connected” with the conduct of such U.S. trade or business, any such dividends, gain or loss realized by a Non-U.S. Holder will be subject to full net-basis U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a “branch profits tax” on earnings and profits effectively connected with such U.S. trade or business (subject to certain adjustments) at a rate of thirty percent (30%), unless the branch profits tax is reduced or eliminated by an applicable income tax treaty. Even though any such effectively connected income would be subject to income tax, and might also be subject to branch profits tax, it would not be subject to withholding tax if the Non-U.S. Holder satisfied the applicable certification requirements described above. Non-U.S. Holders should discuss the applicability of the “effectively connected” rules with their tax advisors.

Sale, Exchange or Disposition of New ABH Common Stock, Subscription Rights and Rights Offering Notes

Subject to the discussion above concerning potential 30% withholding on payments to certain foreign entities after December 31, 2012 and to the discussion below concerning backup withholding, if a Non-U.S. Holder owns New ABH Common Stock and Subscription Rights (or Rights Offering Notes issued upon conversion of Subscription Rights), the Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain or loss realized on the sale, exchange or other taxable disposition of such New ABH Common Stock and Subscription Rights (or Rights Offering Notes), unless:

–	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met;

–	such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply; or

–	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (see “Effectively Connected Income and Loss”).

Information Reporting and Backup Withholding

Unless certain exceptions apply, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends and interest paid to the Non-U.S. Holder (whether such dividend income is subject to U.S. withholding tax or is exempt from such tax pursuant to an income tax treaty). Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

Under current U.S. federal income tax Law, backup withholding tax will not apply to payments of dividends and interest by the Company or its paying agent if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form), or otherwise establishes its eligibility for an exemption, provided that the Company or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. A Non-U.S. Holder should consult its tax advisor regarding the application of information reporting and backup withholding in such holder’s particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

XI. OTHER CONSIDERATIONS

A. NEW ABH COMMON STOCK

The New ABH Common Stock to be issued pursuant to the Plans will be duly authorized, validly issued, fully paid and nonassessable. Each holder of New ABH Common Stock will be entitled to one vote per outstanding share with respect to the election of directors and on all other matters submitted to the vote of the stockholders. The holders of New ABH Common Stock will be entitled to receive dividends as may be declared from time to time by the Board out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any preferred stock. In the event of a liquidation, dissolution or winding up, after full payment of all liabilities and liquidation preferences of any preferred stock, the holders of New ABH Common Stock will be entitled to share ratably in any distributions of any remaining assets or the proceeds thereof. The New ABH Common Stock will have no preemptive or conversion rights or other subscription rights.

Reorganized ABH’s certificate of incorporation and by-laws setting out, among other things, the definitive terms of the New ABH Common Stock, including the terms described above, the number of authorized shares and the par value will be posted on the Monitor’s Website on or before the CCAA Plan Supplement Filing Date.

B. RIGHTS OFFERING NOTES

The definitive terms of the Rights Offering Notes will be posted on the Monitor’s Website on or before the CCAA Plan Supplement Filing Date.

C. CANADIAN SECURITIES LAW CONSIDERATIONS

Canadian securities Laws provide for a specific statutory exemption from the prospectus requirements when securities are issued or distributed in connection with either (i) a reorganization or arrangement that is under a statutory procedure, or (ii) a reorganization or arrangement that (a) is described in an information circular made pursuant to applicable regulations or in a similar disclosure record and the information circular or similar disclosure record is delivered to each security holder whose approval of the reorganization or arrangement is required before it can proceed and (b) is approved by the securityholders referred to in (a). The Applicants believe that the issuance and distribution of the New ABH Common Stock under the U.S. Plan and the CCAA Plan to any Canadian resident and of Subscription Rights to Rights Offering Participants and to the Backstop Parties pursuant to the Rights Offering fall within one of the statutory exemptions under Canadian securities Laws described in this paragraph and are thus exempt from the prospectus requirements under Canadian securities Laws.

The issuance and distribution of Rights Offering Notes upon the exercise of the Subscription Rights by the Rights Offering Participants and the Backstop Parties and of New ABH Common Stock upon the conversion of such Rights Offering Notes in accordance with their respective terms also fall within statutory exemptions under Canadian securities Laws and are thus exempt from the prospectus requirements. For the purposes herein, the shares of New ABH Common Stock (including the shares of New ABH Common Stock issuable upon the conversion of Rights Offering Notes) and the Rights Offering Notes issuable upon the exercise of the Subscription Rights are referred to as the “New Securities”.

Under Canadian securities Laws, once issued, the New Securities will, except for “control distributions” described below, be generally freely tradeable in Canada without the need for the holder of such New Securities to prepare and file a prospectus or rely on an exemption from the prospectus requirements, provided (i) the issuer is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade, (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade, (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade, and (iv) if the selling security holder is an insider or officer of the issuer, the selling security holder has no reasonable grounds to believe that the issuer is in default of securities legislation. Reorganized ABH will not have been a reporting issuer for any period prior to the Implementation Date. However, ABH is currently a reporting issuer in each of the provinces of Canada and it is currently anticipated that, at the Implementation Date, it will remain a reporting issuer and will have been a reporting issuer for the four months preceding the Implementation Date in each of the provinces of Canada. Under Canadian securities Laws, a holder of New Securities may include the period of time that ABH was a reporting issuer in a jurisdiction of Canada immediately prior to the Implementation Date in determining the period of time that Reorganized ABH was a reporting issuer in a jurisdiction of Canada immediately preceding the trade by such holder.

If the resale or trade of the New Securities constitutes a “control distribution”, then any resale or trade of the New Securities would require either (i) the preparation and filing of a prospectus in the relevant Canadian jurisdiction(s) in order to qualify such resale or trade for public distribution in Canada and render the subject New Securities freely tradeable in such Canadian jurisdiction(s), (ii) in the absence of a Canadian prospectus, the reliance on a separate statutory or discretionary exemption from the applicable prospectus requirements for the resale or trade of the New Securities, or (iii) the giving of notice and filing of a prescribed form with the CSA at least seven days before the first resale or trade that is part of the control distribution indicating the selling security holder’s intention to distribute securities and particulars of the proposed trade, including the number and class of securities proposed to be sold and whether the sale will occur privately or on an exchange or market.

In general terms, a “control distribution” is a distribution effected by a “control person”, being (i) a Person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a Person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the Person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer, or (ii) each Person or company in a combination of Persons or companies, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a combination of Persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of Persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer.

Given the complex and subjective nature of the question of whether a particular holder may be a “control person” under Canadian securities Laws, the Applicants make no representation concerning the right of any Person to trade in the New Securities in Canada. The Applicants recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities in Canada in compliance with applicable Canadian securities Laws.

D. UNITED STATES SECURITIES LAW CONSIDERATIONS

Federal

The New ABH Common Stock to be issued and delivered under the CCAA Plan to any Person subject to the U.S. securities Laws and the exercise of the Subscription Rights by Eligible Holders as provided in the CCAA Plan but not the Unsubscribed Notes, Escrowed Notes or Rights Offering Notes received by Persons deemed to be “underwriters”, as defined in Section 2(a)(11) of the U.S. Securities Act will be issued in reliance upon Section 3(a)(10) of the U.S. Securities Act which, among other things, exempts from the registration requirements thereof securities issued in exchange for one or more outstanding securities, claims or property interests where the terms and conditions of the issuance and exchange have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Court is required by the CCAA to conduct a hearing to determine the fairness of the terms and conditions of the CCAA Plan, including the proposed issuance of securities thereunder. The Court has granted the Creditors’ Meeting Order, as set out in Appendix D – “Creditors’ Meeting Order and Cross-border Voting Protocol” to this Circular, and subject to the approval of the CCAA Plan by the Affected Unsecured Creditors, the Court will hold a hearing on the fairness of the CCAA Plan on or about September 8, 2010 prior to entering the Sanction Order.

The New ABH Common Stock received under the CCAA Plan and the exercise of the Subscription Rights by Eligible Holders as provided in the CCAA Plan, but not the Unsubscribed Notes or Escrowed Notes, will be freely transferable under United States federal securities Laws, except that the New ABH Common Stock and the Rights Offering Notes received by Persons who are deemed to be “underwriters”, including holders who are deemed to be “affiliates” (as such terms are defined under the U.S. Securities Act) of ABH or Reorganized ABH within 90 days before, or after, the Implementation Date, or “control persons” may be resold by them only in transactions permitted by the resale provisions of Rule 144 or Regulation S promulgated under the U.S. Securities Act or as otherwise permitted under the U.S. Securities Act. Sales under Rule 144 require compliance, during prescribed periods following the acquisition of securities as a result of the implementation of the CCAA Plan, with certain holding periods, volume limitations and current public information and manner of sale requirements. Persons whom may be deemed to be “affiliates” of an issuer generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, such issuer and may include officers and directors of such issuer as well as principal shareholders of such issuer. Parties who believe they may be statutory underwriters as defined in the Section 1145 Cutback are advised to consult with their own counsel concerning the availability of the exemptions provided by Rule 144 or Regulation S.

The Rights Offering Notes to be issued to Backstop Parties under the Backstop Commitment Agreement (in respect of Rights Offering Notes not subscribed for in the Rights Offering) will be issued under a “private placement” exemption from U.S. Securities Act registration under Section 4(2) thereof or Regulation D promulgated thereunder and will be “restricted securities” for purposes of Rule 144 under the U.S. Securities Act; such securities may not be transferred absent U.S. Securities Act registration or an exemption from such registration. Similarly, any shares of New ABH Common Stock issued upon conversion of such privately-placed Rights Offering Notes will also be subject to the same transfer restrictions. All such “restricted securities” will bear a legend to the effect that:

THE SECURITIES REPRESENTED HEREBY (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE SECURITIES MAY ONLY BE SOLD (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT,

SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO IT. THESE RESTRICTIONS SHALL APPLY UNTIL SUCH SECURITIES MAY BE RESOLD WITHOUT RESTRICTION PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

The issuance of the Rights Offering Notes to the Backstop Parties is also expected to be exempt from registration under the various state “blue sky” laws. The Backstop Commitment Agreement also currently provides that Reorganized ABH will file, as soon as practicable, a registration rights agreement with the Bankruptcy Court and Canadian Court, in form and substance satisfactory to the Backstop Parties, providing for the filing of a registration statement in respect of the Rights Offering Notes issued under the Backstop Commitment Agreement and the New ABH Common Stock issuable in respect of such Rights Offering Notes at a later date.

State

The issuance and delivery of the New ABH Common Stock, pursuant to the CCAA Plan, the exercise of the Subscription Rights by Eligible Holders as provided by the CCAA Plan and the issuance of the Rights Offering Notes to the Backstop Parties will not be registered under the securities Laws of any state of the United States. Such securities will be issued in reliance upon applicable exemptions under state securities Laws. Affected Unsecured Creditors are advised that the resale of the New ABH Common Stock and the Rights Offering Notes may be subject to certain registration requirements or other restrictions imposed by various states’ “blue sky” Laws. ABH does not provide any advice with respect to the applicability of, or compliance with, any such blue sky Laws and urges all Affected Unsecured Creditors to consult their own advisors concerning whether they may freely trade the New ABH Common Stock and the Rights Offering Notes in compliance with the blue sky Laws of the state in which they reside.

E. STOCK EXCHANGE LISTING

Reorganized ABH and the Applicants shall use their reasonable best efforts to cause the shares of New ABH Common Stock to be listed on the NYSE, the NASDAQ and/or the TSX.

Any such listing will be conditional upon Reorganized ABH fulfilling all the initial requirements of these exchanges, including distribution of these securities to a minimum number of public holders. There can be no assurance that listing will be achieved and, if achieved, that such listing will continue or that a trading market will develop or be sustained for the listed securities.

XII. RECOMMENDATION OF THE MONITOR

The Monitor has assisted the Applicants in the development of the CCAA Plan. Pursuant to the CCAA Plan, the Affected Unsecured Creditors are, for voting and distribution purposes, grouped in 20 classes based on their Affected Claims against the Applicants listed in the table in paragraph 17 of Appendix F – “Liquidation Analysis” (the “CCAA Plan Applicants”). If the CCAA Plan Applicants are unable to implement the CCAA Plan then the Stay of Proceedings granted by the Court in the Initial Order may be lifted, in which case substantially all of the CCAA Plan Applicants’ stayed debt obligations would become due and owing. The CCAA Plan Applicants do not have sufficient financial resources to meet these obligations. Accordingly, the Monitor is of the view that this would likely result in applications, by the CCAA Plan Applicants or their creditors, under the CCAA, the BIA or other statutes to allow the creditors to realize upon the CCAA Plan Applicants’ assets and their operations (the “Assets”) for the general benefit of the creditors.

Liquidation Analysis

The Monitor, with the assistance of the CCAA Plan Applicants, has prepared an illustrative estimate of the net realizable value of the Assets for each of the CCAA Plan Applicants assuming liquidation proceedings, based on the assets and liabilities as they appear in the CCAA Plan Applicants’ financial records as at March 31, 2010 (the “Liquidation Analysis”). The Liquidation Analysis, including the key assumptions related thereto, is attached as Appendix F – “Liquidation Analysis” to this Circular. In the Monitor’s view, such realization proceedings would likely result in the sale of a limited number of the CCAA Plan Applicants’ select operations on a going concern basis, an orderly wind down of the remaining operations and the liquidation of the remaining Assets as described in greater detail in Appendix F – “Liquidation Analysis”.

The table set forth below summarizes the estimated range of recoveries for Affected Unsecured Creditors of each of the CCAA Plan Applicants in the event of a liquidation process.

The CCAA Plan Illustrative Recoveries for Affected Unsecured Creditors

The U.S. Plan and the CCAA Plan contemplate that the ABH Existing Shares and the Exchangeable Shares will be cancelled and that, upon emergence from the CCAA Proceedings, the Affected Unsecured Creditors of the CCAA Plan Applicants will receive their Pro Rata share of the New ABH Common Stock as set out in Article 2 of the CCAA Plan, with the exception of those Affected Unsecured Creditors who receive a Cash distribution for Claims the aggregate Face Amount of which is less than Cdn$6,073 or who elect to reduce their Claim to Cdn$6,073 for distribution purposes only.

The Section “The CCAA Plan – Illustrative Recoveries” provides a table of “Illustrative Recoveries” for the Affected Unsecured Creditors of each of the CCAA Plan Applicants. The illustrative recoveries have been estimated by the CCAA Plan Applicants based on a number of assumptions, including in the Monitor’s view, the following key items:

(a)	A mid-point estimated going concern enterprise value of the Reorganized ABH of $3.675 billion and an estimated mid-point equity value for the New ABH Common Stock (the “Equity Value”) of $2.425 billion as determined by ABH with the assistance of The Blackstone Group (“Blackstone”), its financial advisor, as summarized in Appendix H – “Enterprise Valuation” to this Circular.

(b)	The allocation of the number of shares of New ABH Common Stock to the Affected Unsecured Creditors of each of the CCAA Plan Applicants as set out in Schedules C and D of the CCAA Plan relative to the number of shares of New ABH Common Stock of Reorganized ABH to be allocated to the compromised creditors of the CCAA Plan Applicants and the U.S. Debtors, which allocation took into consideration, among other things, Inter-company Claims on a pro-rata basis with third party creditor Claims. Such allocation will determine the amount of the estimated Equity Value of the Reorganized ABH that will be available to be shared amongst the Affected Unsecured Creditors of each of the CCAA Plan Applicants.

(c)	The preliminary estimate of Proven Claims of each the Affected Unsecured Creditors, an estimate of which is provided in “The CCAA Plan – Illustrative Recoveries”, which estimated Proven Claims will share on a Pro Rata basis in the shares of New ABH Common Stock allocated to each specific CCAA Plan Applicant. Because the shares of New ABH Common Stock to be allocated to all of the Affected Unsecured Creditors of each of the CCAA Plan Applicants is a fixed number of shares as set out in Schedules C and D of the CCAA Plan, the number of shares of New ABH Common Stock to be received by individual Affected Unsecured Creditors of each of the CCAA Plan Applicants will be determined on a pro rata basis by the final quantification of the Proven Claims for each of the CCAA Plan Applicants. The final determination of the amount of the Proven Claims is subject to the Claims determination process set out in the Claims Procedure Orders and the Cross-border Claims Protocol, and will likely differ from the preliminary estimates contained in “The CCAA Plan – Illustrative Recoveries” once the Claims determination process is complete. As such, the preliminary estimates of Proven Claims contained in “The CCAA Plan – Illustrative Recoveries” are for illustrative purposes only.

The table below summarizes the illustrative recoveries under the CCAA Plan for the Affected Unsecured Creditors of each of the CCAA Plan Applicants as set out in “The CCAA Plan – Illustrative Recoveries” compared to the illustrative recovery for Affected Unsecured Creditors from the liquidation of the Assets of each of the CCAA Plan Applicants as detailed in Appendix F – “Liquidation Analysis”:

	Estimated Recovery for Affected Unsecured Creditors under the CCAA Plan		Illustrative Percentage Recoveries for Unsecured Claims in Liquidation
Applicant			Low	High
Abitibi-Consolidated Inc.	3.4	%(1)	1.0%	3.0%
Abitibi-Consolidated Company of Canada	17.1	%(1)	1.3%	14.2%
15.5% Guarantor Applicant Affected Unsecured Creditor Classes in respect of each of the following:
3224112 Nova Scotia Limited	0.0%		0.0%	0.0%
Marketing Donohue Inc.	0.0%		0.0%	0.0%
3834328 Canada Inc.	0.0%		0.0%	0.0%
6169678 Canada Inc.	0.0%		0.0%	0.0%
1508756 Ontario Inc.	0.0%		0.0%	0.0%
The Jonquière Pulp Company	0.0	%(1)	0.0%	0.1%
The International Bridge and Terminal Company	0.0	%(1)	0.7%	1.3%
Abitibi-Consolidated (U.K.) Inc.	0.0	%(1)	3.7%	4.3%
Scramble Mining Ltd.	0.0%		0.0%	0.0%
Terra Nova Explorations Ltd.	0.0	%(1)	0.0%	0.0%
Saguenay Forest Products Inc.	4.2	%(1)	2.4%	4.0%
Bowater Canadian Forest Products Inc.	36.5%		7.5%	21.2%
Bowater Canada Finance Corporation	0.9%		0.0%	0.0%
AbitibiBowater Canada Inc.	0.0%		0.0%	0.0%
Bowater Maritimes Inc.	20.8%		4.0%	9.4%
Abitibi-Consolidated Nova Scotia Incorporated	43.0	%(1)	0.1%	0.1%
Abitibi-Consolidated Canadian Office Products Holding Inc.	0.0%		0.0%	0.0%
Donohue Recycling Inc.	0.0%		0.0%	0.0%

(1)	This percentage represents the estimated recovery on all Claims against ACI, ACCC, The Jonquière Pulp Company, The International Bridge and Terminal Company, Abitibi-Consolidated (U.K.) Inc., Terra Nova Explorations Inc., Saguenay Forest Products, and ACNSI, respectively, other than the 15.5% Senior Unsecured Notes Claims.

For a number of the CCAA Plan Applicants the illustrative recoveries under the CCAA Plan and the Liquidation Analysis are nil, as these entities have nominal assets. Most of these entities are included in the entities comprising the 15.5% Guarantor Applicants. As such, they have only one creditor group, the 15.5% Senior Unsecured Notes Claims, which is receiving distributions from multiple CCAA Plan Applicants.

As illustrated in the table above, the recovery to the Affected Unsecured Creditors under the CCAA Plan is estimated to be greater than their recovery in a liquidation scenario assuming the value of the shares of New ABH Common Stock to be issued under the CCAA Plan is consistent with that assumed by the Company and Blackstone as summarized in Appendix H – “Enterprise Valuation” and assuming that the final quantification of the Proven Claims pursuant to the claims determination process set out in the Claims Procedure Orders and Cross-border Claims Protocol is consistent with the estimated Proven Claims of each the Affected Unsecured Creditors as summarized in the Section “The CCAA Plan – Illustrative Recoveries”.

The Monitor believes the CCAA Plan will produce a more favourable result for the Affected Unsecured Creditors as a whole than would a liquidation of the CCAA Plan Applicants’ Assets in accordance with the assumptions set out in the Liquidation Analysis in Appendix F – “Liquidation Analysis”. Accordingly, the Monitor recommends that Affected Unsecured Creditors vote FOR the Resolution in respect of each Affected Unsecured Creditor Class to which they belong to approve the CCAA Plan.

XIII. RECOMMENDATION OF THE CCAA PLAN APPLICANTS

The CCAA Plan Applicants have approved the CCAA Plan and have authorized its submission to the Affected Unsecured Creditors for their approval at the Creditors’ Meetings and subject to that approval, to the Court for approval.

In making this recommendation, the CCAA Plan Applicants considered various factors, including the inability of the Applicants to repay their indebtedness, the necessity of restructuring their capital structure, and the impact on various stakeholders of the Applicants, particularly the Affected Unsecured Creditors, of a liquidation of the CCAA Plan Applicants’ Assets. The CCAA Plan Applicants took into account and relied upon advice received from their legal counsel and financial advisor and the opinion and views of management. The CCAA Plan Applicants also took into account the opinion and views of the Monitor (please see “Recommendation of the Monitor”) and the Liquidation Analysis set out in Appendix F – “Liquidation Analysis”. The CCAA Plan Applicants also considered the Company’s Enterprise Valuation prepared by the Applicants, with the assistance of Blackstone, for the purpose of estimating the Company’s consolidated value on a going concern basis. A discussion of the valuation methodology and a copy of the Company’s Enterprise Valuation is attached to this Circular as Appendix H – “Enterprise Valuation”.

Blackstone’s estimate of Enterprise Value (as defined in the Enterprise Valuation) reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan and delivered under the CCAA Plan, which may be significantly different than the amounts set forth in the Enterprise Valuation.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Company set forth in the Enterprise Valuation is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth therein.

Neither the Company, nor Blackstone, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Company, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Company’s industry and economic conditions generally, and other factors which generally influence the prices of securities.

The CCAA Plan Applicants believe that the most likely alternative to the CCAA Plan would be a liquidation of the CCAA Plan Applicants’ Assets under the CCAA, the BIA or other statutes and the distribution of the net proceeds of such liquidation to all creditors of the CCAA Plan Applicants in accordance with their respective priorities. The CCAA Plan Applicants also believe, based on the Liquidation Analysis set out in Appendix F – “Liquidation Analysis”, that the recovery to the Affected Unsecured Creditors under the CCAA Plan would be greater than their recovery in a liquidation scenario assuming the value of the New ABH Common Stock to be issued under the CCAA Plan is consistent with that assumed by the Company and Blackstone as summarized in Appendix H – “Enterprise Valuation” and assuming that the final quantification of the Proven Claims pursuant to the Claims determination process set out in the Claims Procedure Orders and Cross-border Claims Protocol is consistent with the estimated Proven Claims of each the Affected Unsecured Creditors as summarized in “The CCAA Plan – Illustrative Recoveries”. The CCAA Plan Applicants believe the CCAA Plan will produce a more favourable result for the Affected Unsecured Creditors than would a liquidation of the CCAA Plan Applicants’ Assets in accordance with the assumptions set out in the Liquidation Analysis in Appendix F – “Liquidation Analysis”, while providing the CCAA Plan Applicants with an opportunity to continue as a viable going concern with a recapitalized balance sheet, and reduced expenses. Accordingly, the CCAA Plan Applicants recommend that Affected Unsecured Creditors Vote FOR the Resolution in respect of each Affected Unsecured Creditor Class to which they belong to approve the CCAA Plan.

XIV. LEGAL MATTERS

Certain legal matters in connection with the CCAA Plan will be passed upon on behalf of ABH and the Applicants by Stikeman Elliott LLP, as to matters of Canadian Law. ABH and the Applicants have been represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP as to matters of U.S. Law.

XV. ADDITIONAL INFORMATION

Except as otherwise explicitly provided, information provided in this Circular is accurate and up-to-date, as of the date hereof. Starting on or about the date hereof, any modifications, amendments or supplements to the information contained in this Circular as the Applicants may determine, shall be distributed by the Applicants by one or more of the following methods: (i) posting on the Monitor’s Webside and/or the Applicants’ website www.abitibibowater.com; (ii) news release; (iii) newspaper advertisement; (iv) pre-paid regular mail, email, fax or delivery (in person or by courier); (v) distribution at the Creditors’ Meeting; or (vi) such other reasonably practicable method in the circumstances.

XVI. QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Circular, including the Rights Offering or require assistance in completing your Form of Proxy, please contact the Monitor at 800 René-Lévesque Blvd. West, Suite 2000, Montreal, Québec, H3B 1X9 Canada (Attention: the Monitor), facsimile number: 514-879-3992 and telephone number: 1-866-246-7889.

If you have any questions about the Subscription Form, please contact Epiq Bankruptcy Solutions, LLC at 757 Third Avenue, 3rd Floor New York, NY 10017, telephone numbers 1-888-266-9280 (for U.S. / Canada calls) (503) 597-7694 (for non-U.S. / non-Canada calls) or the Monitor at 1-866-246-7889.

XVII. AUDITORS

The auditors of the Corporation are PricewaterhouseCoopers LLP, 1250 René Lévesque Boulevard West, Montreal, Québec H3B 2G4.

XVIII. APPROVAL OF CIRCULAR

The contents and the sending of this Circular have been approved by the Applicants.

DATED at Montreal, Québec this 2nd day of August, 2010

1508756 ONTARIO INC.	3217925 NOVA SCOTIA COMPANY

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Secretary

3224112 NOVA SCOTIA LIMITED	3231378 NOVA SCOTIA COMPANY

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Vice-President and Secretary	Title: Secretary

3834328 CANADA INC.	4042140 CANADA INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Vice-President and Secretary

6169678 CANADA INC.	9068-9050 QUÉBEC INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Vice-President and Secretary

9150-3383 QUÉBEC INC.	ABITIBIBOWATER CANADA INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: President and Secretary	Title: Vice-President and Secretary

ABITIBI-CONSOLIDATED (U.K.) INC.	ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Secretary

ABITIBI-CONSOLIDATED COMPANY OF CANADA	ABITIBI-CONSOLIDATED INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Allen Dea
Title: Vice-President and Secretary	Title: Vice-President & Secretary

ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED	ALLIANCE FOREST PRODUCTS (2001) INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Vice-President and Secretary

BOWATER BELLEDUNE SAWMILL INC.	BOWATER CANADA FINANCE CORPORATION

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Vice-President and Secretary	Title: Vice-President and Secretary

BOWATER CANADA TREASURY CORPORATION	BOWATER CANADIAN FOREST PRODUCTS INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Vice-President and Secretary

BOWATER CANADIAN HOLDINGS INCORPORATED	BOWATER CANADIAN LIMITED

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Vice-President and Secretary	Title: Vice-President and Secretary

BOWATER COUTURIER INC.	BOWATER GUÉRETTE INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Secretary

BOWATER LAHAVE CORPORATION	BOWATER MARITIMES INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Secretary

BOWATER MITIS INC.	BOWATER SHELBURNE CORPORATION

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Vice-President and Secretary	Title: Secretary

BOWATER TREATED WOOD INC.	CANEXEL HARDBOARD INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Vice-President and Secretary	Title: Secretary

DONOHUE RECYCLING INC.	LA TUQUE FOREST PRODUCTS INC. (Represented by an officer of Abitibi-Consolidated Company of Canada, acting as liquidator)

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Vice-President and Secretary

MARKETING DONOHUE INC.	SAGUENAY FOREST PRODUCTS INC.

(signed)	(signed)
Name: Jacques P. Vachon	Name: Allen Dea
Title: Secretary	Title: Vice-President

SCRAMBLE MINING LTD	ST. MAURICE RIVER DRIVE COMPANY LIMITED

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Secretary

TERRA NOVA EXPLORATIONS LTD.	THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY

(signed)	(signed)
Name: Jacques P. Vachon	Name: Jacques P. Vachon
Title: Secretary	Title: Secretary

THE JONQUIÈRE PULP COMPANY

(signed)
Name: Jacques P. Vachon
Title: Secretary

APPENDIX A

APPLICANTS

Abitibi-Consolidated Inc.*

Abitibi-Consolidated Company of Canada*

3224112 Nova Scotia Limited*

Marketing Donohue Inc.*

Abitibi-Consolidated Canadian Office Products Holdings Inc.*

3834328 Canada Inc.*

6169678 Canada Inc.*

4042140 Canada Inc.

Donohue Recycling Inc.*

1508756 Ontario Inc.*

3217925 Nova Scotia Company

La Tuque Forest Products Inc.

Abitibi-Consolidated Nova Scotia Incorporated*

Saguenay Forest Products Inc.*

Terra Nova Explorations Ltd.*

The Jonquière Pulp Company*

The International Bridge and Terminal Company*

Scramble Mining Ltd.*

9150-3383 Québec Inc.

Abitibi-Consolidated (U.K.) Inc.*

Bowater Canadian Holdings Incorporated.

Bowater Canada Finance Corporation

Bowater Canadian Limited

3231378 Nova Scotia Company

AbitibiBowater Canada Inc.*

Bowater Canada Treasury Corporation*

Bowater Canadian Forest Products Inc.*

Bowater Shelburne Corporation

Bowater LaHave Corporation

St. Maurice River Drive Company Limited

Bowater Treated Wood Inc.

Canexel Hardboard Inc.

9068-9050 Québec Inc.

Alliance Forest Products (2001) Inc.

Bowater Belledune Sawmill Inc.

Bowater Maritimes Inc.*

Bowater Mitis Inc.

Bowater Guérette Inc.

Bowater Couturier Inc.

*	These Applicants are also referred to collectively as the “CCAA Plan Applicants”.

A-1

APPENDIX B

RESOLUTION

BE IT RESOLVED THAT:

1. The plan of reorganization and compromise (the “CCAA Plan”) under the Companies’ Creditors Arrangement Act (Canada), the Canada Business Corporations Act and such other legislation set forth in the Restructuring Transactions Notice proposed by AbitibiBowater Inc. and certain of its subsidiaries listed in Appendix A – “Applicants” to the Circular (as defined below) (the “Applicants”), attached as Appendix C – “Plan of Reorganization and Compromise” to the notice of meeting and information circular of the Applicants dated August 2, 2010 (the “Circular”) (as such CCAA Plan may be amended, varied or supplemented by the Applicants from time to time in accordance with its terms, including by the Restructuring Transactions Notice and any CCAA Plan Supplement as provided for in the CCAA Plan) and the transactions contemplated therein be and it is hereby accepted, approved, agreed to and authorized;

2. Notwithstanding the passing of this resolution by each Affected Unsecured Creditor Class (as defined in the Circular) or the passing of similar resolutions or approval of the Québec Superior Court (the “Court”), the board of directors or shareholders, as the case may be, of each of the Applicants, without further notice to, or approval of, the Affected Unsecured Creditors (as defined in the Circular) of the Applicants, subject to the terms of the CCAA Plan, may decide not to proceed with the CCAA Plan or may revoke this resolution at any time prior to the CCAA Plan becoming effective, provided that any such decision after the issuance of a sanction order shall require the approval of the Monitor and the Court; and

3. Any director or officer of each of the Applicants be and is hereby authorized, for and on behalf of each of the Applicants, respectively, to execute and deliver, or cause to be executed and delivered, any and all documents and instruments and to take or cause to be taken such other actions as he or she may deem necessary or desirable to implement this resolution and the matters authorized hereby, including the transactions required by the CCAA Plan, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or taking of any such actions.

B-1

APPENDIX C

PLAN OF REORGANIZATION AND COMPROMISE

[Note: The document that constitutes this exhibit is filed as Exhibit 99.2 to this Current Report on Form 8-K dated July 30, 2010]

C-1

APPENDIX D

CREDITORS’ MEETING ORDER AND CROSS-BORDER VOTING PROTOCOL

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC DISTRICT OF MONTREAL

No: 500-11-036133-094

DATE: July 9, 2010

PRESENT: THE HONOURABLE DANIELE MAYRAND, J.S.C.

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

and

ABITIBI-CONSOLIDATED INC.

and

BOWATER CANADIAN HOLDINGS INC.

and

THE OTHER PETITIONERS LISTED ON SCHEDULES “A”, “B” AND “C” Petitioners

and

ERNST & YOUNG INC. Monitor

CREDITORS’ MEETING ORDER

SEEING the Petitioners’ Motion for the Issuance of an Order for the Convening, Holding and Conduct of Creditors’ Meetings and Other Relief pursuant to Sections 4, 5, 9, 10 and 11 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 and Section 191 of the Canada Business Corporations Act, R.S.C. 1985, c. G44, as amended (the “CBCA”) and the affidavit of. Brace Robertson in support thereof (the “Motion”), the Monitor’s 47th Report dated July 6,

#10569638 v9

2010 and the submissions of counsel to the Petitioners, the Monitor and other interested parties;

GIVEN the provisions of the initial order granted by this Court in this matter on April 17, 2009, as amended thereafter, the claims procedure orders granted by this Court on August 26, 2009, January 18, 2010, and February 23, 2010 and the cross-border insolvency protocol that was approved by this Court on July 28, 2009 and the Bankruptcy Court on July 27, 2009;

GIVEN the provisions of the CCAA and CBCA; WHEREFORE, THE COURT:

1. GRANTS the Motion; Service

2. DECLARES that the notices given for the presentation of the Motion are proper and sufficient;

Definitions

3. ORDERS that capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Circular and that the following terms in this Order shall have the following meanings ascribed thereto:

(a) “ABH” means AbitibiBowater Inc., a corporation incorporated, and existing under the Laws of Delaware;

(b) “Affected Unsecured Creditor Proxy” means the form of proxy, instructions and election notice for Affected Unsecured Creditors (other than for Non-registered Noteholders and Cross-Border Voting Creditors), substantially in the form attached hereto as Schedule “G”;

(c) “Applicants” means the direct and indirect subsidiaries of ABH participating in the CCAA Proceedings listed in Schedule “D” hereto;

(d) “Allowed Cross-border Claim” has the meaning ascribed to it in paragraph 11;

#10569638 v9

(e) “Canadian Unsecured Noteholders” has the meaning ascribed to it in paragraph 23;

(f) “Canadian Unsecured Notes” has the meaning ascribed to it in the CCAA Plan;

(g) “CCAA Plan” means the plan of reorganization and compromise pursuant to the provisions of the CCAA, Section 191 of the CBCA and such other sections and legislation to be set forth in the Restructuring Transactions Notice, together with the Schedules thereto, and which is attached to the Circular as Appendix C, as it may be amended, varied or supplemented by the Applicants from time to time in accordance with its terms;

(h) “CDS” means CDS Clearing and Depository for Securities Inc. or any of its affiliates who are registered holders of Canadian Unsecured Notes;

(i) “Chair” has the meaning ascribed to it in paragraph 35 hereof;

(j) “Circular” means the information circular relating to the CCAA Plan and the Rights Offering, including the notice of meeting and appendices attached thereto, and which is attached hereto as Schedule “E”, and any written amendment, variation or supplement thereto;

(k) “Creditors’ Meeting Materials” has the meaning ascribed to it in paragraph 19;

(1) “Cross-Border Insolvency Protocol” means the cross-border insolvency protocol approved by this Court on July 28, 2009 and by the Bankruptcy Court on July 27, 2009, as amended, modified, or supplemented from time to time;

(m) “Cross-Border Voting Creditors” has the meaning ascribed thereto in the Cross-Border Voting Protocol;

(n) “Cross-Border Voting Protocol” means the Cross-Border Voting Protocol filed as Exhibit R-3 to the Motion;

(o) “Date of Filing” means April 17, 2009;

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(p) “Designated Newspapers” means The Globe and Mail (National Edition), the Gazette, the Wall Street Journal and La Presse;

(q) “DTC” means the Depository Trust Company or any of its affiliates who are registered holders of Canadian Unsecured Notes;

(r) “First Rights Offering Expiration Time” has the meaning ascribed to it in paragraph 32;

(s) “First Rights Offering Record Date” has the meaning ascribed to it in paragraph 32;

(t) “Instructions to Participant Noteholders” means the instruction notice for participant holders, substantially in the form attached hereto as Schedule “I”;

(u) “Joint Proxy/Ballot” means the relevant form of proxy/ballot, instructions and election notice for Cross-Border Voting Creditors, substantially in the form attached to the Cross-Border Voting Protocol as Exhibit “1” thereto;

(v) “Meeting Date” means August 26, 2010, subject to any adjournment, postponement or other rescheduling or further order of this Court;

(w) “Meeting Materials” has the meaning ascribed to it in paragraph 15 hereof;

(x) “Monitor’s Website” means www.ey.com/ca/abitibibowater;

(y) “Motion” has the meaning ascribed to it in the preamble of this Creditors’ Meeting Order;

(z) “Non-registered Noteholder” means any beneficial owner of Canadian Unsecured Notes (other than the 0% Unsecured Notes) that are registered in the name of an intermediary or a depository such as DTC or CDS;

(aa) “Non-registered Noteholder Proxy” means the form of proxy and instructions for Non-registered Noteholders, substantially in the form attached hereto as Schedule “H”;

(bb) “Notice of Rights Offering” means the notice of rights offering to be communicated by the Monitor to the Affected Unsecured Creditors and Cross-Border Voting Creditors as of the First Rights Offering Record Date of Second

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Rights Offering Record Date, as the case may be, pursuant to this Order, substantially in the form attached hereto as Schedule “J”;

(cc) “Notice to Creditors” means a notice of this Order and of the Creditors’ Meetings setting out the Meeting Date, substantially in the long and short forms attached hereto as Schedule “F”;

(dd) “No Vote Occurrence” has the meaning ascribed to it in the CCAA Plan;

(ee) “Participant Noteholders” has the meaning ascribed “to it in paragraph 24 hereof;

(ff) “Participant Noteholder List” has the meaning ascribed to it in paragraph 24 hereof;

(gg) “Proxy” or “Proxies” means collectively the Affected Unsecured Creditor Proxy, the Non-registered Noteholder Proxy, and the Joint Proxy/Ballot;

(hh) “Registered Noteholders List” has the meaning ascribed to it in paragraph 23 hereof;

(ii) “Resolution” means a resolution in respect of each Affected Unsecured Creditor Class to approve the CCAA Plan, the full text of which is set out as Appendix B to the Circular;

(jj) “Sanction Hearing” has the meaning ascribed to it in paragraph 53 hereof;

(kk) “Sanction Order” has the meaning ascribed to it in paragraph 53 hereof;

(11) “Second Rights Offering Expiration Time” has the meaning ascribed to it in paragraph 33 hereof;

(mm) “Second Rights Offering Record Date” has the meaning ascribed to it in paragraph 33 hereof; and

(nn) “Subscription Form” means the subscription form to be sent by the Monitor to the Affected Unsecured Creditors and Cross-Border Voting Creditors as of the First Rights Offering Record Date or Second Rights Offering Record Date, as the case may be, pursuant to this Order, substantially in the forms attached hereto as Schedule “K”;

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Interpretation

4. DECLARES that where the context requires, a word or words importing the singular shall include the plural and vice versa;

CCAA Plan and Circular

5. ORDERS that

(a) the CCAA Plan and the Circular be, and they are hereby, accepted for filing;

(b) the Cross-Border Voting Protocol be, and it is hereby, approved in a form substantially similar to that of the draft Cross-Border Voting Protocol filed as Exhibit R-3 to the Motion;

(c) the Applicants shall seek approval of the CCAA Plan in the manner set forth herein; and

(d) the effectiveness of the CCAA Plan shall be conditioned upon all conditions precedent to the implementation of the U.S. Plan but for the implementation of the CCAA Plan having been satisfied or waived, the same way that the effectiveness of the U.S. Plan is conditioned upon all conditions precedent to the implementation of the CCAA Plan but for the implementation of the U.S. Plan having been satisfied or waived;

6. ORDERS that the Applicants, in consultation with the Monitor, be, and they are hereby, authorized to file any modification of, or amendment, variation or supplement to, the CCAA Plan, in accordance with the terms of the Backstop Agreement, including by the Restructuring Transactions Notice, any CCAA Plan Supplement or plans of reorganization, compromise or arrangement (or any one or more thereof) (each a “CCAA Plan Modification”) prior to the Creditors’ Meeting Date or at or before any Creditors’ Meeting, in which case any such CCAA Plan Modification shall, for all purposes, be and be deemed to form part of and be incorporated into the CCAA Plan. The Applicants shall give notice of any such CCAA Plan Modification at, the Creditors’ Meeting in respect of each Affected Unsecured Creditors Class prior to the vote being taken to approve the CCAA Plan. The Applicants may give notice of any such CCAA Plan Modification at or before any

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Creditors’ Meeting by notice which shall be sufficient if, in the case of notice at any Creditors’ Meeting, given to those Affected Unsecured Creditors present at such meeting in person or by proxy. The Monitor shall post on the Monitor’s Website, as soon as possible, any such CCAA Plan Modification, with notice of such posting forthwith provided to the Service List;

7. ORDERS that after each Creditors’ Meeting (and both prior to and subsequent to the obtaining of the Sanction Order), the Applicants, in consultation with the Monitor, may at any time and from time to time modify, amend, vary or supplement the CCAA Plan, in accordance with the terms of the Backstop Agreement, without the need for obtaining an Order or providing notice to the Affected Unsecured Creditors if the Monitor determines that such modification, amendment, variation or supplement would not be materially prejudicial to the interests of the Affected Unsecured Creditors under the CCAA Plan or the Sanction Order and is necessary in order to give effect to the substance of the CCAA Plan or the Sanction Order. The Monitor shall post on the Monitor’s Website, as soon as possible, any such modification, amendment, variation or supplement to the CCAA Plan;

8. ORDERS that, with the consent of the Monitor and upon notice to the Service List, the Applicants are authorized to exclude any one or more of the other Applicants from the CCAA Plan, subject to the terms of the Backstop Agreement. If the Applicants elect to exclude one or more of the other Applicants from the CCAA Plan, including without limitation upon a No Vote Occurrence, reference in this Order to the Applicants and to a Creditors’ Meeting shall read, where the context requires, to mean the Applicants other than, and a Creditors’ Meeting in regard of the Applicants other than, those excluded from the CCAA Plan;

Classification of Affected Claims

9. ORDERS that, for the purposes of considering and voting on the CCAA Plan, the Affected Unsecured Creditors Classes shall be as set forth in the CCAA Plan;

10. ORDERS that, without limitation to the provisions of any Law prohibiting double recovery and subject to the provisions of the CCAA Plan, for voting and distribution purposes, in respect of all Affected Creditors and their rights in respect of Affected

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Claims: (i) all guarantees of an Applicant of the payment or performance by another Applicant with respect to any Affected Claim will be recognized; (ii) each Affected Claim and all guarantees by an Applicant of such Affected Claim will be treated as multiple Affected Claims against the Applicants; and (iii) any joint obligation of any Applicant with another Applicant will be treated as two separate Affected Claims against the Applicants, provided, however, that the aggregate recovery on account of any Proven Claim or Allowed Claim (as defined under the U.S. Plan) from all sources, including distributions under the CCAA Plan, the U.S. Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, surety indemnity, joint and several obligations or otherwise, shall not exceed (A) 100% of the underlying indebtedness, liability or obligation giving rise to such Claim or, (B) where the underlying indebtedness, liability or obligation giving rise to such Claim is denominated in a currency (the “Original Currency”) other than Canadian dollars, 100% of such underlying indebtedness, liability or obligation after conversion of the value of the distributions received in Canadian dollars back to the Original Currency at the Bank of Canada noon spot rate of exchange for exchanging Canadian dollars to the Original Currency on the date of applicable Initial Distribution Date, Interim Distribution Date or the Final Distribution Date;

11. ORDERS that to the extent that any Claim is both a Proven Claim against a Cross-Border Debtor under the CCAA Plan and an Allowed Claim (as defined in the U.S. Plan) against the same Cross-Border Debtor under the U.S. Plan (each an “Allowed Cross-border Claim”), (i) there shall only be a single recovery on account of such Allowed Cross-border Claim under the CCAA Plan and the US. Plan, and (ii) the aggregate distribution which such Allowed Cross-border Claim shall receive, whether under the CCAA Plan or the U.S. Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-border Claim would be entitled to receive under the CCAA Plan or the U.S. Plan;

12. ORDERS that any Affected Unsecured Creditor with a Proven Claim of less than C$6,073 (being the Canadian dollar equivalent of US$5,000 based on the Date of Filing Exchange Rate) who intends to irrevocably elect not to receive a cash distribution as

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provided under the CCAA Plan shall duly complete the election notice provided in the Proxy and complete, sign, and send or deposit such Proxy so that it be received by the Monitor within the time provided in paragraph 38 or 39 hereof, as the case may be, failing which such Affected Unsecured Creditor shall receive a cash distribution;

13. ORDERS that any Affected Unsecured Creditor wishing to elect irrevocably to reduce its Proven Claim to C$6,073 and receive a cash distribution as provided under the CCAA Plan shall duly complete the election notice provided in the Proxy and complete, sign, and send or deposit such Proxy so that it be received by the Monitor within the time provided in paragraph 38 or 39 hereof;

Notice of Creditors’ Meetings and Meeting Materials

14. ORDERS that the Applicants be, and are hereby, authorized to convene, hold and conduct the Creditors’ Meeting of each Affected Unsecured Creditors’ Class at the Meeting Date, in Montreal, Quebec for the purpose of considering and, if deemed advisable, passing, with or without variation, the Resolutions to approve the CCAA Plan, unless the Chair, in accordance with paragraph 42 hereof, or the Affected Unsecured Creditors decide (in person or by proxy) by resolution carried by the majority of votes (one vote for each dollar of every Voting Claim) to adjourn, postpone or otherwise reschedule a Creditors’ Meeting;

15. ORDERS that, no later than July 26, 2010, the Monitor shall publish the following documents (collectively, the “Meeting Materials”) on the Monitor’s Website:

(a) the Notice to Creditors (in English and French);

(b) the Circular (in English and French);

(c) the Proxies (in English and French);

(d) the CCAA Plan (in English and French);

(e) the Disclosure Statement, Confirmation Hearing Notice, U.S. Solicitation Order and Committee statement of support for the U.S. Plan (in English only);

(f) the U.S. Plan (in English only);

(g) the Notice of Rights Offering;

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(h) the Subscription Form;

(i) the Cross-Border Voting Protocol; and

(j) a copy of this Order (in English and French);

16. ORDERS that the Applicants be and they are hereby authorized to make such modifications, amendments or supplements (“Additional Information”) to the Meeting Materials (other than the CCAA Plan which may be modified, amended or supplemented in accordance with paragraphs 6 and 7 hereof) as the Applicants may determine, and the Applicants shall distribute or make available such Additional Information by one or more of the following methods determined in their discretion in consultation with the Monitor: (i) posting on the Monitor’s Website and/or the Applicants’ website; (ii) news release; (iii) newspaper advertisement; (iv) pre-paid regular mail, email, fax or delivery (in person or by courier); (v) except for Proxies, distribution at the Creditors’ Meetings; or (vi) such other reasonably practicable method in the circumstances.

17. ORDERS that the Notice to Creditors, which is hereby approved, shall be published, in its short form, by the Monitor in the Designated Newspapers as soon as possible following the issuance of this Order, but in any event no later than July 26, 2010;

18. ORDERS that the Applicants or the Monitor shall not be required to provide the Meeting Materials to any shareholder of ABH and the Applicants, provided that the shareholder notice, substantially in the form attached hereto as Schedule “L” (the “Shareholder Notice”) which is hereby approved, shall be published by the Monitor in the Designated Newspapers in French or in English, as the case may be, no later than July 26, 2010, 2010;

19. ORDERS that, in addition to the publications referred to in paragraphs 15 and 16 hereof, the Monitor shall send to the Affected Unsecured Creditors with Voting Claims on June 30, 2010, (other than Non-registered Noteholders which shall be dealt with in accordance with paragraphs 23 to 29 hereof and Cross-Border Voting Creditors which shall be dealt with in accordance with paragraph 21 hereof), by prepaid regular mail, courier, fax or e-mail, at the address appearing on an Affected Unsecured Creditor’s Proof of Claim filed pursuant to the Claims Procedure Orders, a copy of the Notice to Creditors, the Circular, the Notice of Rights Offering and the Subscription Form (together the “Creditors’ Meeting Materials”) and the Affected Unsecured Creditor Proxy by no later than 5:00 p.m. (Montreal time) on or about July 26, 2010 and advising that all other. Meeting Materials may be obtained from the Monitor’s Website or provided upon written request;

20. ORDERS that the Monitor shall send the Creditors’ Meeting Materials to any other Affected Unsecured Creditor as the Monitor deems necessary up to and until the Meeting Date;

21. ORDERS that, in addition to the publications referred to in paragraphs 15 and 16 hereof, the Monitor shall send to the Cross-Border Voting Creditors with Voting Claims on June 30, 2010, (other than Non-registered Noteholders which shall be dealt with in accordance with paragraphs 23 to 29 hereof), by prepaid regular mail, courier, fax or e-mail, at the address appearing on a Cross-Border Voting Creditor’s Proof of Claim filed pursuant to the Claims Procedure Orders and the Cross-border Claims Protocol, a copy of the materials referred to in paragraph 23 of the Cross-Border Voting Protocol by no later than 5:00 p.m. (Montreal time) on July 26, 2010 and advising that all other Meeting Materials may be obtained from the Monitor’s Website or provided upon written request;

22. ORDERS that publications referred to in paragraphs 15 to 18 hereof, and transmission in accordance with paragraphs 19, 21, 25, 27 and 33 hereof, shall constitute good and sufficient service of the Meeting Materials on all Persons who may be entitled to receive notice thereof, or of these proceedings, or who may wish to be present in person or represented by proxy at the Creditors’ Meeting in respect of each Affected Unsecured Creditor Class to which they belong, or who may wish to appear in these proceedings, and no other form of notice or service need be made on such Persons, and no other document or material need be served on such Persons in respect of these proceedings;

Solicitation of Canadian Unsecured Noteholders

23. ORDERS that promptly following the date of this Order, the Monitor shall request, and the trustees of each Canadian Unsecured Note, (other than the 0% Unsecured

Note which shall be solicited in the same manner as other Affected Unsecured Creditors), shall each provide the Monitor within one Business Day of such request with a list (the “Registered Noteholders List”) of all the holders of the applicable Canadian Unsecured Notes (the “Canadian Unsecured Noteholders”) who are registered as owners or holders of the relevant Canadian Unsecured Notes of record on June 30, 2010, and their addresses;

24. ORDERS that each of CDS and DTC shall provide the Monitor, within one Business Day of the Monitor’s request, with a list (the “Participant Noteholders List”) of each of its participants in respect of each Canadian Unsecured Note (the “Participant Noteholders”) of record on June 30, 2010, showing the Participant Noteholders and their respective addresses;

25. ORDERS that, upon receipt by the Monitor of the Registered Noteholder List, the Monitor shall promptly send, by prepaid regular mail, courier, fax or e-mail, to each Person shown on the Registered Noteholder list, including CDS and DTC, a copy of the Creditors’ Meeting Materials and the Affected Unsecured Creditor Proxy and advising such Person that all other Meeting Materials may be obtained from the Monitor’s Website or provided upon written request;

26. ORDERS that, upon receipt by the Monitor of the Participant Noteholders List, the Monitor shall be entitled to contact each Participant Noteholder listed on the Participant Noteholders List who appears to the Monitor to hold Canadian Unsecured Notes on behalf of beneficial owners of Canadian Unsecured Notes (other than the 0% Unsecured Note) to determine the amount of Canadian Unsecured Notes held by the Participant Noteholder on behalf of Non-registered Noteholders and the number of packages of Creditors’ Meeting Materials and Non-registered Noteholder Proxy such Participant Holder requires in order to provide a copy of the Creditors’ Meeting Materials and the Non-registered Noteholder Proxy to each of its customers or principals who are Non-registered Noteholders, in which case each Participant Noteholder shall provide to the Monitor a response within three (3) Business Days of receipt of the request;

27. ORDERS that:

(a) upon receiving from a Participant Holder the information referred to in paragraph 26, the Monitor shall send, by prepaid regular mail, courier, fax or e-mail, to such Participant Noteholder a copy of the Instructions to Participant Noteholders together with that number of packages of Creditors’ Meeting Materials and Non-registered Noteholder Proxy requested by such Participant Noteholder; and

(b) the Monitor shall send, by prepaid regular mail, courier, fax or e-mail, to the trustees of each Canadian Unsecured Note, (other than the 0% Unsecured Note), ten copies of the Creditors’ Meeting Materials and Non-registered Noteholder Proxy for Non-registered Noteholders;

28. ORDERS that each Participant Noteholder shall, within five (5) Business Days of receipt of a Non-registered Noteholder’ Proxy, complete and sign the applicable section relating to the Participant Noteholders of a Non-registered Noteholder Proxy for each Non-registered Noteholder which has an account (directly or through an agent or custodian) with such Participant Noteholder and mail to such Non-registered Noteholder, the Non-registered Noteholder Proxy as so completed and signed and one package of the Creditors’ Meeting Materials and that the Participant Noteholder take any other action required to enable such Non-registered Noteholder to provide to the Monitor a duly completed Non-registered Noteholder Proxy and to vote at the relevant Creditors’ Meeting with respect to the Canadian Unsecured Notes owned by such Non-registered Noteholder;

29. ORDERS that where a Participant Noteholder or its agent has a standard practice for distribution of meeting materials to Non-registered Noteholders and for the gathering of information and proxies from Non-registered Noteholders and further provided that such standard practice has been discussed in advance with the Applicants and the Monitor and is acceptable to the Applicants and the Monitor, the Participant Noteholder or its agent may, in lieu of following the procedure set out in paragraph 28 above, do the following:

(a) forward the Creditors’ Meeting Materials and the Non-registered Noteholder Proxy to the Non-registered Noteholders in accordance with the usual practice of the Participant Noteholder or its agent in dealing with Non-registered Noteholders; and

(b) submit to the Monitor a master voting list in a form satisfactory to the Applicants and the Monitor. The master voting list: (i) will set out the position of each Non-registered Noteholder, identified by name, as to voting in favour of or against the CCAA Plan; (ii) will contain a representation, in a form satisfactory to the Applicants and the Monitor, duly executed from the Participant Noteholder or its agent that the master voting list is a true summary of the position of the Non-registered Noteholders that have an account with the Participant Noteholder; and (iii) to be valid for the purpose of voting at the Creditors’ Meeting in respect of the Affected Unsecured Creditor Classes to which the Non-registered Noteholders belong, must be received by the Monitor at its office located at 800, Rene-Levesque Blvd. W., Suite 1900, Montreal, Quebec, H3B 1X9, Canada (Attention: AG Creditors’ Meeting) no later than 3 Business Days before such Creditors’ Meeting;

if the Monitor duly receives a master voting list from a Participant Noteholder or its agent, the Monitor will record the vote for each Non-registered Noteholder in accordance with that master voting list as though the Monitor had received a duly completed Non-registered Noteholders Proxy from each Non-registered Noteholder listed on such master voting list. The Monitor may amend the Creditors’ Meeting Materials for Non-registered Noteholders to make those materials consistent with the usual practice of the Participant Noteholder in dealing with Non-registered-Noteholders.

Monitor’s Report

30. ORDERS that, on or before August 18, 2010, the Monitor shall serve a report on the CCAA Plan and on the Applicants’ business and financial affairs on all known interested parties, including those Persons listed on the service list published on the Monitor’s Website, file same with this Court, and publish it on the Monitor’s Website. The notice referred to in Section 11.7(3)(c) of the CCAA shall be considered sufficiently given if the Notice to Creditors mentions that said report is available as provided herein;

Rights Offering

31. ORDERS that:

(a) the Rights Offering be and it is hereby approved and shall be conducted in the manner set forth in this Order, the Circular, the other Meeting Materials and the Backstop Agreement;

(b) the Applicants and the Monitor are authorized and empowered to take any and all actions necessary and appropriate to implement the subscription procedures with respect to the Rights Offering consistent with the terms and conditions of the Backstop Agreement. Subject to approval by the Bankruptcy Court, the Applicants and the Monitor are authorized to combine the solicitation process for votes for the CCAA Plan with the subscription process for the Rights Offering; and

(c) the Applicants and the Monitor may adopt, as necessary, any additional procedures to effectuate the Rights Offering, distribute the Rights Offering Notes to Eligible Holders, and comply with the terms and conditions of the Backstop Agreement. The Applicants may, in consultation with the Monitor, execute and enter into agreements and take further action, and implement such procedures consistent with the terms and conditions of the Backstop Agreement, as may be necessary or appropriate to effectuate and implement the Rights Offering and distribute the Rights Offering Notes to Eligible Holders without further order of this Court.

32. ORDERS that June 30, 2010 shall be and is hereby set as the first record date (the “First Rights Offering Record Date”) for the purpose of determining those Eligible Holders entitled to subscribe to convertible unsecured subordinated notes pursuant to the Rights Offering, which entitlement to subscribe shall expire on August 31, 2010 (the “First Rights Offering Expiration Time”);

33. ORDERS (i) that August 17, 2010 shall be and is hereby set as the second record date (the “Second Rights Offering Record Date”) in regard of those Eligible Holders whose Claims’ amount has increased or decreased since the First Rights Offering Record Date as a result of the ongoing Claims reconciliation process conducted pursuant to the Claims Procedure Orders or pursuant to an order issued by this Court or the Bankruptcy Court and whose entitlement to subscribe to convertible unsecured subordinated notes in respect of the modified amount of the Proven Claim shall expire on September 3, 2010 (the “Second Rights Offering Expiration Time”), and (ii) that, in regard of those Eligible Holders whose Claims’s amount has so increased since the First Rights Offering Record Date, the Monitor shall promptly send to such Eligible Holders a new subscription form, in form and substance substantially similar to the Subscription Form, permitting such Eligible Holders to exercise a number of incremental Eligible Holders Subscription Rights (as such term is defined in the Circular) as determined by applying the Initial Rights Ratio (as such term is defined in the Circular) to the revised amount of eligible Claim held by such Eligible Holders, as reduced by the number of Subscription Rights previously offered to such Eligible Holders, by prepaid regular mail, courier, fax or e-mail, at the address appearing on such Proof of Claim filed pursuant to the Claims Procedure Orders and/or the Cross-border Claims Protocol, as applicable;

Creditors’ Meetings Procedure

34. ORDERS that the Voting Record Date shall be August 17, 2010, or such other date as may be determined by the Monitor and communicated in accordance with paragraph 16 hereof;

35. ORDERS that the Monitor shall designate any Person, including an employee or any representative of the Monitor, who shall preside as the chair of the Creditors’ Meeting of each Affected Unsecured Creditors Class (the “Chair”) and, subject to this Order or any further order of this Court, shall decide all matters relating to the conduct of such Creditors’ Meeting. The Applicants or any Affected Unsecured Creditor may appeal from any decision of the Chair to this Court no later than four (4) Business Days from any such decision;

36. ORDERS that the Monitor may appoint scrutineers for the supervision and tabulation of the attendance at, quorum at and votes cast at the Creditors’ Meeting of each Affected Unsecured Creditors Class and any person to act as secretary at the Creditors’ Meeting of each Affected Unsecured Creditors Class;

37. ORDERS that the only Persons entitled to attend and speak at the Creditors’ Meeting of each Affected Unsecured Creditors Class are Affected Unsecured Creditors with Voting Claims and their proxy holders, representatives of the Applicants, members of the boards of directors of the Applicants, representatives of the Monitor and representatives of the Ad Hoc Unsecured Noteholders Committee, the Chair and their respective legal counsel and financial advisors. Any other Person may be admitted to the Creditors’ Meeting of each Affected Unsecured Creditors Class on invitation of the Chair;

38. ORDERS that any Affected Unsecured Creditor Proxy that an Affected Unsecured Creditor (other than Non-registered Noteholders) wishes to submit in respect of a Creditors’ Meeting in respect of the Affected Unsecured Creditor Classes to which the Affected Unsecured Creditor belongs (or any adjournment, postponement or other rescheduling thereof) must be substantially in the form sent by the Monitor, a draft of such Affected Unsecured Creditor Proxy being attached hereto as Schedule “G” (or in such other form acceptable to the Monitor or the Chair) and shall either be (i) received by the Monitor at its office located at 800, Rene-Levesque Blvd. W., Suite 1900, Montreal, Quebec, H3B 1X9, Canada (Attention: ACL Creditors’ Meeting) prior to 5:00 p.m. (Montreal time) on August 25, 2010 or prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding any adjournment, postponement or other rescheduling of such Creditors’ Meeting, or (ii) deposited with the Chair at the relevant Creditors’ Meeting (or any adjournment, postponement or other rescheduling thereof) before the beginning of such Creditors’ Meeting (or any such adjournment, postponement or other rescheduling);

39. ORDERS that any Non-registered Noteholder Proxy (other than master voting list submitted pursuant to paragraph 29) that a Non-registered Noteholder wishes to submit in respect of a Creditors’ Meeting in respect of the Affected Unsecured Creditor Classes to which the Non-registered Noteholder belongs (or any adjournment, postponement or other rescheduling thereof) must be substantially in the form sent by the Monitor, a draft of such Non-registered Noteholder Proxy being attached hereto as Schedule “H” (or in such other form acceptable to the Monitor or the Chair) and shall either be (i) received by the Monitor at its office located at 800, Rene-Levesque Blvd. W., Suite 1900, Montreal, Quebec, H3B1X9, Canada (Attention: ACI Creditors’ Meeting) prior to 5:00 p.m. (Montreal time) on August 25, 2010 or prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding any adjournment, postponement or other rescheduling of such Creditors’ Meeting, or (ii) deposited with the Chair at the relevant Creditors’ Meeting (or any adjournment, postponement or other rescheduling thereof) before the beginning of such Creditors’ Meeting (or any such adjournment, postponement or other rescheduling);

40. ORDERS that any Joint Proxy/Ballot that a Cross-Border Voting Creditor wishes to submit in respect of a Creditors’ Meeting in respect of the Affected Unsecured Creditor Classes to which the Non-Cross-Border Voting Creditor belongs (or any adjournment, postponement or other rescheduling thereof) must be substantially in the form sent by the Monitor, a draft of such Joint Proxy/Ballot being attached to the Cross-border Voting Protocol as Exhibit “1” thereto (or in such other form acceptable to the Monitor or the Chair) and shall either be (i) received by the Monitor at its office located at 800, Rene-Levesque Blvd. W., Suite 1900, Montreal, Quebec, H3B1X9, Canada (Attention: ACI Creditors’ Meeting) prior to 5:00 p.m. (Montreal time) on August 25, 2010 or prior to 5:00 p.m. (Montreal time) on the Business Day immediately preceding any adjournment, postponement or other rescheduling of such Creditors’ Meeting, or (ii) deposited with the Chair at the relevant Creditors’ Meeting (or any adjournment, postponement or other rescheduling thereof) before the beginning of such Creditors’ Meeting (or any such adjournment, postponement or other rescheduling);

41. ORDERS that in the absence of instruction to vote for or against the approval of the Resolution in a duly signed and returned Proxy, the Proxy shall be deemed to include instructions to vote for the approval of the Resolution;

42. ORDERS that the quorum required at each Creditors’ Meeting shall be one(l) Affected Unsecured Creditor in the relevant Affected Unsecured Creditor Class present in person or by proxy and entitled to vote at the relevant Creditors’ Meeting. If the requisite quorum is not present at a Creditors’ Meeting, then such Creditors’ Meeting shall be adjourned by the Chair to such date, time and place as may be decided by the Chair in his or her sole discretion. The Chair shall decide on the manner of giving notice to the Affected Unsecured Creditors of the rescheduled meeting and may, if he or she deems it appropriate, restrict such notice to a notice posted on the Monitor’s Website;

43. ORDERS that the Chair be, and he or she is hereby, authorized to adjourn, postpone or otherwise reschedule a Creditors’ Meeting on one or more occasions to such time(s), date(s) and place(s) as the Chair deems necessary or desirable (without the need to first convene such Creditors’ Meeting for the purpose of any adjournment, postponement or other rescheduling thereof); the Chair shall decide on the mariner of giving notice to the Affected Creditors of the rescheduled meeting and may, if he or she deems it appropriate, restrict such notice to a notice posted on the Monitor’s Website;

Voting Procedure

44. ORDERS that, at a Creditors’ Meeting, the Chair be, and he or she is hereby, authorized to direct the votes with respect to the Resolution to approve the CCAA Plan and any amendments, variations or supplements thereto as the Applicants and the Monitor may consider appropriate;

45. ORDERS that any resolution to be voted on at any Creditors’ Meeting to approve, amend, vary or supplement the CCAA Plan, including the Resolution in respect of each of the Affected Unsecured Creditor Classes, will be decided by the Required Majorities on a vote by ballot, and that any other matter submitted for a vote at any Creditors’ Meeting shall be decided by a majority of votes cast on a vote by a show of hands, unless the Chair decides, in his or her sole and absolute discretion, to hold such vote by way of ballot, provided, however, that each vote of a 15.5% Senior Unsecured Notes Creditor by way of ballot or show of hands in respect of the ACCC Affected Unsecured Creditor Class shall be deemed to be a vote in respect of such 15.5% Senior Unsecured Notes Creditor’s 15.5% Senior Unsecured Notes Claims

comprised in each of the Affected Unsecured Creditor Classes set forth in the CCAA Plan, including the ACI Affected Unsecured Creditor Class, Saguenay Forest Products Affected Unsecured Creditor Class, ACNSI Affected Unsecured Creditor Class and 15.5% Guarantor Applicant Affected Unsecured Creditor Classes;

46. ORDERS that the only Persons entitled to vote at the Creditors’ Meetings shall be Affected Unsecured Creditors with Voting Claims as of the Voting Record Date and their proxy holders. For the purposes of counting and tabulating the votes at a Creditors’ Meeting, each Affected Unsecured Creditor with a Voting Claim shall be entitled to one (1) vote and the weight attributed to such vote (for the purposes of determining the Required Majorities) shall be equal to the aggregate Canadian dollar value of such Affected Unsecured Creditor’s Voting Claim (if necessary, converted into Canadian dollars in accordance with paragraph 60 hereof). For the purpose of calculating a majority in number of an Affected Unsecured Creditor Class, each individual Non-registered Noteholder shall only be counted once, without duplication, even if that Non-registered Noteholder holds Canadian Unsecured Notes through more than one registered holder of Canadian Unsecured Notes or Participant Noteholders, and each Affected Unsecured Creditor of an Applicant with a Proven Claim shall only be counted once even if such Affected Creditor holds more than one Proven and/or Unresolved Claim that has been approved for voting purposes against such Applicant For greater certainty, only beneficial owners of Canadian Unsecured Notes (and not registered holders of Canadian Unsecured Notes or Participant Noteholders unless they are also beneficial holders of Canadian Unsecured Notes) shall be entitled to vote their Proven Claims in respect of the Canadian Unsecured Notes as provided for in this Order;

47. ORDERS that if the amount of the Affected Claim of any Affected Unsecured Creditor is not resolved for voting purposes before the Voting Record Date in accordance with the Claims Procedure Orders, the Cross-Border Insolvency Protocol, the Cross-Border Voting Protocol and this Order, such Affected Unsecured Creditor shall be entitled to vote at the Creditors’ Meeting in respect of the Affected Unsecured Creditor Class to which it belongs based on that portion of its Affected Claim which has been accepted for voting purposes by the Monitor, without prejudice to the rights

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of the Applicants, or the Affected Unsecured Creditor, with respect to the final determination of the Affected Unsecured Creditor’s Affected Claim for distribution purposes in accordance with the terms of the Claims Procedure Orders, this Order and the CCAA Plan. Affected Unsecured Creditors whose Affected Claims have been revised or disallowed, in full or in part, which revision or disallowance remains in dispute or under appeal in accordance with the Claims Procedure Orders, and the Cross-Border Claims Protocol shall have their voting intentions with respect to such disputed or disallowed amounts recorded by the Monitor and reported to this Court in accordance with paragraph 52 hereof;

Transfers of Voting Claims

48. ORDERS that, solely for voting purposes at any Creditors’ Meeting, no assignee, transferee or purchaser of any Voting Claim who shall have acquired or become the assignee or transferee of such Voting Claim after the Voting Record Date shall have any right or entitlement whatsoever to attend or vote at, either in person or by proxy, a Creditors’ Meeting, and ORDERS further that, any transferee, assignee or acquirer of a Voting Claim who acquired or became the assignee or transferee of such a Voting Claim on or prior to the Voting Record Date but whose name does not appear as of the Voting Record Date as the Holder of such transferred or assigned Voting Claim may, prior to the Voting Record Date, deliver evidence satisfactory to the Monitor of (A) its ownership of the whole of such Voting Claim as of the Voting Record Date, and (B) that such transfer or assignment was valid at Law, upon which:

(a) such transferee or assignee shall be entitled to receive from the Monitor a package containing the Creditors’ Meeting Materials and the relevant Proxy;

(b) such transferee’s or assignee’s name shall be included on the list of Affected Unsecured Creditors entitled to vote at the Creditors’ Meeting held in respect of the Affected Unsecured Creditor Class to which it belongs; and

(c) such transferee or assignee shall be entitled to attend and vote, either in person or by proxy, the transferor’s or assignor’s Voting Claim at the relevant Creditors’ Meeting in lieu and to the exclusion of the transferor’s or assignor’s

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right to attend and vote at the Creditor’s Meeting with respect to the transferred Voting Claim;

Distribution for Disputed Claims

49. ORDERS that no distributions shall be made with respect to a Disputed Claim unless and until it has become a Proven Claim, and that the Monitor, in its capacity as Disbursing Agent, shall establish the Applicants Reserve in accordance with the CCAA Plan;

Evidence that Affected Claim was Paid

50. ORDERS that, should the Monitor receive evidence satisfactory to it that an Affected

Claim was paid in part or in full by a party other than the Applicants, such Affected Claim shall be reduced by the amount of the payment so made to such Holder of an Affected Claim, for the purposes of calculating votes and for distributions under the CCAA Plan;

Notices and Communications

51. ORDERS that any document sent by the Monitor or the Applicants pursuant to this Order may be sent by prepaid regular mail, courier, fax or e-mail. Any Holder shall be deemed to have received any document sent pursuant to this Order four (4) Business Days after the document is sent by ordinary or registered mail and on the Business Day immediately following the day on which the document is sent by courier, e-mail or facsimile transmission. Documents shall not be sent by ordinary or registered mail during a postal strike or work stoppage of general application;

Sanction Hearing

52. ORDERS that the Monitor shall report to this Court no later than three (3) Business Days after the Creditors’ Meeting of each Affected Unsecured Creditors Class with respect to:

(a) the results of the voting on the Resolutions to approve the CCAA Plan;

(b) the effect on the results of the vote had the Affected Unsecured Creditors also voted the amount of their Affected Claim disputed for voting purposes; and

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(c) any other matter which the Monitor considers relevant in view of the Sanction Hearing, including the status and voting results of the U.S. Plan;

53. ORDERS that, subject to further order of this Court, if the Plan has been accepted by the Required Majorities, the Petitioners shall bring a motion presentable before this Court on September 8, 2010 (the “Sanction Hearing”), seeking an order sanctioning the CCAA, Section 191 of the CBCA and such other sections and legislation to be set forth in the Restructuring Transactions Notice (the “Sanction Order”);

54. ORDERS that a copy of the motion seeking the Sanction Order be published on the Monitor’s Website as soon as it is filed with this Court;

55. ORDERS that publication of the Notice to Creditors and this Order pursuant to paragraph 15 hereof shall constitute good and sufficient service of notice of the Sanction Hearing upon all Persons who are entitled to receive such service and no other form of service need be made and no other materials need be served on such Persons in respect of the Sanction Hearing;

56. ORDERS that any Person intending to object to the motion seeking the Sanction Order shall file with this Court a written notice containing a description of its proposed grounds of contestation and shall effect service of same upon counsel to the Petitioners and the Monitor, and upon those Persons listed on the service list published on the Monitor’s Website, the whole before 4:30 p.m. (Montreal Time) on September 3, 2010;

57. ORDERS that in the event that the Sanction Hearing is adjourned, postponed or otherwise rescheduled, only those Persons listed on the service list published on the Monitor’s Website are required to be served with notice of the adjourned, postponed or otherwise rescheduled date;

Foreign Proceedings

58. ORDERS that the Monitor shall have the power and authority, but shall not be obligated, to apply to the United States Bankruptcy Court for the Southern District of New York for an order in respect of the Applicants pursuant to Chapter 15 of the U.S.

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Bankruptcy Code, and in connection with such proceedings the Monitor be, and it is hereby, authorized to act as a foreign representative of the Applicants;

Aid and Assistance of Other Courts

5 9. REQUESTS the aid and recognition of any court or any judicial, regulatory or administrative body in any province or territory of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province or territory of Canada or any court or any judicial, regulatory or administrative body of the United States of America and of any other nation or state to act in aid of and to be complementary to this Court in carrying out the terms of this Order;

General Provisions

60. ORDERS that the purposes of determination of the value of Affected Claims denominated in currencies other than Canadian dollars for voting and distribution purposes, such Claims shall be converted by the Monitor to Canadian dollars in accordance with the Claims Procedure Orders and the CCAA Plan;

61. ORDERS that the Monitor shall use reasonable discretion as to the adequacy of completion and execution of any document completed and executed pursuant to this Order and may waive strict compliance with the requirements of this Order as to the completion and execution of documents;

62. ORDERS that the Monitor may apply to this Court for advice and direction in connection with the discharge or variation of its powers and duties under this Order;

63. ORDERS the provisional execution of this Order notwithstanding appeal and without the necessity of furnishing any security;

64. THE WHOLE, without costs.

Montreal (Quebec), July 9, 2010 Honourable Daniele Mayrand, j.s.c.

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SCHEDULE “A”

ABITIBI PETITIONERS

1. ABITIBI-CONSOLIDATED INC.

2. ABITIBI-CONSOLIDATED COMPANY OF CANADA

3. 3224112 NOVA SCOTIA LIMITED

4. MARKETING DONOHUE INC.

5. ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

6. 3834328 CANADA INC.

7. 6169678 CANADA INC.

8. 4042140 CANADA INC.

9. DONOHUE RECYCLING INC.

10. 1508756 ONTARIO INC.

11. 3217925 NOVA SCOTIA COMPANY

12. LA TUQUE FOREST PRODUCTS INC

13. ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

14. SAGUENAY FOREST PRODUCTS INC.

15. TERRA NOVA EXPLORATIONS LTD.

16. THE JONQUIERE PULP COMPANY

17. THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY,

18. SCRAMBLE MINING LTD.

19. 9150-3383 QUEBEC INC.

20. ABITIBI-CONSOLIDATED (U.K.) INC.

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SCHEDULE "B"

BOWATER PETITIONERS

1. BOWATER CANADIAN HOLDINGS INC.
2. BOWATER CANADA FINANCE CORPORATION
3. BOWATER CANADIAN LIMITED
4. 3231378 NOVA SCOTIA COMPANY
5. ABITIBIBOWATER CANADA INC.
6. BOWATER CANADA TREASURY CORPORATION
7. BOWATER CANADIAN FOREST PRODUCTS INC.
8. BOWATER SHELBURNE CORPORATION
9. BOWATER LAHAVE CORPORATION
10. ST-MAURICE RIVER DRIVE COMPANY LIMITED
11. BOWATER TREATED WOOD INC.
12. CANEXEL HARDBOARD INC.
13. 9068-9050 QUÉBEC INC.
14. ALLIANCE FOREST PRODUCTS (2001) INC.
15. BOWATER BELLEDUNE SAWMILL INC.
16. BOWATER MARITIMES INC.
17. BOWATER MITIS INC.
18. BOWATER GUÉRETTE INC.
19. BOWATER COUTURIER INC.

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D-27

SCHEDULE “C”

18.6 CCAA PETITIONERS

1. ABITIBIBOWATER INC.

2. ABITIBIBOWATER US HOLDING 1 CORP.

3. BOWATER VENTURES INC.

4. BOWATER INCORPORATED

5. BOWATER NUWAY INC.

6. BOWATER NUWAY MID-STATES INC.

7. CATAWBA PROPERTY HOLDINGS LLC

8. BOWATER FINANCE COMPANY INC.

9. BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED

10. BOWATER AMERICA INC

11. LAKE SUPERIOR FOREST PRODUCTS INC.

12. BOWATER NEWSPRINT SOUTH LLC

13. BOWATER NEWSPRINT SOUTH OPERATIONS LLC

14. BOWATER FINANCE II, LLC

15. BOWATER ALABAMA LLC

16. COOSA PINES GOLF CLUB HOLDINGS LLC

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SCHEDULE “D”

APPLICANTS

Abitibi-Consolidated Inc.

Abitibi-Consolidated Company of Canada

3224112 Nova Scotia Limited

Marketing Donohue Inc.

Abitibi-Consolidated Canadian Office Products Holdings Inc.

3834328 Canada Inc.

6169678 Canada Incorporated.

4042140 Canada Inc.

Donohue Recycling Inc.

1508756 Ontario Inc.

3217925 Nova Scotia Company

La Tuque Forest Products Inc.

Abitibi-Consolidated Nova Scotia Incorporated

Saguenay Forest Products Inc.

Terra Nova Explorations Ltd.

The Jonquiere Pulp Company

The International Bridge and Terminal Company

Scramble Mining Ltd.

9150-3383 Quebec Inc.

Abitibi-Consolidated (U.K.) Inc.

Bowater Canadian Holdings Incorporated.

Bowater Canada Finance Corporation

Bowater Canadian Limited

3231378 Nova Scotia Company

AbitibiBowater Canada Inc.

Bowater Canada Treasury Corporation

Bowater Canadian Forest Products Inc.

Bowater Shelburne Corporation

Bowater LaHave Corporation

St. Maurice River Drive Company Limited

Bowater Treated Wood Inc.

Canexel Hardboard Inc.

9068-9050 Quebec Inc.

Alliance Forest Products (2001) Inc.

Bowater Belledune Sawmill Inc.

Bowater Maritimes Inc.

Bowater Mitis Inc.

Bowater Guerette Inc.

Bowater Couturier Inc.

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SCHEDULES E TO L OF THE CREDITORS’ MEETING ORDER ARE AVAILABLE IN THE FULL VERSION OF THE ORDER ON THE MONITOR’S WEBSITE : WWW.EY.COM/CA/ABITIBIBOWATER.

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC DISTRICT OF MONTREAL

No.: 500-11-036133-094

DATE: July 21, 2010

PRESENT: THE HONOURABLE JUSTICE CLEMENT GASCON, J.S.C.

IN THE MATTER OF PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

and

ABITIBI-CONSOLIDATED INC.

and

BOWATER CANADIAN HOLDINGS INC.

and

The other Petitioners listed on Schedules “A”, “B” and “C”

Petitioners

and

ERNST & YOUNG INC.

Monitor

ORDER AMENDING THE CREDITORS’ MEETING ORDER

[1] CONSIDERING Petitioners’ Motion for Issuance of an Order Amending the Creditors’ Meeting Order (the “Motion”);

[2] CONSIDERING the representations of the parties;

[3] GIVEN the provisions of the Companies’ Creditors Arrangement Act (“CCAA”);

FOR THESE REASONS, THE COURT:

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500-11-036133-094 PAGE: 2

[1] **GRANTS** the Motion;

[2] **AMENDS** the Creditors' Meeting Order issued by this Court on July 9, 2010, by replacing the original dates set out therein with the revised dates proposed in the below timetable:

Description	Original Date	Revised Date	Creditors' Meeting Order Paragraphs
Mailing and publication of notices and materials	July 26	August 9	15, 18, 19, and 21
Voting Record Date	August 17	September 7	34
Monitor's Report	August 18	September 3	30
Deadline to submit proxies	August 25	September 13	38, 39 and 40
CCAA Meeting Date	August 26	September 14	3(v)
1st Rights Offering Expiration Date	August 31	September 10	32
2nd Rights Offering Expiration Date	September 3	September 10	33
Objections Deadline (Notice of contestation re: Sanction Hearing)	September 3	September 17 at noon	56
Sanction Hearing	September 8	September 20	53

[3] **AUTHORIZES** any consequential amendments to the dates referenced in the Cross-Border Voting Protocol (as defined in the Creditors' Meeting Order);

[4] **WITHOUT COSTS.**

Clément Gascon, J.S.C. J.S.C.

Me Guy P. Martel, Me Joseph Reynaud and Me Guillaume Boudreau-Simard
Stikeman Elliott LLP
Attorneys for Petitioners

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D-32

500-11-036133-094

PAGE: 3

SCHEDULE ”A”

ABITIBI PETITIONERS

1. ABITIBI-CONSOLIDATED INC.

2. ABITIBI-CONSOLIDATED COMPANY OF CANADA

3. 3224112 NOVA SCOTIA LIMITED

4. MARKETING DONOHUE INC.

5. ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

6. 3834328 CANADA INC.

7. 6169678 CANADA INC.

8. 4042140 CANADA INC.

9. DONOHUE RECYCLING INC.

10. 1508756 ONTARIO INC.

11. 3217925 NOVA SCOTIA COMPANY

12. LA TUQUE FOREST PRODUCTS INC.

13. ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

14. SAGUENAY FOREST PRODUCTS INC.

15. TERRA NOVA EXPLORATIONS LTD.

16. THE JONQUIERE PULP COMPANY

17. THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY,

18. SCRAMBLE MINING LTD.

19. 9150-3383 QUEBEC INC.

20. ABITIBI-CONSOLIDATED (U.K.) INC.

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500-11-036133-094 PAGE: 4

SCHEDULE "B"

BOWATER PETITIONERS

1. BOWATER CANADIAN HOLDINGS INC.
2. BOWATER CANADA FINANCE CORPORATION
3. BOWATER CANADIAN LIMITED
4. 3231378 NOVA SCOTIA COMPANY
5. ABITIBIBOWATER CANADA INC.
6. BOWATER CANADA TREASURY CORPORATION
7. BOWATER CANADIAN FOREST PRODUCTS INC.
8. BOWATER SHELBURNE CORPORATION
9. BOWATER LAHAVE CORPORATION
10. ST-MAURICE RIVER DRIVE COMPANY LIMITED
11. BOWATER TREATED WOOD INC.
12. CANEXEL HARDBOARD INC.
13. 9068-9050 QUÉBEC INC.
14. ALLIANCE FOREST PRODUCTS (2001) INC.
15. BOWATER BELLEDUNE SAWMILL INC.
16. BOWATER MARITIMES INC.
17. BOWATER MITIS INC.
18. BOWATER GUÉRETTE INC.
19. BOWATER COUTURIER INC.

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D-34

500-11-036133-094

PAGE: 5

SCHEDULE “C”

18.6 CCAA PETITIONERS

1. ABITIBIBOWATER INC.

2. ABITIBIBOWATER US HOLDING 1 CORP.

3. BOWATER VENTURES INC.

4. BOWATER INCORPORATED

5. BOWATER NUWAY INC.

6. BOWATER NUWAY MID-STATES INC.

7. CATAWBA PROPERTY HOLDINGS LLC

8. BOWATER FINANCE COMPANY INC.

9. BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED

10. BOWATER AMERICA INC.

11. LAKE SUPERIOR FOREST PRODUCTS INC.

12. BOWATER NEWSPRINT SOUTH LLC

13. BOWATER NEWSPRINT SOUTH OPERATIONS LLC

14. BOWATER FINANCE II, LLC

15. BOWATER ALABAMA LLC

16. COOSA PINES GOLF CLUB HOLDINGS LLC

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CROSS-BORDER VOTING PROTOCOL

This cross-border claims voting protocol (the “Cross-Border Voting Protocol”) is intended to set forth the procedures to be applied with respect to the voting of claims against the Cross-Border Debtors in the Insolvency Proceedings (each as defined below).

The Cross-Border Voting Protocol is also intended to supplement (i) the Order of the Superior Court of Quebec (the “Canadian Court”) dated July 9, 2010, as amended on July 21, 2010 which, among other things, sets the Creditors’ Meeting Date and establishes the meeting procedures (the “CCAA Meeting Order”) and (ii) the Order of the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”) dated August 2, 2010 which, among other things, establishes procedures for the solicitation of votes to accept or reject the U.S. Debtors’ (as defined below) plan of reorganization (the “U.S. Solicitation Order”).

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the CCAA Meeting Order and the U.S. Solicitation Order (each as defined herein).

Background

1. On April 16, 2009, AbitibiBowater Inc., Bowater Inc. and certain of their direct and indirect U.S. and Canadian subsidiaries listed in Appendix “A” hereto (collectively, the “U.S. Debtors”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. in the U.S. Court (collectively, the “Chapter 11 Cases”). For purposes of this Cross-Border Voting Protocol, the meaning of “U.S. Debtors” does not include the Cross-Border Debtors (as defined below), but does include Abitibi Consolidated Finance, L.P. (“ACFLP”).

2. On April 17, 2009, Abitibi-Consolidated Inc. (“AO”) and its subsidiaries listed in Appendix “B” hereto (collectively with ACI, the “AO Petitioners”) and Bowater Canadian Holdings Inc. (“BCHI”) and its subsidiaries listed in Appendix “C” hereto (collectively with BCHI, the “Bowater Petitioners”) (the ACI Petitioners and the Bowater Petitioners are collectively referred to herein as the “Canadian Petitioners”) filed for and obtained protection from their creditors under the Companies’ Creditors

Arrangement Act (the “CCAA” and the “CCAA Proceedings”) pursuant to an Order issued by the Canadian Court (the “Initial Order”).

3. The Canadian Petitioners include BCHI, Bowater Canada Finance Corporation, Bowater Canadian Limited, AbitibiBowater Canada Inc., Bowater Canadian Forest Products Inc., Bowater LaHave Corporation and Bowater Maritimes Inc., each of which filed for protection under the CCAA and commenced Chapter 11 Cases (collectively, the “Cross-Border Debtors”, and the Cross-Border Debtors together with the U.S. Debtors the “Chapter 11 Debtors”).

4. Pursuant to the Initial Order, Ernst & Young Inc. was appointed as Monitor of the Canadian Petitioners (the “Monitor”) under the CCAA.

5. The “Partnerships” include Bowater Canada Finance Limited Partnership, Bowater Pulp and Paper Canada Holdings Limited Partnership and ACFLP, but for the purposes of this Cross-Border Voting Protocol, the meaning of “Partnerships” shall not include ACFLP.

6. For convenience, the Chapter 11 Cases and the CCAA Proceedings shall be referred to herein collectively as the “Insolvency Proceedings”.

7. The Canadian Court has issued four claims procedure orders in the CCAA Proceedings (collectively referred to herein as the “Canadian Claims Orders”):

(a) the Canadian Court approved the procedures for proving claims in the CCAA Proceedings on August 26, 2009;

(b) the Canadian Court established the procedures for reviewing and determining claims in the CCAA Proceedings, including the review and determination of claims against the Cross-Border Debtors pursuant to a cross-border claims reconciliation protocol (the “Claims Reconciliation Protocol”), on January 18, 2010;

(c) the Canadian Court established procedures for soliciting, reviewing and determining certain previously excluded claims on February 23, 2010; and

(d) the Canadian Court allowed, among other things, certain late, misfiled and scheduled claims in the CCAA Proceedings on July 21, 2010.

8. The Canadian Claims Orders apply to claims filed against the Canadian Petitioners, including the Cross-Border Debtors, and the Partnerships.

9. The U.S. Court has issued three claims procedure orders in the Chapter 11 Cases (collectively referred to herein as the “U.S. Claims Orders” and, together with the Canadian Claims Orders, the “Claims Orders”):

(a) on September 3, 2009, the U.S. Court approved the procedures for filing claims and established a claims bar date for filing proofs of claim;

(b) on January 19, 2010, the U.S. Court entered an order approving the Claims Reconciliation Protocol in the Chapter 11 Cases; and

(c) on February 18, 2010, the U.S. Court established procedures for soliciting, reviewing and determining certain previously excluded claims.

10. Pursuant to the Claims Orders, the claims bar dates in both Canada and the U.S. were November 13, 2009 and April 7, 2010 for voting and distribution purposes, with the exception of Restructuring Claims (as defined in the Canadian Claims Orders) which have a rolling bar date subsequent to April 7, 2010.

11. Pursuant to the Canadian Claims Orders, any claims asserted against the Canadian Petitioners or the Partnerships were to have been filed in the CCAA Proceedings in accordance with the procedures set forth therein. This includes any claims asserted against the Cross-Border Debtors.

12. Pursuant to the U.S. Claims Orders, subject to certain exceptions, any person or entity (including any governmental unit) asserting a claim against a debtor in the Chapter 11 Cases must have filed a proof of claim so that it was actually received by the U.S. claims agent on or before the relevant claims bar date; provided, however, that any person or entity asserting a claim against a Cross-Border Debtor in the Chapter 11 Cases was permitted to file a timely proof of claim pursuant to the Canadian Claims Orders so that it was actually received by the Monitor on or before the relevant claims bar date. The U.S. Claims Orders further provide that proofs of claim timely filed against any Cross-Border Debtor with the Monitor shall be deemed timely filed claims against the applicable Cross-Border Debtor(s) in the Chapter 11 Cases. Pursuant to the Claims Orders, the U.S. claims agent has assimilated the proofs of claim filed against the Cross-Border Debtors that were filed with the Monitor into the U.S. claims register.

13. The Canadian Claims Orders provide that a proof of claim timely filed against a Cross-Border Debtor in accordance with the U.S. Claims Orders is deemed to be a Canadian proof of claim that has been timely delivered to the Monitor in accordance with the Canadian Claims Orders. If a Canadian proof of claim is delivered to the Monitor in accordance with the Canadian Claims Orders and a U.S. proof of claim is also filed in accordance with the U.S. Claims Orders in respect of the same claim against the same Cross-Border Debtor, the last timely filed claim shall govern.

Plans of Reorganization

14. The Canadian Petitioners, including the Cross-Border Debtors, have filed a Plan of Reorganization and Compromise accepted for filing on July 9, 2010, which may be amended or modified prior to final approval by the Canadian Court (the “CCAA Plan”).

15. The Chapter 11 Debtors have filed a Second Amended Joint Plan of Reorganization dated July 20, 2010, which may be amended or modified prior to confirmation by the U.S. Court (the “U.S. Plan”).

16. The purpose of this Cross-Border Voting Protocol is to establish efficient and consistent procedures with respect to the voting of claims in the Insolvency Proceedings against the Cross-Border Debtors only with respect to both the CCAA Plan and the U.S. Plan.

Classification of Creditors

17. For the purposes of voting on the CCAA Plan, the Affected Claims (as defined in the CCAA Plan) have been divided into classes as set forth in the CCAA Plan (collectively, the “Affected Unsecured Creditors”), which classes include holders of Claims against the Cross-Border Debtors. Holders of Excluded Claims in the CCAA Proceedings are classified as Unaffected Creditors (as both such terms are defined in the CCAA Plan) and are not entitled to vote on the CCAA Plan.

18. The U.S. Plan constitutes a separate plan for each of the Chapter 11 Debtors, including the Cross-Border Debtors. The Chapter 11 Debtors are seeking votes to accept or reject the U.S. Plan from the holders of Claims in Classes 6A-6HH and 7A-7HH. This includes holders of Claims against the Cross-Border Debtors. Holders of unimpaired claims in the Chapter 11 Cases are not entitled to vote on the U.S. Plan.

Voting of Claims against the Canadian Petitioners or the Partnerships

19. The meeting and voting procedures with respect to claims filed against the Canadian Petitioners shall be subject to the CCAA Meeting Order. This Cross-Border Voting Protocol applies only to holders of Claims against the Cross-Border Debtors entitled to vote on both the CCAA Plan and U.S. Plan (such creditors, the “Cross-Border Voting Creditors”).

Voting of Claims against the U.S. Debtors

20. A separate voting and solicitation procedure will apply to holders of Claims against the U.S. Debtors entitled to vote on the U.S. Plan (the “Chapter 11 Solicitation Materials”). This Cross-Border Voting Protocol applies only to holders of Claims against the Cross-Border Debtors entitled to vote on both the U.S. Plan and the CCAA Plan.

Voting of Claims against the Cross-Border Debtors

21. Cross-Border Voting Creditors are entitled to vote to accept or reject the U.S. Plan and the CCAA Plan. Accordingly, to facilitate the voting and solicitation procedures with respect to these creditors, the Cross-Border Voting Protocol intends to provide Cross-Border Voting Creditors with a single form of combined ballot and proxy (the “Proxy/Ballot”, substantially in the forms attached hereto as Exhibit 1) that will satisfy the voting and solicitation procedures in both the CCAA Proceeding and Chapter 11 Cases as set forth below.

A. Notice to Creditors

22. The Monitor shall cause the Meeting Materials (defined below) to be sent to all Cross-Border Voting Creditors as of the record date established in and pursuant to the CCAA Meeting Order and the U.S. Solicitation Order to the address appearing on each Cross-Border Voting Creditor’s Proof of Claim or such other address subsequently provided to the Monitor pursuant to the CCAA Meeting Order. The Monitor shall also publish copies of the Meeting Materials (defined below) on its website at www.ey.com/ca/abitibibowater.

23. The Meeting Materials shall include each of the following documents, any of which may be translated into French as the Monitor deems appropriate, and some of which may be distributed on a CD-Rom:

(a) the CCAA Plan;

(b) the U.S. Plan;

(c) the Information Circular for the CCAA Plan;

(d) the Disclosure Statement, Confirmation Hearing Notice, U.S. Solicitation Order and Committee statement of support for the U.S. Plan;

(e) the CCAA Meeting Order;

(f) the relevant form of combined Proxy/Ballot and accompanying instructions which shall be deemed a ballot for purposes of soliciting votes from Cross-Border Voting Creditors to accept or reject the U.S. Plan and a proxy for purposes of soliciting votes from Cross-Border Voting Creditors to accept or reject the CCAA Plan;

(g) a notice of rights offering; and

(h) a subscription form (a “Subscription Form”) and accompanying instructions for those creditors who are eligible to participate in the Rights Offering.1

B. The Creditors’ Meetings in the CCAA Proceedings

24. The Canadian Petitioners, including the Cross-Border Debtors, shall call, hold and conduct a meeting in respect of each Affected Unsecured Creditors Class, for the purpose of considering and, if deemed advisable, adopting, with or without variation, a resolution in respect of each Affected Unsecured Creditors Class to approve the CCAA Plan (the “CCAA Creditors Meetings”).

25. The conduct of the CCAA Creditors’ Meetings and voting at the CCAA Creditors’ Meetings shall be governed by and in accordance with the CCAA Meeting Order and shall apply to voting by Cross-Border Voting Creditors, as modified by this Cross-Border Voting Protocol.

26. Affected Unsecured Creditors (which includes Cross-Border Voting Creditors) with Proven Claims or their Proxyholders are entitled to vote at the CCAA Creditors’ Meetings as provided in the CCAA Meeting Order. Each Affected Unsecured Creditor with a Proven Claim is entitled to one vote, which vote shall have the value of such Affected Unsecured Creditors Proven Claim as determined in accordance with the Canadian Claims Orders.

C. Voting in the Chapter 11 Cases

27. In the Chapter 11 Cases, no meeting is held. Instead, Cross-Border Voting Creditors shall vote on the U.S. Plan by way of combined Proxy/Ballot, as provided for herein. Under the U.S. Plan, only holders of Claims in Classes 6A through 6HH and Classes 7A through 7HH are entitled to vote on the U.S. Plan.

1 The U.S. Solicitation Order and the CCAA Meeting Order provide that the Monitor shall distribute the

Subscription Form to eligible holders of claims against the Cross-Border Debtors; provided, however, that all Subscription Forms must be returned to Epiq or Computershare Investor Services Inc., as the case may be, acting in its capacity as solicitation and subscription agent for the Rights Offering, as further described in the instruction letter accompanying the Subscription Forms.

D. Voting - Generally

(i) Unresolved and Disputed Claims

28. If the amount of a Cross-Border Voting Creditor’s Claim has not been resolved and remains disputed by the Voting Record Date (“Disputed Claims”), it shall be temporarily allowed solely for the purposes of voting in accordance with the following:

(a) If the Disputed Claim has been valued in the notice of disallowance sent by the Monitor at $0, then the Disputed Claim shall be allowed to vote to accept or reject the CCAA Plan or the U.S. Plan in the amount of $1.00.

(b) If the Disputed Claim has been valued in the notice of disallowance sent by the Monitor in any amount other than $0 (the “Valued Amount”), then the Disputed Claim shall be allowed to vote to accept or reject the CCAA Plan or the U.S. Plan in the Valued Amount.

(c) The holder of a Disputed Claim may either (a) request that the Monitor refer, on an expedited basis, the Disputed Claim to a claims officer appointed under the Canadian Claims Orders to fix the amount of the Disputed Claim for voting purposes only, or (b) file a motion in the U.S. court under Rule 3018 of the U.S. Federal Rules of Bankruptcy Procedure seeking an estimation of the amount of the Disputed Claim for voting purposes only so as to be heard and determined prior to the Voting Record Date. Any determination made by the Canadian claims officer or the U.S. Court pursuant to this paragraph shall be binding in both the CCAA Proceedings and the Chapter 11 Cases and shall be binding for voting purposes only.

(d) For the avoidance of doubt, any timely filed proof of claim against a Cross-Border Debtor or any claim scheduled by a Cross-Border Debtor to which the Canadian Petitioners or the Monitor have not objected or filed a notice of disallowance, and which are not unliquidated and contingent by their nature, shall be allowed to vote in the liquidated face amount of such claim.

(ii) Unliquidated/Contingent Claims

29. Subject to the Monitor’s review, any Claims against the Cross-Border Debtors that are filed as contingent, unliquidated, or undetermined on the face of the Claim, or that by their nature are unliquidated or contingent claims, shall vote in the amount of $1.00 (such claims, “Unliquidated Claims”) unless the Monitor and Debtors determine, after reasonable review, that such Unliquidated Claim should be allowed for voting purposes in a different amount, in which case the Monitor shall notify the holder of such Unliquidated Claim as to such different amount. The holder of an Unliquidated Claim may either (a) request that the Monitor refer, on an expedited basis, the Unliquidated Claim to a claims officer appointed under the Canadian Claims Orders to fix the amount of the Unliquidated Claim for voting purposes only, or (b) file a motion in the U.S. court under Rule 3018 of the U.S. Federal Rules of Bankruptcy Procedure seeking an estimation of the amount of the Unliquidated Claim for voting purposes only so as to be heard prior to the CCAA Creditors’ Meetings. Any determination made by the Canadian claims officer or the U.S. Court pursuant to this paragraph shall be binding in both the CCAA Proceedings and the Chapter 11 Cases and shall be binding for voting purposes only.

30. With respect to proceedings for the determination of the value of Disputed Claims and/or Unliquidated Claims for voting purposes, the Monitor has standing to participate in any U.S. proceeding and the Unsecured Creditors Committee (the “Unsecured Creditors Committee”) has standing to participate in any CCAA proceeding.

(iii) Liquidated/Partially Liquidated Claims

31. Subject to the Monitor’s review, Affected Claims as defined in the CCAA Plan and Claims as defined in the U.S. Plan scheduled by the Cross-Border Debtors in a liquidated or partially liquidated amount, or Affected Claims as defined in the CCAA Plan and Claims as defined in the U.S. Plan filed by Cross-Border Voting Creditors in a liquidated or partially liquidated amount, in both cases only if such claims are not Disputed Claims, shall be entitled to vote in such liquidated or partially liquidated amount (collectively, a “Partially Liquidated Claim”).

(iv) Transfers of Claims

32. An assignee, transferee or purchaser of any Voting Claim against a Cross-Border Debtor who complies with the transfer provisions of the CCAA Meeting Order or Rule 3001(e) of the Federal Rules of Bankruptcy Procedures, with notice to the Monitor, shall be entitled to vote at the CCAA Creditors’ Meeting held in respect of the Affected Unsecured Creditor Class to which such Voting Claim belongs and shall be entitled to vote such Voting Claim pursuant to this Cross-Border Voting Protocol.

E. Convenience Class Election

33. The convenience claim thresholds under the CCAA Plan (CDN$6,073) and the U.S. Plan (US$5,000) account for differences caused by the foreign exchange rate between the U.S. and Canadian dollars on April 17, 2009 using the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars (US$1 = Cdn$1.2146) as provided in the Claims Orders. Only with respect to Cross-Border Debtors, for purposes of determining whether a Claim is a Convenience Claim as defined in the U.S. Plan or a Cross-Border Convenience Claim as defined in the CCAA Plan, (a) all eligible Claims will be valued in Canadian dollars using the Petition Date conversion rate set forth in the Claims Orders; (b) will be determined in reference to the dollar thresholds established for such treatment under the CCAA Plan (CDN$6,073); and (c) cash distributions on account of such Claims, once allowed, will be made in Canadian dollars. A classification or valid election to participate as (x) a Convenience Claim as defined in the U.S. Plan or (y) a Cross-Border Convenience Claim as defined in the CCAA Plan will be binding for purposes of voting and distributions under both Plans.

F. Proxy/Ballots

34. Any Proxy/Ballot substantially in the form of the Proxy/Ballot attached hereto as Exhibit 1 that a Cross-Border Voting Creditor wishes to submit must be complete and shall be:

(a) received by the Monitor prior to 5:00 p.m. (Eastern Time) on September 13, 2010;

(b) received by the Monitor prior to 5:00 p.m. (Eastern Time) on the business day immediately preceding any adjournment, postponement or any rescheduling of the CCAA Creditors’ Meetings; or

(c) deposited with the Chair at the CCAA Creditors’ Meetings (or any adjournment, postponement or rescheduling thereof) before the beginning of the relevant CCAA Creditors’ Meeting.

35. If a Cross-Border Voting Creditor submits a Proxy/Ballot to the Monitor in the CCAA Proceedings and to Epiq Bankruptcy Solutions LCC (“Epiq”) in the Chapter 11 Cases, the last timely filed vote will govern.

36. Epiq shall provide to the Monitor a copy of each Proxy/Ballot that it receives in respect of a Cross-Border Debtor at or prior to the commencement of the CCAA Creditors’ Meetings.

G. Results of the Vote

37. A vote to accept the CCAA Plan by a Cross-Border Voting Creditor in respect of a Cross-Border Debtor shall be deemed to be a vote to accept the U.S. Plan with respect to such Cross-Border Debtor in the Chapter 11 Cases. A vote to reject the CCAA Plan by a Cross-Border Voting Creditor against a Cross-Border Debtor shall be deemed to be a vote to reject the U.S. Plan with respect to such Cross-Border Debtor in the Chapter 11 Cases.

38. A vote to accept the U.S. Plan by a Cross-Border Voting Creditor in respect of a Cross-Border Debtor shall be deemed to be a vote to accept the CCAA Plan with respect to such Cross-Border Debtor in the CCAA Proceedings. A vote to reject the U.S. Plan by a Cross-Border Voting Creditor shall be deemed to be a vote to reject the CCAA Plan with respect to such Cross-Border Debtor in the CCAA Proceedings.

39. A Cross-Border Voting Creditor that submits a Proxy/Ballot for voting at the CCAA Creditors Meetings in respect of a Cross-Border Debtor will be deemed to submit such Proxy/Ballot as a vote to accept or reject both the U.S. Plan and the CCAA Plan with respect to such Cross-Border Debtor and shall be bound by the results of such Proxy/Ballot for purposes of both plans.

40. The Canadian Petitioners and the Monitor shall have discretion to accept Proxy/Ballots not entirely consistent with the procedures set forth herein.

41. The results of the vote conducted at the CCAA Creditors’ Meetings shall be binding on all Cross-Border Voting Creditors whether or not any particular Cross-Border Voting Creditor is present in person or by proxy while voting at the CCAA Creditors’ Meetings.

42. Following the vote, the Monitor shall tally the votes and determine whether the CCAA Plan has been accepted by the requisite majority of each class of Affected Creditors.

43. On the business day immediately following the CCAA Creditors’ Meetings or any adjournment, postponement or rescheduling thereof, the Monitor shall provide a certified report to Epiq with respect to the results of the vote with respect to the Cross-Border Debtors, including whether the CCAA Plan has been accepted by the requisite majorities in respect of claims against the Cross-Border Debtors. Such tabulation report will also detail any defective, irregular or otherwise invalid Ballots that were counted or not counted by the Monitor.

44. In addition to reporting the voting results to Epiq, the Monitor shall also report to the Canadian Court with respect to the results of the vote in accordance with the CCAA Meeting Order.

Amendments to the Cross-Border Voting Protocol

45. The Canadian Petitioners, including the Cross-Border Debtors, the Partnerships and the U.S. Debtors reserve the right to amend and revise the Cross-Border Voting Protocol.

Choice of Law

46. Nothing herein shall determine:

(a) the choice of law applicable to the determination and ultimate allowance of claims filed in the Insolvency Proceedings;

(b) the priority to which such claims are entitled under the U.S. Bankruptcy Code and/or the CCAA; or

(c) the distribution to which such claims shall be entitled under any plan of compromise, arrangement or reorganization approved in the Insolvency Proceedings.

Comity and Independence of the Courts

47. The approval and implementation of this Cross-Border Voting Protocol shall not divest or diminish the U.S. Courts’ and the Canadian Courts’ respective independent jurisdiction over the subject matter of the Chapter 11 Cases and the CCAA Proceedings, respectively. By approving and implementing this Cross-Border Voting Protocol, neither the U.S. Court, the Canadian Court, the Canadian Petitioners, the Partnerships, the U.S. Debtors, nor any creditor or any other interested party shall be deemed to have approved or engaged in any infringement on the sovereignty of the United States or Canada.

Effectiveness; Modification

48. This Cross-Border Voting Protocol shall become effective only upon its approval by both the U.S. Court and the Canadian Court

49. This Cross-Border Voting Protocol may not be supplemented, modified, terminated or replaced in any manner except upon the approval of both the U.S. Court and the Canadian Court after notice and a hearing. Notice of any legal proceeding to supplement, modify, terminate or replace this Cross-Border Voting Protocol shall be given in accordance with the cross-border insolvency protocol approved by the U.S. Court on July 27, 2009 and the Canadian Court on July 28, 2009 (the “Court Cooperation Protocol”).

50. This Cross-Border Voting Protocol does not supersede, amend or modify the Court Cooperation Protocol or the Claims Reconciliation Protocol, both of which remain in place in full and all parties’ rights thereunder remain unaffected by this Cross-

Border Voting Protocol.

Procedure for Resolving Disputes under the Cross-Border Voting Protocol

51. Disputes relating to the terms, intent or application of this Cross-Border Voting Protocol may be addressed by interested parties to the U.S. Court, the Canadian Court or both Courts upon notice in accordance with the Court Cooperation Protocol.

Preservation of Rights

52. Nothing in this Cross-Border Voting Protocol shall prejudice the right of the Canadian Petitioners, the Partnerships, the U.S. Debtors, the Unsecured Creditors Committee or any other party in interest to dispute or assert offsets or defenses to any claim filed in the Insolvency Proceedings.

53. Nothing in this Cross-Border Voting Protocol shall prejudice the right of the Monitor to perform all of its responsibilities and obligations as required under the Canadian Proceedings, under applicable order of the Canadian Court or otherwise under applicable law, and the provisions of this Cross-Border Voting Protocol are intended by the parties and the Courts to facilitate the performance of such responsibilities and obligations by the Monitor.

54. Except as specifically provided herein, neither the terms of this Cross-Border Voting Protocol nor any actions taken under this Cross-Border Voting Protocol shall: (i) prejudice or affect the powers, rights, claims and defenses of the Canadian Petitioners, the Partnerships, the U.S. Debtors and their respective estates or creditors, the Unsecured Creditors Committee, the U.S. Trustee, the Monitor or any of the foregoing parties’ representatives or professionals under applicable law, including, without limitation, the U.S. Bankruptcy Code, the CCAA and orders of the Courts, or require any of such foregoing parties to take any action or refrain from taking any action that would result in a breach of any duty imposed upon them by any applicable law; or (ii) preclude or prejudice the rights of any person to assert or pursue such person’s substantive rights against any other person under the applicable laws of Canada or the United States.

EXHIBIT 1 OF THE CROSS-BORDER VOTING PROTOCOL IS AVAILABLE IN THE FULL VERSION OF THE PROTOCOL ON THE MONITOR’S WEBSITE: WWW.EY.COM/CA/ABITIBIBOWATER.

APPENDIX E

CLAIMS PROCEDURE ORDERS AND CROSS-BORDER CLAIMS PROTOCOL

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC DISTRICT OF MONTREAL

No: 500-11-036133-094

DATE: AUGUST 26, 2009

PRESENT: THE HONOURABLE MR. JUSTICE CLEMENT GASCON, J.S.C.

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

And

ABITIBI-CONSOLIDATED INC.

And

BOWATER CANADIAN HOLDINGS INC.

And

The other Petitioners listed on Schedules “A”, “B” and “C”

Petitioners

And

ERNST & YOUNG INC.

Monitor

CLAIMS PROCEDURE ORDER

[1] CONSIDERING the Petitioners’ Motion for the Approval of a Claims Procedure Order;

[2] CONSIDERING the representations of the parties;

THE COURT:

[1] GRANTS this Motion for the Approval of a Claims Procedure Order.

JG1793 [2] ISSUES this Order divided under the following headings:

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(a) Definitions

(b) Notice of Claims

(c) Filing of Canadian Proofs of Claim

(d) Form of Canadian Proofs of Claim

(e) Determination of Claims, Subsequent Claims and Restructuring Claims

(f) Notice of Transferees

(g) General Provisions

Definitions

[3] ORDERS that, for purposes of this Order, the following terms shall have the following meanings:

(a) “ACCC” means Abitibi-Consolidated Company of Canada;

(b) “ACI” means Abitibi-Consolidated Inc.;

(c) “BCFPI” means Bowater Canadian Forest Products Inc.;

(d) “Bl” means Bowater Incorporated;

(e) “Business Day” means a day, other than a Saturday or a Sunday, on which banks are generally open for business in Montreal, Quebec;

(f) “Canadian Claims Package” means the document package which shall include French and English versions of the Notice to Creditors, Canadian Instruction Letter, a Canadian Proof of Claim and such other materials as the Canadian Petitioners and Partnerships consider necessary or appropriate;

(g) “Canadian Claims Procedure” means the procedures outlined in this Order in connection with the assertion of Claims, Subsequent Claims and Restructuring Claims against one or more of the Canadian Petitioners or Partnerships, as amended or supplemented by further Order of the Court;

(h) “Canadian Credit Facility” means the revolving and term credit facilities pursuant to a 364-day credit agreement among BCFPI as borrower, Bl as guarantor, the lenders from time-to-time party thereto and The Bank of Nova Scotia as administrative agent (collectively, the “Canadian Credit Lenders”);

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(i) “Canadian Credit Lenders” has the meaning ascribed to it in paragraph 3(h), above;

(j) “Canadian Filing Date” means April 17, 2009;

(k) “Canadian Instruction Letter” means the French and English versions of the letter regarding completion of a Canadian Proof of Claim against the Canadian Petitioners or Partnerships, which letter shall be substantially in the form attached hereto as Appendix “D”;

(I) “Canadian Petitioners” means (i) Abitibi-Consolidated Inc. and the other petitioners listed on Appendix “A” hereto; and (ii) Bowater Canadian Holdings Inc. and the other petitioners listed on Appendix “B” hereto; provided that “Canadian Petitioners” shall not include the 18.6 Petitioners listed on Appendix “C” hereto;

(m) “Canadian Proof of Claim” means the French and English versions of the form to be completed and filed by a Creditor setting forth its purported Claim, Subsequent Claim or Restructuring Claim, which proof of claim shall be substantially in the form attached hereto as Appendix “E”;

(n) “Canadian Secured Notes” means those U.S. $413 million 13.75% senior secured notes due April 1, 2011 issued by ACCC;

(o) “Canadian Unsecured Notes” means those U.S. $102 million 10.50% notes due June 15, 2010 issued by BCFPI; those U.S. $98 million 10.63% notes due June 15, 2010 issued by BCFPI; those U.S. $22 million 10.26% notes due January 15, 2011 issued by BCFPI; those U.S. $70 million 10.60% notes due January 15, 2011 issued by BCFPI; those U.S. $600 million 7.95% notes due November 15, 2011 issued by Bowater Canada Finance Corporation; those U.S. $125 million 10.85% debentures due November 30, 2014 issued by BCFPI; those U.S. $500 million 8.55% notes due August 1, 2010 issued by ACI; those U.S. $293 million 15.5% exchange notes due July 15, 2010 issued by ACCC; those U.S. $200 million 7.75% notes due June 15, 2011 issued by ACCC; those U.S. $200 million floating rate notes due June 15, 2011 issued by ACCC; those U.S. $350 million 6.00% notes due June 20, 2013 issued by ACCC; those U.S. $450 million 8.375% notes due April 1, 2015 issued by ACCC; those U.S. $100 million 7.40% debentures due April 1, 2018 issued by ACI; those U.S. $250 million 7.50% debentures due April 1, 2028 issued by ACI; those U.S. $250 million 8.50% debentures due August 1, 2029 issued by ACI; and those U.S. $450 million 8.85% debentures due April 1, 2030 issued by ACI;

(p) “CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

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(q) “Chapter 11 Creditor Matrix” means the Chapter 11 Debtors’ creditor matrix transmitted to the Clerk of the U.S. Court at the commencement of the U.S. Proceedings.

(r) “Chapter 11 Debtors” means the U.S. Debtors and the Cross-Border Petitioners.

(s) “Chapter 11 Schedules” means the schedules and statements prepared in the U.S. Proceedings setting forth the assets and liabilities of the Chapter 11 Debtors and which are posted on the website of Epiq Bankruptcy Solutions, LLC (at http://chapter11.epiqsystems.com/ABH);

(t) “Claim” means any right or claim of any Person against one or more of the Canadian Petitioners or Partnerships in connection with any indebtedness, liability or obligation of any kind whatsoever of one or more of the Canadian Petitioners or Partnerships, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including without limitation any claim arising from or caused by the repudiation by a Canadian Petitioner or Partnership of any contract, lease or other agreement, whether written or oral, the commission of a tort (intentional or unintentional), any breach of duty (legal, statutory, equitable, fiduciary or otherwise), any right of ownership or title to property, employment, contract, a trust or deemed trust, howsoever created, any claim made or asserted against any one or more of the Canadian Petitioners or Partnerships through any affiliate, or any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any grievance, matter, action, cause or chose in action, whether existing at present or commenced in the future, based in whole or in part on facts which existed on the Canadian Filing Date, together with any other claims of any kind that, if unsecured, would constitute a debt provable in bankruptcy within the meaning of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3; provided that “Claim” shall not include any Excluded Claim;

(u) “Claims Bar Date” means 4:00 p.m. (Eastern Standard Time) on November 13, 2009 or such other date as may be ordered by the Court;

(v) “Court” means the Superior Court of Quebec;

(w) “Creditor” means any Person asserting a Claim, Subsequent Claim or Restructuring Claim;

(x) “Cross-Border Petitioners” means Bowater Canadian Holdings Inc., Bowater Canada Finance Corporation, Bowater Canadian Limited,

500-11-036133-094 PAGE: 5

AbitibiBowater Canada Inc., BCFPI, Bowater LaHave Corporation and Bowater Maritimes Inc. who filed for protection under the CCAA and commenced U.S. Proceedings;

(y) “Excluded Claim” means (i) any Claim, Secured Claim or Restructuring Claim secured by the Abitibi Administration Charge, the Bowater Administration Charge, the Abitibi D&O Charge, the Bowater D&O Charge, the ACI DIP Charge or the Bl DIP Lenders Charge (as each term is defined in the Second Amended Initial Order); (ii) any Claim, Subsequent Claim or Restructuring Claim of the Pre-Petition Lenders or any other Person under the Pre-Petition Facilities (a “Pre-Petition Lender Claim”); (iii) subject to paragraphs 11 and 12 of this Order, any Claim, Subsequent Claim or Restructuring Claim of a Noteholder for principal, interest and other applicable fees and charges under any Canadian Unsecured Notes and/or any Canadian Secured Notes (a “Noteholder Claim”); (iv) any Intercompany Claim including those secured by the ACI Inter-Company Advances Charge and the Bl Inter-Company Advances Charge (as each term is defined in the Second Amended Initial Order); (v) any Claim, Subsequent Claim or Restructuring Claim of an employee of any of the Canadian Petitioners or Partnerships who was employed by that Canadian Petitioner or Partnership as of April 16, 2009; (vi) any Claim, Subsequent Claim or Restructuring Claim asserted by any person, including pension plan administrators, or pension authorities, in respect of the 20 registered pension plans for the Canadian Petitioners’ Canadian employees; or (vii) any other Claim, Subsequent Claim or Restructuring Claim ordered by the Court to be treated as an Excluded Claim;

(z) “Governmental Agency” means any federal, provincial, state or local government, agency or instrumentality thereof or similar entity, howsoever designated or constituted exercising executive, legislative, judicial, regulatory or administrative functions in Canada, the United States, or elsewhere;

(aa) “Intercompany Claim” means any Claim, Subsequent Claim or Restructuring Claim of a Canadian Petitioner, a Partnership or one of the U.S. Debtors against a Canadian Petitioner or Partnership;

(bb) “Known Creditors” means (i) those Creditors to whom the Canadian Petitioners or Partnerships owed money as of the Canadian Filing Date, which obligation remains unpaid in whole or in part as evidenced by the books and records of the Canadian Petitioners and Partnerships; and (ii) those Creditors with Subsequent Claims;

(cc) “Monitor” means Ernst & Young Inc., in its capacity as the Court-appointed Monitor of the Canadian Petitioners and Partnerships;

500-11-036133-094 PAGE: 6

(dd) “Noteholder” means the holder of Canadian Secured Notes and/or Canadian Unsecured Notes;

(ee) “Noteholder Claim” has the meaning ascribed to it in paragraph 3(y), above;

(ff) “Notice to Creditors” means the French and English versions of the notice substantially in the form attached hereto as Appendix “F”;

(gg) “Partnerships” means Bowater Canada Finance Limited Partnership, Bowater Pulp and Paper Canada Holdings Limited Partnership and Abitibi-Consolidated Finance LP;

(hh) “Person” means any individual, partnership, firm, joint venture, trust, entity, corporation, body corporate, unincorporated association, or organization, trade union, employee or other association, Governmental Agency, or similar entity, howsoever designated or constituted and any individual or other entity owned or controlled by or which is the agent of any of the foregoing;

(ii) “Plan” means any plan of compromise or arrangement filed by one or more of the Canadian Petitioners pursuant to the CCAA;

(jj) “Pre-Petition Facilities” means the credit facilities available pursuant to the Term Loan Facility, the U.S. Credit Facility and the Canadian Credit Facility;

(kk) “Pre-Petition Lenders” means the Term Loan Lenders, the U.S. Credit Lenders and the Canadian Credit Lenders;

(II) “Pre-Petition Lender Claim” has the meaning ascribed to it in paragraph 3(y), above;

(mm) “Restructuring Claim” means any Claim arising as a result of or in connection with the repudiation, termination or restructuring by the Canadian Petitioners or Partnerships of any contract, lease, employment or other agreement after August 31, 2009; provided that “Restructuring Claim” shall riot include an Excluded Claim;

(nn) “Second Amended Initial Order” means the Second Amended Initial Order of the Honourable Mr. Justice Clement Gascon, J.S.C. of the Court dated May 6, 2009;

(oo) “Subsequent Claim” means any Claim arising as a result of or in connection with the repudiation, termination or restructuring by the Canadian Petitioners or Partnerships of any contract, lease or other agreement after the Canadian Filing Date but on or before August 31,

500-11-036133-094 PAGE: 7

2009; <u>provided that</u> **"Subsequent Claim"** shall not include an Excluded Claim;

(pp) **"Term Loan Facility"** means the term loan facility pursuant to the Credit and Guaranty Agreement dated as of April 1, 2008 between ACCC as borrower, ACI as guarantor and the other guarantors party thereto, the lenders party thereto and Wells Fargo, N.A. as administrative agent (collectively, the **"Term Loan Lenders"**);

(qq) **"Term Loan Lenders"** has the meaning ascribed to it in paragraph 3(pp), above;

(rr) **"U.S. Claims Package"** means the document package which shall include a copy of an instruction letter, a U.S. Proof of Claim and such other materials as the U.S. Debtors consider necessary or appropriate;

(ss) **"U.S. Claims Procedure"** means the claims process approved by the U.S. Court to be conducted within the U.S. Proceedings in respect of the U.S. Debtors;

(tt) **"U.S. Court"** means the United States Bankruptcy Court for the District of Delaware;

(uu) **"U.S. Credit Facility"** means the revolving credit facility pursuant to a 5-year credit agreement among BI, Bowater Newsprint South LLC, Bowater Alabama LLC and Bowater Newsprint South Operations LLC as borrowers, the lenders from time-to-time party thereto and Wachovia as administrative agent (collectively, the **"U.S. Credit Lenders"**);

(vv) **"U.S. Credit Lenders"** has the meaning ascribed to it in paragraph 3(uu), above;

(ww) **"U.S. Debtors"** means AbitibiBowater Inc., AbitibiBowater US Holding LLC, Donohue Corp., Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Alabama Corporation, Alabama River Newsprint Company, Abitibi-Consolidated Corporation, Augusta Woodlands, LLC, Tenex Data Inc., AbitibiBowater US Holding 1 Corp., Bowater Ventures Inc., Bowater Incorporated, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Catawba Property Holdings LLC, Bowater Finance Company Inc., Bowater South American Holdings Incorporated, Bowater America Inc., Lake Superior Forest Products Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Finance II LLC, Bowater Alabama LLC, Coosa Pines Golf Club Holdings LLC and Abitibi-Consolidated Finance LP; <u>provided that</u> **"U.S. Debtors"** shall not include the Cross-Border Petitioners;

E-8

500-11-036133-094 PAGE: 8

(xx) “U.S. Proceedings” means the proceedings commenced on April 16, 2009 by the Chapter 11 Debtors under chapter 11 of title 11 of the United States Bankruptcy Code in the U.S. Court; and

(yy) “U.S. Proof of Claim” means a proof of claim filed in the U.S. Claims Procedure.

Notice of Claims

[4] ORDERS that the Monitor shall cause a Canadian Claims Package to be sent to each Known Creditor by regular prepaid mail within 20 days from the date of this Order.

[5] ORDERS that the Monitor and Epiq Bankruptcy Solutions, LLC shall cause a U.S. Claims Package to be sent to each entity that is listed on the Chapter 11 Creditor Matrix that may hold a claim, as such term is defined in the U.S. Bankruptcy Code, against the Canadian Petitioners (including the Cross-Border Petitioners) by regular prepaid mail within 20 days from the date of this Order but in no event less than 60 days from the Claims Bar Date.

[6] ORDERS that the Monitor shall cause (i) the French and English versions of the Notice to Creditors to be placed in the Montreal Gazette and the Globe and Mail (National Edition); (ii) the English version of the Notice to Creditors to be placed in the Wall Street Journal and USA Today; and (iii) the French version of the Notice to Creditors to be placed in La Presse, Le Soleil and Le Quotidien, one day per week for two weeks within 20 days from the date of this Order.

[7] ORDERS that the Monitor shall cause the Canadian Claims Package, which includes the Notice to Creditors, to be posted on the Monitor’s French and English bilingual website (at www.ey.com/ca/abitibibowater) within 20 days from the date of this Order.

[8] ORDERS that the Monitor shall cause a copy of the Canadian Claims Package to be sent to any Person requesting such material within 7 days from the date of the request.

[9] ORDERS that, in the event that the Monitor believes that any action taken by a Canadian Petitioner or Partnership may give rise to a Claim, Subsequent Claim or a Restructuring Claim or the Monitor is advised by any Person that such Person believes it has a Claim, Subsequent Claim or a Restructuring Claim, the Monitor shall thereafter cause a copy of the Canadian Claims Package to be sent to the Creditor.

500-11-036133-094 PAGE: 9

Filing of Canadian Proofs of Claim

Claims and Subsequent Claims

[10] ORDERS that every Creditor asserting a Claim or Subsequent Claim, other than an Excluded Claim, against a Canadian Petitioner (including the Cross-Border Petitioners) or Partnership shall set out its aggregate Claim or Subsequent Claim in a Canadian Proof of Claim and deliver that Canadian Proof of Claim to the Monitor so that it is actually received by the Monitor by no later than the Claims Bar Date.

[11] ORDERS that the indenture trustee(s) or similar agent(s) under the Canadian Secured Notes and the Canadian Unsecured Notes shall be required each to deliver one aggregate Canadian Proof of Claim on behalf of the Noteholders in respect of the aggregate amount owed to the Noteholders for which such indenture trustee or similar agent acts. Subject to paragraph 12 hereof, individual Noteholders are not required to file individual Canadian Proofs of Claim.

[12] ORDERS that any Noteholder that wishes to assert a Claim or Subsequent Claim other than a Noteholder Claim shall be required to deliver a Canadian Proof of Claim.

[13] ORDERS that any Pre-Petition Lender that wishes to assert a Claim or Subsequent Claim other than a Pre-Petition Lender Claim shall be required to deliver a Canadian Proof of Claim.

[14] ORDERS that a U.S. Proof of Claim timely filed against a Cross-Border Petitioner in accordance with the U.S. Claims Procedure will be deemed to be a Canadian Proof of Claim that has been timely delivered to the Monitor in accordance with the Canadian Claims Procedure. If a Canadian Proof of Claim is delivered to the Monitor in accordance with the Canadian Claims Procedure and a U.S. Proof of Claim is also filed in accordance with the U.S. Claims Procedure in respect of the same Claim or Subsequent Claim against the same Cross-Border Petitioner, the last timely filed Claim or Subsequent Claim shall govern in the Canadian Claims Procedure. For greater certainty, if a Creditor (i) does not file a Canadian Proof of Claim in respect of a Claim or Subsequent Claim against a Canadian Petitioner or Partnership; and (ii) does not file a U.S. Proof of Claim in respect of a Claim or Subsequent Claim against a Canadian Petitioner or Partnership; and (iii) that Creditor’s Claim or Subsequent Claim in the amount provided for in the Chapter 11 Schedules is deemed accepted in accordance with the U.S. Claims Procedure and the U.S. Proceedings, then that Claim or Subsequent Claim is deemed accepted only for the purposes of the U.S. Proceedings and does not constitute a timely filed Canadian Proof of Claim in accordance with the Canadian Claims Procedure and these proceedings.

[15] ORDERS that, subject to paragraph 14 and unless otherwise ordered by this Court, any Creditor who does not deliver a Canadian Proof of Claim in respect of a Claim or Subsequent Claim in accordance with paragraphs 10, 12 and 13 shall be forever barred from asserting such Claim or Subsequent Claim against any of the

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Canadian Petitioners or Partnerships and such Claim or Subsequent Claim shall be forever extinguished and any holder of such Claim or Subsequent Claim shall not be entitled to participate as a Creditor in these proceedings or receive any further notice in respect of these proceedings, the Canadian Claims Procedure or any Plan and shall not be entitled to vote on any Plan or receive any distribution from any Plan or otherwise from the Canadian Petitioners or Partnerships, or the Monitor on behalf of the Canadian Petitioners or Partnerships, in respect of such Claim or Subsequent Claim.

Restructuring Claims

[16] ORDERS that every Creditor asserting a Restructuring Claim, other than an Excluded Claim, against a Canadian Petitioner (including the Cross-Border Petitioners) or Partnership shall set out its aggregate Restructuring Claim in a Canadian Proof of Claim and deliver that Canadian Proof of Claim to the Monitor so that it is actually received by the Monitor by such later date to be established for such purpose by the Court.

[17] ORDERS that paragraphs 11 to 15 of this Order apply to Canadian Proofs of Claim delivered in respect of Restructuring Claims.

Form of Canadian Proofs of Claim

[18] ORDERS that each Creditor shall file a separate Canadian Proof of Claim in respect of each Canadian Petitioner or Partnership against which it purports to have a Claim, Subsequent Claim or Restructuring Claim.

[19] ORDERS that any Claim, Subsequent Claim or Restructuring Claim denominated in any currency other than Canadian dollars shall, for the purposes of this Order, be converted to and shall constitute obligations in Canadian dollars, such calculation to be effected using the Bank of Canada’s noon spot rate as of the Canadian Filing Date (U.S. dollar claims are to be converted at the rate of US$1 = CDN$1.2146).

[20] ORDERS that each Creditor shall reduce its Claim, Subsequent Claim or Restructuring Claim by the amount of (a) any payment thereon made by a Canadian Petitioner or Partnership to the Creditor; (b) the application of any volume or other discount in reduction of such Claim, Subsequent Claim or Restructuring Claim by a Canadian Petitioner or Partnership; and (c) any other subsequent credit applied by a Canadian Petitioner or Partnership against such Claim, Subsequent Claim or Restructuring Claim or the Creditor.

Determination of Claims, Subsequent Claims and Restructuring Claims

[21] ORDERS that the applicable procedures for reviewing and determining Claims, Subsequent Claims and Restructuring Claims shall be established by further Order of the Court. Proper notice of all motions for any Orders to approve such procedures shall

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be provided to the service list in these proceedings and any Person who has timely filed a Canadian Proof of Claim against the Canadian Petitioners or Partnerships in accordance with the Canadian Claims Procedure.

Notice of Transferees

[22] ORDERS that, if a Creditor or any subsequent holder of a Claim, Subsequent Claim or Restructuring Claim, who has been acknowledged by the Canadian Petitioners or Partnerships and the Monitor as the holder of the Claim, Subsequent Claim or Restructuring Claim, transfers or assigns that Claim, Subsequent Claim or Restructuring Claim to another Person, neither the Canadian Petitioners nor Partnerships nor the Monitor shall be required to give notice to or to otherwise deal with the transferee or assignee of the Claim, Subsequent Claim or Restructuring Claim as the holder of such Claim, Subsequent Claim or Restructuring Claim unless and until actual notice of transfer or assignment, together with satisfactory evidence of such transfer or assignment, has been delivered to the Canadian Petitioners or Partnerships and the Monitor, Thereafter, such transferee or assignee shall, for all purposes hereof, constitute the holder of such Claim, Subsequent Claim or Restructuring Claim and shall be bound by notices given and steps taken in respect of such Claim, Subsequent Claim or Restructuring Claim.

[23] ORDERS that, if a Creditor or any subsequent holder of a Claim, Subsequent Claim or Restructuring Claim who has been acknowledged by the Canadian Petitioners or Partnerships and the Monitor as the holder of the Claim, Subsequent Claim or Restructuring Claim transfers or assigns the whole of such Claim, Subsequent Claim or Restructuring Claim to more than one Person or part of such Claim, Subsequent Claim or Restructuring Claim to another Person or Persons, such transfers or assignments shall not create separate Claims, Subsequent Claims or Restructuring Claims and such Claims, Subsequent Claims or Restructuring Claims shall continue to constitute and be dealt with as a single Claim, Subsequent Claim or Restructuring Claim notwithstanding such transfers or assignments. Neither the Canadian Petitioners nor Partnerships nor the Monitor shall, in each such case, be required to recognize or acknowledge any such transfers or assignments and shall be entitled to give notices to and to otherwise deal with such Claim, Subsequent Claim or Restructuring Claim only as a whole and then only to and with the Person last holding such Claim, Subsequent Claim or Restructuring Claim provided such Creditor may, by notice in writing delivered to the Canadian Petitioners or Partnerships and the Monitor, direct that subsequent dealings in respect of such Claim, Subsequent Claim or Restructuring Claim, but only as a whole, shall be dealt with by a specified Person and in such event, such Person shall be bound by any notices given or steps taken in respect of such Claim, Subsequent Claim or Restructuring Claim with such Creditor.

General Provisions

[24] ORDERS that the Monitor, in addition to its prescribed rights and obligations under the CCAA and under the Second Amended Initial Order, shall assist the

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Canadian Petitioners and Partnerships in connection with the matters described herein, and is hereby authorized and directed to take such other actions and fulfill such other roles as are contemplated by this Order and such other roles in keeping with its position as an officer of this Court.

[25] ORDERS that any notice or communication (including, without limitation, Canadian Proofs of Claim) to be given under this Order by a Creditor to the Monitor or the Canadian Petitioners or Partnerships shall be in writing and, where applicable, in substantially the form provided for in this Order and will be sufficiently given only if delivered by electronic mail, facsimile, courier or registered mail addressed to:

Ernst & Young Inc., Monitor of Abitibi-Consolidated Inc., Bowater Canadian Forest Products Inc. et al. 800 Rene-Levesque Blvd. West Suite 2000

Montreal, QC H3B 1X9

Telephone: 1-866-246-7889

Fax: 514-879-3992

Email: abitibibowater@ca.ey.com

Attention: Ms. Donna Comerford

Any such notice or other communication by a Creditor shall be deemed received only upon actual receipt thereof during normal business hours on a Business Day.

[26] ORDERS that any notice or other communication to be given in connection with this Order by the Canadian Petitioners or Partnerships or the Monitor to a Creditor, other than the Notice to Creditors to be published as provided in paragraph 6 herein, shall be in writing. Such notice or other communication will be sufficiently given to a Creditor if given by prepaid ordinary mail, by courier, by delivery or by facsimile transmission or electronic mail to the Creditor to such address, facsimile number or e-mail address appearing in the books and records of the Canadian Petitioners or Partnerships or in any Canadian Proof of Claim filed by the Creditor. Any such notice or other communication (a) if given by prepaid ordinary mail, shall be deemed received on the third (3rd) Business Day after mailing within Quebec, the fifth (5th) Business Day after mailing elsewhere within Canada or to the United States and the tenth (10th) Business Day after mailing internationally; (b) if given by courier or delivery, shall be deemed received on the next Business Day following dispatch; (c) if given by facsimile transmission or electronic mail before 5:00 p.m. on a Business Day, shall be deemed received on such Business Day; and (d) if given by facsimile transmission or electronic mail after 5:00 p.m. on a Business Day, shall be deemed received on the following Business Day.

[27] ORDERS that, in the event that the day on which any notice or communication required to be delivered pursuant to the Canadian Claims Procedure is not a Business Day, then such notice or communication shall be required to be delivered on the next Business Day.

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[28] ORDERS that, if during any period during which notices or other communication are being given pursuant to this Order a postal strike or postal work stoppage of general application should occur, such notices or other communications then not received or deemed received shall not, absent further Order of this Court, be effective. Notices and other communications given hereunder during the course of any such postal strike or postal work stoppage of general application shall only be effective if given by electronic mail, courier, delivery or facsimile transmission in accordance with this Order.

[29] ORDERS that references to the singular shall include the plural, references to the plural shall include the singular and to any gender shall include the other gender.

[30] ORDERS that, in the event of a conflict between the French and English versions of any of the documents approved by this Order, the English version shall prevail.

[31] REQUESTS the aid and recognition of any court or any judicial, regulatory or administrative body in any province or territory of Canada and the Federal Court of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States and the states or other subdivisions of the United States and of any other nation or state, including the U.S. Court, to assist the Canadian Petitioners and Partnerships and the Monitor and their respective agents in carrying out the terms of this Order and any other Order in these proceedings, to make such orders and to provide such assistance to the Canadian Petitioners, Partnerships and the Monitor, as an officer of the Court, as may be necessary or desirable to give effect to this Order and to grant representative status to the Canadian Petitioners, the Partnerships and the Monitor in any foreign proceeding.

CLEMENT GASCON, J.S.C. J.S.C.

Me Guy P. Martel et Me Stephanie Bergeron

STIKEMAN, ELLIOTT

Attorneys for Petitioners

Me Alain Tardif et Me Philippe H. Belanger

McCARTHY, TETRAULT

Attorneys for Petitioners

Me Avram Fishman

FLANZ FISHMAN MELAND PAQUIN

Attorneys for the Monitor

Me Patrice Benoit

GOWLING LAFLEUR HENDERSON LLP

Attorneys for Investissement Quebec

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Me Guillaume-Pierre Michaud

FASKEN MARTINEAU Du MOULIN

Attorneys for Silver Oak Capital LLC et al., DDJ Capital Management, LLC et al.

Me Jean-Yves Simard

LAVERY, DE BILLY

Attorneys for the Ad hoc Committee of Bondholders

Me Francois D. Gagnon

BORDEN, LADNER, GERVAIS

Attorneys for the Ad hoc Committee of the Senior Secured Noteholders and U.S. Bank National Association, Indenture Trustee for the Senior Secured Noteholders

Date of hearing August 26, 2009

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SCHEDULE “A”

ABITIBI PETITIONERS

1. ABITIBI-CONSOLIDATED INC.

2. ABITIBI-CONSOLIDATED COMPANY OF CANADA

3. 3224112 NOVA SCOTIA LIMITED

4. MARKETING DONOHUE INC.

5. ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

6. 3834328 CANADA INC.

7. 6169678 CANADA INC.

8. 4042140 CANADA INC.

9. DONOHUE RECYCLING INC.

10. 1508756 ONTARIO INC.

11. 3217925 NOVA SCOTIA COMPANY

12. LA TUQUE FOREST PRODUCTS INC.

13. ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

14. SAGUENAY FOREST PRODUCTS INC.

15. TERRA NOVA EXPLORATIONS LTD.

16. THE JONQUIERE PULP COMPANY

17. THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY

18. SCRAMBLE MINING LTD.

19. 9150-3383 QUEBEC INC.

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SCHEDULE "B"

BOWATER PETITIONERS

1. BOWATER CANADIAN HOLDINGS INC.
2. BOWATER CANADA FINANCE CORPORATION
3. BOWATER CANADIAN LIMITED
4. 3231378 NOVA SCOTIA COMPANY
5. ABITIBIBOWATER CANADA INC.
6. BOWATER CANADA TREASURY CORPORATION
7. BOWATER CANADIAN FOREST PRODUCTS INC.
8. BOWATER SHELBURNE CORPORATION
9. BOWATER LAHAVE CORPORATION
10. ST-MAURICE RIVER DRIVE COMPANY LIMITED
11. BOWATER TREATED WOOD INC.
12. CANEXEL HARDBOARD INC.
13. 9068-9050 QUÉBEC INC.
14. ALLIANCE FOREST PRODUCTS (2001) INC.
15. BOWATER BELLEDUNE SAWMILL INC.
16. BOWATER MARITIMES INC.
17. BOWATER MITIS INC.
18. BOWATER GUÉRETTE INC.
19. BOWATER COUTURIER INC.

E-17

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SCHEDULE “C”

18.6 CCAA PETITIONERS

1. ABITIBIBOWATER INC.

2. ABITIBIBOWATER US HOLDING 1 CORP.

3. BOWATER VENTURES INC.

4. BOWATER INCORPORATED

5. BOWATER NUWAY INC.

6. BOWATER NUWAY MID-STATES INC.

7. CATAWBA PROPERTY HOLDINGS LLC

8. BOWATER FINANCE COMPANY INC.

9. BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED

10. BOWATER AMERICA INC.

11. LAKE SUPERIOR FOREST PRODUCTS INC.

12. BOWATER NEWSPRINT SOUTH LLC

13. BOWATER NEWSPRINT SOUTH OPERATIONS LLC

14. BOWATER FINANCE II, LLC

15. BOWATER ALABAMA LLC

16. COOSA PINES GOLF CLUB HOLDINGS LLC

APPENDIXES D TO F OF THE FIRST CLAIMS PROCEDURE ORDER ARE AVAILABLE IN THE FULL VERSION OF THE ORDER ON THE MONITOR’S WEBSITE : WWW.EY.COM/CA/ABITIBIBOWATER.

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC

DISTRICT OF MONTREAL

No: 500-11-036133-094

DATE: JANUARY 18, 2010

PRESENT: THE HONOURABLE MR. JUSTICE CLEMENT GASCON, J.S.C.

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

And

ABITIBI-CONSOLIDATED INC.

And

BOWATER CANADIAN HOLDINGS INC.

And

The other Petitioners listed on Schedules “A”, “B” and “C”

Debtors

And

ERNST & YOUNG INC.

Monitor

CLAIMS PROCEDURE ORDER

(REVIEW AND DETERMINATION OF CLAIMS)

(#414)

[1] CONSIDERING the Petitioners’ Motion for an Order Establishing a Procedure for the Review and Determination of Claims, Subsequent Claims and Former Employee Grievances against the Petitioners (the “Motion”);

JG1793

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[2] CONSIDERING the representations of the parties and the absence, in the end, of any contestation on the final wording of this Order;

FOR THESE REASONS, THE COURT:

[1] GRANTS the Motion.

[2] ISSUES this Order divided under the following headings:

(a) Definitions

(b) Cross-Border Claims Protocol

(c) Review and Determination of Claims and Subsequent Claims

(d) Review and Determination of Former Employee Grievances

(e) Notices and Communications

(f) Aid and Assistance of Other Courts

(g) General Provisions

Definitions

[3] ORDERS that, for purposes of this Order, the following terms shall have the following meanings:

(a) “ACCC” means Abitibi-Consolidated Company of Canada;

(b) “ACI” means Abitibi-Consolidated Inc.;

(c) “BCFPI” means Bowater Canadian Forest Products Inc.;

(d) “BI” means Bowater Incorporated;

(e) “Business Day” means a day, other than a Saturday or a Sunday, on which banks are generally open for business in Montreal, Quebec;

(f) “Canadian Claims Procedure Order” means the order of this Court dated August 26, 2009 in these proceedings;

(g) “Canadian Petitioners” means (i) ACI and the other petitioners listed on Appendix “A” hereto; and (ii) Bowater Canadian Holdings Inc. and the other petitioners listed on Appendix “B” hereto; provided that “Canadian Petitioners” shall not include the 18.6 Petitioners listed on Appendix “C” hereto;

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(h) “CGAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

(i) “Claim” means any right or claim of any Person against one or more of the Canadian Petitioners or Partnerships in connection with any indebtedness, liability or obligation of any kind whatsoever of one or more of the Canadian Petitioners or Partnerships, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including without limitation any claim arising from or caused by the repudiation by a Canadian Petitioner or Partnership of any contract, lease or other agreement, whether written or oral, the commission of a tort (intentional or unintentional), any breach of duty (legal, statutory, equitable, fiduciary or otherwise), any right of ownership or title to property, employment, contract, a trust or deemed trust, howsoever created, any claim made or asserted against any one or more of the Canadian Petitioners or Partnerships through any affiliate, or any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any grievance, matter, action, cause or chose in action, whether existing at present or commenced in the future, based in whole or in part on facts which existed on the Canadian Filing Date, together with any other claims of any kind that, if unsecured, would constitute a debt provable in bankruptcy within the meaning of the

Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3; provided that for the purposes of the present Order, “Claim” shall not include the following:

(a) any Excluded Claim;

(b) any Restructuring Claim; and

(c) any Former Employee Grievance;

(j) “Claims Bar Date” means, in respect of Claims, Subsequent Claims or Former Employee Grievances 4:00 p.m. (Eastern Standard Time) on November 13, 2009 or such other date as may be ordered by the Court;

(k) “Claims Officer” means the individual(s) appointed as claims officers) pursuant to paragraph 9 of the present Order;

(I) “Collective Agreement” means a collective agreement to which the Canadian Petitioners and the Partnerships or any of them and a Union were parties on or before April 17, 2009, and any subsequent amendment and/or renewal thereof;

(m) “Court” means the Superior Court of Quebec;

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(n) “Creditor” means any Person asserting a Claim or Subsequent Claim or Restructuring Claim;

(o) “Cross-Border Claims Protocol” means the cross-border claims determination protocol attached hereto as Appendix “E”;

(p) “Cross-Border Petitioners” means Bowater Canadian Holdings Inc., Bowater Canada Finance Corporation, Bowater Canadian Limited, AbitibiBowater Canada Inc., BCFPI, Bowater LaHave Corporation and Bowater Maritimes Inc. who filed for protection under the CCAA and commenced U.S. Proceedings;

(q) “Determination Date” means April 17, 2009;

(r) “Dispute Package” means, with respect to any Claim, Subsequent Claim or Former Employee Grievance, a copy of the related Proof of Claim, Notice of Revision or Disallowance and Notice of Dispute;

(s) “Excluded Claim” means (each otherwise undefined capitalized term as defined in the Canadian Claims Procedure Order) (i) any Claim, Secured Claim or Restructuring Claim secured by the Abitibi Administration Charge, the Bowater Administration Charge, the Abitibi D&O Charge, the Bowater D&O Charge, the ACI DIP Charge or the BI DIP Lenders Charge (as each term is defined in the Second Amended Initial Order); (ii) any Claim, Subsequent Claim or Restructuring Claim of the Pre-Petition Lenders or any other Person under the Pre-Petition Facilities (a “Pre-Petition Lender Claim”); (iii) subject to paragraphs 11 and 12 of the Canadian Claims Procedure Order, any Claim, Subsequent Claim or Restructuring Claim of a Noteholder for principal, interest and other applicable fees and charges under any Canadian Unsecured Notes and/or any Canadian Secured Notes (a “Noteholder Claim”); (iv) any Intercompany Claim including those secured by the ACI Inter-Company Advances Charge and the BI Inter-Company Advances Charge (as each term is defined in the Second Amended Initial Order); (v) any Claim, Subsequent Claim or Restructuring Claim of an employee of any of the Canadian Petitioners or Partnerships who was employed by that Canadian Petitioner or Partnership as of April 16, 2009; (vi) any Claim, Subsequent Claim or Restructuring Claim asserted by any person, including pension plan administrators, or pension authorities, in respect of the 20 registered pension plans for the Canadian Petitioners’ Canadian employees; or (vii) any other Claim, Subsequent Claim or Restructuring Claim ordered by the Court to be treated as an Excluded Claim;

(t) “Former Employee Grievance” means any claim arising from a grievance in respect of events, actions or circumstances arising out of or under any Collective Agreement and which does not constitute an Excluded Claim;

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(u) “Grievance Claims Officer” means the individual(s) appointed as grievance claims officers) pursuant to paragraph 18 of the present Order;

(v) “Grievance Proof of Claim” means any proof of claim filed by a Union in accordance with the Canadian Claims Procedure Order setting forth its purported Former Employee Grievance with respect to a former employee;

(w) “Monitor” means Ernst & Young Inc., in its capacity as the Court-appointed Monitor of the Canadian Petitioners and Partnerships;

(x) “Notice of Dispute” means the notice that may be delivered by a Creditor who has received a Notice of Revision or Disallowance disputing such Notice of Revision or Disallowance, which notice shall be substantially in the form attached hereto as Appendix “F”;

(y) “Notice of Revision or Disallowance” means the notice advising a Creditor or a Union that the Monitor has revised or rejected all or part of such Creditor’s or Union’s Claim, Subsequent Claim or Former Employee Grievance set out in its Proof of Claim or Grievance Proof of Claim and setting out the reasons for such revision or disallowance, which notice shall be substantially in the form attached hereto as Appendix “E”;

(z) “Partnerships” means the entities listed on Appendix “D” hereto, excluding however, for the purposes of this Order, Abitibi-Consolidated Finance LP;

(aa) “Person” means any individual, partnership, firm, joint venture, trust, entity, corporation, body corporate, unincorporated association or organization, trade union, employee or other association, governmental agency, or similar entity, howsoever designated or constituted and any individual or other entity owned or controlled by or which is the agent of any of the foregoing;

(bb) “Plan” means the plan(s) of arrangement and compromise to be filed in these proceedings in connection with the restructuring efforts of the Canadian Petitioners and Partnerships.

(cc) “Proof of Claim” means any proof of claim filed by a Creditor in accordance with the Canadian Claims Procedure Order setting forth its purported Claim or Subsequent Claim;

(dd) “Proven Claim” means the amount of any Claim, Subsequent Claim or Former Employee Grievance of any Creditor or Union as of 12:01 a.m. on the Determination Date, determined in accordance with the provisions of the CCAA and this Order;

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(ee) “Restructuring Claim” means (i) any Claim arising as a result of or in connection with the repudiation, termination or restructuring by the Canadian Petitioners or Partnerships of any contract, lease, employment or other obligation after August 31, 2009; or (ii) any Claim against any of the Canadian Petitioners or Partnerships as a former owner, occupier, person in possession or otherwise in connection with any property (whether moveable or immoveable, real or personal) transferred on or after April 17, 2009 provided that “Restructuring Claim” shall not include an Excluded Claim or a Subsequent Claim.

(ff) “Subsequent Claim” means any Claim arising as a result of or in connection with the repudiation, termination or restructuring by the Canadian Petitioners or Partnerships of any contract, lease or other agreement after the Canadian Filing Date but on or before August 31, 2009; provided that “Subsequent Claim” shall not include an Excluded Claim;

(gg) “Threshold Claim” shall have the meaning set forth in the Cross-Border Claims Protocol;

(hh) “UCC” means the statutory committee of unsecured creditors appointed in the Chapter 11 proceedings, the U.S. Creditors’ Committee;

(ii) “Union” means the following unions, in each case comprising any affiliated union(s) representing one or more employees (respectively and collectively, the “Unions”):

- Canadian Office and Professional Employees Union (COPE);

- Centrale des syndicats democratiques (CSD);

- Communications, Energy and Paperworkers Union of Canada / Syndicat canadien des communications, de l’energie et du papier (CEP / SCEP);

- Confederation des syndicats nationaux / Federation des travailleurs et des travailleuses du papier et de la foret / Syndicat national des travailleurs des pates et papiers (CSN / FTTPF / SNTPP);

- Fraternite unie des charpentiers menuisiers d’Amerique (FUCMA);

- International Association of Machinists & Aerospace Workers (IAMS);

- International Brotherhood of Electrical Workers (IBEW);

- International Longshoremen Association (ILA);

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- International Union of Operating Engineers (IUOE);

- Office and Professional Employees International Union (OPEIU);

- Syndicat des employees et employes professionnels-les et de bureau – Quebec (SEPB);

- United Association of Plumbers and Steamfitters (UAPS); and

- United Steel Workers (USWA).

(jj) “U.S. Court” means the United States Bankruptcy Court for the District of Delaware;

(kk) “U.S. Debtors” means AbitibiBowater Inc., AbitibiBowater US Holding LLC, Donohue Corp., Abitibi Consolidated Sales Corporation, Abitibi-Consolidated Alabama Corporation, Alabama River Newsprint Company, Abitibi-Consolidated Corporation, Augusta Woodlands, LLC, Tenex Data Inc., AbitibiBowater US Holding 1 Corp., Bowater Ventures Inc., Bowater Incorporated, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Catawba Property Holdings LLC, Bowater Finance Company Inc., Bowater South American Holdings Incorporated, Bowater America Inc., Lake Superior Forest Products Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Finance II LLC, Bowater Alabama LLC, Coosa Pines Golf Club Holdings LLC and Abitibi-Consolidated Finance LP; provided that “U.S. Debtors” shall not include the Cross-Border Petitioners, but, for the purposes of this Order, shall include Abitibi Consolidated Finance, LP; and

(ll) “U.S. Proceedings” means the proceedings commenced on April 16, 2009 by the Chapter 11 Debtors under chapter 11 of title 11 of the United States Bankruptcy Code in the U.S. Court.

Cross-Border Claims Protocol

[4] ORDERS that (i) the Cross-Border Claims Protocol be and is hereby approved and shall become effective upon its approval by the U.S. Bankruptcy Court, (ii) to the extent any terms of this Order are inconsistent with the Cross-Border Claims Protocol, the terms of the Cross-Border Claims Protocol shall govern, (iii) all claims against any Cross-Border Petitioner shall be proven in accordance with the Cross-Border Claims Protocol, and (iv) the parties to these proceedings and any other Person shall be governed by the Cross-Border Claims Protocol and shall comply with same.

[5] ORDERS that, notwithstanding paragraphs 8 and 17 hereof, the Monitor shall not accept, amend or disallow any Claim, Subsequent Claim or Former Employee Grievance which constitutes a Threshold Claim against any Cross-Border Petitioner

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unless, prior to such acceptance, amendment or disallowance, the Monitor shall have consulted with the UCC in the manner described in the Cross-Border Claims Protocol.

[6] ORDERS that notwithstanding anything to the contrary contained therein, the Cross Border Claims Protocol and this Order shall not determine: (a) the choice of law applicable to the determination and ultimate allowance of claims filed in the present proceedings and in the U.S. Proceedings; (b) the priority to which such claims are entitled under the U.S. Bankruptcy Code and/or the CCAA, including whether any claim may be entitled to priority under section 503(b)(9) of the U.S. Bankruptcy Code; (c) the distribution to which such claims shall be entitled under any plan of compromise, arrangement or reorganization approved in the present proceedings and in the U.S. Proceedings; and (d) the validity, enforceability, characterization, allowance, priority, valuation, and/or value allocation of any prepetition or postpetition intercompany claims or equity interests, including, without limitation, wind-up claims, contribution claims, and preferred stock interests.

[6.1] ORDERS, notwithstanding paragraph 4 hereof, that the Ad Hoc Unsecured Noteholder Committee of ACI et al. shall have the same rights as the UCC in relation to Special Notice Claims and Duplicate Claims as described in the Cross-Border Claims Protocol.

Review and Determination of Claims and Subsequent Claims

[7] ORDERS that all Claims and Subsequent Claims shall be determined pursuant to the procedure contained herein, and the resulting award shall determine the amount of the Claim or Subsequent Claim for voting and distribution purposes under the Plan, in the event that such Claim or Subsequent Claim is subject to compromise under the CCAA and the Plan.

[8] ORDERS that, subject to (i) the Claims Bar Date; (ii) paragraph 5 hereof; and (iii) the Cross-Border Claims Protocol, the following procedure shall apply to Proofs of Claim filed against any of the Canadian Petitioners or the Partnerships:

(a) the Monitor, together with the Canadian Petitioners or the Partnerships, shall review the Proof of Claim and the terms set out therein;

(b) where applicable, the Monitor shall send the Creditor a Notice of Revision or Disallowance in accordance with paragraph 27 below;

(c) the Creditor who receives a Notice of Revision or Disallowance and wishes to dispute it shall, within ten (10) Business Days of the Notice of Revision or Disallowance, send by registered mail or courier a Notice of Dispute to the Monitor setting out the basis for its dispute;

(d) unless otherwise authorized by this Court, if the Creditor does not provide a Notice of Dispute within the time period provided for above, such Creditor

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shall be deemed to have accepted the determination of its Claim or Subsequent Claim as set out in the Notice of Revision or Disallowance;

(e) the Monitor, with the assistance of the Petitioners, shall attempt to consensually resolve the disputed Claim or Subsequent Claim following the receipt by the Monitor of the Notice of Dispute;

(f) if, after the expiration of such period of time as the Monitor believes appropriate, the disputed Claim or Subsequent Claim has not been resolved:

(i) the Monitor, after consultation with the Canadian Petitioners or the Partnerships, shall refer the Claim or Subsequent Claim to a Claims Officer and the Monitor shall deliver a Dispute Package to the Claims Officer, or

(ii) the Monitor, after consultation with the Canadian Petitioners or Partnerships, shall refer the Claim or Subsequent Claim to the Court, and either the Creditor, the Monitor or the Canadian Petitioners or Partnerships may bring a motion for the resolution of such Claim or Subsequent Claim by the Court; and

(g) the Monitor shall not be required to send any Creditor a confirmation of receipt by the Monitor of any document provided by a Creditor pursuant to this Order and each Creditor shall be responsible for obtaining proof of delivery, if they so require, through their choice of delivery method.

[9] ORDERS that the Canadian Petitioners or Partnerships shall have the power and authority to appoint from time to time one or more individuals to act as a Claims Officer for the purposes of this claims procedure, provided however that the Monitor and this Court shall have both approved such appointment.

[10] ORDERS that upon receipt of a Dispute Package, the Claims Officer shall schedule and conduct a hearing to settle the disputed portion of the Claim or Subsequent Claim and shall, as soon as practicable thereafter, notify the Canadian Petitioners or the Partnerships, the Monitor and the Creditor of his or her determination.

[11] ORDERS that the Claims Officer shall have the authority to determine the procedure for adjudication of disputed Claims or Subsequent Claims that are referred to him or her, including the manner of presenting evidence and the conduct of any hearing before him or her, provided that a Creditor may request that such adjudication be conducted in either English or French.

[12] ORDERS that each Claims Officer may, with the consent of the parties, act as a mediator in respect of any Claim or Subsequent Claim without thereby being disqualified from adjudicating upon such claim.

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[13] ORDERS that the Canadian Petitioners or the Partnerships, the Creditor or the UCC (in the case of a Threshold Claim), may appeal a Claims Officer’s determination to this Court within ten (10) Business Days of notification of the Claims Officer’s determination of the disputed portion of such Creditor’s Claim by serving upon the Canadian Petitioners or the Partnerships, the Creditor, the UCC (in the case of a Threshold Claim), as applicable, and the Monitor, and filing with this Court a notice of motion returnable on a date to be fixed by this Court. If an appeal is not filed within such period then the Claims Officer’s determination shall, subject to a further order of the Court, be deemed to be final and binding on the Canadian Petitioners or the Partnerships, the UCC and the Creditor and shall be a Proven Claim.

Review and Determination of Former Employee Grievances

[14] ORDERS that all Former Employee Grievances shall be determined pursuant to the procedure contained herein, and the resulting award shall determine the amount of the Former Employee Grievance, if applicable, for voting and distribution purposes under the Plan, in the event that such Former Employee Grievance is subject to compromise under the CCAA and the Plan.

[15] ORDERS that, in the event that any Former Employee Grievance is subject to compromise under the CCAA and the Plan, each Union shall hereby be authorized to exercise any voting rights in respect of all such Former Employee Grievances as agent for their affected members for the purposes of the Plan.

[16] ORDERS that the Monitor shall assist the Canadian Petitioners, Partnerships and Unions in connection with the administration of the claims procedure provided for herein, as requested by the Canadian Petitioners, Partnerships or Unions from time to time, and is hereby directed and empowered to take such other actions and fulfill such other roles as are contemplated by this order.

[17] ORDERS that, subject to (i) the Claims Bar Date; (ii) paragraph 5 hereof; and (iii) the Cross-Border Claims Protocol, the following procedure shall apply to Grievance Proofs of Claim filed against any of the Canadian Petitioners or the Partnerships:

(a) the Monitor, together with the Canadian Petitioners or the Partnerships, shall review the Grievance Proofs of Claim and the terms set out therein;

(b) where applicable, the Monitor shall send the Union a Notice of Revision or Disallowance in accordance with paragraph 27 below;

(c) the Union who receives a Notice of Revision or Disallowance and wishes to dispute it shall, within ten (10) Business Days of the Notice of Revision or Disallowance, send by registered mail or courier a Notice of Dispute to the Monitor setting out the basis for its dispute;

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(d) unless otherwise authorized by this Court, if the Union does not provide a Notice of Dispute within the time period provided for above, such Union shall be deemed to have accepted on behalf of itself and of its members the determination of the Former Employee Grievance as set out in the Notice of Revision or Disallowance;

(e) the Monitor, with the assistance of the Petitioners, shall attempt to consensually resolve the Former Employee Grievance following the receipt by the Monitor of the Notice of Dispute;

(f) if, after the expiration of such period of time as the Monitor believes appropriate, the Former Employee Grievance has not been resolved the Monitor, after consultation with the Canadian Petitioners or the Partnerships, shall refer the Former Employee Grievance to a Grievance Claims Officer and the Monitor shall deliver a Dispute Package to the Grievance Claims Officer; and

(g) the Monitor shall not be required to send any Union a confirmation of receipt by the Monitor of any document provided by a Union pursuant to this Order and each Union shall be responsible for obtaining proof of delivery, if they so require, through their choice of delivery method.

[18] ORDERS that the Honourable Louise Otis is hereby appointed as Grievance Claims Officer(s) for the purposes of the present claims procedure and that the Canadian Petitioners or Partnerships shall have the power and authority to appoint from time to time one or more additional individual(s) to act as Grievance Claims Officer for the purposes of this claims procedure, provided however that the Monitor and this Court shall have both approved such appointment.

[19] ORDERS that following the Monitor’s referral of a Former Employee Grievance to a Grievance Claims Officer, the latter shall schedule a hearing according to a timetable to be set in consultation with the Canadian Petitioners and Partnerships, the Monitor, the Unions and, in the case of a Threshold Claim, the UCC, to hear, determine and adjudicate the Former Employee Grievance, including determining the Former Employee Grievance for voting and distribution purposes under the Plan. Failing agreement of the affected parties to the scheduling of the Former Employee Grievance, the Grievance Claims Officer shall set the hearing schedule.

[20] ORDERS that each Grievance Claims Officer shall have the powers of an arbitrator appointed pursuant to the Quebec Labour Code, the Ontario Labour Relations Act, the British Columbia Labour Relations Code, the New Brunswick Industrial Relations Act, the Nova Scotia Trade Union Act, the Newfoundland and Labrador Labour Relations Act or the Canada Labour Code (as the case may be) and under the Collective Agreement under which the Former Employee Grievance arose, and further, ORDERS that each Grievance Claims Officer may, with the consent of the parties, act

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as a mediator in respect of any Former Employee Grievance without thereby being disqualified from adjudicating upon such grievance.

[21] ORDERS that subject to the terms of this order and directions of this Court, the Grievance Claims Officers shall determine the manner, if any, in which evidence may be brought before them by the parties as well as any other procedural matters which may arise in respect of the determination of any Former Employee Grievance under this order, provided that a Union may request that such mediation or adjudication be conducted in either English or French.

[22] ORDERS that in the event the Grievance Claims Officer determines that written submissions should be made, the affected Union and any party to arbitration proceedings pursuant to this order shall be notified of the date scheduled for the arbitration hearing at least fifteen (10) Business Days prior to such hearing. No later than five (5) Business Days prior to any such arbitration hearing, the affected Union, the Canadian Petitioner and Partnership party to that arbitration and, in the case of a Threshold Claim, the UCC, shall serve on the party opposite and the Monitor, and file with the Grievance Claims Officer, written submissions not exceeding seven (7) pages in length in support of their position and request for relief, if any, together with all documents (and authorities) relevant to the arbitration which have not been filed by the other party to the arbitration and witness statements not exceeding five (5) pages in length summarizing the evidence to be tendered at the arbitration hearing by any individual from whom a party intends to elicit evidence.

[23] ORDERS that the Canadian Petitioners or the Partnerships, the Union or the UCC (in the case of a Threshold Claim), may appeal a Grievance Claims Officer’s determination to this Court within ten (10) Business Days of notification of the Grievance Claims Officer’s determination of the disputed portion of such Union’s Former Employee Grievance by serving upon the Canadian Petitioners or the Partnerships, the Union, the UCC (in the case of a Threshold Claim), as applicable, and the Monitor, and filing with this Court a notice of motion returnable on a date to be fixed by this Court. If an appeal is not filed within such period then the Grievance Claims Officer’s determination shall, subject to a further order of the Court, be deemed to be final and binding on the Canadian Petitioners or the Partnerships, the UCC and the Union and shall be a Proven Claim. For the purposes of such an appeal, the Court shall apply the criteria applicable to judicial reviews.

[24] ORDERS that any mediated settlement, award rendered or Former Employee Grievance determined shall not constitute a precedent and shall not be referred to or relied upon in any subsequent proceeding, including any arbitration.

[25] ORDERS that any submission made or position taken by a party in any proceedings conducted pursuant to this order are without prejudice to any arbitration conducted under the applicable Collective Agreement to which the present procedure does not apply.

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[26] ORDERS that notwithstanding any other provision of this order the filing by any party of any Former Employee Grievance shall not, for that reason only, grant any Person any standing or rights under the Plan.

Notices and Communications

[27] ORDERS that any document sent by the Monitor or the Canadian Petitioners or the Partnerships pursuant to this Order may be sent by e-mail, ordinary mail, registered mail, courier or facsimile transmission, in either English or French as requested by the Creditor or the Union. A Creditor or Union shall be deemed to have received any document sent pursuant to this Order four (4) Business Days after the document is sent by ordinary mail and one (1) Business Day after the document is sent by registered mail, courier, e-mail or facsimile transmission. Documents shall not be sent by ordinary or registered mail during a postal strike or work stoppage of general application.

Aid and Assistance of Other Courts

[28] REQUESTS the aid and recognition of any court or any judicial, regulatory or administrative body in any province or territory of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province or any court or any judicial, regulatory or administrative body of the United States and of any other nation or state to, act in aid of and to be complementary to this Court in carrying out the terms of this Order.

General Provisions

[29] ORDERS that, for the purposes of this Order, all Claims and Former Employee Grievances denominated in a foreign currency shall be filed in the currency in which they are incurred but, for purposes of determination of the value of such Claim or Former Employee Grievance for voting and distribution purposes, shall be converted by the Monitor to Canadian dollars at the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars on the Determination Date (U.S. dollar claims are to be converted at the rate of US$1 = CDN$1.2146).

[30] ORDERS that, for the purposes of this Order, all Subsequent Claims denominated in a foreign currency shall be filed in the currency in which they are incurred but, for purposes of determination of the value of such Subsequent Claims for voting and distribution purposes, shall be converted by the Monitor to Canadian dollars at the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars on the date of the notice of repudiation or termination which gave rise to said Subsequent Claim.

[31] ORDERS that the Monitor shall use reasonable discretion as to the adequacy of completion and execution of any document completed and executed pursuant to this Order and, where the Monitor is satisfied that any matter to be proven under this Order

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has been adequately proven, the Monitor may waive strict compliance with the requirements of this Order as to the completion and execution of documents.

[32] ORDERS that references in this Order to the singular include the plural, to the plural include the singular and to any gender include the other gender.

[33] ORDERS that the Monitor may apply to this Court for advice and direction in connection with the discharge or variation of its powers and duties under this Order.

[34] ORDERS the provisional execution of this Order notwithstanding appeal.

[35] THE WHOLE without costs.

CLEMENT GASCON, J.S.C. J. S C

Me Guy P. Martel and Me Joseph Reynaud STIKEMAN, ELLIOTT Attorneys for Petitioners

Me Avram Fishman

FLANZ FISHMAN MELAND PAQUIN

Attorneys for the Monitor

Me Robert I. Thornton THORNTON GROUT FINNINGAN Attorneys for the Monitor

Me Jean-Yves Simard LAVERY, DE BILLY

Attorneys for the Ad Hoc Committee of Bondholders

Me Dominique Gibbens

FASKEN MARTINEAU DuMOULIN

Attorneys for Silver Oak Capital LLC et al., DDJ Capital Management, LLC et al.

Me Yves Saint-Andre TRUDEL NADEAU

Attorneys for Syndicat Canadien des communications, de I’energie et du papier (SCEP) et ses sections locales and Syndicat des employes(es) et employes(es) professionnels(les) et de bureau—Quebec (SEPB) et les sections locales 110, 151 et 526

Me Marc Duchesne

BORDEN, LADNER, GERVAIS

Attorneys for the Ad hoc Committee of the Senior Secured Noteholders and U.S. Bank National Association, Indenture Trustee for the Senior Secured Noteholders

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Me Louis Dumont

FRASER, MILNER, CASGRAIN

Attorneys for Aurelius Capital Management, LLC

Me Neil Peden WOODS

Attorneys for The Official Committee of Unsecured Creditors of AbitibiBowater Inc. & al. Date of hearing January 18, 2010

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SCHEDULE “A” ABITIBI PETITIONERS

1. ABIT1BI-CONSOLIDATED INC.

2. ABITIBI-CONSOLIDATED COMPANY OF CANADA

3. 3224112 NOVA SCOTIA LIMITED

4. MARKETING DONOHUE INC.

5. ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

6. 3834328 CANADA INC.

7. 6169678 CANADA INC.

8. 4042140 CANADA INC.

9. DONOHUE RECYCLING INC.

10. 1508756 ONTARIO INC.

11. 3217925 NOVA SCOTIA COMPANY

12. LA TUQUE FOREST PRODUCTS INC.

13. ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

14. SAGUENAY FOREST PRODUCTS INC.

15. TERRA NOVA EXPLORATIONS LTD.

16. THE JONQUIERE PULP COMPANY

17. THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY

18. SCRAMBLE MINING LTD.

19. 9150-3383 QUEBEC INC.

20. ABITIBI-CONSOLIDATED (U.K.) INC.

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SCHEDULE “B” BOWATER PETITIONERS

1. BOWATER CANADIAN HOLDINGS INC.

2. BOWATER CANADA FINANCE CORPORATION

3. BOWATER CANADIAN LIMITED

4. 3231378 NOVA SCOTIA COMPANY

5. ABITIBIBOWATER CANADA INC.

6. BOWATER CANADA TREASURY CORPORATION

7. BOWATER CANADIAN FOREST PRODUCTS INC.

8. BOWATER SHELBURNE CORPORATION

9. BOWATER LAHAVE CORPORATION

10. ST-MAURICE RIVER DRIVE COMPANY LIMITED

11. BOWATER TREATED WOOD INC.

12. CANEXEL HARDBOARD INC.

13. 9068-9050 QUÉBEC INC.

14. ALLIANCE FOREST PRODUCTS (2001) INC.

15. BOWATER BELLEDUNE SAWMILL INC.

16. BOWATER MARITIMES INC.

17. BOWATER MITIS INC.

18. BOWATER GUÉRETTE INC.

19. BOWATER COUTURIER INC.

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SCHEDULE “C” 18.6 CCAA PETITIONERS

1. ABITIBIBOWATER INC.

2. ABITIBIBOWATER US HOLDING 1 CORP.

3. BOWATER VENTURES INC.

4. BOWATER INCORPORATED

5. BOWATER NUWAY INC.

6. BOWATER NUWAY MID-STATES INC.

7. CATAWBA PROPERTY HOLDINGS LLC

8. BOWATER FINANCE COMPANY INC.

9. BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED

10. BOWATER AMERICA INC.

11. LAKE SUPERIOR FOREST PRODUCTS INC.

12. BOWATER NEWSPRINT SOUTH LLC

13. BOWATER NEWSPRINT SOUTH OPERATIONS LLC

14. BOWATER FINANCE II, LLC

15. BOWATER ALABAMA LLC

16. COOSA PINES GOLF CLUB HOLDINGS LLC

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APPENDIX “D” PARTNERSHIPS

1. Bowater Canada Finance Limited Partnership

2. Bowater Pulp and Paper Canada Holdings Limited Partnership

3. Abitibi-Consolidated Finance LP

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APPENDIX “E”

CROSS-BORDER PROTOCOL FOR THE DETERMINATION OF CLAIMS AGAINST THE CROSS-BORDER PETITIONERS

This cross-border protocol (the “Claims Determination Protocol”) is intended to supplement the procedures established by each of the Canadian Court and the U.S. Court (each as defined below) with respect to the review and determination of claims against the Cross-Border Petitioners in the Insolvency Proceedings (each as defined below).

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Claims Procedure Orders issued by the Superior Court of Quebec (the “Canadian Court”) on August 26, 2009 and on January 18, 2010 and by the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”) on September 3, 2009 (collectively, the “Claims Procedure Orders”).

Background

1. On April 16, 2009, AbitibiBowater Inc., Bowater Inc. and certain of their direct and indirect U.S. and Canadian subsidiaries listed in Appendix “A” hereto (the “U.S. Debtors”) filed voluntary petitions (collectively, the “U.S. Proceedings”) for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. in the U.S. Court. For the purposes of this Claims Determination Protocol, the meaning of “U.S. Debtors” shall not include the Cross-Border Petitioners (as defined below), but does include Abitibi Consolidated Finance, L.P. (“ACFLP”).

2. On April 17, 2009, Abitibi-Consolidated Inc. (“ACI”) and its subsidiaries listed in Appendix “B” hereto (collectively with ACI, the “ACI Petitioners”) and Bowater Canadian Holdings Inc. (“BCHI”) and its subsidiaries listed in Appendix “C” hereto (collectively with BCHI, the “Bowater Petitioners”) (the ACI Petitioners and the Bowater Petitioners are collectively referred to herein as the “Canadian

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Petitioners”) filed for and obtained protection from their creditors under the Companies’ Creditors Arrangement Act (the “CCAA” and the “CCAA Proceedings”) pursuant to an Order issued by the Canadian Court (the “Initial Order”).

3. The Canadian Petitioners include BCHI, Bowater Canada Finance Corporation, Bowater Canadian Limited, AbitibiBowater Canada Inc., Bowater Canadian Forest Products Inc., Bowater LaHave Corporation and Bowater Maritimes Inc., each of which filed for protection under the CCAA and commenced Chapter 11 Proceedings (the “Cross-Border Petitioners”).

4. Pursuant to the Initial Order, Ernst & Young Inc. was appointed as Monitor of the Canadian Petitioners (the “Monitor”) under the CCAA.

5. The “Partnerships” include Bowater Canada Finance Limited Partnership, Bowater Pulp and Paper Canada Holdings Limited Partnership and ACFLP, but for the purposes of this Claims Determination Protocol, the meaning of “Partnerships” shall not include ACFLP. The Partnerships are also subject to the provisions set forth in the Claims Procedure Orders.

6. For convenience, the U.S. Proceedings and the CCAA Proceedings shall be referred to herein collectively as the “Insolvency Proceedings”.

7. The Cross-Border Court-to-Court Protocol, as amended (the “Court Cooperation Protocol”) was approved by the U.S. Court on July 27, 2009 and by the Canadian Court on July 28, 2009. The provisions of the Court Cooperation Protocol, including the defined terms contained therein, are incorporated herein by reference. To the extent of any direct and irreconcilable conflict between the Court Cooperation Protocol and this Claims Determination Protocol with respect to any matter concerning claims administration and claims adjudication procedures in respect of the Cross-Border Petitioners, the term(s) of this Claims Determination Protocol shall govern.

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8. By order dated August 26, 2009, the Canadian Court approved the Canadian Petitioners’ motion for the approval of a Canadian claims procedure and on January 18, 2010, the Canadian Court approved the Canadian Petitioners’ motion for the approval of a claims procedure regarding the review and determination of claims (collectively, the “Canadian Claims Order”) in respect of the Canadian Petitioners, including the Cross-Border Petitioners, and the Partnerships.

9. By order dated September 3, 2009, the U.S. Court entered an order establishing a bar date for filing proofs of claim in the U.S. Proceedings and approving the form and manner of notice thereof (the “U.S. Claims Order”).

10. The claims bar date in both Canada and the U.S. was November 13, 2009 (the “Claims Bar Date”).

11. Pursuant to the Canadian Claims Order, any claims asserted against the Canadian Petitioners or the Partnerships were to have been filed in the CCAA Proceedings in accordance with the Canadian Claims Procedure. This includes any claims asserted against the Cross-Border Petitioners.

12. Pursuant to the U.S. Claims Order, subject to certain exceptions, any person or entity (including any governmental unit) asserting a claim against a debtor in the U.S. Proceedings must have filed a proof of claim so that it was actually received by the U.S. claims agent on or before the Claims Bar Date; provided, however. that any person or entity asserting a claim against a Cross-Border Petitioner in the U.S. Proceedings may file a timely proof of claim pursuant to the Canadian Claims Order so that it is actually received by the Monitor on or before the Claims Bar Date. The U.S. Claims Order further provides that proofs of claim timely filed against any Cross-Border Petitioner with the Monitor shall be deemed timely-filed claims against the applicable Cross-Border Petitioners) in the U.S. Proceedings.

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13. The Canadian Claims Order provides that a proof of claim timely filed against a Cross-Border Petitioner in accordance with the U.S. Claims Order is deemed to be a Canadian proof of claim that has been timely delivered to the Monitor in accordance with the Canadian Claims Order. If a Canadian proof of claim is delivered to the Monitor in accordance with the Canadian Claims Order and a U.S. proof of claim is also filed in accordance with the U.S. Claims Order in respect of the same claim against the same Cross-Border Petitioner, the last timely filed claim shall govern in the Canadian Claims Procedure, subject to paragraph 19 hereof.

14. The purpose of this Claims Determination Protocol is to supplement the procedures set forth in the Claims Procedure Orders in an effort to establish an efficient and consistent procedure with respect to the review and determination of claims in the Insolvency Proceedings against the Cross-Border Petitioners only.

Allowance of Claims

(a) Claims against the Canadian Petitioners or the Partnerships

15. Subject to paragraph 17 below, claims filed against the Canadian Petitioners or the Partnerships only shall be subject to the procedures for allowance or disallowance of claims established by the Canadian Court and shall be determined in the CCAA Proceedings.

(b) Claims against the U.S. Debtors

16. Subject to paragraph 17 below, claims filed against the U.S. Debtors only shall be subject to allowance or disallowance of claims in the U.S. Proceedings and shall be determined by the U.S. Court.

(c) Claims against the Cross-Border Petitioners

17. For claims filed against the Cross-Border Petitioners in the CCAA Proceedings and/or the U.S. Proceedings:

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(a) The Monitor, together with the Canadian Petitioners, shall review each proof of claim and the terms set out therein filed against the Cross-Border Petitioners, and subject to paragraphs 17(b) and (c) hereof, the Canadian Claims Order shall govern the allowance or disallowance of such proofs of claim. Any such claim shall be determined in accordance with the Canadian Claims Order in both the U.S. Proceedings and the CCAA Proceedings if the Monitor accepts, amends or disallows such claim and no objection is filed with respect thereto as provided herein or in the respective proceedings.

(b) The Monitor shall not accept, amend or disallow any claim or part thereof filed against the Cross-Border Petitioners for an amount in excess of $100,000 (Canadian dollars) (such claim, a Threshold Claim”) unless, prior to such intended treatment, the Monitor shall have consulted with the UCC concerning the subject claim as provided herein. The Monitor shall provide notice (the “Threshold Claim Notice”) of its intended acceptance, amendment or disallowance of a Threshold Claim to counsel for the UCC and such notice shall include a copy of the applicable proof of claim form with all supporting documentation, or if such supporting documentation is voluminous, in the opinion of the Monitor, a summary thereof, in respect of the subject claim that the Monitor recommends be accepted, amended or disallowed (without prejudice to the rights of the UCC to request and examine such further supporting documentation as it deems necessary), along with the Monitor’s analysis for such recommendation. In the case of a Threshold Claim in excess of $1,000,000 (Canadian dollars) for which a creditor has also filed a proof of claim against any ACI Petitioner based upon similar grounds of liability or arising from or related to the same underlying debt or claim (including, without limitation, any claim in respect of a debt and any guaranty, surety or indemnity in respect of such debt) as that asserted in such Threshold Claim (such Threshold Claim, a “Special Notice Claim” and such claim against the ACI Petitioner, a “Duplicate

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Claim”), the Monitor shall include in the Threshold Claim Notice a copy of the Duplicate Claim form with all supporting documentation, or if such supporting documentation is voluminous in the opinion of the Monitor, a summary of the Duplicate Claim (without prejudice to the rights of the UCC to request and examine such further supporting documentation as it deems necessary), along with the Monitor’s recommendation as to whether the Duplicate Claim shall be accepted, amended or disallowed in the CCAA Proceedings, along with the Monitor’s analysis for such recommendation. After review of the Threshold Claim Notice by the UCC, the Monitor shall also provide such additional information relative to the subject claim as the UCC may reasonably request.

(i) The Monitor may accept, amend or disallow any Threshold Claim (including any Special Notice Claim) if, within the period of fifteen (15) business days following delivery of the Threshold Claim Notice pursuant to paragraph 17(b), the UCC has not provided the Monitor with its written objection to the proposed treatment of such claim. While the UCC’s consideration of a Special Notice Claim is pending, or, if the UCC objects to the treatment of a Special Notice Claim, until such time as an objection pursuant to paragraphs 17(c) and 18 is resolved, the Monitor will not accept, amend or disallow the relevant Duplicate Claim. Notwithstanding the foregoing, the Monitor reserves its right to participate fully in the determination of any claim made in the CCAA Proceedings, including any claims against the Cross-Border Petitioners.

(ii) The Monitor may accept, amend or disallow any claim filed against the Cross-Border Petitioners for less than $100,000 (Canadian dollars) without advance notice to the UCC; provided, however, that the Monitor shall provide the UCC with reports identifying such claims at the earlier of either (a) a monthly basis or (b) at such time

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as the aggregate amount of such claims filed against the Cross-Border Petitioners in any thirty day period exceeds $5,000,000 (Canadian dollars).

(iii) The Monitor shall not accept, amend or disallow any claim or part thereof which has been filed by or on behalf of, or deemed filed by or on behalf of, any of the Canadian Petitioners, the Partnerships or the U.S. Debtors against any of the Cross-Border Petitioners without first consulting with the UCC.

(iv) The Monitor and the UCC shall reasonably cooperate in exchanging information, including pursuant to paragraph 17(b) hereof, on the terms previously agreed to by the parties. Any further information sharing between the Monitor and the UCC, including pursuant to paragraph 17(b) hereof, shall be as agreed upon between the Monitor and the UCC or, failing agreement, as directed by the Canadian Court. All rights of the Monitor and the UCC are expressly reserved, and the failure to specify the terms of information sharing herein shall not be cited against or prejudice either party.

(c) If an objection to the Monitor’s allowance, amendment or disallowance of a Threshold Claim (including a Special Notice Claim) is made by the UCC in accordance with paragraph 17(b) above or a creditor objects to the determination of its claim pursuant to the Canadian Claims Order, the creditor, the UCC, the Monitor and the Cross-Border Petitioners shall seek to agree and stipulate to the determination of the objection in either the U.S. Court or the Canadian Court, whereupon the Court so stipulated to may determine the objection in accordance with the procedures established by, or applicable to, such determination in such Court and the determination of such objection by such Court shall be binding on all parties in the Insolvency Proceedings.

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(i) If such creditor, the Cross-Border Petitioners, the UCC and the Monitor fail to agree on the appropriate forum to determine the objection or any proposed resolution thereof, then the Canadian Court shall determine the appropriate forum for determination of the objection; provided, however, that prior to any such determination by the Canadian Court, such creditor, the Cross-Border Petitioners or the Monitor may seek a Joint Hearing pursuant to the Court Cooperation Protocol to determine the appropriate forum for determination of the objection, or whether a joint hearing on the merits of the objection or proposed resolution thereof is appropriate; provided further, however, that if the UCC is the party objecting to the selected forum to determine the objection or any proposed resolution thereof, then the Cross-Border Petitioners or the Monitor shall seek a Joint Hearing pursuant to the Court Cooperation Protocol to determine the appropriate forum for determination of the objection, or whether a joint hearing on the merits of the objection or proposed resolution thereof is appropriate.

(ii) In the event a claim is referred to the Canadian Court for determination pursuant to this provision of the Claims Determination Protocol, the Canadian Claims Order and procedures set forth therein will govern its allowance, amendment or disallowance and the UCC shall have standing to participate in such determination as provided therein.

Final Determination

18. In the event a claim is determined by the Canadian Court or the U.S. Court pursuant to the procedures established herein, subject to all applicable rights of appeal with respect to such determination in the jurisdiction in which the determination was made, such determination shall be binding upon the Canadian

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Petitioners, including the Cross-Border Petitioners, the U.S. Debtors, the creditor and the UCC for the purposes of both the U.S. Proceedings and the CCAA Proceedings.

Choice of Law

19. Nothing herein shall determine:

(a) the choice of law applicable to the determination and ultimate allowance of claims filed in the Insolvency Proceedings;

(b) the priority to which such claims are entitled under the U.S. Bankruptcy Code and/or the CCAA;

(c) the distribution to which such claims shall be entitled under any plan of compromise, arrangement or reorganization approved in the Insolvency Proceedings; or

(d) the validity, enforceability, characterization, allowance, priority, valuation, and/or value allocation of any prepetition or postpetition intercompany claims or equity interests, including, without limitation, wind-up claims, contribution claims, and preferred stock interests.

Comity and Independence of the Courts

20. The approval and implementation of this Claims Determination Protocol shall not divest or diminish the U.S. Courts’ and the Canadian Courts’ respective independent jurisdiction over the subject matter of the U.S. Proceedings and the CCAA Proceedings, respectively. By approving and implementing this Claims Determination Protocol, neither the U.S. Court, the Canadian Court, the Canadian Petitioners, the Partnerships, the U.S. Debtors, nor any creditor or any other interested party shall be deemed to have approved or engaged in any infringement on the sovereignty of the United States or Canada.

500-11-036133-094 PAGE: 29

Effectiveness; Modification

21. This Claims Determination Protocol shall become effective only upon its approval by both the U.S. Court and the Canadian Court pursuant to orders setting forth procedures for filing and determining claims in the Insolvency Proceedings consistent with this Claims Determination Protocol.

22. This Claims Determination Protocol may not be supplemented, modified, terminated or replaced in any manner except upon the approval of both the U.S. Court and the Canadian Court after notice and a hearing; provided, however, that the Monitor and the UCC may, only by mutual written consent and with the written consent of the Cross-border Petitioners, extend the notice period set forth in paragraph 17(b)(i) with respect to any specific Threshold Claim. Notice of any legal proceeding to supplement, modify, terminate or replace this Claims Determination Protocol shall be given in accordance with the Court Cooperation Protocol.

Procedure for Resolving Disputes under the Claims Determination Protocol

23. Disputes relating to the terms, intent or application of this Claims Determination Protocol may be addressed by interested parties to the U.S. Court, the Canadian Court or both Courts upon notice in accordance with the Court Cooperation Protocol.

Preservation of Rights

24. Nothing in this Claims Determination Protocol shall prejudice the right of the Canadian Petitioners, the Partnerships, the U.S. Debtors, the UCC or any other party in interest to dispute or assert offsets or defenses to any claim filed in the Insolvency Proceedings.

25. Subject only to the notice and delay obligations specified in paragraphs 17(b) and (c) hereof, nothing in this Claims Determination Protocol shall prejudice the right of the Monitor to perform all of its responsibilities and obligations as required

500-11-036133-094 PAGE: 30

under the Canadian Proceedings, under applicable order of the Canadian Court or otherwise under applicable law, including with respect to the acceptance, amendment or disallowance of Duplicate Claims, and the provisions of this Claims Determination Protocol are intended by the parties and the Courts to facilitate the performance of such responsibilities and obligations by the Monitor.

26. Except as specifically provided herein, neither the terms of this Claims Determination Protocol nor any actions taken under this Claims Determination Protocol shall: (i) prejudice or affect the powers, rights, claims and defenses of the Canadian Petitioners, the Partnerships, the U.S. Debtors and their respective estates or creditors, the UCC, the U.S. Trustee, the Monitor or any of the foregoing parties’ representatives or professionals under applicable law, including, without limitation, the U.S. Bankruptcy Code, the CCAA and orders of the Courts, or require any of such foregoing parties to take any action or refrain from taking any action that would result in a breach of any duty imposed upon them by any applicable law; or (ii) preclude or prejudice the rights of any person to assert or pursue such person’s substantive rights against any other person under the applicable laws of Canada or the United State.

*****

500-11-036133-094 PAGE: 31

CROSS BORDER CLAIMS PROTOCOL APPENDIX “A” U.S. Debtors

(as Defined in the Cross Border Claims Protocol)

1. AbitibiBowater Inc.

2. AbitibiBowater U.S. Holding 1 Corp.

3. AbitibiBowater U.S. Holding LLC

4. Abitibi-Consolidated Alabama Corporation

5. Abitibi-Consolidated Corporation

6. Abitibi-Consolidated Finance LP

7. Abitibi Consolidated Sales Corporation

8. Alabama River Newsprint Company

9. Augusta Woodlands, LLC

10. Bowater Alabama LLC

11. Bowater America Inc.

12. Bowater Finance Company Inc.

13. Bowater Finance II LLC

14. Bowater Incorporated

15. Bowater Newsprint South LLC

16. Bowater Newsprint South Operations LLC

17. Bowater Nuway Inc.

18. Bowater Nuway Mid-States Inc.

19. Bowater South American Holdings Incorporated

20. Bowater Ventures Inc.

21. Catawba Property Holdings, LLC

22. Coosa Pines Golf Club Holdings LLC

23. Donohue Corp.

24. Lake Superior Forest Products Inc.

25. Tenex Data Inc.

E-50

500-11-036133-094 PAGE: 32

CROSS BORDER CLAIMS PROTOCOL APPENDIX “B” ACI PETITIONERS

1. Abitibi-Consolidated Company of Canada

2. Abitibi-Consolidated Inc.

3. 3224112 Nova Scotia Limited

4. Marketing Donohue Inc.

5. Abitibi-Consolidated Canadian Office Products Holding Inc.

6. 3834328 Canada Inc.

7. 6169678 Canada Inc.

8. 4042140 Canada Inc.

9. Donohue Recycling Inc.

10. 1508756 Ontario Inc.

11. 3217925 Nova Scotia Company

12. La Tuque Forest Products Inc.

13. Abitibi-Consolidated Nova Scotia Incorporated

14. Saguenay Forest Products Inc.

15. Terra Nova Explorations Ltd.

16. The Jonquiere Pulp Company

17. The International Bridge and Terminal Company

18. Scramble Mining Ltd.

19. 9150-3383 Quebec Inc.

20. Abitibi-Consolidated (U.K.) Inc.

500-11-036133-094 PAGE: 33

CROSS BORDER CLAIMS PROTOCOL APPENDIX "C"
BOWATER PETITIONERS

1. Bowater Canada Finance Corporation
2. Bowater Canadian Limited
3. Bowater Canadian Holdings. Inc.
4. 3231378 Nova Scotia Company
5. AbitibiBowater Canada Inc.
6. Bowater Canada Treasury Corporation
7. Bowater Canadian Forest Products Inc.
8. Bowater Shelburne Corporation
9. Bowater LaHave Corporation
10. St-Maurice River Drive Company Limited
11. Bowater Treated Wood Inc.
12. Canexel Hardboard Inc.
13. 9068-9050 Quebec Inc.
14. Alliance Forest Products Inc. (2001)
15. Bowater Belledune Sawmill Inc.
16. Bowater Maritimes Inc.
17. Bowater Mitis Inc.
18. Bowater Guérette Inc.
19. Bowater Couturier Inc.

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APPENDIXES F AND G OF THE SECOND CLAIMS PROCEDURE ORDER ARE AVAILABLE IN THE FULL VERSION OF THE ORDER ON THE MONITOR’S WEBSITE : WWW.EY.COM/CA/ABITIBIBOWATER.

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC

DISTRICT OF MONTREAL

No.: 500-11-036133-094

DATE: February 23, 2010

PRESENT: THE HONOURABLE MR. JUSTICE CLEMENT GASCON, J.S.C.

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

and

ABITIBI-CONSOLIDATED INC.

and

BOWATER CANADIAN HOLDINGS INC.

and

The other Petitioners listed on Appendices “A”, “B” and “C”

Petitioners

and

ERNST & YOUNG INC.

Monitor

ORDER - SOLICITATION, REVIEW AND DETERMINATION OF APPLICABLE CLAIMS AND RESTRUCTURING CLAIMS

[1] CONSIDERING the Petitioners’ Motion for the Approval of a Process to Solicit, Review and Determine Applicable Claims and for the Establishment of a Second Claims Bar Date (the “Motion”).

[2] CONSIDERING the representations of the parties;

THE COURT:

[1] GRANTS the Motion.

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[2] ISSUES this Order divided under the following headings:

(a) Definitions

(b) Notice of Claims

(c) Filing of Second Canadian Proofs of Claim

(d) Form of Second Canadian Proofs of Claim

(e) Determination of Applicable Claims and Restructuring Claims

(f) Notice of Transferees

(g) General Provisions Definitions

[3] ORDERS that, for purposes of this Order, every undefined capitalized terms herein shall have the same meaning as the one attributed to it in the Claims Procedure Order of this Court dated August 26, 2009 (the “Claims Procedure Order”), save and except for the following terms:

(a) “Applicable Claim” means:

(i) any Claim or Subsequent Claim which was not subject to the Claims Bar Date of November 13, 2009 including, without limiting the generality of the foregoing, any Current Employee Claim; and

(ii) any Restructuring Claim;

provided however that in no case shall an Applicable Claim include an Excluded Claim (as defined herein).

(b) “Claim” means any right or claim of any Person against one or more of the Canadian Petitioners or Partnerships in connection with any indebtedness, liability or obligation of any kind whatsoever of one or more of the Canadian Petitioners or Partnerships, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known or unknown, by guarantee, surety or otherwise, and whether or not such right is executory or anticipatory in nature, including without limitation any claim arising from or caused by the repudiation by a Canadian Petitioner or Partnership of any contract, lease or other agreement, whether written or oral, the commission of a tort (intentional or unintentional), any breach of duty (legal, statutory, equitable, fiduciary or otherwise), any right of ownership or title to property, employment, contract, a trust or deemed trust, howsoever created, any claim made or asserted against any one or more of the Canadian Petitioners or Partnerships through any affiliate, or any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any grievance, matter, action, cause or chose in action, whether existing at present or commenced in the future, based in whole or in part on facts which existed on the Canadian Filing Date, together with

3

any other claims of any kind that, if unsecured, would constitute a debt provable in bankruptcy within the meaning of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3; provided that “Claim” shall not include any Excluded Claim (as defined herein);

(c) “Creditor” means any Person asserting an Applicable Claim;

(d) “Current Employee Claim” means any Claim or Subsequent Claim of any employee of the Canadian Petitioners or Partnerships who was employed by that Canadian Petitioner or Partnership as of April 16, 2009 or thereafter and which does not consist of a Restructuring Claim;

(e) “Excluded Claim” means (i) any Claim, Subsequent Claim or Restructuring Claim secured by the Abitibi Administration Charge, the Bowater Administration Charge, the Abitibi D&O Charge, the Bowater D&O Charge, the ACI DIP Charge or the BI DIP Lenders Charge (as each term as defined in the Second Amended Initial Order); (ii) any Intercompany Claim, including without limitation those secured by the ACI Inter-Company Advances Charge, the BI Inter-Company Advances Charge (as each term is defined in the Second Amended Initial Order), any pre-petition and post-petition intercompany claims or equity interests, including without limitation wind-up claims, contribution claims or preferred stock interests; (iii) any Claim for amounts owed for ordinary course payroll obligations or for the reimbursement of expenses scheduled to be paid in the ordinary course; and (iv) any other Claim, Subsequent Claim, Applicable Claim or Restructuring Claim ordered by the Court to be treated as an Excluded Claim after the issuance of this Order;

(f) “Joint Instruction Letter” means the French and English versions of the letter providing notice and instructions regarding the Second Claims Bar Date, which letter shall be substantially in the form attached hereto as Appendix “E”.

(g) “Known Creditors” means those Creditors who, to the Monitor’s knowledge, are the holders of an Applicable Claim against the Canadian Petitioners or Partnerships.

(h) “Priority Wage and Benefit Claims Letter” means the letter addressed from the Monitor advising certain inactive employees of the Cross-Border Petitioners that they may amend their Proofs of Claim in order to assert a wage priority claim under the U.S. Bankruptcy Code against the Cross-Border Petitioners, which letter shall be substantially in the form attached hereto as Appendix “I”.

(i) “Restructuring Claim” means (i) any Claim arising as a result of or in connection with the repudiation, breach, termination or restructuring by the Canadian Petitioners or Partnerships after August 31, 2009 of any contract, lease, employment, or other obligation including any pension or retirement plan or benefit established for the Canadian Petitioners’ Canadian employees; (ii) any Claim arising as a result of payments deferred pursuant to the Order of this Court in these CCAA proceedings dated May 8, 2009 and in respect of which a notice advising the Creditors) to file a Second Canadian Proof of Claim has been issued; and (iii) any Claim against any of the Canadian Petitioners or Partnerships as a former owner, occupier, person in possession or otherwise in

4

connection with any property (whether moveable or immoveable, real or personal) transferred on or after April 17, 2009, provided that in no case shall a Restructuring Claim include an Excluded Claim (as defined herein).

(j) “Second Canadian Claims Package” means the document package which shall include French and English versions of the Second Canadian Instruction Letter or Joint Instruction Letter (as applicable), a Second Canadian Proof of Claim and such other materials as the Canadian Petitioners and Partnerships consider necessary or appropriate.

(k) “Second Canadian Instruction Letter” means the French and English versions of the letter regarding completion of a Second Canadian Proof if Claim against the Canadian Petitioners or Partnerships, which letter shall be substantially in the form attached hereto as Appendix “F”.

(I) “Second Claims Bar Date” means:

(i) with respect to any Applicable Claim other than a Restructuring Claim, April 7, 2010;

(ii) with respect to any Restructuring Claim, the later of (a) April 7, 2010 or (b) thirty (30) days after the date of mailing by the Monitor of a notice advising the Creditor to file a Second Canadian Proof of Claim as a result of any event giving rise to a Restructuring Claim.

(m) “Second Canadian Proof of Claim” means the French and English versions of the form to be completed and filed by a Creditor setting forth its purported Applicable Claim, which proof shall be substantially in the form attached hereto as Appendix “G” (to accompany the Joint Instruction Letter) or Appendix “H” (to accompany the Second Canadian Instruction Letter).

(n) “Subsequent Claim” means any Claim arising as a result of or in connection with the repudiation, termination or restructuring by the Canadian Petitioners or Partnerships of any contract, lease or other agreement after the Canadian Filing Date but on or before August 31, 2009; provided that “Subsequent Claim” shall not include an Excluded Claim (as defined herein);

(o) “U.S. Employee Claims Order” means the order expected to be issued by the U.S. Court in the context of the Petitioners’ U.S. Proceedings and which will set a claims bar date of April 7, 2010 or thereafter for the filing of claims against the U.S. Debtors and Cross Border Petitioners by persons who were employees of the U.S. Debtors or Cross-Border Petitioners as of April 16, 2009 or thereafter.

(p) “U.S. Employee Proof of Claim” means the employee proof of claim expected to be approved by the U.S. Court, and filed as Exhibit “B” to the Petitioners’ motion for the U.S. Employee Claims Order.

(q) “503(b)(9) Claims Letter” means the letter addressed from the Monitor advising certain Creditors of the Cross-Border Petitioners that they may amend their Proofs of Claim in order to assert a claim under s. 503(bX9) of the U.S.

5

Bankruptcy Code against the Cross-Border Petitioners, which letter shall be substantially in the form attached hereto as Appendix “J”.

Notice of Claims

[4] ORDERS that the Monitor shall cause a Second Canadian Claims Package to be sent to each Known Creditor by regular prepaid mail on the later of seven (7) days from the date of issuance of this Order or the date of issuance of the U.S. Employee Claims Order.

[5] ORDERS that the Monitor shall cause a Joint Instruction Letter along with a Canadian Claims Package to be sent to those Known Creditors who are holders of Applicable Claims against any of the Cross-Border Petitioners, by regular prepaid mail on the later of seven (7) days from the date of issuance of this Order or the date of issuance of the U.S. Employee Claims Order, but in no event less than thirty (30) days prior to April 7, 2010.

[6] ORDERS that the Monitor shall cause a Priority Wage and Benefit Claims Letter to be sent to those inactive employees of the Cross-Border Petitioners who have filed their claims with the Monitor and who may seek to assert claims under ss. 507(a)(4) and 507(a)(5) of the U.S. Bankruptcy Code against the Cross-Border Petitioners, by regular prepaid mail no later than twenty (20) days following the issuance of this Order.

[7] ORDERS that the Monitor shall cause a 503(b)(9) Claims Letter to be sent to those Creditors of the Cross-Border Petitioners who filed their claims by the Claims Bar Date of November 13, 2009 and who may seek to assert claims under s. 503(b)(9) of the U.S. Bankruptcy Code against the Cross-Border Petitioners, by regular prepaid mail no later than twenty (20) days following the issuance of this Order.

[8] ORDERS that the Priority Wage and Benefit Claims Letter and the 503(b)(9) Claims Letter are not intended to otherwise affect the Claims Procedure Order and will not constitute determinations that any amended proof of claim submitted pursuant to this Order shall be entitled to any priorities under the U.S. Bankruptcy Code, and all rights related to such priority are reserved.

[9] ORDERS that the Monitor shall cause the Second Canadian Claims Package and the Joint Instruction Letter to be posted on the Monitor’s French and English bilingual website (at www.ev.com/ca/abitibibowater) on the later of seven (7) days from the date of issuance of this Order or the date of issuance of the U.S. Employee Claims Order.

[10] ORDERS that the Monitor shall cause a copy of the Second Canadian Claims Package to be sent to any Person requesting such material within 7 days from the date of the request

[11] ORDERS that, in the event that the Monitor believes that any action taken by a Canadian Petitioner or Partnership may give rise to an Applicable Claim or the Monitor is advised by any Person that such Person believes it has an Applicable Claim, the Monitor shall thereafter cause a copy of the Second Canadian Claims Package to be sent to the Creditor.

6

Filing of Second Canadian Proofs of Claim

[12] ORDERS that every Creditor asserting an Applicable Claim against a Canadian Petitioner (including the Cross-Border Petitioners) or Partnership shall set out its aggregate Applicable Claim in a Second Canadian Proof of Claim and deliver that Second Canadian Proof of Claim to the Monitor so that it is actually received by the Monitor by no later than the Second Claims Bar Date.

[13] ORDERS that the Administrative Agent under that certain Credit and Guaranty Agreement (as amended from time to time, the “Term Loan Facility”) dated as of April 1, 2008 among, inter alia, ACCC as borrower, ACI as guarantor, the other guarantors party thereto, the lenders from time to time party thereto (collectively, the “Term Lenders”) and Wells Fargo N.A., as administrative agent (together with its successors and assigns, the “Administrative Agent”) shall be required to deliver one aggregate Second Canadian Proof of Claim on behalf of the Term Lenders in respect of the aggregate amount owed to the Term Lenders for which such Administrative Agent acts. Subject to paragraph 14 hereof, individual Term Lenders shall not be required to file individual Second Canadian Proofs of Claim.

[14] ORDERS that any Term Lender that wishes to assert an Applicable Claim other than the aggregate claim filed by the Administrative Agent under the Term Loan Facility shall be required to deliver a Second Canadian Proof of Claim.

[15] ORDERS that, in accordance with paragraphs 11 and 12 of the Claims Procedure Order, individual Noteholders are not required to file individual Canadian Proofs of Claim in respect of their respective Noteholder Claims.

[16] ORDERS that a U.S. Employee Proof of Claim in respect of an Applicable Claim timely filed against a Cross-Border Petitioner in accordance with the U.S. Employee Claims Order will be deemed to be a Second Canadian Proof of Claim that has been timely delivered to the Monitor in accordance with the Canadian Claims Procedure. For greater certainty, if a Creditor (i) does not file a Second Canadian Proof of Claim in respect of an Applicable Claim against a Canadian Petitioner or Partnership; and (ii) does not file a U.S. Proof of Claim in respect of an Applicable Claim against a Canadian Petitioner or Partnership; and (iii) that Creditor’s Applicable Claim in the amount provided for in the Chapter 11 Schedules is deemed accepted in accordance with the U.S. Claims Procedure and the U.S. Proceedings, then that Applicable Claim is deemed accepted only for the purposes of the U.S. Proceedings and does not constitute a timely filed Second Canadian Proof of Claim in accordance with the Canadian Claims Procedure and these proceedings.

[17] ORDERS that, subject to paragraph 16 and unless otherwise ordered by this Court, any Creditor who does not deliver a Second Canadian Proof of Claim in respect of an Applicable Claim in accordance with paragraphs 12 to 15 shall be forever barred from asserting such Applicable Claim against any of the Canadian Petitioners or Partnerships and such Applicable Claim shall be forever extinguished and any holder of such Applicable Claim shall not be entitled to participate as a Creditor in these proceedings or receive any further notice in respect of these proceedings, the Canadian Claims Procedure or any Plan and shall not be entitled to vote on any Plan or receive any distribution from any Plan or otherwise from the Canadian Petitioners or Partnerships, or

7

the Monitor on behalf of the Canadian Petitioners or Partnerships, in respect of such Applicable Claim.

[18] ORDERS that any U.S. Employee Proof of Claim or Second Canadian Proof of Claim filed with the Monitor against a Cross-Border Petitioner on account of a Current Employee Claim against a Cross-Border Petitioner shall be provided to the U.S. Debtors’ U.S. claims agent, Epiq Bankruptcy Solutions, LLC for compilation and inclusion on the U.S. Debtors’ claims registry pursuant to the procedures established in the U.S. Employee Claims Order and requirements of the Bankruptcy Code.

Form of Second Canadian Proofs of Claim

[19] ORDERS that each Creditor shall file a separate Second Canadian Proof of Claim in respect of each Canadian Petitioner or Partnership against which it purports to have an Applicable Claim.

[20] ORDERS that, for the purposes of this Order, all Applicable Claims other than Restructuring Claims denominated in a foreign currency shall be filed in the currency in which they are incurred but, for purposes of determination of the value of such claims for voting and distribution purposes, shall be converted by the Monitor to Canadian dollars at the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars on April 17, 2009 (U.S. dollar claims are to be converted at the rate of US$1 = CDN$1.2146).

[21] ORDERS that, for the purposes of this Order, all Restructuring Claims denominated in a foreign currency shall be filed in the currency in which they are incurred but, for purposes of determination of the value of such claims for voting and distribution purposes, shall be converted by the Monitor to Canadian dollars at the Bank of Canada noon spot rate of exchange for exchanging currency to Canadian dollars on the date of the notice of the event which gave rise to said Restructuring Claim.

[22] ORDERS that each Creditor shall reduce its Applicable Claim by the amount of (a) any payment thereon made by a Canadian Petitioner or Partnership to the Creditor; (b) the application of any volume or other discount in reduction of such Applicable Claim by a Canadian Petitioner or Partnership; and (c) any other subsequent credit applied by a Canadian Petitioner or Partnership against such Applicable Claim.

Determination of Applicable Claims and Restructuring Claims

[23] ORDERS that the applicable procedures for the review and determination of Applicable Claims shall be as set forth in the Order of this Court dated January 18, 2010 (the “Claims Determination Order”) in respect of Claims, Subsequent Claims and Former Employee Grievances, and for greater certainty, that:

(a) the procedure for the review and determination of all Applicable Claims shall be subject to paragraphs 4 to 6.1 and 27 to 35 of the Claims Determination Order and to the terms of the Cross-Border Claims Protocol, Appendix “E” to the Claims Determination Order;

(b) the applicable procedure for the review and determination of Applicable Claims, save and except for Current Employee Grievances (as defined below), shall be

8

identical to the review and determination procedure applicable to Claims and Subsequent Claims as set out in paragraphs 7 to 13 of the Claims Determination Order; and

(c) the applicable procedure for the review and determination of Current Employee Claims which constitute grievances filed by a Union on behalf of the employees of the Canadian Petitioners or Partnerships who were employed by said Canadian Petitioner or Partnership as of April 16, 2009 (“Current Employee Grievances”), shall be identical to the review and determination procedure applicable to Former Employee Grievances as set out in paragraphs 14 to 26 of the Claims Determination Order.

Notice of Transferees

[24] ORDERS that, if a Creditor or any subsequent holder of an Applicable Claim, who has been acknowledged by the Canadian Petitioners or Partnerships and the Monitor as the holder of the Applicable Claim, transfers or assigns that Applicable Claim to another Person, neither the Canadian Petitioners nor Partnerships nor the Monitor shall be required to give notice to or to otherwise deal with the transferee or assignee of that Applicable Claim as the holder of such Applicable Claim unless and until actual notice of transfer or assignment, together with satisfactory evidence of such transfer or assignment, has been delivered to the Canadian Petitioners or Partnerships and the Monitor. Thereafter, such transferee or assignee shall, for all purposes hereof, constitute the holder of such Applicable Claim and shall be bound by notices given and steps taken in respect of such Applicable Claim.

[25] ORDERS that, if a Creditor or any subsequent holder of an Applicable Claim who has been acknowledged by the Canadian Petitioners or Partnerships and the Monitor as the holder of the Applicable Claim transfers or assigns the whole of such Applicable Claim to more than one Person or part of such Applicable Claim to another Person or Persons, such transfers or assignments shall not create a separate Applicable Claim and such Applicable Claim shall continue to constitute and be dealt with as a single Applicable Claim notwithstanding such transfers or assignments. Neither the Canadian Petitioners nor Partnerships nor the Monitor shall, in each such case, be required to recognize or acknowledge any such transfers or assignments and shall be entitled to give notices to and to otherwise deal with such Applicable Claim only as a whole and then only to and with the Person last holding such Applicable Claim provided such Creditor may, by notice in writing delivered to the Canadian Petitioners or Partnerships and the Monitor, direct that subsequent dealings in respect of such Applicable Claim, but only as a whole, shall be dealt with by a specified Person and in such event, such Person shall be bound by any notices given or steps taken in respect of such Applicable Claim with such Creditor.

General Provisions

[26] ORDERS that the Monitor, in addition to its prescribed rights and obligations under the CCAA and under the Second Amended Initial Order, shall assist the Canadian Petitioners and Partnerships in connection with the matters described herein, and is hereby authorized and directed to take such other actions and fulfill such other roles as are contemplated by this Order and such other roles in keeping with its position as an officer of this Court.

9

[27] ORDERS that any notice or communication (including, without limitation, Second Canadian Proofs of Claim) to be given under this Order by a Creditor to the Monitor or the Canadian Petitioners or Partnerships shall be in writing and, where applicable, in substantially the form provided for in this Order and will be sufficiently given only if delivered by electronic mail, facsimile, courier or registered mail addressed to:

Ernst & Young Inc., Monitor of Abitibi-Consolidated Inc., Bowater

Canadian Forest Products Inc. et al.

800 Rene-Levesque Blvd. West

Suite 2000

Montreal, QC H3B 1X9

Telephone: 1-866-246-7889

Fax: 514-879-3992

Email: abitibibowater@ca.ey.com

Attention: Ms. Donna Comerford

Any such notice or other communication by a Creditor shall be deemed received only upon actual receipt thereof during normal business hours on a Business Day.

[28] ORDERS that any notice or other communication to be given in connection with this Order by the Canadian Petitioners or Partnerships or the Monitor to a Creditor shall be in writing. Such notice or other communication will be sufficiently given to a Creditor if given by prepaid ordinary mail, by courier, by delivery or by facsimile transmission or electronic mail to the Creditor to such address, facsimile number or e-mail address appearing in the books and records of the Canadian Petitioners or Partnerships or in any Second Canadian Proof of Claim filed by the Creditor. Any such notice or other communication (a) if given by prepaid ordinary mail, shall be deemed received on the third (3rd) Business Day after mailing within Quebec, the fifth (5th) Business Day after mailing elsewhere within Canada or to the United States and the tenth (10th) Business Day after mailing internationally; (b) if given by courier or delivery, shall be deemed received on the next Business Day following dispatch; (c) if given by facsimile transmission or electronic mail before 5:00 p.m. on a Business Day, shall be deemed received on such Business Day; and (d) if given by facsimile transmission or electronic mail after 5:00 p.m. on a Business Day, shall be deemed received on the following Business Day.

[29] ORDERS that, in the event that the day on which any notice or communication required to be delivered pursuant to the Canadian Claims Procedure is not a Business Day, then such notice or communication shall be required to be delivered on the next Business Day.

[30] ORDERS that, if during any period during which notices or other communication are being given pursuant to this Order a postal strike or postal work stoppage of general application should occur, such notices or other communications then not received or deemed received shall not, absent further Order of this Court, be effective. Notices and other communications given hereunder during the course of any such postal strike or postal work stoppage of general application shall only be effective if given by electronic mail, courier, delivery or facsimile transmission in accordance with this Order.

[31] ORDERS that references to the singular shall include the plural, references to the plural shall include the singular and to any gender shall include the other gender.

10

[32] ORDERS that, in the event of a conflict between the French and English versions of any of the documents approved by this Order, the English version shall prevail.

[33] REQUESTS the aid and recognition of any court or any judicial, regulatory or administrative body in any province or territory of Canada and the Federal Court of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States and the states or other subdivisions of the United States and of any other nation or state, including the U.S. Court, to assist the Canadian Petitioners and Partnerships and the Monitor and their respective agents in carrying out the terms of this Order and any other Order in these proceedings, to make such orders and to provide such assistance to the Canadian Petitioners, Partnerships and the Monitor, as an officer of the Court, as may be necessary or desirable to give effect to this Order and to grant representative status to the Canadian Petitioners, the Partnerships and the Monitor in any foreign proceeding.

APPENDIX “A” ABITIBI PETITIONERS

1. Abitibi-Consolidated Company of Canada

2. Abitibi-Consolidated Inc.

3. 3224112 Nova Scotia Limited

4. Marketing Donohue Inc.

5. Abitibi-Consolidated Canadian Office Products Holding Inc.

6. 3834328 Canada Inc.

7. 6169678 Canada Inc.

8. 4042140 Canada Inc.

9. Donohue Recycling Inc.

10. 1508756 Ontario Inc.

11. 3217925 Nova Scotia Company

12. La Tuque Forest Products Inc.

13. Abitibi-Consolidated Nova Scotia Incorporated

14. Saguenay Forest Products Inc.

15. Terra Nova Explorations Ltd.

16. The Jonquiere Pulp Company

17. The International Bridge and Terminal Company

18. Scramble Mining Ltd.

19. 9150-3383 Quebec Inc.

20. Abitibi-Consolidated (U.K.) Inc.

APPENDIX "B"

BOWATER PETITIONERS

1. Bowater Canada Finance Corporation
2. Bowater Canadian Limited
3. Bowater Canadian Holdings. Inc.
4. 3231378 Nova Scotia Company
5. AbitibiBowater Canada Inc.
6. Bowater Canada Treasury Corporation
7. Bowater Canadian Forest Products Inc.
8. Bowater Shelburne Corporation
9. Bowater LaHave Corporation
10. St-Maurice River Drive Company Limited
11. Bowater Treated Wood Inc.
12. Canexel Hardboard Inc.
13. 9068-9050 Québec Inc.
14. Alliance Forest Products Inc. (2001)
15. Bowater Belledune Sawmill Inc.
16. Bowater Maritimes Inc.
17. Bowater Mitis Inc.
18. Bowater Guérette Inc.
19. Bowater Couturier Inc.

E-65

APPENDIX “C”

18.6 PETITIONERS

1. AbitibiBowater US Holding 1 Corp.

2. AbitibiBowater Inc.

3. Bowater Ventures Inc.

4. Bowater Incorporated

5. Bowater Nuway Inc.

6. Bowater Nuway Mid-States Inc.

7. Catawba Property Holdings LLC

8. Bowater Finance Company Inc.

9. Bowater South American Holdings Incorporated

10. Bowater America Inc.

11. Lake Superior Forest Products Inc.

12. Bowater Newsprint South LLC

13. Bowater Newsprint South Operations LLC

14. Bowater Finance II, LLC

15. Bowater Alabama LLC

16. Coosa Pines Golf Club Holdings, LLC

APPENDIX “D” PARTNERSHIPS

1. Bowater Canada Finance Limited Partnership

2. Bowater Pulp and Paper Canada Holdings Limited Partnership

3. Abitibi-Consolidated Finance LP

APPENDIXES E TO J OF THE THIRD CLAIMS PROCEDURE ORDER ARE AVAILABLE IN THE FULL VERSION OF THE ORDER ON THE MONITOR’S WEBSITE : WWW.EY.COM/CA/ABITIBIBOWATER.

SUPERIOR COURT

CANADA

PROVINCE OF QUEBEC DISTRICT OF MONTREAL

No.: 500-11-036133-094

DATE: July 21, 2010

PRESENT: THE HONOURABLE JUSTICE CLEMENT GASCON, J.S.C. IN THE MATTER OF PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC.

and

ABITIBI-CONSOLIDATED INC.

and

BOWATER CANADIAN HOLDINGS INC.

and

The other Petitioners listed on Schedules “A”, “B” and “C”

Petitioners

and

ERNST & YOUNG INC.

Monitor

ORDER IN RESPECT OF LATE CLAIMS, INACTIVE EMPLOYEE LATE CLAIMS, SCHEDULED CLAIMS AND MISFILED CLAIMS

[1] CONSIDERING Petitioners’ Amended Motion for a Declaratory Order in respect of Late Claims, Inactive Employee Late Claims and Scheduled Claims (the “Motion”);

[2] CONSIDERING the representations of the parties;

[3] GIVEN the provisions of the Companies’ Creditors Arrangement Act (“CCAA”); FOR THESE REASONS, THE COURT:

[1] GRANTS this Amended Motion for a Declaratory Order in respect of Late Claims, Inactive Employee Late Claims and Scheduled Claims (the “Motion”)

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500-11-036133-094

PAGE: 2

[2] EXEMPTS, if applicable, the Petitioners from having to serve this Motion and from any notice or delay of presentation.

[3] DECLARES that notwithstanding the orders of this Court dated August 26, 2009, January 18, 2010 and February 23, 2010 (the “Claims Procedure Orders”) and the claims bar dates established therein (the “Claims Bar Dates”), the claims filed against the Petitioners with Ernst & Young Inc. (the “Monitor”) that fall within the following categories shall be deemed, as of the date of this Order, to be timely filed with the Monitor for purposes of the Petitioners’ claim process:

(i) trade claims and employee claims which were filed after the Claims Bar Dates (the “Late Claims”) as summarized in the Forty-Fourth Report of the Monitor dated June 7, 2010 (the “Forty-Fourth Report”), said summary as may be updated from time to time by the Monitor upon notice to the Service List;

(ii) claims by former employees who were not employed as of April 16, 2009 and which were filed after the Claims Bar Dates (“Inactive Employee Late Claims”) as summarized in the Forty-Fourth Report, said summary as may be updated from time to time by the Monitor upon notice to the Service List; and

(iii) claims by creditors of the Cross-Border Petitioners which were not filed in the present proceedings but which are nevertheless scheduled claims (as said schedules may be amended from time to time, the “Scheduled Claims”) in the context of the Petitioners’ proceedings in the United States Bankruptcy Court under Chapter 11 of the U.S. Bankruptcy Code;

(iv) claims filed by creditors with Epiq pursuant to the Petitioners’ claims process in the United States that should have been filed against the Petitioners pursuant to the Claims Procedure Orders (“Misfiled Claims”) as described in the Forty-Fourth Report or as may be updated from time to time by the Monitor upon notice to the Service List and without further order of this Court.

[4] AUTHORIZES the Monitor to proceed with the review and determination of Late Claims, Inactive Employee Late Claims and Misfiled Claims in accordance with the provisions of the order of this Court dated January 18, 2010.

[5] AUTHORIZES the Monitor to take any and all steps which the Monitor, in its sole discretion and in consultation with the Petitioners, may deem necessary in order to give effect to the above orders.

[6] ORDERS the provisional execution of this Order notwithstanding any appeal and without the necessity of furnishing any security.

[7] WITHOUT COSTS.

CLEMENT GASCON, J.S.C. J.S.C.

stikeman Elliott LLP COPIE CONFORME

Attorneys for Petitioners

Elaine C-Nevec

Greffier adjoint

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500-11-036133-094

PAGE: 3

SCHEDULE “A” ABITIBI PETITIONERS

1. ABITIBI-CONSOLIDATED INC.

2. ABITIBI-CONSOLIDATED COMPANY OF CANADA

3. 3224112 NOVA SCOTIA LIMITED

4. MARKETING DONOHUE INC.

5. ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

6. 3834328 CANADA INC.

7. 6169678 CANADA INC.

8. 4042140 CANADA INC.

9. DONOHUE RECYCLING INC.

10. 1508756 ONTARIO INC.

11. 3217925 NOVA SCOTIA COMPANY

12. LA TUQUE FOREST PRODUCTS INC.

13. ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

14. SAGUENAY FOREST PRODUCTS INC.

15. TERRA NOVA EXPLORATIONS LTD.

16. THE JONQUIERE PULP COMPANY

17. THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY,

18. SCRAMBLE MINING LTD.

19. 9150-3383 QUEBEC INC.

20. ABITIBI-CONSOLIDATED (U.K.) INC.

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500-11-036133-094 PAGE: 4

SCHEDULE "B"

BOWATER PETITIONERS

1. BOWATER CANADIAN HOLDINGS INC.
2. BOWATER CANADA FINANCE CORPORATION
3. BOWATER CANADIAN LIMITED
4. 3231378 NOVA SCOTIA COMPANY
5. ABITIBIBOWATER CANADA INC.
6. BOWATER CANADA TREASURY CORPORATION
7. BOWATER CANADIAN FOREST PRODUCTS INC.
8. BOWATER SHELBURNE CORPORATION
9. BOWATER LAHAVE CORPORATION
10. ST-MAURICE RIVER DRIVE COMPANY LIMITED
11. BOWATER TREATED WOOD INC.
12. CANEXEL HARDBOARD INC.
13. 9068-9050 QUÉBEC INC.
14. ALLIANCE FOREST PRODUCTS (2001) INC.
15. BOWATER BELLEDUNE SAWMILL INC.
16. BOWATER MARITIMES INC.
17. BOWATER MITIS INC.
18. BOWATER GUÉRETTE INC.
19. BOWATER COUTURIER INC.

E-72

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500-11-036133-094

PAGE: 5

SCHEDULE “C” 18.6 CCAA PETITIONERS

1. ABITIBIBOWATER INC.

2. ABITIBIBOWATER US HOLDING 1 CORP.

3. BOWATER VENTURES INC.

4. BOWATER INCORPORATED

5. BOWATER NUWAY INC.

6. BOWATER NUWAY MID-STATES INC.

7. CATAWBA PROPERTY HOLDINGS LLC

8. BOWATER FINANCE COMPANY INC.

9. BOWATER SOUTH AMERICAN HOLDINGS INCORPORATED

10. BOWATER AMERICA INC.

11. LAKE SUPERIOR FOREST PRODUCTS INC.

12. BOWATER NEWSPRINT SOUTH LLC

13. BOWATER NEWSPRINT SOUTH OPERATIONS LLC

14. BOWATER FINANCE II, LLC

15. BOWATER ALABAMA LLC

16. COOSA PINES GOLF CLUB HOLDINGS LLC

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APPENDIX F

LIQUIDATION ANALYSIS

1.	All capitalized terms used in this Appendix F shall have the meanings ascribed to such terms in the Circular unless otherwise specified.

2.	On April 17, 2009, the Applicants filed for and obtained protection from their Creditors under the CCAA, pursuant to the Initial Order. Pursuant to such Initial Order, Ernst & Young Inc. was appointed as the Monitor of the Applicants.

3.	On April 16, 2009, the U.S. Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

4.	BCHI, BCFC, Bowater Canadian Limited, AbitibiBowater Canada, BCFPI, Bowater LaHave Corporation and Bowater Maritimes have commenced both CCAA Proceedings and Chapter 11 Cases and are also included in the definition of “Applicants”. The Applicants are all Subsidiaries of ABH. On April 21, 2009, the Court amended the Initial Order to extend the Stay of Proceedings to the Partnerships.

5.	Pursuant to the CCAA Plan, the Affected Unsecured Creditors are, for voting and distribution purposes, grouped in 20 classes based on their Affected Claims against the Applicants listed in the table in paragraph 17 of this Liquidation Analysis (the “CCAA Plan Applicants”). The remaining Applicants and Partnerships have nominal assets or Claims and do not have Claims in the CCAA Plan.

6.	If the CCAA Plan Applicants are unable to implement the CCAA Plan then the Stay of Proceedings granted by the Court in the Initial Order may be lifted, in which case substantially all of the CCAA Plan Applicants’ stayed debt (as further detailed in Appendix F-2) obligations (the “Stayed Obligation Claims”), which are estimated to be in the total range of $15 billion, would become due and owing, and which include common guarantor claims against a number of the Applicants. The Applicants do not have sufficient financial resources to meet the Stayed Obligation Claims. Accordingly, it is the Monitor’s view that this would likely result in applications, by the CCAA Plan Applicants or their creditors, under the CCAA, the BIA or other statutes to allow their creditors to realize upon the CCAA Plan Applicants’ assets and their operations (the “Assets”) for the general benefit of their creditors.

7.	The Monitor, with the assistance of the Applicants, has prepared an illustrative estimate of the net realizable value of the Assets for each of the CCAA Plan Applicants assuming liquidation proceedings, based on the assets and liabilities as they appear in the CCAA Plan Applicants’ financial records as at March 31, 2010. The illustrative estimate of the realization value is referred to herein as the “Liquidation Analysis”. In the Monitor’s view, such realization proceedings would likely result in a sale of a limited number of the CCAA Plan Applicants’ select operations on a going concern basis, an orderly wind down of the remaining operations and the liquidation of the remaining Assets as described in greater detail herein.

8.

The Liquidation Analysis has been prepared assuming hypothetical scenarios in which the Assets are realized upon and the net proceeds are distributed to creditors in accordance with their respective priorities. Underlying the Liquidation Analysis are a number of estimates and assumptions that are subject to significant contingencies and uncertainties, including many that would be beyond the control of the Applicants. Each prospective user must rely on its own inspection and investigation as to the estimated liquidation value of the Assets and no representations or warranties are made by the Monitor in respect of any such matters. Accordingly, there can be no assurance that the values assumed in the Liquidation Analysis would be achieved if the Assets were, in fact, subject to realization. In addition, any realization that would be undertaken would necessarily take place in the future and under circumstances, including future forest product market conditions, that cannot be presently predicted with certainty. Furthermore, while the Liquidation Analysis is necessarily presented with numerical specificity, if the Assets were in fact realized upon, the actual proceeds of realization would vary from the amounts set out below. Such actual proceeds of realization could be materially lower or higher than the amounts set forth below and no representation or warranty can be or is being made with respect to the actual proceeds that could be achieved in such realization proceedings. The Liquidation Analysis has been prepared solely for purposes of illustrating the estimated proceeds available from the hypothetical realization of the Assets and the estimated values contained therein do not represent values that may be appropriate for any other purpose. Nothing contained in the Liquidation Analysis is intended or may constitute a concession or admission of the Applicants for any other purpose.

9.	The principal assumptions used in the Liquidation Analysis are outlined below.

Basis of Presentation

10.	The Liquidation Analysis is based on the unaudited, non-consolidated book values of the CCAA Plan Applicants as at March 31, 2010, unless otherwise stated, and these book values are assumed to be representative of the assets and liabilities as at the commencement of the realization.

11.	The Liquidation Analysis has been prepared on a legal entity basis for each of the Applicants and provides an illustrative range of potential recoveries for unsecured creditors for each of the Applicants.

12.	ACCC and BCFPI, each of whom are CCAA Plan Applicants, are the primary operating entities of the CCAA Plan Applicants; as such, a significant portion of the Liquidation Analysis is focused on the illustrative estimates of value of the assets of ACCC and BCFPI. Specific assumptions related to these entities are further detailed in Appendix F-1 to this Liquidation Analysis, in addition to those set forth in paragraph 19.

Nature and Timing of the Realization Process

13.	The Liquidation Analysis is prepared on the basis that due to the decline in demand for newsprint compared to historic levels, and the current cost structure of many of the CCAA Plan Applicants’ mills as a result of the current high value of the Canadian dollar relative to the U.S. dollar, as well as the difficulty of funding operations in the context of a liquidation and the level of secured debt of the CCAA Plan Applicants, that many of the CCAA Plan Applicants’ operations would be shut down immediately and their assets liquidated. However, certain of the CCAA Plan Applicants’ mills could possibly be sold as going concerns to enhance realizations for creditors. Selling these operations on a going concern basis, which may take as long as nine to twelve months, are assumed to provide greater proceeds than could be achieved in a wind down of the operations and liquidation of the residual assets.

14.	For the purposes of the Liquidation Analysis, it has been assumed that a limited number of select pulp and paper mills, and a number of sawmills, are sold as going concerns (the “High Scenario”), with the remaining mills of the Applicants sold for scrap, at values consistent with other similar assets liquidated by the Applicants during the CCAA Proceedings. Although certain facilities are assumed in the High Scenario to be sold as going concerns, it is possible that funding may not be available for this purpose or that the cooperation of the various secured creditors may not be obtained to continue operations while the mills are marketed for sale. As such, there is a risk that operations at all of the facilities would cease and no going concern sales may be effected (the “Low Scenario”).

15.

In addition, while the illustrative estimate of the net realizable value of the Assets in the Liquidation Analysis is based on the claims filed in the CCAA Proceedings pursuant to the Claims Procedure Orders, as outlined in the table in Appendix F-2, it is also assumed that in the event of a closure of the operations of the CCAA Plan Applicants, additional claims such as termination and severance claims for the approximately 7,300 current employees, claims in respect of the pension plan solvency deficit (estimated at Cdn$1.3 billion), and other claims, which may arise as a result of the liquidation of the Assets, will share with the unsecured creditors on a pro rata basis. In effect, the impact of a liquidation of the Assets would be to increase the amount of the unsecured creditor claims by approximately Cdn$1.7 billion to Cdn$2.0 billion.

16.	The Liquidation Analysis does not factor in the potential environmental remediation liabilities which may arise as a result of the closure and liquidation of many of the Applicants mill operations, other than claims filed pursuant to the Claims Procedure Orders and a specific estimate related to properties previously owned that is assumed to be asserted in the Low Scenario. Given the size and the nature of the newsprint and paper machines and the nature of pulp operations carried out by the CCAA Plan Applicants, it is possible that the magnitude of the liabilities may impact the recoveries of other unsecured creditors in any liquidation scenario by substantially increasing the amount of claims asserted against the CCAA Plan Applicants.

Estimated Realization Proceeds

17.	Based on the assumptions underlying the Liquidation Analysis, the Monitor has prepared illustrative estimates of the net realizable value of the Assets by each CCAA Plan Applicant, net of the repayment of the secured debt obligations and the payment of certain amounts which may have to be paid in priority to the unsecured creditors in accordance with the Initial Order, the CCAA or the BIA. The range of estimates of percentage recoveries for each CCAA Plan Applicant is summarized below. Copies of the detailed illustrative estimates of the net realizable value of certain Applicants are attached as Appendix F-1 to this Liquidation Analysis.

	Illustrative Percentage Recoveries for Unsecured Claims in Liquidation
Applicant	Low	High
Abitibi-Consolidated Inc.	1.0%	3.0%
Abitibi-Consolidated Company of Canada	1.3%	14.2%
15.5% Guarantor Applicant Affected Unsecured Creditor Classes in respect of each of the following:
3224112 Nova Scotia Limited	0.0%	0.0%
Marketing Donohue Inc.	0.0%	0.0%
3834328 Canada Inc.	0.0%	0.0%
6169678 Canada Inc.	0.0%	0.0%
1508756 Ontario Inc.	0.0%	0.0%
The Jonquière Pulp Company	0.0%	0.1%
The International Bridge and Terminal Company	0.7%	1.3%
Abitibi-Consolidated (U.K.) Inc.	3.7%	4.3%
Scramble Mining Ltd.	0.0%	0.0%
Terra Nova Explorations Ltd.	0.0%	0.0%
Saguenay Forest Products Inc.	2.4%	4.0%
Bowater Canadian Forest Products Inc.	7.5%	21.2%
Bowater Canada Finance Corporation	0.0%	0.0%
AbitibiBowater Canada Inc.	0.0%	0.0%
Bowater Maritimes Inc.	4.0%	9.4%
Abitibi-Consolidated Nova Scotia Incorporated	0.1%	0.1%
Donohue Recycling Inc.	0.0%	0.0%
Abitibi-Consolidated Canadian Office Products Holding Inc.	0.0%	0.0%

Note:

1.	The illustrative recovery percentages are based on the estimated recoveries from the Assets as a percentage of the preliminary estimate of the Affected Unsecured Creditor Claims accepted by the Monitor or likely to be accepted by the Monitor pursuant to the Claims Procedure Orders as outlined in Appendix F-2 plus additional Claims that may arise in the event of a liquidation of the Assets.

18.	The illustrative recoveries in the table above are subject to a number of assumptions (as outlined below) and any realization that would be undertaken would necessarily take place in the future and under circumstances, including future forest product market conditions, that cannot be presently predicted with certainty. Accordingly, the recovery percentages in the Liquidation Analysis are for illustrative purposes only and are subject to significant uncertainty and variation.

19.	Key assumptions underlying the illustrative estimates of net realizable value of the Assets, if applicable to the specific CCAA Plan Applicant, are as follows:

a.	the illustrative values for Cash include recovery at full value, except where third party claims to such Cash exist;

b.	the illustrative estimate of values of the accounts receivable in the Liquidation Analysis was based on the book value of the accounts receivable, adjusted for certain potential Claims such as un-booked volume rebates, offsets claimed by the CCAA Plan Applicants’ customers and other adjustments based on the aging of the accounts receivable, the geographic location of the customer, the extent of Export Development Corporation insurance, the size of the account and the experience of the Monitor in realizing on accounts receivable;

c.	the illustrative estimate of values of the intercompany accounts receivable from other ABH affiliates were based on a distribution model prepared by Blackstone, ABH’s financial advisor, of the creditor recoveries for each of the ABH entities, including pre-filing intercompany accounts payable and receivables. The Liquidation Analysis assumes that all of the intercompany payables rank pari passu with the other Affected Unsecured Creditors. Any intercompany advances owed by BCFPI to Bowater arising from advances by Bowater to BCFPI pursuant to the BI DIP Facility Documents and the BCFPI Secured Bank Documents are assumed to rank ahead of other Affected Unsecured Creditors;

d.	the illustrative estimate of the values of inventory in the High Scenario were based on the net orderly liquidation value of the inventory from an appraisal by an independent auctioneer familiar with this type of inventory. The Low Scenario represents a discount to the appraised value based on the Monitor’s experience in realizing on inventory of this nature. The Monitor notes that a significant proportion of the Applicants’ inventory is in the form of mill stores and, as a result, have lower recovery than inventory held for sale to customers;

e.	the illustrative estimate of values of the property, plant and equipment were based on discounted cash flow models prepared for the paper mills, saw mills and hydroelectric generation stations and other equipment, including the real property, for which the Monitor and the Applicants believe may be sold as going concerns. More specifically, for ACCC, it is assumed that three pulp and paper mills and currently operating sawmills will be sold as going concerns. For BCFPI, it is assumed that its Thunder Bay facility (pulp and paper) and currently operating sawmills will be sold as going concerns. For the remaining mills, the estimated value is based on scrap value, consistent with values realized by the Applicants for the liquidation of mill and non-operating assets during these CCAA Proceedings;

f.	prepaid expenses and other current assets are assumed to have no realizable value as it is assumed that they will be drawn down in the course of the liquidation proceedings;

g.	the Liquidation Analysis includes as “Realization Costs” the estimated salaries, wages, benefits and other costs required to complete the liquidation of the Applicants’ assets in both the High Scenario and the Low Scenario, as well as receiver or trustee fees and legal costs. Also included in this line item are cash flows while operating certain facilities in the High Scenario. Such operating cash flows would be net of secured lender interest costs;

h.	the Liquidation Analysis assumes certain employee and deemed trust obligations, including vacation pay, are paid in priority to unsecured creditors;

i.	the amount of the pension plan solvency deficiency claims are assumed to be Affected Unsecured Claims (based on the assumed wind-up of the CCAA Plan Applicants’ pension plans in a liquidation proceeding) that rank on a pari passu basis with other Affected Unsecured Claims based on the actuarially determined solvency deficiency positions as at March 31, 2010; and

j.	claims for other employee obligations, including other post-employment benefits and severance and termination claims (based on the cessation of certain operations not sold on a going concern basis) are assumed to be unsecured and rank on a pari passu basis with general unsecured creditors.

Secured Creditors

20.	Certain of the CCAA Plan Applicants’ creditors hold secured claims against the Assets, the repayment of which is reflected in the illustrative estimate of the net realizable values of certain of the CCAA Plan Applicants in Appendix F-1. In particular:

a.	U.S. Bank, National Association, in its capacity as indenture and collateral trustee on behalf of the holders (the “Canadian Secured Noteholders”) of Canadian Secured Notes holds security from each of ACI and its Subsidiaries (except for 4042140 Canada Inc., 3217925 Nova Scotia Company, La Tuque Forest Products Inc., 9150-3383 Québec Inc. and Abitibi-Consolidated (U.K.) Inc.), Bridgewater and Cheshire Recycling Limited over their respective assets that may be described, generally, as (i) equipment, (ii) intellectual property, (iii) fixed asset collateral accounts, insurance and claims, (iv) ACCC’s 75 class A common shares of Abitibi-Consolidated Hydro Inc., (v) ACCC’s 14,250,001 common LP units and 45,000 preferred LP units of ACH LP, and (vi) immovable property including, without limitation, pulp and paper mills located in Baie-Comeau, Québec; Thorold, Ontario; Grand-Mère, Québec (Laurentide); Alma, Québec; Jonquière, Québec (Kenogami); Fort Frances, Ontario; Grand Falls, Newfoundland; Amos, Québec and Clermont, Québec. In addition, the Canadian Secured Noteholders have security over the proceeds from the sale of the Belgo mill, the Beaupre mill, the Bridgewater mill and the St. Raymond sawmill. The balance currently outstanding in respect of the Canadian Secured Notes, after the repayment of Cdn$200 million in December 2009, is approximately Cdn$311 million.

b.	Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent on behalf of the ACCC Term Lenders under the ACCC Term Loan Documents in respect of a senior secured term loan facility, holds security from each of ACI and its Subsidiaries (except for 4042140 Canada Inc., 3217925 Nova Scotia Company, La Tuque Forest Products Inc., 9150-3383 Québec Inc. and Abitibi-Consolidated (U.K.) Inc.), Donohue, ACSC, Abitibi-Consolidated Corp., Abitibi-Consolidated Alabama Corporation, Augusta Woodlands, LLC, Alabama River Newsprint Company, Bridgewater and Cheshire Recycling Limited over their respective assets that may be described, generally, as (i) inventory, (ii) accounts, (iii) chattel paper, (iv) goods, (v) general intangibles, (vi) instruments, (vii) insurance (except fixed asset collateral insurance), (viii) money and accounts receivable, (ix) letter of credit rights, (x) investment related property and (xi) commercial tort claims. The security specifically excludes fixed asset collateral, which may be described generally as the assets secured in favour of the Canadian Secured Noteholders as described above. The amount outstanding to the ACCC Term Lenders, excluding default interest, is approximately Cdn$363 million.

c.	The Bank of Nova Scotia, in its capacity as the administrative agent on behalf of the various lenders under the BCFPI Secured Bank Documents, holds security from each of BCFPI, Bowater, BCHI, Bowater Canada Finance Limited Partnership, Bowater Shelburne Corporation and Bowater LaHave Corporation over their respective assets that may be described, generally, as (i) accounts receivable, (ii) inventory, (iii) instruments in respect of accounts receivable and inventory, (iv) money, (v) intangibles, (vi) a mortgage granted by BCFPI over the property located in Thunder Bay, Ontario, including all equipment thereon, and (vii) an equitable mortgage granted by BCFPI over all present and future real property to the extent that it is a fixed asset located in Canada owned by BCFPI or a Subsidiary thereof. The amount currently outstanding under this facility is approximately $141 million, excluding default interest.

d.	Law Debenture Trust Company of New York., in its capacity as the collateral agent on behalf of the lenders pursuant to a Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated April 21, 2009, as amended from time to time, holds security from BCFPI, BCHI, Bowater Canada Limited, AbitibiBowater Canada, Bowater LaHave Corporation and Bowater Maritimes over their assets that may be described, generally, as (i) equipment, (ii) inventory, (iii) accounts, (iv) general intangibles, (v) pledged equity, (vi) pledged debt, (vii) pledged investment property, (viii) securities, securities accounts, futures accounts, futures contracts and financial assets, (ix) deposit and other bank accounts, funds and assets credited thereto, property received, receivable or otherwise distributed in respect of any of such funds and financial assets and any certificates and instruments representing or evidencing such accounts, (x) promissory notes, certificates of deposit, checks and other instruments, (xi) intellectual property, (xii) the right, title and interest in all real property, together with all buildings, improvements and fixtures related thereto, any lease or sublease thereof, all general intangibles and all proceeds thereof, (xiii) book and records and (xiv) payments with respect to any of the collateral. The balance outstanding under this facility on March 31, 2010 was approximately $206 million, of which BCFPI borrowed $40 million. Pursuant to an amending agreement approved by the Court and the Bankruptcy Court, this balance was subsequently reduced to approximately $40 million, of which BCFPI owes approximately $8 million.

APPENDIX F-1

ILLUSTRATIVE ESTIMATE OF THE NET REALIZABLE VALUE OF THE ASSETS FOR CERTAIN OF THE CCAA PLAN APPLICANTS

The Monitor has prepared an illustrative estimate of the net realizable value of the Assets of each of the Applicants and the respective creditor recoveries based on a liquidation proceeding which are summarized herein.

Abitibi-Consolidated Inc.

	Notes	Book Value March 31, 2010	Low Scenario	High Scenario
			Cdn$000	Cdn$000
Cash		$73,475	$73,475	$73,475
Inventory		4,837	1,506	2,654
Other Current Assets		1,158	—	—
Fixed Assets, net	1	160,601	—	—
Intercompany Receivable		254,833	51,085	81,350

Proceeds of Realization		$494,904	$126,065	$157,478

Less:
Payment of Secured Debt Guarantee Claims	2		(73,383)	—

Amount Available for Affected Unsecured		A	52,683	157,478
Creditors After Payment of Secured Claims
Claims from the Claims Process			4,229,000	4,229,000
Intercompany Claims			1,019,049	1,019,049

Total Affected Unsecured Claims		B	$5,248,049	$5,248,049

Recovery for Affected Unsecured Creditors		A/B	1.0%	3.0%

Note 1:	Realizations related to property, plant and equipment were estimated to be $nil as the vast majority of the balance above relates to accounting entries in respect of the Combination with Bowater in 2007.

Note 2:	Due to the fact that ACI has guaranteed the secured indebtedness of certain other Applicants, the Liquidation Analysis assumes that any shortfalls due to such secured creditors by other Applicants will be funded by ACI until such time as such secured creditors are fully paid.

Abitibi-Consolidated Company of Canada

	Notes	Book Value March 31, 2010	Low Scenario	High Scenario
			Cdn$000	Cdn$000
Cash in Bank		$153,116	$153,116	$153,116
ULC Cash	1	183,100	117,300	183,100

Total Cash		336,216	270,416	336,216
Other Current Assets		29,613	—	—
Inventory		239,152	64,898	108,766
PP&E	2	1,293,602	393,935	1,121,642
Receipt of Secured Debt Guarantee Claims	3	N/A	146,765	—
Intercompany Receivable		343,584	20,414	50,171

Proceeds of Realization		$2,242,167	$896,428	$1,616,795

Less:
ACCC Term Lenders	4		(362,843)	(362,843)
Senior Secured Notes	4		(311,259)	(311,259)

Amount Available After Payment of Secured Creditors			222,325	942,692
Realization Costs			(66,640)	(59,829)

Amount Available After Payment of Realization Costs			155,685	882,863

Less Priority Payables
Wages/WEPPA			(16,495)	(10,997)
Source Deductions			(10,997)	(7,331)
Construction Liens/Property Taxes			(8,163)	(25,521)
Vacation Pay			(44,200)	(44,200)

Total Priority Payables			(79,854)	(88,048)
Amounts Available for Unsecured Creditors After Payment of Priority Payables		A	75,831	794,815
Estimate of Affected Unsecured Claims per CCAA Claims Process			4,017,000	4,017,000

Additional Claims not Subject to the Claims Process
Termination and Severance			312,778	186,596
Environmental	5		101,560	—
OPEBs			110,892	110,892
Pension Deficit			966,502	966,502

Total Claims not Submitted in Claims Process			1,491,732	1,263,990
Intercompany Claims			315,310	315,310

Total Affected Unsecured Claims		B	$5,824,042	$5,596,301

Recovery for Affected Unsecured Creditors		A/B	1.3%	14.2%

Note 1:	As reported in the Sixteenth and Nineteenth reports of the Monitor, ACCC sold its 60% interest in MPCo to Hydro-Quebec with the sale closing in December 2009. As part of this transaction, a new unlimited liability company was incorporated to hold a portion of the funds due to ACCC (the “ULC”). As part of the transaction, certain amounts were also held back by the purchaser to serve as security for potential liabilities. For the purposes of the Liquidation Analysis, realizations on cash held by the ULC as well as the purchaser take into account certain potential holdbacks pursuant to the sale of the MPCo assets. As such, ULC cash is assumed to be only partially available to the unsecured creditors of ACCC in the Low Scenario. The High Scenario assumes that all ULC cash is fully available to the Applicant.

Note 2:	In addition to the estimated realizable value of ACCC’s property, plant and equipment, the Liquidation Analysis also includes assumed realizations for ACCC’s hydro assets and certain ACCC assets which were expropriated by Newfoundland. ACCC has issued a claim pursuant to certain provisions of NAFTA.

Note 3:	The Receipt of Secured Debt Guarantee Claims represents estimated recoveries by ACCC’s secured lenders from guarantors under ACCC’s various secured debt facilities due to the fact that there is a shortfall in the relevant secured lender’s collateral at ACCC.

Note 4:	Represents the payment by ACCC to secured lenders, namely the ACCC Term Lenders and the Canadian Secured Noteholders.

Note 5:	Represents a provision for certain potential environmental claims on previously owned mill properties.

Bowater Canadian Forest Products Inc.

	Notes	Book Value March 31, 2010	Low Scenario	High Scenario
			Cdn$000	Cdn$000
Cash	1	$9,320	$9,320	$9,320
Other Long Term Assets	1	120,612	28,746	28,746

			38,066	38,066
Accounts Receivable		80,057	41,712	54,301
Inventory		108,447	33,982	51,777
Other - Current Assets		5,025	—	—
PP&E		505,643	70,471	292,475
Miscellaneous Assets		—	3,809	7,617
Intercompany Receivable, Net	2	281,357	251,158	332,812

Proceeds of Realization		$1,110,460	$439,197	$777,047

Less:
DIP Loan	3		(40,624)	(40,624)
Advances from Bowater Inc.	3		(29,452)	(29,452)
Secured Debt	3	—	(141,380)	(141,380)

Total Secured Payments			(211,456)	(211,456)

Amount Available After Payment of Secured Creditors			227,741	565,591
Realization Costs			(23,178)	(31,279)

Amount Available After Payment of Realization Costs			204,563	534,312

Less Priority Payables
Wages/WEPPA			(5,126)	(3,417)
Vacation Pay			(9,043)	(9,043)
Property Taxes			(466)	(233)
Source Deductions			(3,417)	(2,278)

			(18,052)	(14,971)
Amounts Available for Affected Unsecured Creditors After Payment of Priority Payables		A	186,511	519,341
Estimate of Affected Unsecured Claims per CCAA Claims Process			569,000	569,000
Additional Claims not Subject to the Claims Process
Termination and Severance			77,335	46,054
OPEBs			45,351	45,351
Pension Deficit			360,621	360,621

Total Claims not Submitted in CCAA Claims Process			483,306	452,025
Intercompany Claims			1,427,641	1,427,641

Total Affected Unsecured Claims		B	$2,479,947	$2,448,666
Recovery for Affected Unsecured Creditors		A/B	7.5%	21.2%

Note 1:	Cash in the bank accounts of BCFPI are assumed to be recovered at full value. It is also assumed that funds held pursuant to the sale of certain timberlands formerly owned by BCFPI would become available for distribution to secured Creditors. Such cash is reflected in the above table under “Other Long Term Assets”.

Note 2:	The book value of intercompany receivables is net of liabilities to other affiliates.

Note 3:	Represents payment to secured lenders including to the BI DIP Lenders and the BCFPI Pre-petition Secured Lenders, to Bowater for advances made pursuant to the BI DIP Facility Documents and the BCFPI Secured Bank Documents and to the agent of BCFPI’s senior secured credit facility for amounts outstanding under such facility. Pursuant to the amendment referred to in section 20(d) of this Appendix F, the principal amount of the BI DIP Loan owed by BCFPI has been reduced to approximately $8 million.

Abitibi-Consolidated (UK) Inc.

	Book Value March 31, 2010		Low Scenario	High Scenario
			Cdn$000	Cdn$000
Cash	$6,535		$6,535	$6,535
Accounts Receivable	25,898		7,029	9,537

Proceeds of Realization	$32,433	A	$13,565	$16,073
Estimate of Claims per CCAA Claims Process			370,000	370,000

Total Affected Unsecured Claims		B	$370,000	$370,000
Recovery for Affected Unsecured Creditors		A/B	3.7%	4.3%

The International Bridge & Terminal Company

	Book Value March 31, 2010		Low Scenario	High Scenario
			Cdn$000	Cdn$000
Accounts Receivable	$1,097		$648	$972
PP&E	3,286		1,904	3,809

Proceeds of Realization	$4,383	A	2,552	4,781
Estimate of Claims per CCAA Claims Process			370,000	370,000
Intercompany Claims			4,251	4,251

Total Affected Unsecured Claims		B	$374,251	$374,251
Recovery for Affected Unsecured Creditors		A/B	0.7%	1.3%

Note 1:	The main asset of The International Bridge & Terminal Company is a toll bridge which connects the communities of Fort Frances and International Falls. The International Bridge company owns 50% of the toll bridge. The bridge has been previously marketed for sale and the High Scenario and the Low Scenario are based on previous expressions of interest as described to the Monitor.

Saguenay Forest Products

	Book Value March 31, 2010		Low Scenario	High Scenario
			Cdn$000	Cdn$000
Cash	$2,720		$2,720	$2,720
Accounts Receivable	2,179		1,485	1,921
Inventory	4,926		1,035	2,296
PP&E	15,579		4,449	8,899

Proceeds of Realization	$25,404	A	$9,690	$15,836

Less Priority Payables
Wages			(63)	(42)
Source deductions			(34)	(23)
Vacation Pay			(138)	(138)

			(235)	(203)
Realization Costs			(500)	(500)
Amount Available for Affected Unsecured Creditors After Payment of Priority Payables and Realization Costs		A	8,955	15,133
Add: Claims not Submitted in the CCAA Claims Process Termination and Severance			5,189	5,189

Total Claims not Submitted in the CCAA Claims Process			5,189	5,189
Total Affected Unsecured Claims From Claims Process			379,000	379,000
Intercompany Claims			—	—

Total Affected Unsecured Claims		B	$384,189	$384,189
Recovery for Affected Unsecured Creditors		A/B	2.4%	4.0%

Bowater Maritimes Inc.

	Book Value March 31, 2010		Low Scenario	High Scenario
			Cdn$000	Cdn$000
Cash	$341		$341	$341
Accounts Receivable	52		31	47
Inventory	229		137	206
PP&E	5,150		3,000	6,000
Intercompany Receivable	10,400		10,562	26,710

Proceeds of Realization	$16,172	A	$14,072	$33,304
Total Affected Unsecured Claims From CCAA Claims Process			6,559	6,559
Intercompany Claims			348,226	348,226

Total Affected Unsecured Claims		B	$354,785	$354,785
Recovery for Affected Unsecured Creditors		A/B	4.0%	9.4%

Note 1:	Bowater Maritimes’ primary asset is a water pipeline which is currently subject to a sale agreement.

APPENDIX F-2

SUMMARY OF CLAIMS

The chart below summarizes the expected amount of Affected Unsecured Claims against each of the Applicants. The amount of Affected Unsecured Claims will be finally determined through the Claims process as provided in the Claims Procedure Orders. As such, the amounts in the table below are only preliminary estimates and are subject to change.

CCAA Plan Applicant	Estimate of the Claims to be Proven in the CCAA Claims Process (Cdn$000s)
Abitibi-Consolidated Inc.	4,229,000
Abitibi-Consolidated Company of Canada	4,017,000
15.5% Guarantor Applicant Affected Unsecured Creditor Classes in respect of each of the following:
3224112 Nova Scotia Limited	370,000
Marketing Donohue Inc.	370,000
3834328 Canada Inc.	370,000
6169678 Canada Inc.	370,000
1508756 Ontario Inc.	370,000
The Jonquière Pulp Company	370,000
The International Bridge and Terminal Company	370,000
Abitibi-Consolidated (U.K.) Inc.	370,000
Scramble Mining Ltd.	370,000
Terra Nova Explorations Ltd.	370,000
Saguenay Forest Products Inc.	374,000
Bowater Canadian Forest Products Inc.	569,000
Bowater Canada Finance Corporation	753,000
AbitibiBowater Canada Inc.	8,000
Bowater Maritimes Inc.	7,000
Abitibi-Consolidated Nova Scotia Incorporated	370,000
Donohue Recycling Inc.	370,000
Abitibi-Consolidated Canadian Office Products Holding Inc.	372,000

APPENDIX G

FINANCIAL PROJECTIONS

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated May 24, 2010 (as may be amended and supplemented from time to time according to its terms, the “Plan”) is not likely to be followed by the liquidation or need for further financial reorganization of the debtors or any successors to the debtors under the Plan. This condition is often referred to as the “feasibility” of the Plan.

For purposes of determining whether the Plan meets this requirement, the financial advisors of the Company have analyzed the debtors’ ability to meet their obligations under the Plan. As part of that analysis, the debtors have prepared consolidated projected financial results for each of the years ending December 31, 2010 through and including 2014. These financial projections, and the assumptions on which they are based, are annexed hereto for your reference. See “Article VIII, Section B. Statutory Requirements for Confirmation of the Plan in Chapter 11 Cases – 3. Feasibility” in the Plan.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and in the Plan in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information set forth in ABH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other reports filed by ABH with the SEC filed prior to the Bankruptcy Court’s approval of the Disclosure Statement. These filings are available by visiting the SEC’s website at http://www.sec.gov.

The debtors prepared the Financial Projections based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors (as defined in the Plan and CCAA Plan). The debtors do not, as a matter of course, publish their business plans, strategies, projections, or their anticipated results of operations or financial condition. Accordingly, the debtors and the Reorganized Debtors do not intend to update or otherwise revise the Financial Projections, or to include such information in documents required to be filed with the SEC or otherwise make such information public to reflect events or circumstances existing or arising after the date of the Disclosure Statement or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT FOR PURPOSES OF THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THE DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THE DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE

BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE [X] OF THE PLAN “CERTAIN RISK FACTORS TO BE CONSIDERED” AND THE SECTION “RISK FACTORS“ OF THIS CIRCULAR.

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN AND THE CCAA PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

Financial Projections

The Company1 prepared the Reorganized ABH Pro Forma Balance Sheet, Reorganized ABH Projected Balance Sheet, Reorganized ABH Projected Income Statement, Reorganized ABH Projected Cash Flow Statement and ACI, Donohue (for the purposes of this Exhibit, “D-Corp”), Bowater (for the purposes of this Exhibit, “BI”), Bowater Newsprint South Operations LLC (for the purposes of this Exhibit, “BNS”) and BCFPI Projected Financials (collectively, the “Financial Projections”) for the years 2010 through 2014 (the “Projection Period”). The Financial Projections are based on a number of assumptions made by management with respect to the future performance of the Company’s operations. Although management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such Financial Projections and assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Company’s actual financial results and must be considered. The Financial Projections should be reviewed in conjunction with a review of these assumptions, including the accompanying qualifications and footnotes. The Company did not prepare the Financial Projections with a view toward compliance with published guidelines of the Securities and Exchange Commission or guidelines established by the FASB, particularly for reorganization accounting.

All dollar amounts in the Financial Projections are U.S. dollars unless otherwise indicated and any reference to “GAAP” refers to the generally accepted accounting principles in the United States of America.

1.	Accounting Policies

a. The Financial Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements (GAAP consolidated basis). The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“FASB ASC 852”). In addition, for comparative presentation purposes, the operations and cash flows for 2010 combine the predecessor company (January 1, 2010 through the Effective Date / Implementation Date) and successor company (assumed Effective Date / Implementation Date through December 31, 2010) to allow for a full year presentation.

[1]	Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Disclosure Statement or the Plan, as applicable.

2.	General Assumptions

a.    Methodology - The consolidated Financial Projections have been prepared by management and are based upon the Company’s detailed operating forecast for 2010 – 2014. The Financial Projections reflect various strategic reviews and restructuring initiatives, including mill idling decisions, overhead rationalization and other initiatives implemented prior to the Effective Date / Implementation Date (as defined in the CCAA Plan).

b.    Plan Consummation - The Financial Projections assume the Effective Date / Implementation Date will occur on October 1, 2010.

c.    Macroeconomic and Industry Environment – The Financial Projections are based upon management’s view of supply and demand dynamics in both North American and international markets as well as corresponding assumptions regarding pricing, operating rates and changes in the cost of material inputs for the key pulp and paper grades which the Company produces. Management’s views are in part based upon the forecasts of RISI, a leading information provider for the global forest products industry and Wall Street equity research as appropriate.

d.    Exchange Rate – The CAD / USD exchange rate is assumed to be $.99 for the balance of 2010, falling to $.98 in 2011, $.96 in 2012, $.93 in 2013 and $.91 in 2014. As of July 8, 2010, the CAD / USD exchange rate was $.96. For each $.01 change in the CAD / USD exchange rate, the Company’s projected EBITDA changes by approximately $15-$20 million.

3.	Projected September 30, 2010 Balance Sheet and Reorganized ABH Pro Forma Balance Sheet

The Projected September 30, 2010 Balance Sheet was developed using the Company’s actual December 31, 2009 audited balance sheet adjusted to reflect management’s projected operating results from December 31, 2009 through September 30, 2010. On the Effective Date / Implementation Date, actual results may differ due to a variety of risk factors as discussed in Article VIII of the Disclosure Statement. Pro forma adjustments consistent with consummation of the Plan and the CCAA Plan were then layered in to construct the Reorganized ABH Pro Forma Balance Sheet as of September 30, 2010. The Reorganized ABH Pro Forma Balance Sheet does not reflect, among other things, the formal implementation of reorganization accounting pursuant to FASB ASC 852. The estimated pro forma adjustments regarding the reorganized equity value of the Company, its assets, or its liabilities pursuant to FASB ASC 852 will be based upon the fair value of the assets and liabilities as of the Effective Date / Implementation Date.

As described more fully below, the Reorganized ABH Balance Sheet reflects Reorganized ABH’s pro forma capital structure resulting from consummation of the Plan and CCAA Plan. Specifically, and consistent with the Company’s emergence funding requirements, the Reorganized ABH Balance Sheet assumes the Company will have pro forma funded indebtedness of approximately $1.5 billion consisting of (a) a Term Loan Exit Financing Facility of approximately $700 million as described more fully in Article VI.E of the Disclosure Statement, (b) $500 million of Rights Offering Notes issued pursuant to the Rights Offering, as described more fully in Article I.F and VI.E of the Disclosure Statement, and (c) other indebtedness of approximately $250 million relating primarily to existing indebtedness at certain of the Company’s subsidiaries. In addition, the Company plans to have undrawn availability under an ABL Exit Financing Facility of approximately $500-$600 million as of the Effective Date / Implementation Date. The Company’s pro forma capital structure may change depending upon market conditions with respect to the Company’s capital raise efforts, operating performance and other sources of cash that may be available to the Company.

Reorganized ABH - Pro Forma Balance Sheet

In US$ million unless otherwise noted	Projected September 30, 2010	Exit Financing (A)	Cash Settlement (B)	Non-Cash Settlement (C)	Accounting Adjustments (D)	Pro Forma September 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$707	$(419)	$(138)	—	—	$150
Accounts receivable	879	—	—	—	—	879
Inventories, net	588	—	—	—	—	588
Other current assets	121	—	—	—	—	121

Total current assets	$2,296	$(419)	$(138)	—	—	$1,738

Fixed assets, net	$3,763	—	—	—	$(1,119)	$2,644
Goodwill	53	—	—	—	(53)	—
Intangible assets, net	311	—	—	—	(311)	—
Other non-current assets	353	70	—	—	(47)	376
Pension assets	149	—	—	—	—	149

Total assets	$6,925	$(349)	$(138)	—	$(1,530)	$4,907

LIABILITIES
Current liabilities not subject to compromise:
Accounts payable and accrued liabilities	$297	—	—	—	—	$297
Short-term bank debt	496	(496)	—	—	—	—
Debtor-in-possession financing	206	(206)	—	—	—	—
Liabilities associated with assets held for sale	35	—	—	—	—	35
Administrative Claims	138	—	(138)	—	—	—

Total current liabilities not subject to compromise	$1,173	$(702)	$(138)	—	—	$332
Debt not subject to compromise	1,079	(837)	—	—	—	241
Pension and OPEB	—	—	—	391	—	391
Other long-term liabilities	55	—	—	—	—	55

Exit Financing Facilities	—	1,191	—	—	—	1,191

Liabilities Subject to Compromise (E)
A/P Trade subject to compromise	251	—	—	(251)	—	—
Rejected Exec Contracts subject to comp.	646	—	—	(646)	—	—
Pension and OPEB subject to compromise	391	—	—	(391)	—	—
Employee Claims and other LSTC	663	—	—	(663)	—	—
3rd party debt subject to compromise	5,685	—	—	$(5,685)	—	—

Total LSTC	$7,636	—	—	$(7,636)	—	—

Total liabilities	$9,942	$(349)	$(138)	(7,245)	—	$2,210

Shareholders’ equity / (deficit)	$(3,133)	—	—	$7,245	$(1,684)	$2,428

Non-controlling interests	$116	—	—	—	$154	$269

Total liabilities and shareholders’ equity	$6,925	$(349)	$(138)	—	$(1,530)	$4,907

Notes to Reorganized ABH Pro Forma Balance Sheet

A	Represents proceeds of the exit financing raised in connection with the Company’s emergence from the Chapter 11 Cases and CCAA Proceedings and the associated repayment of secured debt claims, including the Bowater Secured Bank Claims, BCFPI Secured Bank Claims, DIP Facility Claims, ACCC Term Loan Secured Claims, Canadian Secured Notes, Securitization Claims and Other Secured Claims. Estimated transaction costs for the exit financing have been capitalized in other non-current assets and are amortized over the term of the financing. Any capitalized transaction costs associated with prepetition secured debt are assumed to be written off.

B	Cash payments required pursuant to the Plan and the CCAA Plan, including payment of Administrative Claims which include professional fees and claims pursuant to section 503(b)(9) of the Bankruptcy Code.

C	Reflects the cancellation or reinstatement of remaining liabilities subject to compromise pursuant to the Plan and the CCAA Plan.

D	Represents illustrative adjustments to book value to reflect the pro forma Equity Value of the Company. The book value adjustments in connection with this Reorganized ABH Pro Forma Balance Sheet do not reflect the formal implementation of reorganization accounting pursuant to FASB ASC 852. The final adjustments will be based upon the fair value of the assets and liabilities as of the Effective Date / Implementation Date and could impact different balance sheet accounts or be materially different than the values assumed in the foregoing estimates.

E	Claims levels are as reflected in the Plan and CCAA Plan, as applicable.

4.	Reorganized ABH Projected Income Statement

Reorganized ABH - Projected Income Statement	3 Months Ended December 31,	Projected Year Ending December 31
In US$ million unless otherwise noted	2010E	2010E Full-Year	2011E	2012E	2013E	2014E
Sales	$1,222	$4,663	$5,341	$5,480	$5,416	$5,474
Cost of sales, excluding depreciation,
amortization and cost of timber harvested	(918)	(3,651)	(3,793)	(3,841)	(3,828)	(3,826)
Depreciation, amortization, and cost of timber harvested	(66)	(465)	(272)	(279)	(285)	(292)
Distribution costs	(140)	(544)	(563)	(568)	(570)	(572)
Selling and administrative expenses	(41)	(168)	(146)	(139)	(135)	(132)
Net gain on disposition of assets	—	55	—	—	—	—

Operating income / (loss)	$58	$(110)	$568	$653	$597	$653
Interest expense	(42)	(381)	(166)	(166)	(166)	(162)
Interest income	1	6	9	17	26	37
Partnership earnings (equity investments)	(0)	(2)	7	8	10	10

Income before reorganization items, income taxes and noncontrolling interests	$17	$(488)	$418	$511	$467	$538
Reorganization items, net	(4)	(141)	—	—	—	—

Income before income taxes and noncontrolling interests	$13	$(629)	$418	$511	$467	$538
Income tax benefit / (expense)	(31)	199	(89)	(91)	(51)	(62)
Net loss / (income) attributable to noncontrolling interests	(2)	3	(34)	(33)	(32)	(31)

Net (loss) income	$(20)	$(427)	$295	$387	$384	$445

a.    Sales – Consolidated sales include sales from the Debtors’ primary operating segments: coated and specialty papers (“Commercial Printing Papers”, or “CPP”), market pulp, newsprint and wood products. The Financial Projections assume CPP demand is projected to increase over the next several years from its current low base, driving price increases from a cyclical trough in 2009. Pulp markets are assumed to remain volatile, with pricing rebounding to peak levels in 2012, then declining thereafter with global economic activity. Domestic newsprint demand is forecast to continue its secular decline over the projected period, partially mitigated by projected increases in export market demand. Newsprint prices are projected to improve from trough levels in 2009 and level off by 2012. Forecasted improvements in lumber demand assume a material recovery from trough levels in 2009 to peak levels in 2012 driven by a recovery in long-term U.S. housing starts.

b.    Cost of Sales – Cost of Sales, including distribution costs, is projected to be approximately 89% of sales in 2010 and improve to approximately 80% of sales by 2014, driven primarily by the forecasted improvement in market demand and pricing as well as savings from negotiated labor cost reductions.

c.    Selling, General, & Administrative Expenses – Selling, General & Administrative (“SG&A”) expenses are projected to decline to $132 million, or 2.4% of sales in 2014 from $168 million, or 3.5% of sales in 2009. SG&A has declined substantially since the Merger in 2007 ($332 million in 2008 and $198 million in 2009), and further SG&A reductions will result from anticipated reductions in headcount and a simplification of the Company’s organizational structure, amongst other efficiency gains.

d.    Net income (loss) – The net income (loss) is expected to improve from a loss in 2010 to positive net income beginning in 2011. Improvements will be driven by the capital restructuring, which will result in lower interest expense, as well as cost reductions and improving market demand and pricing. These improvements will be partially offset by increased commodity inflation and expenses.

e.    Reorganization Items – The 2010 Reorganization Items consist of actual and estimated postpetition fees for professional advisors, bank fees directly attributable to the bankruptcy filing and related capital restructuring. This amount excludes any gains or losses associated with the extinguishment of debt and revaluation of assets and liabilities under fresh-start reporting.

f.    Interest Expense – For 4Q10 through 2014, interest expense projections are based on the Company’s estimated post-emergence capital structure assumed to be effective on October 1, 2010. Interest expense in 2010 prior to the Effective Date / Implementation Date is based on interest as disclosed in the Company’s financial statements for the first fiscal quarter of 2010 and as estimated for the Predecessor Company debt in accordance with GAAP for the period from April 1 through the Effective Date.

g.    Income Taxes - Income tax benefit / (expense) was calculated based on the projected applicable statutory tax rates in the countries in which the Company operates. For U.S. operations, the federal tax rate was assumed to be 35%. State taxes were deemed to not be material over the Projection Period. For Canadian operations, the federal tax rate was assumed to be 30% in 2010, stepping down to 28% in 2011 and 26% in each subsequent year of the Projection Period.

U.S. taxable income in each projected year is adjusted downwards for the use of available post-emergence tax attributes preserved by the Company’s tax planning efforts. Post-emergence U.S. tax attributes such as net operating losses (“NOLs”), capital losses, tax credits, stock investments in subsidiaries and fixed assets take into account required attribute reduction due to discharge of indebtedness as a result of the chapter 11 restructuring proceedings. Projected taxable income after accounting for available tax shields is estimated to be approximately $50-90 million per year over the projected period.

Canadian Taxable income in each projected year is projected to be zero after accounting for usage of available post-emergence tax attributes. Post-emergence Canadian Tax attributes take into account required attribute reduction due to discharge of indebtedness under the CCAA Plan. Post-emergence attributes are primarily comprised of undepreciated capital cost (“UCC”), and to a lesser extent, NOLs and Scientific Research and Experimental Development expenses.

All tax-related projections conform to the cash flows used by Blackstone in its Enterprise Valuation of the Company based upon consideration of tax attribute estimates provided by the Debtors and their tax advisors.

5.	Reorganized ABH Projected Balance Sheets

The Reorganized ABH Projected Balance Sheets set forth the projected financial position of the Company, after giving effect to the Projected September 30, 2010 Balance Sheet, the proposed reorganization and related pro forma adjustments in Section 3. The Reorganized ABH Balance Sheets were developed based upon the projected results of operations and cash flows over the Projection Period.

Reorganized ABH - Projected Balance Sheet	Pro Forma September 30,	Projected Year Ending December 31,
In US$ million unless otherwise noted	2010	2010E	2011E	2012E	2013E	2014E
ASSETS
Current Assets:
Cash and cash equivalents	$150	$300	$618	$1,070	$1,578	$2,104
Accounts receivable	879	872	980	1,014	989	1,017
Inventories, net	588	608	621	620	618	617
Other current assets	121	115	115	115	115	115

Total current assets	$1,738	$1,895	$2,335	$2,820	$3,300	$3,854

Fixed assets, net	$2,644	$2,582	$2,420	$2,266	$2,096	$1,920
Unconsolidated Investments	66	65	65	66	70	75
Other non-current assets	311	306	269	260	250	244
Pension assets	149	159	227	297	377	453

Total assets	$4,907	$5,008	$5,316	$5,709	$6,094	$6,545

LIABILITIES
Current liabilities not subject to compromise:
Accounts payable and other accrued liabilities	$297	$422	$428	$431	$431	$434
Liabilities associated with assets held for sale	35	35	35	35	35	35

Total current liabilities not subject to compromise	$332	$456	$463	$466	$466	$469

Debt	241	241	241	241	241	241
Pension and OPEB	391	391	391	391	391	391
Other long-term liabilities	55	55	55	55	55	55

Exit Financing Facilities	1,191	1,191	1,191	1,191	1,191	1,191

Total liabilities	$2,210	$2,334	$2,341	$2,344	$2,344	$2,347

Shareholders’ equity / (deficit)	$2,428	$2,408	$2,703	$3,090	$3,473	$3,919

Non-controlling interests	$269	$266	$272	$275	$277	$280

Total liabilities and shareholders’ equity	$4,907	$5,008	$5,316	$5,709	$6,094	$6,545

6.	Reorganized ABH Statement of Cash Flow

The Reorganized ABH Statement of Cash Flow sets forth the Company’s forecasted changes in cash, after giving effect to the proposed reorganization.

Reorganized ABH – Projected Cash Flow Statement	3 Months Ended December 31,	Projected Year Ending December 31,
In US$ million unless otherwise noted	2010E	2011E	2012E	2013E	2014E
OPERATING ACTIVITIES
Net income / (loss)	$(20)	$295	$387	$384	$445
Adjustments to reconcile to net cash provided by / (used in) operating activities:
Depreciation, amortization, and cost of timber harvested	66	272	279	285	292
Deferred income taxes	6	—	—	—	—
Net income / (loss) attributable to noncontrolling interests	2	34	33	32	31
Net pension contributions	8	(49)	(52)	(62)	(58)
Net OPEB contributions	(18)	(19)	(18)	(18)	(17)
Equity investments net income	0	(7)	(8)	(10)	(10)
Amortization of financing costs	4	18	18	18	13
Changes in working capital:
Accounts receivable	6	(108)	(34)	25	(29)
Inventories	(19)	(13)	1	2	1
Accounts payable	124	7	3	(0)	3

Net cash provided by / (used in) operating activities	$160	$429	$608	$656	$671

INVESTING ACTIVITIES
Cash invested in fixed assets	(24)	(110)	(125)	(116)	(115)
Dispositions of assets	20	—	—	—	—
Other investing activities, net	(0)	27	(1)	(2)	(2)

Net cash provided by / (used in) investing activities	$(5)	$(83)	$(126)	$(117)	$(117)

FINANCING ACTIVITIES
Cash distributions attributable to non-controlling interests	(5)	(28)	(30)	(30)	(28)

Net cash provided by / (used in) financing activities	$(5)	$(28)	$(30)	$(30)	$(28)

Net increase / (decrease) in cash and cash equivalents	$150	$318	$452	$508	$526

Cash and cash equivalents:
Beginning of period	$150	$300	$618	$1,070	$1,578
End of period	$300	$618	$1,070	$1,578	$2,104

a.	Pension and Other Postretirement Benefit (“OPEB”) Contributions

i.	Pension

The Company has multiple contributory and non-contributory defined benefit pension plans covering substantially all of its employees. On an accounting basis, as of December 31, 2009 the qualified defined benefit retirement plans maintained by the Company had a funded status of approximately 93% (90% on a Pension Protection Act, or “PPA”, basis) and were under-funded by approximately $424 million. This includes a deficit under Canadian defined benefit plans of approximately Cdn$ 1.4 billion as calculated on a solvency basis. The Plan and CCAA Plan confirmed by the Bankruptcy Court and Canadian Court, respectively, provide for the assumption of the qualified defined benefit retirement plans. The Financial Projections assume significant cash contributions will be made to these plans over the next several years following emergence from bankruptcy under applicable U.S. and Canadian laws. The Financial Projections also assume approval of special funding relief regulation with respect to the Company’s Canadian defined benefit registered pension plans for prior service costs. All projected contributions referenced below are the amounts in excess of expense embedded in COGS and SG&A and appear in the Debtors’ projected Reorganized Statement of Cash Flow.

The projected contributions stated hereafter were provided by the Company’s pension advisors and conform to the cash flows used by Blackstone in its Enterprise Valuation of the Company. These contributions for United States qualified plans are estimated to be approximately $16-27 million per year from 2010-2014 reflecting payments for both current and past service. Projected contributions also appear net of associated tax savings.

In connection with the CCAA Proceedings, the Canadian Court approved certain restrictions on the required cash contributions for the Canadian pension plans such that only current service costs were funded. In the Financial Projections, suspended contributions for past service costs have been resumed at estimated levels currently being negotiated with the relevant government authorities. Projected contributions for Canadian qualified plans are estimated to be approximately $35-44 million per year reflecting payments for both current and past service, net of associated tax savings.

The actual required amounts and timing of all such future cash contributions will be highly sensitive to changes in the applicable discount rates and returns on pension plan assets, and could also be impacted by future changes in the laws and regulations applicable to pension plan funding as well as the ultimate conclusion of the special funding relief regulation with the relevant Canadian Provincial government authorities.

ii.	OPEB

The Company also sponsors a number of OPEB plans for retirees.

Projected contributions for U.S. OPEB plans are estimated to be $7-8 million per year from 2010-2014 for both current and past service. These contribution levels assume an annual health care cost increase of 7.2% and a rate of compensation increase of 2.9%.

Projected contributions for Canadian OPEB plans are estimated to be approximately $8-9 million per year from 2010-2014 for both current and past service. These contribution levels assume a health care cost trend rate of 6.5% and a rate of compensation increase of 2.9%.

The actual required amounts and timing of all such future cash contributions will be highly sensitive to changes in the applicable discount rates and rates of compensation increase, among other factors.

b.	Working Capital

i.    Accounts receivable days sales outstanding (“DSOs”) vary based upon product line and destination, averaging approximately 55-60 DSOs. Domestic newsprint, which is approximately 45% of total sales have DSOs range from 33-37 days, while export sales are longer at 120-130 days. Specialty and Pulp DSOs range from 40-57 days while Lumber has the shortest sales cycle at 12-15 days. Changes in trade accounts receivable at emergence reflect the assumption that ACI’s accounts receivable securitization program is terminated at emergence and receivables are no longer sold through the securitization program.

ii.    Accounts Payable: The current implied number of days for which trade accounts payable are outstanding is approximately 13 days. This is expected to rise gradually to approximately 30 days in the months after emergence from Chapter 11 / CCAA, as the Debtors begin to receive normalized trade terms.

c.	Capital Expenditures

Capital expenditures are projected to range from $110 to $125 million per year. The projected capital plan is based on the Company’s expectation for average capital requirements through the cycle. Capital expenditures for all periods include spending to maintain equipment, increase operating efficiency and comply with environmental laws. No spending has been budgeted for capacity increases or opportunistic investments that could be made in response to a change in market dynamics.

7.	ACI and D-Corp Summary EBITDA and Unlevered Free Cash Flow

ACI - EBITDA and Unlevered Free Cash Flow	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$527	$2,353	$2,369	$2,419	$2,415
EBITDA	$44	$353	$355	$424	$436
% Margin	8.4%	15.0%	15.0%	17.5%	18.1%
Capital Expenditures	(12)	(52)	(59)	(56)	(58)
Pension / OPEB Contributions	(6)	(32)	(34)	(39)	(38)
Change in Working Capital	(219)	(58)	(1)	(1)	(6)
Cash Dividends to Non-Controlling Interests	0	0	0	(4)	(4)
Interest Income	0	2	5	11	17
Taxes	0	0	0	0	0
Other Items	(2)	27	(1)	(1)	(1)

Unlevered Free Cash Flow	$(194)	$239	$265	$335	$347

D-Corp - EBITDA and Unlevered Free Cash Flow	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$64	$290	$290	$287	$286
EBITDA	$9	$82	$74	$76	$81
% Margin	14.1%	28.3%	25.4%	26.6%	28.3%
Capital Expenditures	(1)	(4)	(5)	(6)	(7)
Pension / OPEB Contributions	6	(19)	(19)	(26)	(21)
Change in Working Capital	267	(23)	(2)	0	(2)
Cash Dividends to Non-Controlling Interests	(5)	(23)	(22)	(19)	(17)
Interest Income	1	7	7	8	9
Taxes	0	0	0	0	0
Other Items	(0)	0	0	0	0

Unlevered Free Cash Flow	$277	$21	$34	$33	$43

8.	BI, BNS and BCFPI Summary EBITDA and Unlevered Free Cash Flow

BI – EBITDA and Unlevered Free Cash Flow	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$346	$1,491	$1,514	$1,473	$1,495

EBITDA	$51	$290	$287	$233	$245
% Margin	14.8%	19.4%	19.0%	15.8%	16.4%
Capital Expenditures	(5)	(29)	(32)	(26)	(28)
Pension / OPEB Contributions	(9)	(3)	(2)	0	(1)
Change in Working Capital	56	(31)	(12)	14	(7)
Cash Dividends to Non-Controlling Interests	0	(5)	(9)	(8)	(7)
Interest Income	0	4	7	11	14
Taxes	(21)	(71)	(66)	(42)	(49)
Other Items	(2)	(1)	(1)	(1)	(1)

Unlevered Free Cash Flow	$71	$153	$173	$182	$166

BNS – EBITDA and Unlevered Free Cash Flow	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$114	$456	$487	$446	$465

EBITDA	$12	$69	$98	$51	$62
% Margin	10.4%	15.0%	20.1%	11.5%	13.2%
Capital Expenditures	(3)	(14)	(16)	(12)	(8)
Pension / OPEB Contributions	(0)	(3)	(3)	(3)	(3)
Change in Working Capital	15	(2)	(8)	9	(5)
Cash Dividends to Non-Controlling Interests	0	0	0	0	0
Interest Income	0	1	1	2	3
Taxes	(9)	(18)	(26)	(9)	(13)
Other Items	0	0	0	0	0

Unlevered Free Cash Flow	$15	$33	$47	$37	$36

BCFPI – EBITDA and Unlevered Free Cash Flow	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$174	$751	$820	$791	$813

EBITDA	$15	$73	$145	$123	$147
% Margin	8.3%	9.7%	17.6%	15.6%	18.0%
Capital Expenditures	(3)	(10)	(13)	(15)	(15)
Pension / OPEB Contributions	(2)	(11)	(12)	(13)	(13)
Change in Working Capital	(5)	0	(8)	5	(5)
Cash Dividends to Non-Controlling Interests	0	0	0	0	0
Interest Income	0	1	1	2	3
Taxes	0	0	0	0	0
Other Items	(1)	0	0	0	0

Unlevered Free Cash Flow	$4	$53	$113	$103	$117

APPENDIX H

ENTERPRISE VALUATION

In conjunction with formulating the Plan and the CCAA Plan, the Company determined that it was necessary to estimate its consolidated value on a going-concern basis (the “Enterprise Value”). Accordingly, the Company, with the assistance of Blackstone, its financial advisors, has prepared the foregoing valuation (the “Enterprise Valuation”).

In estimating the hypothetical range of the Enterprise Value of the Company, Blackstone:

a.	reviewed certain of the Company’s recent historical financial information;

b.	reviewed certain of the Company’s internal and projected financial and operating data, including the Financial Projections and related strategic and business plans, which was prepared and provided to Blackstone by the Company’s management which information was prepared on a mill-by-mill and debtor-by-debtor basis;

c.	met with the Company’s senior management team and discussed the Company’s operations and future prospects;

d.	conducted on-site diligence of certain assets;

d.	considered certain economic and industry information relevant to the Company’s operating business;

e.	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate;

f.	reviewed certain publicly available financial data for, and considered the market value of, public companies that Blackstone deemed generally comparable to the operating business of the Company; and

g.	considered recent precedent transactions in the paper and forest products industry.

Although Blackstone reviewed the Company’s business, operating assets and liabilities and business plan, Blackstone assumed that the Financial Projections prepared by the Company’s management were reasonably prepared in good faith and on a basis reflecting the Company’s most accurate currently available estimates and judgments as to the future operating and financial performance of the Company. In addition, Blackstone did not independently verify the Financial Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to holders of Allowed Claims / Proven Claims (as defined in the CCAA Plan) thereunder.

Blackstone’s estimated Enterprise Value of the Company does not constitute a recommendation to any holder of Allowed Claims / Proven Claims as to how such person should vote or otherwise act with respect to the Plan. Blackstone has not been asked to and does not express any view as to what the trading value of the Company’s securities would be when issued pursuant to the Plan or the CCAA Plan or the prices at which they may trade in the future.

Blackstone’s estimate of Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan and delivered under the CCAA Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Company set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Company, nor Blackstone, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Company, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Company’s industry and economic conditions generally, and other factors which generally influence the prices of securities.

As noted above, the estimate of the hypothetical range of Enterprise Values was calculated on a going-concern basis. As the Plan and CCAA Plan are premised upon complete deconsolidation of the Company’s legal entities subject to those proceedings, projections were developed for each of the individual Debtors and Applicants (as defined in the CCAA Plan), where applicable. For purposes of preparing the individual Debtor / Applicant projections, certain items such as selling, general and administrative expenses and retiree benefits that were not specific to individual Debtors / Applicants were allocated to each individual Debtor / Applicant as appropriate.

The following is a brief summary of certain financial analyses performed by Blackstone to develop valuations for the Company’s operating assets. Blackstone’s valuation analysis must be considered as a whole. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to Enterprise Value.

i.	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based upon its capital structure. The Enterprise Value of the firm is determined by calculating the present value of the Company’s unlevered after-tax free cash flows based on the Financial Projections (with certain adjustments noted in the Financial Projections section) plus an estimate for the value of the Company beyond the Projection Period, known as the terminal value. The terminal value is derived by applying a perpetuity growth rate to the average free cash flow generated over the Projection Period, discounted back to the assumed date of emergence by the Discount Rate.

ii.	Comparable Company Analysis

The comparable company valuation analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at book value) and minority interest. Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly EBITDA. Blackstone also examined enterprise values for each selected public company by including the pension underfunding of each company in enterprise value and then expressing those enterprise values as multiples of EBITDAP. In addition, each of the selected public company’s operational performance, operating margins, profitability, leverage and business trends were examined. Based on these analyses, financial multiples and ratios are calculated to apply to the Company’s actual and projected operational performance.

iii.	Precedent Transactions Analysis

The precedent transactions analysis estimates value by examining public merger and acquisition transactions. The valuations paid in such acquisitions or implied in such mergers are analyzed as ratios of various financial results. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Company. Since precedent transaction analysis reflects aspects of value other than the intrinsic value of a company, there are limitations as to its applicability in determining the Enterprise Value. Nonetheless, Blackstone reviewed recent merger and acquisition transactions involving paper and forest products companies. Many of the transactions analyzed occurred in fundamentally different industry and credit market conditions from those prevailing in the marketplace and therefore may not be the best indication of value.

In addition, certain of the Company’s other, non-operating assets were valued separately as follows:

(a)	Tax attributes at each Debtor / Applicant were valued based upon a DCF of the projected tax savings arising from use of the Company’s available post-emergence attributes;

(b)	The value of certain litigation claims were determined based upon discussions with counsel, and in consultation with the Creditors Committee;

(c)	Miscellaneous timber assets were valued based on precedent transactions; and

(d)	Other non-operating assets marketed to be sold prior to emergence were based upon estimated sale proceeds

The valuation analysis assumes an Effective Date / Implementation Date of October 1, 2010 and is based on the Financial Projections provided by the Debtors’ management for 2010 – 2014, which are attached to this Disclosure Statement as Exhibit B. In summary, based on these Financial Projections and solely for purposes of the Plan, Blackstone estimates that the Enterprise Value of the Company falls within a range of approximately $3,500 to $3,850 million with a mid-point estimate of $3,675 million including the value of tax attributes expected to be available to Reorganized ABH.

Based on an assumed pro forma debt balance of approximately $1,250 million at the Effective Date / Implementation Date, including the Rights Offering at face value, the funded portion of the Exit Loan Facilities and the proportionate share of debt and long-term liabilities at the Company’s affiliates, Blackstone’s mid-point estimate of Enterprise Value implies a mid-point value for the New ABH Common Stock (the “Equity Value”) of approximately $2,425 million. The mid-point Equity Value assumes that there are no material differences between the face value and the fair value of the Rights Offering or other pro forma debt.

APPENDIX I

TERMS OF THE RIGHTS OFFERING NOTES

All terms used and not defined in this Appendix shall have the meaning ascribed to them in the backstop commitment agreement entered into by AbitibiBowater Inc. and the Backstop Parties set out therein as of May 24, 2010, as amended and restated as of July 20, 2010 in connection with the Rights Offering (as defined below) (the “Backstop Commitment Agreement”), which is attached as an exhibit to the Disclosure Statement and which is available on the Monitor’s website at www.ey.com/ca/abitibibowater. In the event of any inconsistency between this Appendix and the Backstop Commitment Agreement, the Backstop Commitment Agreement shall prevail.

Terms of New Notes

Issuer:	AbitibiBowater Inc., a holding company incorporated under the laws of the United States or Canada, as formed or reorganized pursuant to the Plans (the “Company”).

Form of Offering:	The Debtors will issue rights to purchase new notes (the “New Notes”) of the Company (the “Rights”) to Eligible Holders of Eligible Claims against the Debtors in connection with the Plans (the “Rights Offering”). The Rights Offering terms are described in the Backstop Commitment Agreement.

Issue Amount:

§1145 Notes and Backstop Notes, collectively, shall be issued in an amount (the “Amount”) not to exceed the lesser of:

A)    US$500 million; and

B)     the sum of:

(i)     US$325 million; and

(ii)    US$1,400 million less the sum of the Available Cash (as defined below) of the Company as of the Effective Date and aggregate principal amount of term indebtedness outstanding under the Exit Financing Facilities (as described in the Plans) and any other available facilities at such time.

The Amount is subject to further reduction by the amount of Liquidity (as defined below) of the Company at the Effective Date in excess of $600 million. Any such reduction will be made as provided by the Backstop Commitment Agreement. Available Cash and Liquidity shall have the meaning set forth in the Backstop Commitment Agreement.

The Company is allowed to issue Escrowed Notes incremental and in addition to the §1145 Notes and Backstop Notes, up to the maximum principal amount as described in the Backstop Commitment Agreement. Therefore, the total aggregate principal amount of the New Notes may exceed the Amount by the aggregate principal amount of the Escrowed Notes issued. Escrowed Notes subscribed for and issued to Unresolved Claimholders in accordance with the terms of the Backstop Commitment Agreement shall be issued under the same indenture and on the same terms as the §1145 Notes.

References to the “New Notes” shall include the §1145 Notes, the Backstop Notes and the Escrowed Notes, unless the context otherwise requires.

Purchase Price:	100% of the principal amount.

Upfront Payment:	The Company will pay to each Eligible Holder that exercises its Rights to purchase New Notes an amount equal to 4% of the aggregate principal amount of such New Notes on the Effective Date, upon issuance of the New Notes.

Coupon:

10%, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months.

Subject to any required regulatory approval and provided no event of default has occurred and is continuing, with respect to any interest period, the Company shall have the option to pay half (i.e., 5%) of such interest by issuing additional New Notes (“PIK Notes”), provided that if the Company so elects to pay half of the coupon in PIK Notes, the portion of the coupon so payable with respect to such interest period shall be 6% rather than the 5% that would have been payable by the Company had it paid in cash.

Use of Proceeds:	The proceeds from the issuance and sale of the New Notes shall be used to fund the Debtors’ cash needs in connection with consummation of the Plans.

Closing Date:	The date of the consummation of the Plans in form and substance reasonably acceptable to the Investors and consistent with the Backstop Commitment Agreement, and this New Notes Term Sheet (the “Closing”), which date shall be the later to occur of (A) October 15, 2010 and (B) the date that is the earlier to occur of (x) December 31, 2010 and (y) the latest date on which any of the Company’s commitments for Exit Financing Facilities are scheduled to expire so long as the Company’s commitments for the Exit Financing Facilities are acceptable to Majority Investors (as defined in the Backstop Commitment Agreement).

Investors:

The Company shall offer New Notes to the Eligible Holders (such New Notes being collectively referred to as the “§1145 Notes”), with each of the Eligible Holders entitled to purchase the New Notes (such purchasing Eligible Holders, collectively, the “New Notes Investors”) on the terms set forth in the Backstop Commitment Agreement.

The Investors shall enter into agreement(s) to subscribe, in accordance with Schedule 1(h) to the Backstop Commitment Agreement, for any portion of the New Notes not subscribed for by the Eligible Holders (the “Backstop Notes”). As consideration for their commitment to subscribe for such Backstop Notes, the Investors shall be entitled to receive the payments as set forth in, and in accordance with the terms of, the Backstop Commitment Agreement.

The Company may issue Escrowed Notes to the Unresolved Claimholders who elect to subscribe for such notes on the terms set forth in the Backstop Commitment Agreement. All references herein to the New Notes Investors shall include the Unresolved Claimholders, unless the context requires otherwise.

Exemptions / Transfer:

The issuance of Rights to the creditors and the exercise of the Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code and exempt from any prospectus requirement under corresponding Canadian securities laws exemptions.

The amount of New Rights that each Eligible Holder may subscribe for in the Rights Offering may be decreased by the Issuer to the extent required to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

After the consummation of the Rights Offering, subject to applicable securities laws, the New Notes Investors and their respective permitted transferees shall have the right to transfer freely the §1145 Notes or the Common Shares received upon conversion of the §1145 Notes at any time.

The issuance of Backstop Notes to the Investors pursuant to the Backstop Commitment Agreement is intended to be exempt from Securities Act registration under Section 4(2) of the Securities Act and exempt from any prospectus requirement under Canadian securities laws. The Backstop Notes are intended to be eligible for resale under Rule 144A under the Securities Act. After consummation of the Rights Offering, the Backstop Notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act or any applicable state laws or pursuant to a registration statement.

Denomination:	New Notes shall be issued in a minimum denomination of US$1.00 per New Note (and integral multiples thereof).

Conversion Price:

The New Notes shall be convertible as described below into the common stock, par value $0.001 per share, of the Company (the “Common Shares”) at the Conversion Price.

The “Conversion Price” shall equal (x) $1,800 million (plus any consideration to be received upon issuance of Common Shares pursuant to the terms of any instrument included in the denominator of this conversion price calculation) divided by (y) the number of Common Shares outstanding on a fully diluted basis on the Effective Date after giving effect to the consummation of the Plans, other than Common Shares issuable upon conversion of the New Notes and any Common Shares issued as part of the backstop payment described below and Common Shares, the issuance of which would be anti-dilutive as of the Effective Date.

Maturity Date:	The New Notes will mature seven (7) years from the date of Closing (the “Issue Date”).

Guarantees:	The New Notes will be guaranteed by the wholly-owned U.S. subsidiaries of the Company (the “Guarantees”).

Ranking:	The New Notes and the Guarantees shall be subordinated in right of payment to the Company’s and the Guarantors’ obligations under the Company’s Exit Financing Facilities, which may include unsecured financings (or replacements or refinancings thereof), and any other unsecured or secured senior debt in an amount not to exceed $200 million in the aggregate. Except as provided in the preceding sentence, the New Notes and the Guarantees shall be pari passu in right of payment with all senior unsecured obligations of the Company or the relevant Guarantor.

Conversion Rights:	The New Notes will be convertible at the option of the holder (i) in the event of a redemption at the option of the Company, and otherwise, (ii) after the 6-month period following the Issue Date, and in each case, prior to the close of business on the earlier of the Maturity Date and the last business day immediately preceding any date fixed for redemption, into a number of Common Shares based on the Conversion Price, as adjusted from time to time. Holders of the Backstop Notes will receive restricted Common Shares under U.S. securities laws upon conversion of the Backstop Notes and will not be able to convert unless they are eligible to receive the Common Shares in accordance with applicable law.

Upon conversion, holders of New Notes will receive a separate payment for accrued and unpaid interest to, but excluding, the date of conversion, except as described below.

If New Notes are converted after a regular record date for the payment of interest, holders of record of such New Notes will receive all of the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. New Notes, upon surrender for conversion during the period beginning after any record date to the immediately following interest payment date, must be accompanied by funds equal to the amount of interest that would accrue from the date of conversion to, but excluding, the interest payment date, unless (i) such New Notes have been called for redemption by the Company or (ii) such interest payment date is the maturity date of the New Notes.

Conversion Adjustments:

The indenture will provide for the adjustment of the Conversion Price in certain events including, without limitation,

(i) the subdivision or consolidation of the outstanding Common Shares;

(ii) the issue of Common Shares or securities convertible into Common Shares by way of stock dividend or other distribution;

(iii) the issue of rights, options or warrants with an exercise period of less than 60 days to all of the holders of Common Shares entitling them to acquire Common Shares or other securities convertible into Common Shares at less than 95% of the then market price;

(iv) the distribution to all holders of Common Shares of any other securities or assets (including through a spin-off);

(v) the payment to all holders of Common Shares in respect of an issuer tender offer or exchange offer for Common Shares by the Company to the extent that the market value of the payment exceeds the then market price of the Common Shares on the date of expiry of the bid; and

(vi) the payment of cash dividends that exceed ordinary-course periodic dividends on the Common Shares.

Redemption:

Mandatory: On the six month anniversary of the Issue Date (the “Mandatory Redemption Date”), in the event of an Asset Sale (to be defined) with more than $100 million of net cash proceeds from such Asset Sale occurring before the Mandatory Redemption Date or, if no Asset Sale occurs prior to the Mandatory Redemption Date but the Company receives before such date at least $20 million of Subscription Price on account of the Escrowed Notes (as defined in the Backstop Commitment Agreement) issued to holders of Allowed Disputed Claims (as defined in the Backstop Commitment Agreement), the Company shall apply the net cash proceeds from any such Asset Sale and the aggregate Subscription Price (if any) received by the Company after the Issue Date but before the Mandatory Redemption Date to redeem New Notes (for the avoidance of doubt, including Escrowed Notes in the Escrowed Notes Account) at a price equal to 105% of the par value of the New Notes, plus accrued and unpaid interest to the redemption date; provided that (i) the Company has minimum Liquidity, after giving effect to such Asset Sale and application of the net cash proceeds thereof and repayment of Subscription Price (as applicable), of at least $600 million, and (ii) the Company is permitted to make such redemption by the agreements governing its outstanding indebtedness, which the Company will use commercially reasonable efforts to permit such redemption, subject to compliance with the foregoing liquidity requirement. The net cash proceeds received from an Asset Sale and any Subscription Price received by the Company on account of Escrowed Notes prior to the Mandatory Redemption Date will be deposited by the Company into escrow until the Mandatory Redemption Date.

Optional: During the period commencing on the 61 st day following the Issue Date and ending on the first interest payment date, if US$100 million or less of the New Notes are outstanding, the Company may, from time to time, optionally redeem such New Notes at a price of 105% of the par value of the New Notes, plus accrued and unpaid interest to the redemption date. Otherwise, three-year non-call, callable at the greater of Market and 110% of par in year 4, 112% of par in year 5, 115% of par in year 6 and par thereafter, in each case, plus accrued and unpaid interest to the redemption date.

“Market” means a value to be determined by the Board, which will retain a nationally recognized investment bank to make a reasonable determination of market value, which will assume, among other factors, a 35% volatility and a market price for the Common Share based on the trailing 20-day VWAP on the Primary Trading Market immediately prior to the date of the notice of the call.

Fundamental Change:

Upon a Fundamental Change (as defined below), holders of the New Notes will have the right to require the Company to repurchase their New Notes, in whole or in part, at a price equal to the accreted value of the principal amount of the New Notes based on the original issue price (less the Upfront Payment) plus accrued and unpaid interest thereon to such repurchase date.

A “Fundamental Change” shall mean the occurrence of any of the following: (i) the acquisition of 50% or more of the Common Shares by any person or group, (ii) a merger, sale of all or substantially all of the Company’s assets, share exchange or recapitalization the result of which less than 50% of common equity of the continuing entity is held by holders of the common equity of the Company immediately prior to such transaction, (iii) a majority of directors cease to be “continuing directors” as customarily defined, (iv) stockholders of the Company approve a plan of liquidation or dissolution of the Company, or (v) after the Common Shares are listed, they cease to be listed, provided, however, a Fundamental Change under clause (i) or (ii) shall not be deemed to have occurred if at least 90% of the consideration received or to be received by holders of Common Shares, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the Fundamental Change consists of shares of common stock, American Depositary Receipts, American Depositary Shares (or other similar instruments) traded on a national securities exchange in the United States or Canada or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “Publicly Traded Securities”) and as a result of this transaction or transactions the debentures become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares.

If the holders of the majority of the aggregate principal amount of the New Notes outstanding (for the avoidance of doubt, excluding any Escrowed Notes, if any remain at such time) elect to exercise their right to require the Company to repurchase their New Notes upon a Fundamental Change, as more fully described in the first paragraph above, then all Unresolved Claimholders whose Escrowed Notes are held in the Escrowed Notes Account will be deemed to have exercised the same right as if they were the holders of the New Notes, except that the proceeds resulting from the repurchase by the Company of the Escrowed Notes will be held in the Escrowed Notes Account pending their distribution to the Unresolved Claimholders in accordance with the Backstop Commitment Agreement.

Covenants; Events of Default:

Will contain a customary SEC and Canadian Commission reporting covenant.

Will contain events of default customary for market converts. Will permit the Company to elect that the sole remedy for a default caused by a failure to comply with the reporting covenant be the payment of additional interest on the Notes for up to 180 days, rather than acceleration.

Registration Rights for the Backstop Notes:

With respect to the Backstop Notes and the Common Shares issuable upon conversion thereof, the Company will:

•    file with SEC within 30 days after the earlier of (i) the date the Company becomes S-3 eligible (and has filed the information required by Part III of Form 10-K) and (ii) April 30, 2011, and

•    use commercially reasonable efforts to cause to become effective within 75 days after the earlier of (i) the date the Company becomes S-3 eligible (and has filed the information required by Part III of Form 10-K) and (ii) April 30, 2011, a shelf registration statement with respect to the resale of the Backstop Notes and the underlying Common Shares upon conversion of the Backstop Notes.

If the Company fails to file such shelf registration statement or register the Backstop Notes and the underlying Common Shares upon conversion of the Backstop Notes by the dates set forth above, the Company will be required to pay additional interest of 0.25% per annum to the holders of the Backstop Notes until such time as the registration statement becomes effective.

The Company will keep the registration statement effective until the date that is two years from the date of effectiveness of the registration statement.

Voting:	For purposes of any vote, waiver or consent under the indenture governing the New Notes, Escrowed Notes held in the Escrowed Notes Account shall not vote and shall not be included in the aggregate principal amount of issued and outstanding Notes permitted to vote.

Documentation and Listing:

The terms of the indenture, the form of New Notes, and other applicable documentation related to the New Notes are to be proposed by and in form and substance reasonably satisfactory to the Company and the Investors.

Company will make an application to list the Common Shares to be issued pursuant to the Plans and upon conversion or otherwise on (i) either the NASDAQ or the NYSE and (ii) the TSX.

Choice of Law:	New York.

Backstop Payment:	If as of the Effective Date the Backstop Commitment Agreement has not been terminated, the Backstop Payment shall be paid on the Effective Date in an amount equal to the greater of (x) $15 million (payable in cash) and (y) 6% of the Amount (50% paid in cash and 50% in the form of Common Shares, based on the Conversion Price).

Termination Payment:	For termination after the date on which the Bankruptcy Court approves the Termination Payment but on or before the date on which the Bankruptcy Court or the Canadian Court approves the Backstop Commitment Agreement or an alternative transaction (such date, the “Approval Date”), the Termination Payment shall be an amount (not to be less than $7.5 million) equal to the lesser of (x) $15 million and (y) 5% of the capital raised in the alternative transaction. For termination after the Approval Date but on or before October 15, 2010, the Termination Payment shall be $15 million. For termination after October 15, 2010, the Termination Payment shall be an amount equal to the greater of (x) $15 million and (y) 6% of the Amount as in effect as of October 15, 2010 (payable in cash). In each case, the Termination Payment shall be payable upon consummation of the Plans or, if applicable, consummation of the alternative transaction. Additional conditions to payment of the Termination Payment shall be specified in the Backstop Commitment Agreement.